As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-239840

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HYCROFT MINING HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1040	82-2657796
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8181 E. Tufts Ave., Suite 510

Denver, Colorado 80237

(303) 253-3267

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Diane R. Garrett, Ph.D.
President and Chief Executive Officer
Hycroft Mining Holding Corporation
8181 E. Tufts Ave., Suite 510
Denver, Colorado 80237
(303) 524-1947

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Neal, Gerber & Eisenberg LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone, Esq.
Tel: (312) 269-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 ( the “Amendment No. 1”) to Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-239840) (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on July 22, 2020, is being filed to include updated and additional information in the Prospectus related to the Registration Statement with respect to (a) the restatement of Hycroft Mining Holding Corporation’s financial statements and related footnote disclosures as of and for the year ended December 31, 2020 and related disclosure regarding the reclassification of certain warrants as liabilities and the determination of a material weakness in our internal control over disclosure as of December 31, 2020 related to mistakes in our accounting for warrants issued prior to and in conjunction with the Recapitalization Transaction (as defined below) in response to the SEC’s “Staff Statement on Accounting and Reporting considerations for Warrants Issued by Special Purpose Acquisition Companies”, in “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Financial Statements”; (b) “Executive Compensation”; (c) “Security Ownership of Certain Beneficial Owners and Management” and (d) “Selling Securityholders.” Certain other information in the Registration Statement is also updated.

No additional securities are being registered under this Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on July 13, 2020.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 19, 2021

HYCROFT MINING HOLDING CORPORATION

60,867,645 shares of Common Stock

13,489,999 Warrants

37,500,212 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus relates to: (1) the issuance by us of up to (i) 34,289,999 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Hycroft Mining Holding Corporation, a Delaware corporation that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants and PIPE warrants (as such terms are defined under “Selected Definitions”) at an exercise price of $11.50 per share of Common Stock, and (ii) 3,210,213 shares of Common Stock that may be issued upon exercise of the Seller warrants (as such term is defined under “Selected Definitions”) at an exercise price, determined as of January 19, 2021 pursuant to the Seller Warrant Agreement (as such term is defined under “Selected Definitions”), of $40.31 per share upon the exercise of 12,721,623 Seller warrants, each currently exercisable into approximately 0.28055 shares of Common Stock, which exercise price and number of shares may fluctuate under the terms of the Seller Warrant Agreement; and (2) the offer and sale, from time to time, by the selling security holders identified in this prospectus (the “Selling Securityholders”), or their permitted transferees of up to (i) 60,867,645 shares of Common Stock, and (ii) up to 13,489,999 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants and PIPE warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to approximately $524 million for the issuance by us of the Common Stock registered under this prospectus assuming the exercise of all of the registered and outstanding public warrants, private placement warrants, forward purchase warrants, PIPE warrants and Seller warrants, to the extent such warrants are exercised for cash. However, we will pay the expenses associated with the sale of securities pursuant to this prospectus. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Securityholders, the amounts of shares of Common Stock and warrants that may be sold by them and the times and manner in which they may offer and sell the shares of Common Stock and warrants under this prospectus is provided under the sections entitled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock, our public warrants, and our Seller warrants (as defined in the Prospectus) are listed on The Nasdaq Capital Market, under the symbols “HYMC,” “HYMCW,” and “HYMCZ,” respectively. On May 17, 2021, the last reported sales price of our Common Stock was $3.88 per share, the last reported sales price of our public warrants was $0.70 per warrant, and the last reported sales price of our Seller warrants was $0.44 per warrant.

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We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information about the Company, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus outside the United States.

The date of this prospectus is May    , 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities SEC using a “shelf” registration process. Under this shelf registration process, from time to time, the Selling Securityholders may offer and sell, and we may offer, issue and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 37,500,212 shares of Common Stock upon exercise of the public warrants, private placement warrants, forward purchase warrants, PIPE warrants and Seller warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 60,867,645 shares of Common Stock, and 13,489,999 warrants, from time to time through any means described in the section entitled “Plan of Distribution.” Additional terms of any securities set forth herein that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

As discussed in Note 1 - Company Overview and Note 3 - Recapitalization Transaction to the 2020 Year End Notes to the 2020 Year End Financial Statements, on May 29, 2020, we, formerly known as Mudrick Capital Acquisition Corporation (“MUDS”), consummated a business combination transaction (the “Recapitalization Transaction”) that resulted in MUDS Acquisition Sub, Inc. (“Acquisition Sub”) acquiring all of the issued and outstanding equity interests of the direct subsidiaries of Hycroft Mining Corporation (“Seller”) and substantially all of the other assets of Seller and assuming substantially all of the liabilities of Seller. In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of common stock or converted into shares of Seller common stock, and our post-Recapitalization Transaction indebtedness included amounts drawn under the Credit Agreement among MUDS, MUDS Holdco Inc., Allied VGH LLC, Hycroft Mining Holding Corporation, Hycroft Resources and Development, LLC Sprott Private Resource Lending II (Collector) Inc., and Sprott Resources Lending Corp. (“Sprott Credit Agreement”) and the assumption of the newly issued Subordinated Notes (as such are defined herein). Upon closing of the Recapitalization Transaction, our unrestricted cash available for use totaled $68.9 million.

SELECTED DEFINITIONS

Unless stated in this prospectus or the context otherwise requires, references to:

“1.25 Lien Exchange” means the exchange by the 1.25 Lien Noteholders of the outstanding 1.25 Lien Notes for New Subordinated Notes.

“1.25 Lien Exchange Agreement” means that certain note exchange agreement, dated as of January 13, 2020, by and among the Seller and certain investment funds affiliated with or managed by Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine, as amended, pursuant to which the 1.25 Lien Exchange occurred immediately prior to the consummation of the Recapitalization Transaction.

“1.25 Lien Notes” means the notes issued pursuant to the Note Purchase Agreements, dated as of February 22, 2019, May 21, 2019, June 27, 2019, August 6, 2019, August 29, 2019, September 25, 2019, October 16, 2019, November 21, 2019, December 17, 2019, January 17, 2020, February 7, 2020, March 12, 2020, April 16, 2020 and May 7, 2020 between the Seller, the guarantors and the purchasers named therein and WBox 2015-5 Ltd., as collateral agent.

“1.25 Lien Noteholders” means the holders of the 1.25 Lien Notes and, subsequent to the 1.25 Lien Exchange, the holders of the New Subordinated Notes.

“1.5 Lien Notes” means the notes issued pursuant to the Note Purchase Agreements, dated as of May 3, 2016, July 29, 2016, September 22, 2016, November 30, 2016, February 2, 2017, April 12, 2017, June 30, 2017, July 14, 2017, December 20, 2017, March 8, 2018, May 10, 2018, July 10, 2018, August 22, 2018, November 1, 2018, and December 19, 2018 between the Seller, the guarantors and the purchasers named therein and WBox 2015-5 Ltd., as collateral agent.

“1.5 Lien Noteholders” means certain investment funds affiliated with Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine that hold the 1.5 Lien Notes.

“2020 Year End Financial Statements” means our consolidated financial statements for the year ended December 31, 2020 and the notes thereto.

“2020 Year End Notes” means the notes to the 2020 Year End Financial Statements.

“5-Year Private Warrants” means the private placement warrants and the forward purchase warrants less any such warrants transferred from an initial purchaser of such warrants to someone other than the initial purchasers of the 5-Year Private Warrants or their permitted transferees.

“5-Year Public Warrants” means the public warrants and the PIPE warrants plus any 5-Year Private Warrants transferred from an initial purchaser of such 5-Year Private Warrants to someone other than the initial purchasers of the 5-Year Private Warrants or their permitted transferees.

“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement entered into at the closing of the Recapitalization Transaction, by and among the Company and the restricted stockholders.

“Acquisition Sub” means MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Company.

“Aristeia” means Aristeia Capital, LLC.

“Assumed New Subordinated Notes” means $80,000,000 in aggregate principal amount of New Subordinated Notes assigned to, and assumed by, the Company in connection with the Recapitalization Transaction, on a pro rata basis across holders of New Subordinated Notes.

“Board” means the board of directors of Hycroft Mining Holding Corporation.

“business day” means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York are authorized or required by applicable laws to close.

“Cantor” means Cantor Fitzgerald & Co.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“debt and warrant assumption” means the assignment by Seller and the assumption by the Company of (x) $80,000,000 in aggregate principal amount of New Subordinated Notes, (y) the Sprott Credit Agreement and (z) Seller’s liabilities and obligations under the Seller Warrant Agreement.

“effective time” means 9:00 a.m. New York time on May 29, 2020.

“employee benefit plan” means any material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“Excess Notes” means the $48,459,232 in aggregate principal amount of New Subordinated Notes exchanged pursuant to the Exchange Agreement.

“note exchange” means the exchange of the 1.5 Lien Notes and the Excess Notes, if any, for shares of Common Stock valued at $10.00 per share and/or cash payment pursuant to the terms of the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated as of January 13, 2020, by and among the Seller, Acquisition Sub, the 1.5 Lien Noteholders and the 1.25 Lien Noteholders, as amended.

“Feasibility Study” means the NI 43-101 Technical Report: Heap Leaching Feasibility Study prepared by M3 Engineering and Technology Corporation with an effective date of July 31, 2019, which formed the substantive basis for the Hycroft Technical Report that was prepared to comply with subpart 1300 of Regulation S-K.

“First Lien Credit Agreement” means the first lien term loan credit agreement between the Seller and The Bank of Nova Scotia, as administrative agent, and other lenders.

“First Lien Notes” means the notes under the First Lien Credit Agreement.

“Forward Purchase Contract” means the Forward Purchase Contract, dated January 24, 2018, by and between the Company and sponsor, pursuant to which sponsor purchased 3,125,000 shares of Common Stock and 2,500,000 forward purchase warrants exercisable at $11.50 per share, for gross proceeds of $25,000,000, concurrently with the consummation of the Recapitalization Transaction.

“forward purchase warrants” means the warrants to purchase one share of Common Stock at a price of $11.50 per share issued to the sponsor upon consummation of the Recapitalization Transaction pursuant to the Forward Purchase Contract.

“founder shares” means shares of Class B common stock, par value $0.0001 per share, of the Company initially purchased by sponsor which were redeemed or converted into shares of Common Stock upon the consummation of the Recapitalization Transaction.

“GAAP” means generally accepted accounting principles in the United States.

“Highbridge” means Highbridge Capital Management, LLC.

“HRD” means Hycroft Resources & Development, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Seller.

“Hycroft,” “Company,” “HYMC,” “we,” “our,” or “us,” means Hycroft Mining Holding Corporation, a Delaware corporation and its subsidiaries.

“Hycroft Mine” means the Hycroft Open Pit Mine, located in Winnemucca, Nevada that produces gold and silver using a heap leach mining process.

“Hycroft Technical Report” means that certain Technical Report Summary, Heap Leaching Feasibility Study prepared for the Seller with an effective date of July 31, 2019 by M3 Engineering and Technology Corporation and other qualified persons, prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K.

“Incentive Plan” means the HYMC 2020 Performance and Incentive Pay Plan.

“initial stockholders” means holders of founder shares prior to the IPO.

“Initial Subscribers” means investment funds affiliated with or managed by Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine (together with any permitted assigns under the Subscription/Backstop Agreements).

“IPO” means the Company’s initial public offering, consummated on February 12, 2018, through the sale of 20,800,000 public units (including 800,000 units sold pursuant to the underwriters’ partial exercise of their overallotment option) at $10.00 per unit.

“Lender” means Sprott Private Resource Lending II (Collector), LP.

“Mudrick Capital” means Mudrick Capital Management, L.P., a Delaware limited partnership, an affiliate of sponsor.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations Capital Market.

“New Subordinated Notes” or “newly issued Subordinated Notes” means the 10% payment-in-kind subordinated notes of the Seller issued pursuant to the 1.25 Lien Exchange Agreement.

“October 2020 Public Warrants” means the warrants issued as part of the Company’s October 6, 2020 registered public offering of an aggregate of 9,583,834 units, which warrants are exercisable for $10.50 per share.

“Parent Sponsor Letter Agreement” means that certain letter agreement, dated as of January 13, 2020, by and between the Company and sponsor, as amended from time to time.

“PIPE warrants” means the warrants to purchase one share of Common Stock at a price of $11.50 per share issued to the Initial Subscribers in the private investment.

“private investment” means the equity financing through a private placement of equity securities in the Company pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to the Company in an aggregate amount of approximately $76.0 million funded in accordance with the terms of the Subscription/Backstop Agreements.

“private placement warrants” means the warrants issued to sponsor and Cantor in a private placement simultaneously with the closing of the IPO.

“public shares” means shares of Common Stock sold as part of the units in the IPO.

“public units” means one share of Common Stock and one redeemable public warrant of the Company, whereby each public warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share of Common Stock, sold in the IPO.

“public warrants” means the warrants included in the units issued in the IPO, where one warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share of Common Stock in accordance with the terms of the Warrant Agreement.

“Purchase Agreement” means that certain Purchase Agreement, dated January 13, 2020, as amended on February 26, 2020, by and among the Company, Acquisition Sub and the Seller.

“Quarterly Financial Statements” means our unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and the notes thereto.

“Quarterly Notes” means the notes to the Quarterly Financial Statements.

“Recapitalization Transaction” means the transactions contemplated by the Purchase Agreement, the Exchange Agreement and the Second Lien Conversion Agreement consummated on May 29, 2020.

“representatives” means a Person’s officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives.

“restricted stockholders” means, collectively, sponsor, Cantor, certain directors and officers of the Company (as set forth in the Amended and Restated Registration Rights Agreement), the 1.5 Lien Noteholders, certain stockholders of the Seller that receive Common Stock in the Recapitalization Transaction, the Initial Subscribers pursuant to the private investment, and Lender.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Charter” means the Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on May 29, 2020.

“Second Lien Conversion Agreement” means that certain note conversion and consent agreement by and among Seller and the Second Lien Noteholders, dated January 13, 2020.

“Second Lien Notes” means the notes issued pursuant to (a) that certain Note Purchase Agreement, dated as of October 22, 2015, by and among the Seller, certain of its affiliates and the purchasers named therein and (b) that certain Note Purchase Agreement, dated as of December 2, 2015, by and among Seller, certain of the Seller’s subsidiaries and the purchasers named therein, in each case, entered into pursuant to the 15% Senior Secured Convertible Notes Due 2020 Indenture, dated as of October 22, 2015, by and among Seller, the guarantors (as defined therein) and Wilmington Trust, National Association, as trustee and collateral agent as of January 6, 2016 and March 24, 2016.

“Second Lien Noteholders” means certain funds affiliated with Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and two additional noteholders.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Hycroft Mining Corporation, a Delaware corporation.

“Seller common stock” means Seller’s common stock, par value $0.001 per share.

“Seller warrants” means a warrant to purchase shares of Common Stock issued pursuant to the Seller Warrant Agreement following the assumption of the Seller Warrant Agreement by the Company pursuant to the Purchase Agreement and effective as of the consummation of the Recapitalization Transaction.

“Seller Warrant Agreement” means that certain warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; such warrant agreement was assumed by the Company pursuant to the Purchase Agreement and Continental Stock Transfer & Trust Company, LLC is the successor warrant agent.

“sponsor” means Mudrick Capital Acquisition Holdings LLC, a Delaware limited liability company, which is 100% owned by investment funds and separate accounts managed by Mudrick Capital.

“Sprott Credit Agreement” means that certain amended and restated credit agreement, dated as of May 29, 2020, between Hycroft Mining Holding Corporation, as borrower, MUDS Acquisition Sub, Inc., MUDS Holdco, Inc., Hycroft Resources & Development, LLC, a Delaware limited liability company, and Allied VGH LLC, a Delaware limited liability company, as guarantors, Sprott Private Resource Lending II (Collector), LP, as lender, and Sprott Resource Lending Corp., as arranger.

“Sprott Royalty Agreement” means that certain royalty agreement between the Company, Hycroft Resources & Development, LLC, a Delaware limited liability company and Sprott Private Resource Lending II (Co), Inc.

“Subscription/Backstop Agreements” means those certain Subscription/Backstop Agreements, dated as of January 13, 2020, by and among the Company and the Initial Subscribers, as amended on May 28, 2020.

“Treasury Regulation” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the U.S. Tax Code.

“trust account” means the trust account of the Company that held the proceeds from the IPO.

“U.S. Holder” means a beneficial owner of the Company’s securities who or that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof of the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust or one or more U.S. persons (as defined in the U.S. Tax Code) have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

“U.S. Tax Code” means the Internal Revenue Code of 1986, as amended.

“Warrant Agreement” means the Warrant Agreement, dated February 7, 2018, by and between Mudrick Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, LLC.

“Warrants” means unless the context indicates otherwise the public warrants, private placement warrants, forward purchase warrants, PIPE warrants and Seller warrants.

“Whitebox” means Whitebox Advisors, LLC.

“Wolverine” means Wolverine Asset Management, LLC.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” in the “Summary,” “Risk Factors,” “Description of Business,” “Description of Property,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere throughout this prospectus.  All statements, other than statements of historical facts, included in this prospectus and in press releases and public statements by our officers or representatives, that address activities, events or developments that our management expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business.

The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “schedule” and similar words or expressions identify forward-looking statements.  Forward-looking statements in this prospectus may include, for example, statements about:

•	Use of proceeds from this offering;

•	Industry-related risks including:

•	Fluctuations in the price of gold and silver;

•	Uncertainties concerning estimates of reserves and mineralized material;

•	Uncertainties relating to the novel coronavirus (“COVID-19”) pandemic;

•	The intense competition within the mining industry and state of Nevada;

•	The inherently hazardous nature of mining activities, including environmental risks;

•	Our insurance may not be adequate to cover all risks associated with our business, or cover the replacement costs of our assets;

•	Potential effects on our operations of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements;

•	Cost of compliance with current and future government regulations;

•	Uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

•	Potential challenges to title in our mineral properties;

•	Risks associated with proposed legislation in Nevada that could significantly increase the costs or taxation of our operations; and

•	Changes to the climate and regulations and pending legislation regarding climate change.

•	Business-related risks including:

•	Risks related to our liquidity and going concern considerations;

•	Risks related to our ability to raise capital on favorable terms or at all;

•	Risks related to the proprietary two-stage heap oxidation and leach process at the Hycroft Mine and estimates of production;

•	Our ability to achieve our estimated production and sales rates and stay within our estimated operating and production costs and capital expenditure projections;

•	Risks related to a decline in our gold and silver production;

•	Our ability to successfully eliminate or meaningfully reduce processing and mining constraints; the results of our planned 2021 technical efforts and how the data resulting from such efforts could adversely impact processing technologies applied to our ore, future operations and profitability.

•	Risks related to our reliance on one mine with a new process;

•	Risks related to our limited experience with a largely untested process of oxidizing and heap leaching sulfide ore;

•	Uncertainties and risks related to our reliance on contractors and consultants;

•	Availability and cost of equipment, supplies, energy, or commodities;

•	The commercial success of, and risks relating to, our development activities;

•	Risks related to slope stability;

•	Risks related to our substantial indebtedness, including cross acceleration and our ability to generate sufficient cash to service our indebtedness;

•	Uncertainties resulting from the possible incurrence of operating and net losses in the future;

•	Uncertainties related to our ability to replace and expand our mineral reserves;

•	The costs related to our land reclamation requirements;

•	The loss of key personnel or our failure to attract and retain personnel;

•	Risks related to technology systems and security breaches;

•	Any failure to remediate and possible litigation as a result of a material weakness in our internal controls over financial reporting; and

•	Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

•	Risks related to our Common Stock and warrants, including

•	Volatility in the price of our common stock and warrants;

•	Potential declines in the value of our common stock and warrants due to substantial future sales of our common stock and/or warrants;

•	Risks that warrants may expire worthless;

•	The valuation of our 5-Year Private Warrants could increase the volatility of our net income (loss);

•	Anti–takeover provisions could make a third-party acquisition of us difficult; and

•	Risks related to limited access to our financial information, as we have elected to take advantage of the disclosure requirement exemptions granted to emerging growth companies and smaller reporting companies.

These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements.  Forward-looking statements are based on current expectations.  Although our management believes that its expectations are based on reasonable assumptions, we can give no assurance that these expectations will prove correct.  Please see “Risk Factors” below for more information about these and other risks.  Potential investors are cautioned against attributing undue certainty to forward-looking statements.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that our forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements.  We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes for the year ended December 31, 2020 and the three months ended March 31, 2021.

As used in this prospectus, unless the context otherwise requires or indicates, references to “Hycroft,” “Company,” “HYMC,” “we,” “our,” and “us,” refer to Hycroft Mining Holding Corporation and its subsidiaries. “Seller” refers to Hycroft Mining Corporation prior to the Recapitalization Transaction.

Overview

We are a U.S.-based gold producer that has historically focused on mining, developing, and exploring properties in the state of Nevada in a safe, environmentally responsible and cost-effective manner. Gold and silver sales have historically represented 100% of the Seller’s operating revenues and are expected to represent 100% of our operating revenues in the future. Accordingly, the market prices of gold and silver significantly impact our financial position, operating results and cash flows.

The mailing address of our principal executive office is 8181 E. Tufts Ave., Suite 510, Denver, CO 80237. The telephone number of Hycroft is (303) 253-3267. For more information about Hycroft, please see the sections entitled “Description of Business,” “Description of Property,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operation,” “Management” and “Executive Compensation” in this prospectus.

Company History

Seller was incorporated as Allied Nevada Gold Corp. under the laws of the State of Delaware on September 14, 2006 and commenced operations on May 10, 2007. Seller suspended mining operations at the Hycroft Mine on July 8, 2015 to maximize cash flow and minimize spending through the remainder of the chapter 11 process and changed its name from Allied Nevada Gold Corp. to Hycroft Mining Corporation on October 9, 2015 in connection with its restructuring and emergence from federal bankruptcy proceedings. Seller continued to process and produce gold and silver through the operation of the heap leach pads and Merrill-Crowe processing plants located on the property, but in 2017, with revenue no longer covering the cost of the reagents necessary for production, the Hycroft Mine was placed into care and maintenance mode to minimize expenditures and conserve cash. While in care and maintenance, gold and silver production was a byproduct of maintenance activities.

Our Business

Our operating mine, the Hycroft Mine, is an open-pit heap leach operation located approximately 54 miles west of Winnemucca, Nevada. Mining operations at the Hycroft Mine were restarted in 2019. As part of the restart, Seller, along with M3 Engineering and Technology Corporation (“M3 Engineering”), in conjunction with SRK Consulting (U.S.), Inc. (“SRK”), completed the Hycroft Technical Report Summary, Heap Leaching Feasibility Study, prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants, set forth in subpart 1300 of Regulation S-K, with an effective date of July 31, 2019 (the “Hycroft Technical Report”) for our proprietary two-stage heap oxidation and leach process for sulfide ore. During the year ended December 31, 2020 we sold 24,892 ounces of gold and 136,238 ounces of silver. As of December 31, 2020, the Hycroft Mine had proven and probable mineral reserves of 11.9 million ounces of gold and 478.5 million ounces of silver, which are contained in oxide, transitional, and sulfide ores. We currently recover gold and silver through our heap leach process operations, while we continue to study and conduct testing of commercial production using our proprietary two-stage heap oxidation and leach process.

Our Properties

All of our mining properties are located in Nevada. We currently have one Operating Property, namely the Hycroft Mine as discussed herein.

Recent Developments

On May 29, 2020, we completed the Recapitalization Transaction described below in the Section entitled “Description of Business.”

On July 1, 2020, Randy Buffington, our former Chairman, President, and CEO departed the Company. Mr. Buffington is assisting us during this transition period and has entered into a consulting agreement for 24 months, through July 1, 2022. See Note 24 — Subsequent Events to the 2020 Year End Notes to the 2020 Year End Financial Statements and “Executive Compensation — Transition Agreements with Randy Buffington.”

Diane R. Garrett, Ph.D, was appointed as the Company’s President and Chief Executive Officer and as a director, effective as of September 8, 2020. For more information about Dr. Garrett’s biography and compensation arrangements, see “Management” and “Executive Compensation — Compensation Arrangements with Diane R. Garrett,” respectively.

On September 8, 2020, the Company entered into a Transition and Succession Agreement and a Consulting Agreement with Stephen M. Jones, pursuant to which he resigned as the Company’s interim President and Chief Executive Officer and agreed to remain as a non-executive employee through November 30, 2020 and to provide consulting services for an additional six months thereafter. For more information, see “Executive Compensation — Transition Agreements with Stephen M. Jones.”

Risk Factors

An investment in our securities common stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others:

Industry-related risks including:

•	Fluctuations in the prices of gold and silver;

•	Uncertainties concerning estimates of mineral reserves and mineral resources;

•	Uncertainties relating to the COVID-19 pandemic;

•	The intense competition within the mining industry;

•	The inherently hazardous nature of mining activities, including environmental risks;

•	Our insurance may not be adequate to cover all risks associated with our business, or cover the replacement costs of our assets or may not be available for some risks;

•	Potential effects on our operations of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements;

•	Cost of compliance with current and future government regulations;

•	Uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

•	Potential challenges to title in our mineral properties;

•	Risks associated with proposed legislation in Nevada that could significantly increase the costs or taxation of our operations; and

•	Changes to the climate and regulations and pending legislation regarding climate change.

Business-related risks including:

•	Risks related to our liquidity and going concern considerations;

•	Risks related to our ability to raise capital on favorable terms or at all;

•	Risks related to the proprietary two-stage heap oxidation and leach process at the Hycroft Mine and estimates of production;

•	Our ability to achieve our estimated production and sales rates and stay within our estimated operating and production costs and capital expenditure projections;

•	Risks related to a decline in our gold and silver production;

•	Our ability to successfully eliminate or meaningfully reduce processing and mining constraints; the results of our planned 2021 technical efforts and how the data resulting from such efforts could adversely impact processing technologies applied to our ore, future operations and profitability.

•	Risks related to our reliance on one mine with a new process;

•	Risks related to our limited experience with a largely untested process of oxidizing and heap leaching sulfide ore;

•	Uncertainties and risks related to our reliance on contractors and consultants;

•	Availability and cost of equipment, supplies, energy, or commodities;

•	The commercial success of, and risks relating to, our development activities;

•	Risks related to slope stability;

•	Risks related to our substantial indebtedness, including cross acceleration and our ability to generate sufficient cash to service our indebtedness;

•	Uncertainties resulting from the possible incurrence of operating and net losses in the future;

•	Uncertainties related to our ability to replace and expand our mineral reserves;

•	The costs related to our land reclamation requirements;

•	The loss of key personnel or our failure to attract and retain personnel;

•	Risks related to technology systems and security breaches;

•	Any failure to remediate and possible litigation as a result of a material weakness in our internal controls over financial reporting; and

•	Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

Risks related to our Common Stock and warrants, including:

•	Volatility in the price of our common stock and warrants;

•	Potential declines in the value of our common stock and warrants due to substantial future sales of our common stock and/or warrants;

•	Risks that warrants may expire worthless;

•	The valuation of our 5-Year Private Warrants could increase the volatility in our net income (loss);

•	Anti–takeover provisions could make a third-party acquisition of us difficult; and

•	Risks related to limited access to our financial information, as we have elected to take advantage of the disclosure requirement exemptions granted to emerging growth companies and smaller reporting companies.

You should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 13 of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of specified reduced requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations;

•	we are exempt from the requirement to obtain an attestation report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our stockholders non-binding votes on executive compensation or “golden parachute” arrangements.

We may take advantage of these provisions for up to five full fiscal years or such earlier time that we are no longer an emerging growth company. We may choose to take advantage of some but not all of these reduced burdens. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of our shares of common stock held by non-affiliates, or issue more than $1 billion of non-convertible debt over a three-year period. The Company has elected not to opt out of the extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Corporate Information

We were incorporated on August 28, 2017 as a Delaware corporation under the name “Mudrick Capital Acquisition Corporation” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On May 29, 2020, in connection with the consummation of the Recapitalization Transaction, we changed our name to “Hycroft Mining Holding Corporation”.

Our principal executive offices are located at 8181 E. Tufts Ave., Suite 510, Denver, Colorado, and our telephone number is (303) 253-3267. Our website is www.hycroftmining.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of up to 37,500,212 shares of our Common Stock that may be issued by us upon exercise of warrants to purchase Common Stock, including the public warrants, private placement warrants, forward purchase warrants, PIPE warrants and Seller warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 60,867,645 shares of Common Stock, and (ii) up to 13,489,99 warrants to purchase Common Stock, including the private placement warrants, forward purchase warrants and PIPE warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 13 of this prospectus.

As of May 17, 2021, we had 59,901,306 shares of Common Stock outstanding.

Issuance of Securities - Common Stock and Warrants

Shares of Common Stock to be issued upon exercise of all public warrants, private placement warrants, forward purchase warrants, PIPE warrants and Seller warrants	37,500,212 shares

Use of proceeds

We could receive up to an aggregate of approximately $524 million from the exercise of all public warrants, private placement warrants, forward purchase warrants, PIPE warrants and Seller warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Securityholders	60,687,645

Warrants offered by the Selling Securityholders

Private placement warrants, forward purchase warrants and PIPE warrants	13,489,999

Exercise Price for private placement warrants, forward purchase warrants and PIPE warrants	$11.50 per share of Common Stock
Use of proceeds

We will not receive any proceeds from the sale of the Common Stock and warrants to be offered by the Selling Securityholders. With respect to shares of Common Stock underlying the warrants, we will not receive any proceeds from the sale of such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Restrictions to Sell

Pursuant to the Amended and Restated Registration Rights Agreement the restricted stockholders agreed not to sell, transfer, pledge or otherwise dispose of certain securities they hold or receive, for certain time periods specified therein. For more information, please see the section entitled “Plan of Distribution – Restrictions to Sell.”

NASDAQ Ticker Symbols	Common Stock: HYMC Public Warrants: HYMCW Seller warrants: HYMCZ

RISK FACTORS

Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in the registration statement of which this prospectus forms a part, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Common Stock or warrants. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Common Stock and warrants could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notes Regarding Forward-Looking Statements” above.

Industry-Related Risks

The market prices of gold and silver are volatile. A decline in gold and silver prices could result in decreased revenues, decreased net income, increased losses and decreased cash inflows which may negatively affect our business.

Gold and silver are commodities. Their prices fluctuate and are affected by many factors beyond our control, including interest rates, expectations regarding inflation, speculation, currency values, central bank activities, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. The prices of gold and silver, as quoted by The London Bullion Market Association on May 17, 2021, December 31, 2020 and December 31, 2019, were $1,854, $1,888 and $1,515 per ounce for gold, respectively, and $27.61, $26.49 and $18.04 per ounce for silver, respectively. The prices of gold and silver may decline in the future. A substantial or extended decline in gold or silver prices would adversely impact our financial position, revenues, net income and cash flows, particularly in light of our current strategy of not engaging in hedging transactions with respect to gold or silver. In addition, sustained lower gold or silver prices may:

•	reduce revenue potential due to cessation of the mining of deposits, or portions of deposits, that have become uneconomic at the then-prevailing gold or silver price;

•	reduce or eliminate the profit, if any, that we currently expect from mining operations;

•	halt, delay, modify, or cancel plans for the mining of oxide, transitional, and sulfide ores or the development of new and existing projects;

•	make it more difficult for us to satisfy and/or service our debt obligations;

•	reduce existing mineral reserves by removing ores from mineral reserves that can no longer be economically processed at prevailing prices; and

•	cause us to recognize an impairment to the carrying values of long-lived assets.

Mineral reserve and mineral resource calculations are estimates only and are subject to uncertainty due to factors including metal prices, inherent variability of the ore and recoverability of metal in the mining process.

The calculation of mineral reserves, mineral resources and grades are estimates and depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which may prove to be unpredictable. There is a degree of uncertainty attributable to the calculation of mineral reserves and mineral resources, and corresponding grades. Until mineral reserves and mineral resources are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of mineral reserves and mineral resources may vary depending on metal prices, which largely determine whether mineral reserves and mineral resources are classified as ore (economic to mine) or waste (uneconomic to mine). A decline in metal prices may result in previously reported mineral reserves (ore) becoming uneconomic to mine (waste). Current mineral reserve estimates were calculated using sales prices of $1,200 per ounce of gold price and $16.50 per ounce of silver. A material decline in the current price of gold or silver or material changes in our processing methods could require a reduction in our mineral reserve estimates. Any material change in the quantity of mineral reserves, mineral resources, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, we can provide no assurance that gold and silver recoveries experienced in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

The COVID-19 pandemic may adversely impact our business, financial condition, and results of operations.

The COVID-19 global pandemic and efforts to reduce its spread have led to a significant decline of economic activity and significant disruption and volatility in global markets. An outbreak could adversely affect our operations if significant portions of our workforce are unable to work or travel effectively for a prolonged period because of government-mandated quarantines, closures, or other restrictions, then our business and financial operations will be significantly impacted and could result in a temporary shutdown of the Hycroft Mine. The continued spread of coronavirus without any impact from effective vaccines or therapeutic treatments may cause further financial instability, and disruptions to our supply chain, which could increase supply costs or prevent us from procuring the supplies necessary to operate the Hycroft Mine. We cannot at this time predict the duration of the coronavirus pandemic or the impact of government regulations that might be imposed in response of the pandemic; however, the coronavirus pandemic may have a material adverse effect on our business, financial position, results of operations and cash flows.

We face intense competition in the mining industry.

The mining industry is intensely competitive, some of which is with large established mining companies with substantial mining capabilities and with greater financial and technical resources than ours. We compete with other mining companies in the recruitment and retention of qualified managerial and technical employees and in acquiring attractive mining claims. If we are unable to successfully attract and retain qualified employees, our development programs and/or our operations may be slowed down or suspended, which may adversely impact our development, financial condition and results of operations.

Mining development and processing operations pose inherent risks and costs that may negatively impact our business.

Mining development and processing operations involve many hazards and uncertainties, including, among others:

•	metallurgical or other processing problems;

•	ground or slope failures;

•	industrial accidents;

•	unusual and unexpected rock formations or water conditions;

•	environmental contamination or leakage;

•	flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

•	fires;

•	seismic activity;

•	organized labor disputes or work slow-downs or civil disturbances, including road closures or blockades;

•	pandemics adversely affecting the availability of workforces and supplies;

•	mechanical equipment failure and facility performance problems; and

•	the availability of critical materials, equipment and skilled labor.

These occurrences could result in damage to, or destruction of, our properties or production facilities, personal injury or death, environmental damage, delays in mining or processing, increased production costs, asset write downs, monetary losses and legal liability, any of which could have a material adverse effect on our results of operations and financial condition and adversely affect our projected development and production estimates.

Our insurance may not cover all of the risks associated with our business.

The mining business is subject to risks and hazards, including, but not limited to, construction risks, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, slide-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties mining equipment or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many of these risks is not generally available to us and if it is, we may elect not to obtain it because of the high premium costs or commercial impracticality. We do not currently carry business interruption insurance, but may obtain such insurance in the future. Any liabilities incurred for these risks and hazards could be significant and could materially and adversely affect our results of operations, cash flows and financial condition.

Environmental regulations could require us to make significant expenditures or expose us to potential liability.

To the extent we become subject to environmental liabilities, the payment of such liabilities or the costs that we may incur, including costs to remedy environmental pollution, would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations, and liquidity. If we are unable to fully remedy an environmental violation or release of hazardous substances, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy or corrective action. The environmental standards that may ultimately be imposed at a mine site can vary and may impact the cost of remediation. Actual remedial costs may exceed the financial accruals that have been made for such remediation. Additionally, the timing of the remedial costs may be materially different from the current remediation plan. The potential exposure may be significant and could have an adverse effect on our financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property or natural resources and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, which could lead to the imposition of substantial fines, remediation costs, penalties, injunctive relief and other civil and criminal sanctions. Substantial costs and liabilities, including those required to restore the environment after the closure of mines, are inherent in our operations. We cannot provide any assurance that any such law, regulation, enforcement or private claim will not have a negative effect on our business, financial condition or results of operations.

Our operations are subject to extensive environmental regulations, which could result in operational delays, penalties and costs.

All phases of our operations are subject to extensive federal and state environmental regulation, including those enacted under the following laws:

•	Comprehensive Environmental Response, Compensation, and Liability Act;

•	Resource Conservation and Recovery Act;

•	Clean Air Act;

•	National Environmental Policy Act;

•	Clean Water Act;

•	Safe Drinking Water Act;

•	Federal Land Policy and Land Management Act; and

•	Bald and Golden Eagle Protection Act;

Additional regulatory authorities also have jurisdiction over some of our operations and mining projects including the Environmental Protection Agency, the Nevada Division of Environmental Protection, the U.S. Fish and Wildlife Service, BLM, and the Nevada Department of Wildlife.

These environmental regulations require us to obtain various operating permits, approvals and licenses and also impose standards and controls relating to development and production activities. For instance, we are required to hold a Nevada Reclamation Permit with respect to the Hycroft Mine. This permit mandates concurrent and post-mining reclamation of mines and requires the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Changes to the amount required to be posted for reclamation bonds for our operations at the Hycroft Mine could materially affect our financial position, results of operations, cash flows and liquidity following consummation of the Recapitalization Transaction. Also, the U.S. Fish and Wildlife Service may designate critical habitat and suitable habitat areas it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to land use and may materially delay or prohibit land access for our development. For example, we had to obtain certain permits associated with mining in the area of an eagle habitat. Failure to obtain such required permits or failure to comply with federal and state regulations could also result in delays in beginning or expanding operations, incurring additional costs for investigation or cleanup of hazardous substances, payment of penalties for non-compliance or discharge of pollutants, and post-mining closure, reclamation and bonding, all of which could have a material adverse impact on our financial performance, results of operations and liquidity.

Compliance with current and future government regulations may cause us to incur significant costs.

Our operations are subject to extensive federal and state legislation governing matters such as mine safety, occupational health, labor standards, prospecting, exploration, production, exports, toxic and hazardous substances, explosives, management of natural resources, land use, water use, air emissions, waste disposal, environmental review and taxes. Compliance with this and other legislation could require us to make significant financial outlays. The enactment of new legislation or more stringent enforcement of current legislation may increase costs, which could have a negative effect on our financial position, results of operations, and liquidity. We cannot predict at this time what changes, if any, to federal laws or regulations may be adopted or imposed by the new Biden Administration. We cannot provide any assurances that we will be able to adapt to these regulatory developments on a timely or cost-effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions, including possible shutdown of the Hycroft Mine or future operations, as applicable.

Changes in environmental regulations could adversely affect our cost of operations or result in operational delays.

The regulatory environment in which we operate is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. New environmental laws and regulations or changes in existing environmental laws and regulations could have a negative effect on exploration activities, operations, production levels and methods of production.

We cannot predict at this time what changes, if any, to federal laws or regulations may be adopted or imposed by the new Biden Administration. We cannot provide any assurance that future changes in environmental laws and regulations will not adversely affect our current operations or future projects. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or financial assurance requirements.

Our operations are subject to numerous governmental permits that are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed.

In the ordinary course of business we are required to obtain and renew governmental permits for our operations, including in connection with our plans for heap leaching our sulfide ore at the Hycroft Mine. We will also need additional governmental permits to accomplish our long-term plans to mine sulfide ores, including without limitation, permits to allow construction of additional leach pad space. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving costly undertakings by us. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the permitting authority and intervention by third parties in any required environmental review. We may not be able to obtain or renew permits that are necessary to our operations on a timely basis or at all, and the cost to obtain or renew permits may exceed our estimates. Failure to comply with the terms of our permits may result in injunctions, fines, suspension or revocation of permits and other penalties. We can provide no assurance that we have been, or will at all times be, in full compliance with all of the terms of our permits or that we have all required permits. The costs and delays associated with compliance with these permits and with the permitting process could alter all or a portion of our life of mine plan, delay or stop us from proceeding with the operation or development of the Hycroft Mine or increase the costs of development or production, any or all of which may materially adversely affect our business, results of operations, financial condition and liquidity.

There are uncertainties as to title matters in the mining industry. Any defects in such title could cause us to lose our rights in mineral properties and jeopardize our business operations.

Our mineral properties consist of private mineral rights, leases covering private lands, leases of patented mining claims and unpatented mining claims. Areas of the Hycroft Mine are unpatented mining claims located on lands administered by the BLM, Nevada State office to which we have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, and possible conflicts with other claims not determinable from descriptions of record. We believe a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, and this uncertainty is inherent in the mining industry.

The present status of our unpatented mining claims located on public lands allows us the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. We also are generally allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1994, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the Federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1994, through federal legislation restricting the BLM from accepting any new mineral patent applications. If we do not obtain fee title to our unpatented mining claims, we can provide no assurance that we will be able to obtain compensation in connection with the forfeiture of such claims.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert our management’s time from ongoing production and development programs.

Legislation has been proposed periodically that could, if enacted, significantly affect the cost of our operations on our unpatented mining claims or the amount of Net Proceeds of Mineral Tax we pay to the State of Nevada.

Members of the U.S. Congress have periodically introduced bills which would supplant or alter the provisions of the Mining Law of 1872. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. A majority of our mining claims are unpatented claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of our unpatented mining claims and the economics of our existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance and results of operations.

We are subject to Net Proceeds of Mineral Tax, which we refer to as “NPT,” to the State of Nevada on up to 5% of net proceeds generated from our Hycroft Mine. Net proceeds are calculated as the excess of gross yield over direct costs. Gross yield is determined as the value received when minerals are sold, exchanged for anything of value or removed from the state. Direct costs generally include the costs to develop, extract, produce, transport and refine minerals. From time to time Nevada legislators introduce bills which aim to increase the amount of NPT mining companies operating in the state pay. As of the date of this filing, there are two proposed amendments to the NPT that would change the calculation of the NPT. Both of the amendments increase the rate of the tax, but one of the amendments would base NPT on gross proceeds instead of net proceeds. If legislation is passed that increases the NPT we pay to the State of Nevada, our business, results of operations, and cash flows could be negatively impacted.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation.

Climate change could have an adverse impact on our cost of operations.

The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the area in which we operate. These climate changes may include changes in rainfall and storm patterns and intensities, water shortages and changing temperatures. These changes in climate could adversely affect our mining operations, including by affecting the moisture levels and pH of ore on our leach pads, increase the cost of production at the Hycroft Mine and materially and adversely affect the financial performance of our operations.

Business-Related Risks

Due to uncertainty surrounding our ability to achieve sales, production, cost and other operating targets, as well as our ability to consummate a future financing transaction to provide additional working capital and to fund capital projects in the future, substantial doubt exists as to our ability to continue as a going concern. Our plans to alleviate the substantial doubt about our ability to continue as a going concern may not be successful, and we may be forced to limit our business activities or be unable to continue as a going concern, which would have a material adverse effect on our results of operations and financial condition.

The financial statements of the Company have been prepared on a “going concern” basis, which contemplates the presumed continuation of the Company even though events and conditions exist that, when considered individually or in the aggregate, raise substantial doubt about our ability to continue as a going concern because it is probable that, without additional capital injections, we may be unable to meet our obligations as they become due within one year after the date of the Registration Statement of which this prospectus forms a part.

We restarted operations in 2019 and have incurred net losses, negative operating cash flow and required cash flow from financing to meet our operating and capital spending needs for both the years ended December 31, 2020 and 2019. Based on our internal cash flow projection models, we currently forecast we will likely require additional cash from financing activities in less than 12 months from the Registration Statement of which this prospectus forms a part to meet our operating and investing requirements and future obligations as they become due. Our current cash flow projection models include the cash payments required pursuant to the Sprott Credit Agreement, which are currently estimated at $9.0 million over the next 12 months including interest payments.

Our ability to continue as a going concern is contingent upon increasing sales, by achieving higher cost-effective operating tonnages and recovery rates as planned as well securing additional funding for working capital, capital expenditures and other corporate expenses. You are cautioned that management’s expectations regarding our liquidity and capital resources are based on a number of assumptions that we believe are reasonable but could prove to be incorrect. For example, our expectations are based on assumptions regarding commodity prices, gold and silver recovery percentages and rates, production estimates, timing of oxidation, anticipated costs and other factors that are subject to a number of risks, many of which are beyond our control. If our assumptions prove to be incorrect, we may require additional financing sooner than we expect to continue to operate our business, which may not be available on favorable terms or at all and which could have a material adverse effect on our results of operations, financial condition and liquidity.

We may need to raise additional capital, but such capital may not be available on favorable terms or at all.

The continuing operation of our Hycroft Mine and future development for mining and processing our mineral reserves and mineral resources will require significant investment. Failure to obtain sufficient financing may result in the delay or indefinite postponement of development or production at the Hycroft Mine. The covenants in the Sprott Credit Agreement could significantly limit our ability to secure new or additional credit facilities, increase our cost of borrowing, and make it difficult or impossible to raise additional capital on favorable terms or at all.

Our primary future cash requirements for 2021 will be to fund capital projects, leases for mining equipment, technical work, augment or recommission process plant equipment, and pay for corporate costs including debt service requirements under the Sprott Credit Agreement. As of December 31, 2020, we had cash of $56.4 million. Using current metal prices and our estimates of future metal sales volumes and costs, we currently expect to fund negative net cash flows from cash on hand during the fiscal year ending December 31, 2021. Future development of the Hycroft Mine may require additional capital to fund expenditures including refurbishing and commissioning the North Merrill-Crowe plant, additional leach pad expansions, additional process plant operations, mining fleet additions, material handling equipment, a rail spur, and working capital. You are cautioned that management’s expectations regarding our liquidity and capital resources are based on a number of assumptions that we believe are reasonable but could prove to be incorrect. For example, our expectations are based on assumptions regarding commodity prices, gold and silver recovery percentages and rates, production estimates, anticipated costs and other factors that are subject to a number of risks, many of which are beyond our control. If our assumptions prove to be incorrect, we may require additional financing sooner than we expect to continue to operate our business, which may not be available on favorable terms or at all and which could have a material adverse effect on our results of operations, financial condition and liquidity.

The estimation of the ultimate recovery of gold and silver from the Hycroft Mine, is based on standard industry sampling and estimating methods, which are subjective. Our results of operations, liquidity, and financial position may be negatively impacted if actual recoveries of gold and silver are lower than estimations.

We use several integrated steps to estimate the metal content of ore placed on the leach pad and the ultimate recovery of gold and silver based on the process projected to be applied to the various ore types. Although we refine our estimates as appropriate at each step in the process, the final amounts are not determined until a third-party smelter refines the doré or metal-laden carbon and determines the final ounces of gold and silver available for sale. We then review this end result and reconcile it to the estimates we developed and used throughout the production process. Based on this review, we adjust our estimation procedures when appropriate. Due to the complexity of the estimation process and the number of steps involved, among other things, actual recoveries can vary from estimates, and the amount of the variation could be significant and could have a material adverse impact on our financial condition, results of operations and liquidity.

There is only limited experience of recovering gold and silver from sulfide ores using a proprietary two-stage heap oxidation and leach process and we may not be able to economically recover gold and silver.

The Hycroft Technical Report reflects extracting gold and silver from transitional and sulfide ores using a proprietary two-stage heap oxidation and leach process on transitional and sulfide ores using soda ash to manage pH and alkalinity during the oxidation process. However, the economic parameters described in the Hycroft Technical Report include a number of assumptions and estimates that could prove to be incorrect. Additionally, this proprietary two-stage heap oxidation and leach process to oxidize transitional and sulfide ores before heap leaching to extract gold and silver is a new and relatively untested process and it has not been widely accepted as a viable process. We cannot provide any assurance that the development and advancement of the Hycroft Mine using our proprietary two-stage heap and leach process will result in economically viable mining operations, yield new mineral reserves or mineral resources, enable us to convert other mineralized material (included within mineral resources identified by the Hycroft Technical Report), or be implemented on an economic and profitable basis.

Cost estimates of operating our Hycroft Mine are uncertain, which may adversely affect our expected production and profitability.

The expenditures to implement our proprietary two-stage heap oxidation and leach process, and access our sulfide ore, are considerable and changes in processing requirements, costs, construction schedules, commodity prices and other factors can adversely affect project economics and expected production and profitability. There are a number of factors that can affect process requirements, costs and construction schedules and result in our assumptions and estimates about the anticipated benefits of a project being incorrect, including, among others:

•	changes in input commodity prices and labor costs;

•	process requirements vary by mineralogy and ore types;

•	changes in estimates of prices and quantities of required reagents for processing, including cyanide, soda ash and lime;

•	recovery rates of gold and silver from ore;

•	availability and terms of financing;

•	availability of labor, energy, transportation, equipment, and infrastructure;

•	changes in anticipated tonnage, grade and metallurgical characteristics of the ore to be mined and processed;

•	difficulty of estimating construction costs over a period of years;

•	delays in completing any environmental review or in obtaining environmental or other governmental permits;

•	weather and severe climate impacts; and

•	potential delays related to civil disturbances or social and community issues.

We have previously recovered gold and silver from oxide and transitional ores at the Hycroft Mine through our heap leach operations. In connection with our restarted mining operations, in addition to mining oxide ore, the Hycroft Technical Report reflects mining gold and silver sulfide ore using a modified heap leach process, in which soda ash is used in a two-stage heap oxidation and leach process. However, it is important to note that the economic parameters described in a feasibility study, such as the Hycroft Technical Report, include a number of assumptions and estimates that could prove to be incorrect. We use feasibility studies to make a reasoned determination of whether to proceed with a project and to support the required financing for a project, but you should not assume that the economic analysis contained in a feasibility study is a guarantee of future performance as projected in the feasibility study or that the estimated net present value or internal rates of return will be achieved. Actual results may differ materially. In particular, the processing of sulfide ore at the Hycroft Mine is uncertain and, therefore, the process requirements, recovery rates, reagent requirement assumptions, costs and timing of the commencement of the production of sulfide ore operations at the Hycroft Mine could vary greatly from our estimates. Further, we will continue to monitor and evaluate other processing technologies for their potential to process certain sulfide ores, but such technologies may not be economical.

We may not achieve our production and/or sales estimates and our costs may be higher than our estimates, thereby reducing our cash flows and negatively impacting our results of operations and liquidity.

We prepare estimates of future production, sales, and costs for our operations. We develop our estimates based on, among other things, mining experience, processing and mining fleet equipment reliability, operational efficiencies, recovery methods, mineral reserve and mineral resource estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics), costs to construct new leach pads and estimated rates and costs of mining and processing. All of our estimates are subject to numerous uncertainties, many of which are beyond our control. Our actual production and/or sales may be lower than our estimates and our actual costs may be higher than our estimates, which could negatively impact our cash flows and results of operations. While we believe that our estimates are reasonable at the time they are made, actual results will vary and such variations may be material. These estimates are speculative in nature, and it may be the case that one or more of the assumptions underlying such projections and estimates may not materialize. You are cautioned not to place undue reliance on the projections and estimates set forth in this Registration Statement of which this prospectus forms a part.

Plans for eliminating or reducing processing and mining constraints and planned technical efforts in 2021, each aimed at positioning us for a future ramp up in production, may not be successful, could result in information which could adversely impact conclusions in the Hycroft Technical Report and/or could provide data, information or test results that could materially and adversely impact our processing technology, potential future output, results of operations and profitability.

In 2021, we expect to continue to more fully evaluate potential opportunities while we also position the Hycroft Mine for ramping up production at the appropriate time. We intend to focus much of our technical efforts for 2021 on, among other things, (1) using our internal technical team to complete a variety of technical analyses and studies; (2) further refine operating parameters of our proprietary two-stage heap oxidation and leach process in order to position ourselves for large-scale application of the oxidation heap leach; and (3) engaging engineering firms to assess and evaluate potential design changes to the current leach pad and unit operations to better support the sulfide oxidation process. While each of these actions is intended to provide us with additional data on which we can assess potential efficiencies and operational improvements and such information provided from these activities could result in updates to the existing Hycroft Technical Report or a new Technical Report including consideration of multiple processing technologies, no assurances can be given that the results of this ongoing technical work in 2021 will enhance or improve our ability to efficiently and successfully access the ore within the Hycroft Mine. Further, while these technical efforts are intended to allow us to ramp up the Hycroft Mine at the appropriate time, that future ramp up is dependent on eliminating current mining and processing constraints. We expect that we will need to acquire an expanded mining fleet capable of mining targeted production rates, and recruit and train operators and maintenance staff. Additional resources must also be spent on enhancing our processing plant capabilities. No assurances can be given that we will be able to successfully eliminate these mining and processing constraints.

As information, test results, and data becomes available to us resulting from our 2021 technical efforts, that information may lead us to modify the scope, nature, and timing of technical, testing, engineering, and growth planning work actually performed. If the results of our technical efforts do not result in increased efficiencies and capabilities and/or if our attempts to eliminate mining and processing constraints are not successful, each of those events could have a material adverse impact on our potential future output, results of operations and profitability.

We currently depend on a single mine and there is no assurance that we will not incur any interruptions or stoppages in our mining activities which would have an adverse effect on our results of operations and financial condition.

The Hycroft Mine is our only mining property. We can provide no assurance that we will be successful in profitably operating the Hycroft Mine using the oxide leach process, the proprietary two-stage heap oxidization and leach process for sulfide ore, or alternative processing technologies. Further, any interruption in our ability to operate the Hycroft Mine, such as, but not limited to, a pandemic, natural disaster, loss of material permits, extended supply interruptions, processing interruptions or difficulties or labor strike would have a material adverse effect on our ability to produce gold and silver and to generate revenue and liquidity.

We cannot be certain that our future development activities will be commercially successful.

Substantial expenditures are required to construct and operate the Hycroft Mine including additional equipment and infrastructure such as additional leach pads to extract gold and silver from our sulfide ore utilizing the new metallurgical processes described in the Hycroft Technical Report, to further develop our Hycroft Mine to identify new mineral reserves and mineral resources, and to expand or establish mineral reserves and mineral resources through drilling and analysis. We cannot provide assurance that our process to extract gold and silver from sulfide ore using a proprietary two-stage heap oxidation and leach process can be maintained on an economic and profitable basis, that any mineral reserves or mineral resources discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely or economic basis. A number of factors, including costs, actual mineralization, consistency and reliability of ore grades and commodity and reagent quantities and prices affect successful project development. The efficient operation of processing facilities, the existence of competent operational management, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development. We can provide no assurance that the development and advancement of the Hycroft Mine sulfide leaching operations will result in economically viable mining operations or yield new mineral reserves or resources.

Our reliance on third party contractors and consultants to conduct our operations and construction projects exposes us to risks.

In connection with the operation of the Hycroft Mine, we contract and engage third party contractors and consultants to assist with aspects of our operations and related construction projects, including construction of new leach pads, maintenance, repair and improvements to our crushing and processing facilities, and mining of our ore and waste. As a result, our operations and construction projects are subject to a number of risks, some of which are outside our control, including:

•	negotiating agreements with contractors and consultants on acceptable terms;

•	the inability to replace a contractor or consultant and their operating equipment in the event that either party terminates the agreement;

•	reduced control over those aspects of operations which are the responsibility of the contractor or consultant;

•	failure of a contractor or consultant to perform under their agreement or disputes relative to their performance;

•	interruption of operations or increased costs in the event that a contractor or consultant ceases their business due to insolvency or other unforeseen events;

•	failure of a contractor or consultant to comply with applicable legal and regulatory requirements, to the extent they are responsible for such compliance; and

•	problems of a contractor or consultant with managing their workforce, labor unrest or other employment issues.

In addition, we may incur liability to third parties as a result of the actions of our contractors or consultants. The occurrence of one or more of these risks could decrease our gold and silver production, increase our costs, interrupt or delay our mining operations or our ability to access our ores, and adversely affect our liquidity, results of operations and financial position.

A shortage of equipment and supplies and/or the time it takes such items to arrive at our Hycroft Mine could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to engage in mining and development operations. The shortage of such supplies, equipment and parts and/or the time it takes such items to arrive at our Hycroft Mine could have a material adverse effect on our ability to carry out our operations and develop the Hycroft Mine, and therefore limit or increase the cost of production. Such shortages could also result in increased construction costs and cause delays in expansion projects.

The inability to obtain soda ash or delays in obtaining soda ash could adversely affect our ability to profitably operate our business.

There are a limited number of suppliers that produce and supply soda ash and to our knowledge, such suppliers do not typically mine soda ash in excess of what they believe they can sell. We entered into a three-year agreement with a soda ash supplier in April 2019 to provide soda ash for our operations. However, if the contracted supplier cancels the contract, is unable to produce and supply enough soda ash or ceases operations because of the large quantities of soda ash required in our operations, we may have to temporarily stop mining until we can obtain a new contract to purchase soda ash. Further, we cannot provide any assurance as to the costs that we might incur in obtaining soda ash from a substitute supplier which could materially and adversely affect the profitability and cash flows of our mining operations.

Changes in the cost or supply of energy or commodities used in operations may adversely affect the profitability of our operations and our financial condition.

Our mining operation requires significant quantities of energy. Our principal energy sources are electricity and diesel fuel. We rely upon third parties for our supply of energy resources consumed in our mining activities. Energy prices can be affected by numerous factors beyond our control, including global and regional supply and demand, political and economic conditions, and applicable regulatory regimes. The prices of various sources of energy may increase significantly from current levels. An increase in energy prices could materially and adversely affect our results of operations and financial condition.

Disruptions in the supply of our energy resources could temporarily impair our ability to produce gold and silver or delay any expansion projects or plans. Our mining operation is in a remote location requiring the long-distance transmission of power. A disruption in the transmission of energy, inadequate energy transmission infrastructure or the termination of any of our energy supply contracts could interrupt our energy supply and adversely affect our operations or expansion projects.

Our production costs are also affected by the prices of commodities we consume or use in our operations, such as diesel fuel, sodium cyanide, soda ash, lime, tires, and explosives. The prices of such commodities are influenced by supply and demand trends affecting the mining industry in general and other factors outside our control. Increases in the price for materials consumed in our mining and production activities could materially and adversely affect our liquidity, results of operations, financial condition and cash flows.

We may be adversely affected by challenges relating to slope stability.

Our open pit mine gets deeper and creates a larger footprint as we mine it, presenting certain geotechnical challenges including the possibility of slope failure. If we are required to decrease pit slope angles or provide additional road access to prevent such a failure, our stated mineral reserves could be negatively affected. Further, hydrological conditions relating to pit slopes, removal of material displaced by slope failures and increased stripping requirements could also negatively affect our stated mineral reserves. We cannot provide any assurances that we will not have to take additional action to maintain slope stability in the future or that our actions taken to date will be sufficient. Unexpected failure or additional requirements to prevent slope failure may negatively affect our results of operations and financial condition, as well as have the effect of diminishing our stated mineral reserves.

The Sprott Credit Agreement imposes significant operating and financial restrictions that may limit our ability to operate our business.

The Sprott Credit Agreement imposes significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions will limit our ability and the ability of our restricted subsidiaries to, among other things, as applicable:

•	incur additional debt;

•	pay dividends or make other restricted payments, including certain investments;

•	create or permit certain liens;

•	sell assets;

•	engage in certain transactions with affiliates; and

•	consolidate or merge with or into other companies, or transfer all or substantially all of our assets or the assets of our restricted subsidiaries.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities.

In addition, the Sprott Credit Agreement will require us to comply with a number of customary covenants, including:

•	covenants related to the delivery of monthly, quarterly and annual financial statements, budgets and annual projections;

•	maintaining required insurance;

•	compliance with laws (including environmental);

•	compliance with ERISA;

•	maintenance of ownership of 100% of Hycroft Mine;

•	restrictions on consolidations, mergers or sales of assets;

•	limitations on liens;

•	limitations on issuance of certain equity interests;

•	limitations on issuance of additional indebtedness;

•	limitations on transactions with affiliates; and

•	other customary covenants.

We cannot assure you that we will satisfy these covenants or that our lenders will waive any future failure to do so. A breach of any of the covenants under the Sprott Credit Agreement could result in a default. See Note 9 – Debt, Net to the 2020 Year End Notes to the 2020 Year End Financial Statements for further information. If a default occurs under the Sprott Credit Agreement and/or the Royalty Agreement among Hycroft Mining Holding Corporation, its wholly owned subsidiary Hycroft Resources and Development, LLC and Sprott Private Resource Lending II (CO) Inc., the lenders could elect to declare the debt, together with accrued interest and other fees, to be immediately due and payable and proceed against the collateral securing that debt, which, in the case of the Sprott Credit Agreement and the Sprott Royalty Agreement, constitutes all or substantially all of our assets.

Our substantial indebtedness could adversely affect our financial condition.

As of May 17, 2021, we had substantial outstanding indebtedness under the Sprott Credit Agreement and the Subordinated Notes. Subject to the limits and terms contained in the Sprott Credit Agreement, if we are able to incur additional debt or grant additional security interests from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes, then the risks related to our high level of debt could intensify. Our high level of debt and royalty payment obligations could:

•	make it more difficult for us to satisfy our obligations with respect to our outstanding debt;

•	require a substantial portion of our cash flows to be dedicated to debt service and/or royalty payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	increase our vulnerability to commodity price volatility, including increases in prices of commodities that we purchase and decreases in prices of gold and silver that we sell, each as part of our operations, general adverse economic and industry conditions;

•	limit our flexibility in planning for and reacting to changes in the industry in which we compete;

•	place us at a disadvantage compared to other, less leveraged competitors; and

•	increase our cost of borrowing.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under our debt, and the price of our common stock. The Sprott Credit Agreement contains restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of nearly all of our debt.

If we default on our obligations to pay any of our indebtedness or otherwise default under the agreements governing our indebtedness, lenders could accelerate such debt and we may be subject to restrictions on the payment of our other debt obligations or cause a cross-acceleration.

Any default under the agreements governing our indebtedness that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on other debt instruments. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness and royalty payment obligations, or if we otherwise fail to comply with the various covenants in any agreement governing our indebtedness, we would be in default under the terms of the agreements governing such indebtedness and other indebtedness under the cross-default and cross-acceleration provisions of such agreements. In the event of such default:

•	the lenders or holders of such indebtedness could elect to terminate any commitments thereunder, declare all the funds borrowed thereunder to be due and payable and, if not promptly paid, in the case of our secured debt, institute foreclosure proceedings against our assets; and

•	even if these lenders or holders do not declare a default, they may be able to cause all of our available cash to be used to repay indebtedness owed to them.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on our debt and royalty obligations or refinance our debt obligations (if necessary) depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, including the market prices of gold and silver. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness and our royalty obligations.

If our cash flows and capital resources are insufficient to fund our debt service obligations and our royalty obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Sprott Credit Agreement restricts our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service and royalty payment obligations then due.

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which in the future may not be guarantors of our indebtedness. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of our indebtedness, our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our inability to generate sufficient cash flows to satisfy our debt and royalty obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations.

If we cannot make scheduled payments on our debt, we will be in default and the lenders under the Sprott Credit Agreement and the Sprott Royalty Agreement could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

Our lack of exploration activities will lead to our inability to replace depleted mineral reserves.

To maintain production levels over time we must replace depleted reserves by exploiting known ore bodies and locating new deposits. We have plans to continue exploration related to the mining and processing of gold and silver contained in ore within the Hycroft Mine, which may include areas surrounding the Hycroft Mine operating properties. There can be no assurance that such projects will be successful. Our mineral base will decline if reserves are mined without adequate replacement, and we may not be able to sustain production beyond the currently contemplated mine life, based on projected production rates. As a result, our revenues from the future sale of gold and silver may decline, resulting in lower income and reduced growth. Further, we expect to encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing gold and silver. If or when we attempt to acquire new properties, we will face competition from many of these companies that have greater financial resources than we do. Consequently, we may be unable to replace and expand current mineral reserves through the acquisition of new mining properties or interests therein on terms we consider acceptable.

Land reclamation requirements for the Hycroft Mine may be burdensome and expensive and include requirements that we provide financial assurance supporting those requirements.

Land reclamation requirements are generally imposed on companies with mining operations in order to minimize long-term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents, treat ground and surface water to drinking water standards, and reasonably re-establish pre-disturbance landforms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our activities, we must allocate financial resources that might otherwise be spent on further development programs. We have established a provision for our reclamation obligations on the Hycroft Mine property, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We are also required by U.S. federal and state laws and regulations to provide financial assurance sufficient to allow a third party to implement approved reclamation plans for the Hycroft Mine if we are unable to do so. Third party financial assurances may not be available to us or we may elect not to obtain it because of the high costs, associated collateral requirements may be too expensive or it may be commercially impractical which could adversely affect our financial position.

If we lose key personnel or are unable to attract and retain additional personnel, we may be unable to develop our business.

Our development in the future will be highly dependent on the efforts of key management employees, specifically, Diane Garrett, our President and Chief Executive Officer, Stanton Rideout, our Executive Vice President and Chief Financial Officer, John (Jack) Henris, our Executive Vice President and Chief Operating Officer, and other key employees that we may hire in the future. We will need to recruit and retain other qualified managerial and technical employees to build and maintain our operations. If we are unable to successfully recruit and retain such persons, our development and growth could be significantly curtailed.

We are dependent upon information technology systems that are subject to disruption, damage, failure and risks associated with implementation and integration.

We are dependent upon information technology systems in the conduct of our operations. Our information technology systems are subject to disruption, damage or failure from a variety of sources, including, without limitation, computer viruses, security breaches, cyber-attacks, natural disasters and defects in design. Cybersecurity incidents, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, extortion to prevent or the unauthorized release of confidential or otherwise protected information and the corruption of data. Given the unpredictability of the timing, nature and scope of information technology disruptions, we could potentially be subject to production downtimes, operational delays, extortion, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our cash flows, financial condition or results of operations.

We could also be adversely affected by system or network disruptions if new or upgraded information technology systems are defective, not installed properly or not properly integrated into our operations. System modification failures could have a material adverse effect on our business, financial position and results of operations and could, if not successfully implemented, adversely impact the effectiveness of our internal controls over financial reporting.

We have identified a material weakness in our internal control over financial reporting and determined that our disclosure controls and procedures were ineffective which, if not remediated, may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

In connection with the restatement of the Company’s financial statements as of and for the year ended December 31, 2020 (the “Restatement”) as discussed in Note 25 - Restatement of Previously Issued Financial Statements of the 2020 Year End Notes to the 2020 Year End Financial Statements, management has concluded there was a material weakness in our internal control over financial reporting as of December 31, 2020. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements would not be prevented or detected on a timely basis.

Management identified a material weakness in our controls over the accounting for the 5-Year Private Warrants issued in connection with the initial public offering of MUDS and under the Forward Purchase Contract and recorded to our consolidated financial statements as a result of the Recapitalization Transaction that was consummated on May 29, 2020. Our controls to evaluate the accounting for complex financial instruments, such as for warrants issued by MUDS, did not operate effectively to appropriately apply the provisions of ASC 815-40. This material weakness resulted in a material error in our accounting for the 5-Year Private Warrants recorded as part of the Recapitalization Transaction and a restatement of our previously issued financial statements as more fully described in Note 25 - Restatement of Previously Issued Financial Statements of the 2020 Year End Notes to the 2020 Year End Financial Statements. Management now concludes that, as of December 31, 2020, our internal control over financial reporting and our disclosure controls and procedures were not effective.

To remediate the material weakness in our internal control over financial reporting, management implemented additional review procedures, and additional training and enhancements to the accounting policy related to the accounting for equity and liability instruments (including those with warrants) to determine proper accounting in accordance with GAAP.

Although our remediation plan has been implemented and is expected to be completed as of the filing date of our Annual Report on Form 10-K for the Year ended December 31, 2021, the material weakness cannot be considered remediated until the controls operate for a sufficient period and management has concluded, through testing, that our internal controls are operating effectively. While management believes that the remedial efforts will resolve the identified material weakness, there is no assurance that management’s remedial efforts conducted to date will be sufficient or that additional remedial actions will not be necessary. In addition, there can be no assurance that additional material weaknesses will not be identified in the future. If we are unsuccessful in remediating our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or disclosure controls and procedures, investors may lose confidence in our financial reporting and the accuracy and timing of our financial reporting and disclosures and our business, reputation, results of operations, liquidity, financial condition, ability to access the capital markets, perceptions of our creditworthiness, and stock price could be adversely affected. In addition, we may be unable to maintain or regain compliance with applicable securities laws or stock market listing requirements.

We may face litigation and other risks as a result of the restatement and material weakness in our internal control over financial reporting.

As part of the Restatement, we identified a material weakness in our internal controls over financial reporting. As a result of such material weakness, the Restatement, the change in accounting for the 5-Year Private Warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and the material weakness in our internal control over financial reporting and the preparation of our financial statements. As of the date hereof, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

The three largest stockholders of the Company are able to exert significant influence over matters submitted to stockholders for approval, which could delay or prevent a change in corporate control or result in the entrenchment of management or the Board of Directors, possibly conflicting with the interests of our other stockholders.

As of December 31, 2020 Mudrick Capital, Whitebox, and Highbridge beneficially owned approximately 42%, 20% and 13% of the outstanding shares of our common stock, respectively. Because of their significant stockholdings, each of Mudrick Capital, Whitebox and Highbridge could exert significant influence in determining the outcome of corporate actions requiring stockholder approval and otherwise influence our business. This influence could have the effect of delaying or preventing a change in control of the Company or entrenching management or the Board of Directors, which could conflict with the interests of other stockholders and, consequently, could adversely affect the market price of our common stock.

Risks related to our Common Stock and Warrants

The market price of our shares of common stock and publicly traded warrants may fluctuate widely.

The trading price of our common stock and warrants listed for trading may fluctuate substantially and may be lower than current price. This may be especially true for companies like ours with a small public float. If an active market for our securities continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our common stock and warrants depends on many factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock and/or warrants. Any of the factors listed below could have an adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to the Company;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our common stock available for public sale;

•	any major change in the Board of Directors or management;

•	sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, “trade wars,” reductions in precious metals prices, increases in fuel and other commodity prices used in the operation of our business, currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq Capital Market have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock and warrants, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the Recapitalization Transaction. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

There is no guarantee that our outstanding 5-Year Public Warrants, October 2020 Public Warrants or Seller warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

We have 34,289,898 publicly traded warrants outstanding that entitle holders to purchase one share of our common stock at an exercise price of $11.50 per share for a period of five years from the May 29, 2020 Recapitalization Transaction. On October 6, 2020, we issued 9,583,334 units in an underwritten public offering at an offering price to of $9.00 per unit, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $10.50 per share.

Additionally, as part of the Recapitalization Transaction, we assumed the obligations and liabilities under that certain warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., a Delaware corporation, and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; and Continental Stock Transfer & Trust Company, LLC was named as the successor warrant agent (the “Seller Warrant Agreement”). Pursuant to the assumption of the Seller Warrant Agreement, the warrants issued thereunder (the “Seller warrants”) became exercisable into shares of our common stock. As of May 17, 2021, the exercise price for the Seller warrants was $40.31 per share of our common stock.

There is no guarantee that any or all of the 5-Year Public Warrants, October 2020 Public Warrants or Seller warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Our 5-Year Private Warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which could increase the volatility in our net income (loss) and may have an adverse effect on the market price of our common stock.

In addition to other securities, the Sponsor and Cantor had been issued an aggregate of 5-Year Private Warrants to purchase 7,740,000 shares of our common stock at an exercise price of $11.50 per share prior to the Recapitalization Transaction on May 29, 2020, and concurrently with the closing of the Recapitalization Transaction, as part of a forward purchase unit offering the Company issued an additional 2,500,000 5-Year Private Warrants to the Sponsor at an exercise price of $11.50 per share.

We have determined that the 5-Year Private Warrants are a liability that is marked-to-market with the non-cash fair value adjustments recorded in earnings at each reporting period. Changes in the trading price of our common stock and the fair value of the 5-Year Private Warrants could result in significant volatility in our warrant liability and our net income (loss) in our consolidated statements of earnings (loss).

Anti-takeover provisions contained in our charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make it more difficult to remove management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the right of our Board of Directors to appoint a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies our Board of Directors;

•	a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members our Board of Directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	the ability of our Board of Directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	limiting the liability of, and providing indemnification to, the directors and officers; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board of Directors or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to us as such may make our common stock less attractive to our stockholders.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we have elected to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following February 12, 2023, the fifth anniversary of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of the Company’s prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we qualify as an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We are also a “smaller reporting company”, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are $100 million or more during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosure and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements. Our stockholders may find our common stock less attractive as a result of our status as an “emerging growth company” and “smaller reporting company” and our reliance on the reduced disclosure requirements afforded to these companies.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Securityholders, although we could receive up to approximately $524 million assuming the exercise of all of the outstanding warrants, including the Seller warrants, for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. The holders of the warrants are not obligated to exercise the warrants and we cannot assure you that the holders of the warrants will choose to exercise any or all of the warrants.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth:

•	the name of the Selling Securityholders for whom we are registering shares of Common Stock and warrants for resale to the public,

•	the number of shares of Common Stock and warrants that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,

•	the number of shares of Common Stock and warrants that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and

•

the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares of Common Stock and warrants are sold by the Selling Securityholders).

Shares of Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Securityholder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Mudrick Capital Management, L.P.(2)	38,921,571	52.9%	32,477,130	46.1%	6,444,444	10.2%
Whitebox Advisors LLC(3)	12,856,334	21.1%	12,856,334	21.1%	0	*
Highbridge Capital Management, LLC(4)	7,169,031	12.0%	7,427,412	12.3%	1,095,484	1.8%
Aristeia Capital, L.L.C.(5)	5,911,463	9.8%	4,989,085	8.3%	922,378	1.5%
Wolverine Asset Management, LLC(6)	1,505,669	2.5%	1,505,669	2.5%	0	*
Sprott Private Resource Lending II (Collector), LP(7)	437,940	*	437,940	*	0	*
Cantor Fitzgerald & Co(8)	732,810	1.2%	732,810	1.2%	0	*
Prisma Pelican Fund(9)	31,604	*	31,604	*	0	*
Ninepoint Credit Opportunities Fund(10)	4,515	*	4,515	*	0	*
Natural Resource Income Investing Limited Partnership(11)	9,030	*	9,030	*	0	*
Sprott Private Resource Streaming and Royalty (Collector), LP.(12)	13,545	*	13,545	*	0	*

*	Less than 1%

(1)	Based on 59,901,306 shares of Common Stock issued and outstanding on May 17, 2021

(2)	Includes: (i) 14,691,779 shares of Common Stock (including 4,604,204 shares of Common Stock underlying warrants) held by Mudrick Distressed Opportunity Fund Global L.P.; (ii) 4,128,186 shares of Common Stock (including 1,530,893 shares of Common Stock underlying warrants) held by Mudrick Distressed Opportunity Drawdown Fund, L.P.; (iii) 3,873,868 shares of Common Stock (including 1,717,473 shares of Common Stock underlying warrants) held by Mudrick Distressed Opportunity Drawdown Fund II, L.P.; (iv) 1,172,798 shares of Common Stock (including 394,863 shares of Common Stock underlying warrants) held by Mudrick Distressed Opportunity Specialty Fund, LP; (v) 49,132 shares of Common Stock (including 14,722 shares of Common Stock underlying warrants) held by Mudrick Distressed Senior Secured Fund Global, L.P.; (v) 1,244,498 shares of Common Stock (including 622,249 shares of Common Stock underlying warrants) held by Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., and (vii) 13,761,310 shares of Common Stock (including 4,833,710 shares of Common Stock underlying warrants) held by certain accounts managed by Mudrick Capital Management, L.P. (collectively the “Mudrick Funds”). Mudrick Capital Management, L.P. is the investment manager of the Mudrick Funds other than the Sponsor and is the managing member of the Sponsor. Mudrick Capital Management, L.P. holds voting and dispositive power over the shares of Common Stock held by the Mudrick Funds and the Sponsor. Mudrick Capital Management, LLC is the general partner of Mudrick Capital Management, L.P., and Jason Mudrick is the sole member of Mudrick Capital Management, LLC. As such, Mudrick Capital Management, L.P., Mudrick Capital Management, LLC and Jason Mudrick may be deemed to have beneficial ownership of the shares of Common Stock held by the Mudrick Funds. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of such holders is 527 Madison Avenue, 6th Floor, New York, New York 10022.
(3)	Includes (i) 1,999,914 shares of Common Stock held by Whitebox Asymmetric Partners, LP (including 139,691 shares of Common Stock underlying warrants); (ii) 5,136,986 shares of Common Stock held by Whitebox Credit Partners, LP (including 371,598 shares of Common Stock underlying warrants); (iii) 1,276,623 shares of Common Stock held by Whitebox Institutional Partners, LP (including 89,476 shares of Common Stock underlying warrants); and (iv) 4,442,811 shares of Common Stock held by Whitebox Multi-Strategy Partners, LP (including 312,252 shares of Common Stock underlying warrants). Whitebox Advisors LLC is the investment manager of Whitebox Asymmetric Partners, LP, Whitebox Credit Partners, LP, Whitebox Institutional Partners, LP, Whitebox Multi-Strategy Partners, LP (collectively, the “Whitebox Funds”) and holds voting and disposable power over the shares of the Company held by the Whitebox Funds. Whitebox Advisors LLC is owned by Robert Vogel, Paul Twitchell, Jacob Mercer, and Paul Roos and such individuals disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or such Whitebox Funds. The address of these persons is 3033 Excelsior Blvd., Suite 500, Minneapolis, Minnesota 55416.
(4)	Ownership before the offering includes (i) 2,385,604 shares of Common Stock held by Highbridge Tactical Credit Master Fund, L.P. ("TCF"); and (ii) 4,783,427 shares of Common Stock held by Highbridge MSF International Ltd. ("MSF" and, together with TCF, the "Highbridge Funds"). The foregoing figures for ownership before the offering exclude 423,996 shares of Common Stock underlying warrants held by TCF and 929,869 shares of Common Stock underlying warrants held by MSF that are not presently exercisable due to the effect of a beneficial ownership limitation blocker. However, certain of these shares of Common Stock underlying warrants are included as part of the shares registered to be sold in the offering. Ownership after the offering includes the remaining 256,946 shares of Common Stock underlying warrants held by TCF and 576,387 shares of Common Stock underlying warrants held by MSF the exercise of which would no longer be prohibited as a result of the beneficial ownership limitation blocker. Highbridge Capital Management, LLC ("HCM"), the trading manager of the Highbridge Funds, may be deemed to be the beneficial owner of the shares held by the Highbridge Funds. Jonathan Segal and Jason Hempel are responsible for the investment and voting decisions made by HCM with respect to the shares held by MSF and TCF. The Highbridge Funds and the foregoing individuals disclaim any beneficial ownership of these shares. The business address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172 and the business address of the Highbridge Funds is c/o HedgeServ (Cayman) Ltd., Cricket Square, Floor 6, George Town, Grand Cayman KY1-1104, Cayman Islands.
(5)	Includes (i) 2,300,455 shares of Common Stock (including 123,626 shares of Common Stock underlying warrants) held by ALSV Limited; (ii) 152,752 shares of Common Stock (including 28,703 shares of Common Stock underlying warrants) held by Windermere Ireland Fund PLC; (iii) 3,016,446 shares of Common Stock (including 184,714 shares of Common Stock underlying warrants) held by APSV, LLC; and (iv) 441,810 shares of Common Stock (including 82,709 shares of Common Stock underlying warrants) held by ASIG International Limited (collectively, the “Aristeia Funds”). Each of the foregoing figures exclude shares of Common Stock underlying warrants that are not presently exercisable due to the effect of a beneficial ownership limitation blocker. Aristeia Capital, L.L.C. (“Aristeia”) may be deemed the beneficial owner of the securities described herein in its capacity as the investment manager of the Aristeia Funds, which are the holders of such securities. As investment manager of each Aristeia Fund, Aristeia has voting and investment control with respect to the securities held by each Aristeia Fund. Anthony M. Frascella and William R. Techar are the Co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Aristeia Funds. The business address of such holders is One Greenwich Plaza, Third Floor, Greenwich, Connecticut 06830.

(6)	Includes 1,505,669 shares of Common Stock (including 169,985 shares of Common Stock underlying warrants) held by Wolverine Flagship Fund Trading Limited (the “WF Fund”). Wolverine Asset Management, LLC (“WAM”) is the investment manager to WF Fund and has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Robert R. Bellick, Christopher L. Gust, Wolverine Holdings, WTP, and WAM disclaims beneficial ownership of the securities held by the WF Fund. The business address of such holders is 175 W. Jackson Blvd., Suite 340, Chicago, Illinois 60604.

(7)	Sprott Resource Lending Corp. is the investment manager of Sprott Private Resource Lending II (Collector), LP and may be deemed to be the beneficial owner of the shares held by Sprott Private Resource Lending II (Collector), LP . Peter Grosskopf, Jim Grosdanis, Narinder Nagra and Varinder Bhathal are responsible for the investment and voting decisions made by Sprott Resource Lending Corp. The business address of such holders is 200 Bay Street, Suite 2600, Toronto, ON, Canada, M5J 2J1.
(8)	Includes 688,415 shares of common stock underlying warrants. The business address of Cantor Fitzgerald & Co. is 110 East 59th Street, New York, NY 10022. Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor Fitzgerald & Co., has voting and investment control over the shares. Mr. Lutnick disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein.
(9)	Prisma Capital Partners LP is the investment manager of Prisma Pelican Fund LLC and may be deemed to be the beneficial owner of the shares held by Prisma Pelican Fund LLC. The business address of such holders is 9 West 57th Street, Suite 2600, New York, NY 10019.
(10)	Ninepoint Partners LP is the investment manager of Ninepoint Credit Income Opportunities Fund and may be deemed to be the beneficial owner of the shares held by Ninepoint Credit Income Opportunities Fund. The business address of such holders is 200 Bay Street, Suite 2700, Toronto, ON, Canada, M5J 2J2.
(11)	Resource Capital Investment Corp. is the investment manager of Natural Resource Investing LP and may be deemed to be the beneficial owner of the shares held by Natural Resource Investing LP. Arthur Rule, Varinder Bhathal and Thomas Ulrich are responsible for the investment and voting decisions made by Resource Capital Investment Corp. The business address of such holders is 1910 Palomar Point Way, Suite 200, Carlsbad, CA 92008.
(12)	Sprott Resource Streaming and Royalty Corp. is the investment manager of Sprott Private Resource Streaming and Royalty (Collector), LP and may be deemed to be the beneficial owner of the shares held by Sprott Private Resource Streaming and Royalty (Collector), LP. Michael Harrison and Varinder Bhathal are responsible for the investment and voting decisions made by Sprott Resource Streaming and Royalty Corp. Michael Harrison disclaims beneficial ownership of such shares. The business address of such holders is 200 Bay Street, Suite 2600, Toronto, ON, Canada, M5J 2J1.

Warrants

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Securityholder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Mudrick Capital Management, L.P.(2)	13,718,114	31.3%	10,495,892	23.9%	3,222,222	7.3%
Whitebox Advisors LLC(3)	913,017	2.1%	913,017	2.1%	0	*
Highbridge Capital Management, LLC(4)	1,353,865	3.1%	520,532	1.2%	833,333	1.9%
Aristeia Capital, L.L.C.(5)	1,979,806	4.5%	350,573	*	1,629,233	3.7%
Wolverine Asset Management, LLC(6)	169,985	*	169,985	*	0	*
Cantor Fitzgerald & Co(7)	688,415	1.6%	688,415	1.6%	0	*

*	Less than 1%

(1)	Based on 43,873,232 warrants issued and outstanding on May 17, 2021 of which 34,289,898 warrants have an exercise price of $11.50 per share and 9,583,334 warrants have an exercise price of $10.50 per share but excluding the Seller warrants which are significantly out of the money with an exercise price of $40.31 per share.

(2)	Includes (i) 4,604,204 warrants held by Mudrick Distressed Opportunity Fund Global L.P.; (ii) 1,530,893 warrants held by Mudrick Distressed Opportunity Drawdown Fund, L.P.; (iii) 1,717,473 warrants held by Mudrick Distressed Opportunity Drawdown Fund II, L.P.; (iv) 394,863 warrants held by Mudrick Distressed Opportunity Specialty Fund, LP; and (v) 14,722 warrants held by Mudrick Distressed Senior Secured Fund Global, L.P., (vi) 622,249 warrants held by Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., and (vii) 4,833,710 warrants held by certain accounts managed by Mudrick Capital Management, L.P. (collectively, the “Mudrick Funds”). Mudrick Capital Management, L.P. is the investment manager of the Mudrick Funds other than the Sponsor and is the managing member of the Sponsor. Mudrick Capital Management, L.P. holds voting and dispositive power over the securities held by the Mudrick Funds. Mudrick Capital Management, LLC is the general partner of Mudrick Capital Management, L.P., and Jason Mudrick is the sole member of Mudrick Capital Management, LLC. As such, Mudrick Capital Management, L.P., Mudrick Capital Management, LLC and Jason Mudrick may be deemed to have beneficial ownership of the warrants held by the Mudrick Funds. Each such entity or person disclaims any beneficial ownership of the reported warrants other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of such holders is 527 Madison Avenue, 6th Floor, New York, New York 10022.

(3)	Includes (i) 139,691 warrants held by Whitebox Asymmetric Partners, LP; (ii) 371,598 warrants held by Whitebox Credit Partners, LP; (iii) 89,476 warrants held by Whitebox Institutional Partners, LP; and (iv) 312,252 warrants held by Whitebox Multi-Strategy Partners, LP. Whitebox Advisors LLC is the investment manager of the Whitebox Funds and holds voting and disposable power over the warrants of the Company held by the Whitebox Funds. Whitebox Advisors LLC is owned by Robert Vogel, Paul Twitchell, Jacob Mercer, and Paul Roos and such individuals disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or such Whitebox Funds. The address of these persons is 3033 Excelsior Blvd., Suite 500, Minneapolis, Minnesota 55416.

(4)	Includes (i) 423,996 warrants held by TCF and (ii) 929,869 warrants held by MSF. HCM, the trading manager of the Highbridge Funds, may be deemed to be the beneficial owner of the warrants held by the Highbridge Funds. Jonathan Segal and Jason Hempel are responsible for the investment and voting decisions made by HCM with respect to the warrants held by MSF and TCF. The Highbridge Funds and the foregoing individuals disclaim any beneficial ownership of these warrants. The business address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172 and the business address of the Highbridge Funds is c/o HedgeServ (Cayman) Ltd., Cricket Square, Floor 6, George Town, Grand Cayman KY1-1104, Cayman Islands.

(5)	Includes (i) 583,097 warrants held by ALSV Limited; (ii) 135,379 warrants held by Windermere Ireland Fund PLC; (iii) 871,224 warrants held by APSV, LLC; and (iv) 390,106 warrants held by ASIG International Limited. Aristeia may be deemed the beneficial owner of the securities described herein in its capacity as the investment manager of the Aristeia Funds, which are the holders of such securities. As investment manager of each Aristeia Fund, Aristeia has voting and investment control with respect to the securities held by each Aristeia Fund. Anthony M. Frascella and William R. Techar are the Co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Aristeia Funds. The business address of such holders is One Greenwich Plaza, Third Floor, Greenwich, Connecticut 06830.

(6)	WF Fund is the record holder of such warrants. WAM is the investment manager to WF Fund and has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings. Robert R. Bellick and Christopher L. Gust may be deemed to control WTP, the general partner of Wolverine Holdings. Each of Robert R. Bellick, Christopher L. Gust, Wolverine Holdings, WTP, and WAM disclaims beneficial ownership of the securities held by the WF Fund. The business address of such holders is 175 W. Jackson Blvd., Suite 340, Chicago, Illinois 60604.

(7)	The business address of Cantor Fitzgerald& Co. is 110 East 59th Street, New York, NY 10022. Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor Fitzgerald & Co., has voting and investment control over the warrants. Mr. Lutnick disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein.

Each of the Selling Securityholders that is a broker-dealer or an affiliate of a broker-dealer has represented to us that it purchased the securities offered by this prospectus in the ordinary course of business and, at the time of purchase of those securities, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Securityholders and their affiliates see the section entitled “Certain Relationships and Related Transactions” and “Description of Securities to be Registered.”

Other Material Relationships

David Kirsch, the Chairman of our Board, has no pecuniary interest in shares of our Common Stock or warrants and disclaims any beneficial ownership of the shares of our Common Stock or warrants beneficially owned by Mudrick Capital Management, L.P. and its affiliates.

Michael Harrison, a member of our board of directors, has an indirect pecuniary interest in shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP. and Sprott Private Resource Lending II (Collector), LP as chief executive officer of Sprott Resource Streaming and Royalty Corp. and/or through his fiduciary role as a Managing Partner of Sprott Private Resource Streaming and Royalty (Collector), LP. and Managing Director of Sprott, Inc. Mr. Harrison disclaims any beneficial ownership of the shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP. and Sprott Private Resource Lending II (Collector), LP.

DESCRIPTION OF BUSINESS

About the Company

Hycroft Mining Holding Corporation (formerly known as Mudrick Capital Acquisition Corporation) was incorporated under the laws of the state of Delaware on August 28, 2017. We are a U.S.-based gold producer focused on operating and developing its wholly owned Hycroft Mine in a safe, environmentally responsible, and cost-effective manner.

Our operating mine, the Hycroft Mine, is an open-pit heap leach operation located approximately 54 miles west of Winnemucca, Nevada. Mining operations at the Hycroft Mine were restarted in 2019. As part of the restart, Hycroft, along with third party consultants, completed the Hycroft Technical Report for our proprietary two-stage heap oxidation and leach process for sulfide ore, for further detail see “Description of Property” . During the year ended December 31, 2020 we sold 24,892 ounces of gold and 136,238 ounces of silver. As of December 31, 2020, the Hycroft Mine had proven and probable mineral reserves of 11.9 million ounces of gold and 478.5 million ounces of silver, which are contained in oxide, transitional, and sulfide ores. We currently recover gold and silver through our heap leach process operations, while we continue to study and conduct testing of commercial production using our proprietary two-stage heap oxidation and leach process.

The Hycroft Mine, our sole operating property, is located outside of Winnemucca, Nevada. Our corporate headquarters is located at 8181 E. Tufts Avenue, Suite 510, Denver, Colorado 80237, and our telephone number is (303) 253-3267. Our website is www.hycroftmining.com.

Recapitalization Transaction with MUDS

As discussed in Note 1 - Company Overview and Note 3 - Recapitalization Transaction to the 2020 Year End Notes to the 2020 Year End Financial Statements, on May 29, 2020, we, formerly known as Mudrick Capital Acquisition Corporation (“MUDS”), consummated a business combination transaction (the “Recapitalization Transaction”) that resulted in MUDS Acquisition Sub, Inc. (“Acquisition Sub”) acquiring all of the issued and outstanding equity interests of the direct subsidiaries of Hycroft Mining Corporation (“Seller”) and substantially all of the other assets of Seller and assuming substantially all of the liabilities of Seller. In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of common stock or converted into shares of Seller common stock, and our post-Recapitalization Transaction indebtedness included amounts drawn under the Credit Agreement among MUDS, MUDS Holdco Inc., Allied VGH LLC, Hycroft Mining Holding Corporation, Hycroft Resources and Development, LLC Sprott Private Resource Lending II (Collector) Inc., and Sprott Resources Lending Corp. (“Sprott Credit Agreement”) and the assumption of the newly issued Subordinated Notes (as such are defined herein). Upon closing of the Recapitalization Transaction, our unrestricted cash available for use totaled $68.9 million.

Segment Information

The Hycroft Mine is our only operating segment and includes the operations, development, and exploration activities and contains 100% of our revenues and production costs. Corporate and Other includes corporate general and administrative costs. See Note 18 - Segment Information to the 2020 Year End Notes to the 2020 Year End Financial Statements for additional information on our segments.

Principal Products, Revenues, and Market Overview

The principal products produced at the Hycroft Mine are unrefined gold and silver bars (doré) and in-process inventories (metal-laden carbons and slags), both of which are sent to third party refineries before being sold, generally at prevailing spot prices, to financial institutions or precious metals traders. Doré bars and metal-laden carbons and slags are sent to refineries to produce bullion that meets the required market standards of 99.95% pure gold and 99.90% pure silver. Under the terms of our refining agreements, doré bars and metal-laden carbons and slags are refined for a fee, and our share of the separately recovered refined gold and refined silver are credited to our account or delivered to our buyers.

Product Revenues and Customers

In 2020, revenues from gold and silver made up 94% and 6%, respectively, of our total revenue and, as such, we consider gold our principal product. In 2020, all of our revenues were derived from metal sales to two customers; however, we do not believe we have any dependencies on these customers due to the liquidity of the metal markets and the availability of other metal buyers and financial institutions.

Gold Uses

Gold has two main categories of use: fabrication and investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and coins. Gold investors buy gold bullion, coins and jewelry.

Gold Supply and Demand

The supply of gold consists of a combination of current production from mining and metal recycling and the draw-down of existing stocks of gold held by governments, financial institutions, industrial organizations and private individuals. Based on publicly available information, gold production from mines decreased slightly for 2020 compared to 2019 totaling approximately 3,401 metric tons (or 109.3 million troy ounces) and represented approximately 73.4% of the 2020 global gold supply. Gold demand in 2020 was approximately 3,760 tons (or 120.9 million troy ounces) and totaled approximately $214 billion in value. In 2020, gold demand by sector was comprised of jewelry (38%), bar and coin (24%), ETF investments (23%), technology (8%), and central bank purchases (7%).

Gold Prices

The price of gold is volatile and is affected by many factors beyond our control, such as the sale or purchase of gold by central banks and financial institutions, inflation or deflation and monetary policies, fluctuation in the value of the U.S. dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold producing countries throughout the world. The following table presents the annual high, low, and average afternoon fixing prices for gold over the past ten years on the London Bullion Market (in U.S. dollars per ounce).

	GOLD PRICES			SILVER PRICES
Year	High	Low	Average	High	Low	Average
2018	1,355	1,178	1,268	17.52	13.97	15.71
2019	1,546	1,270	1,393	19.31	14.38	16.21
2020	2,067	1,474	1,770	28.89	12.01	20.55

On May 17, 2021, the afternoon fixing price for gold and silver on the London Bullion Market was $1,854 per ounce and $27.61 per ounce, respectively.

Competition

The top 10 producers of gold comprise approximately one third of total worldwide mined gold production. We are a developing producer with a single mine. The Hycroft Mine has large gold and silver reserves with an expected average annual production of approximately 366,000 gold equivalent ounces, based on a 34-year mine life included in the Hycroft Technical Report. We have not fully developed our operation and we have not established our long-term production and cost structure. Our costs are expected to be determined by the location, grade and nature of our ore body, processing technologies applied to our ore, and costs including energy, labor and equipment. The metals markets are cyclical, and our ability to maintain our competitive position over the long-term is based on our ability to develop and cost effectively operate the Hycroft Mine in a safe and environmentally responsible manner.

We compete with other mining companies in connection with hiring and retaining qualified employees. There is substantial competition for qualified employees in the mining industry, some of which is with companies having substantially greater financial resources than us and a more stable history. As a result, we may have difficulty hiring and retaining qualified employees.

Please see “Risk Factors—Industry Related Risks—We face intense competition in the mining industry” for additional discussion related to our current and potential competition.

Employees

At December 31, 2020, we had approximately 240 employees, of which 228 were employed at the Hycroft Mine. None of our employees are represented by unions.

COVID-19

We have implemented health and safety policies for employees, contractors, and visitors that follow guidelines from the Center for Disease Control (CDC) and the Mine Safety and Health Administration (MSHA). During 2020, especially the fourth quarter, our operations faced certain limitations due to COVID-19 related absences, however the impact did not significantly adversely affect our operations.

Please see “Risk Factors— Industry Related Risks—The COVID-19 pandemic may adversely impact our business, financial condition, and results of operations” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional discussion related to COVID-19.

Government Regulation of Mining-Related Activities

Government Regulation

Mining operations and exploration activities are subject to various federal, state and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct our current mining, exploration and other programs. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in Nevada and the United States. Although we are not aware of any current claims, orders or directions relating to our business with respect to the foregoing laws and regulations, changes to, or more stringent application, interpretation, or enforcement of, such laws and regulations in Nevada, or in jurisdictions where we may operate in the future, could require additional capital expenditures and increased operating and/or reclamation costs, which could adversely impact the profitability levels of our projects.

On January 20, 2021, the Department of the Interior, Washington Office, issued order number 3395 (the “Order”) promulgating a suspension of authority for Department Bureaus and Offices to take actions including to take actions in accordance with the National Environmental Policy Act; to approve plans of operation, or to amend existing plans of operation under the General Mining Law of 1872; or any notices to proceed under previous surface use authorizations that will authorize ground-disturbing activities. The suspension will remain in effect for 60 days from January 20, 2021, or until any of its provisions are amended, superseded, or revoked. The Order suspended the authority of the local offices of the Bureau of Land Management (“BLM”) to make decisions or to approve any new ground-disturbing actions under previous decisions related to the Company’s planned operations. At the time of the suspension of authority, the Company had no material proposed actions pending with the local office of the Bureau of Land Management, will proceed with currently approved actions for the duration of the anticipated 60-day suspension of authority, and is not currently aware of any material adverse effects from the suspension of authority based on the duration stated in the Order. The Company may require authorization to proceed with new ground-disturbing activities under previous authorizations prior to proceeding into the sulfide ore bodies planned for 2022, in the event the Order has not been amended, superseded, or revoked.

Environmental Regulation

Our mining projects are subject to various federal and state laws and regulations governing protection of the environment. These laws and regulations are continually changing and, in general, are becoming more restrictive. The federal laws and regulations, among other things:

•

impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites (the Comprehensive Environmental Response, Compensation, and Liability Act);

•	govern the generation, treatment, storage and disposal of solid waste and hazardous waste (the Federal Resource Conservation and Recovery Act);

•	restrict the emission of air pollutants from many sources, including mining and processing activities (the Clean Air Act);

•

require federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including the issuance of permits to mining facilities and assessing alternatives to these actions (the National Environmental Policy Act);

•	regulate the use of federal public lands to prevent undue and unnecessary degradation of the public lands (the Federal Land Policy and Management Act of 1976);

•	restrict and control the discharge of pollutants and dredged and fill materials into waters of the United States (the Clean Water Act); and

•	regulate the drilling of subsurface injection wells (the Safe Drinking Water Act and the Underground Injection Control program promulgated thereunder).

We cannot predict at this time what changes, if any, to federal laws or regulations may be adopted or imposed by the new Biden Administration. At the state level, mining operations in Nevada are regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection (the “Division”), which has the authority to implement and enforce many of the federal regulatory programs described above as well as state environmental laws and regulations. Compliance with these and other federal and state laws and regulations could result in delays in obtaining, or failure to obtain, government permits and approvals, delays in beginning or expanding operations, limitations on production levels, incurring additional costs for investigation or cleanup of hazardous substances, payment of fines, penalties or remediation costs for non-compliance, and post-mining closure, reclamation and bonding.

It is our policy to conduct business in a way that safeguards public health and the environment. We believe that our operations are, and will be, conducted in material compliance with applicable laws and regulations. However, our past and future activities in the United States may cause us to be subject to liability under such laws and regulations. For information about the risks to our business related to environmental regulation, see “Risk Factors - Industry Related Risks”:

•

Our operations are subject to numerous governmental permits that are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed;

•	Changes in environmental regulations could adversely affect our cost of operations or result in operations delays;

•	Environmental regulations could require us to make significant expenditures or expose us to potential liability; and

•	Our exploration and development operations are subject to extensive environmental regulations, which could result in the incurrence of additional costs and operational delays.

During 2020 and 2019, there were no material environmental incidents or non-compliance with any applicable environmental regulations on the properties now held by us, except as follows: On March 19, 2019, we executed an Administrative Order of Consent and agreed to a payment of $11,521 to the State of Nevada acting by and through the Division to settle a Finding of Alleged Violation and Order issued November 7, 2018 for non-compliance with the Resource Conservation and Recovery Act requirements to remove hazardous waste within 90 days of accumulation of such waste. Additionally, on December 11, 2019, the Division held an enforcement conference with our management to determine whether the issuance of Notices of Alleged Air Quality Violation Order No 2701 was or was not warranted. The Division issued a formal warning and has indicated that it did not intend to take any further action. We did not incur material capital expenditures for environmental control facilities during 2020 and 2019 and do not expect to incur any material expenditures in 2021 for such environmental control facilities.

Reclamation

We are required to mitigate long-term environmental impacts by stabilizing, contouring, re-sloping and re-vegetating various portions of a site after mining and mineral processing are completed, mitigating potential impacts to surface water and groundwater resources. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies. Our reclamation obligations at the Hycroft Mine are secured by surface management surety bonds that meet the financial assurance requirements of the State of Nevada and the BLM. Our most recent reclamation cost estimate was approved by the BLM and the State of Nevada in July 2020. At December 31, 2020, our surface management surety bonds totaled $59.9 million, of which $58.3 million secures the financial assurance requirements for the Hycroft Mine, $1.0 million secures the financial assurance requirements for the adjacent water supply well field and exploration project, and $0.6 million secures the financial assurance requirements for an archaeological mitigation project. Based on the December 31, 2020 estimate, no material reclamation expenditures are expected to be incurred until 2047 and the reclamation work is projected to be completed by 2065. When we perform reclamation work in the future, the work will be planned to conform to our mining operations and will be required to be documented when completed under our governing permits with the government regulatory agencies. The reclamation obligation would be adjusted accordingly as allowed under current regulations, and the financial assurance requirements would be adjusted to account for the completed reclamation work. If we are required to comply with material unanticipated financial assurance requirements in the future, our financial position could be adversely affected, or our posted financial assurance may be insufficient. For financial information about our estimated future reclamation costs refer to Note 12 – Asset Retirement Obligation to the 2020 Year End Notes to our 2020 Year End Financial Statements.

Mine Safety and Health Administration Regulations

Safety and health is a core value which is why we have mandatory mine safety and health programs that include employee and contractor training, risk management, workplace inspection, emergency response, accident investigation and program auditing. We consider these programs to be essential at all levels to ensure that our employees, contractors, and visitors only operate in a safe and healthy workplace.

Our operations and exploration properties are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), issuers are required to disclose specified health and safety violations, orders and citations, related assessments and legal actions, and mining-related fatalities in periodic reports. MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The number of citations and orders charged against mining operations, and the dollar penalties assessed for such citations, have generally increased in recent years.

Property Interests and Mining Claims

Our development activities are conducted in the State of Nevada. Mineral interests in Nevada may be owned by the United States, the State of Nevada, or private parties. Where prospective mineral properties are held by the United States, mineral rights may be acquired through the location of unpatented mineral claims upon unappropriated federal land. Where prospective mineral properties are owned by the State of Nevada or private parties, some type of property acquisition agreement is necessary in order for us to explore or develop such property. Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and, therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. For general information about our mineral properties and mining claims refer to “Description of Property” in this registration statement for which this prospectus forms a part. For information about the risks to our business related to our property interests and mining claims, see “Risk Factors - Industry Related Risks” in this prospectus:

•	There are uncertainties as to title matters in the mining industry. Any defects in such title could cause us to lose our rights in mineral properties and jeopardize our business operations; and

•

Legislation has been proposed periodically that could, if enacted, significantly affect the cost of our operations on our unpatented mining claims or the amount of Net Proceeds Mineral Tax we pay to the State of Nevada.

DESCRIPTION OF PROPERTY

Our sole property is the Hycroft Mine. The Hycroft Mine is an open-pit (surface) gold and silver mine with a long history of operations as discussed below. Commencing in January 2019, Seller began efforts to restart mining operations. During the first quarter of 2019, Seller worked to bring our six haul trucks, two hydraulic shovels and one wheel loader back into operation. In addition, Seller began the rehabilitation of the crushing system and the construction of leach pad space to enable mining operations to begin in the second quarter of 2019. Initial gold and silver production occurred in August 2019. During 2020, the rehabilitation of the crushing system was completed, additional mobile fleet equipment was rented, headcount increased, repairs and restoration of processing facilities were continued, and the construction of a new leach pad expansion and related infrastructure began. The North Merrill-Crowe processing and refining facility continues on care and maintenance and it will require expenditures to restore it to operational status.

Hycroft Technical Report

The information that follows relating to the Hycroft Mine is derived, for the most part, from, and in some instances is an extract from, the Hycroft Technical Report prepared in compliance with the SEC’s Modernization of Property Disclosures for Mining Registrants. Portions of the following information are based on assumptions, qualifications and procedures that are not fully described herein. Reference should be made to the full text of the Hycroft Technical Report, as previously filed with the SEC on February 14, 2020.

Overview and Highlights

The Hycroft Mine Technical Report contemplates average annual production of approximately 366,000 gold equivalent ounces, based on a 34-year mine life for mining and processing mineral reserves. As of December 31, 2020, we had not yet begun the ramp up of our operations to production levels contemplated in the Hycroft Technical Report and, as such, we are producing gold and silver at a much lower rate. Our 2021 production plan will allow us to maintain our existing workforce and the decision to delay ramp up to high production levels will allow us time to optimize our mining plan, take additional steps to define our ore body, and resolve technical issues to better understand the proprietary two-stage heap oxidation and leach process and evaluate the proposed oxidation process for transitional and sulfide ores, and allow us to evaluate implementing additional processing technologies that may be more profitable for certain ore types. Our current plans focus our efforts on placing the Hycroft Mine in a position for a future ramp up of production at the appropriate time.

The Hycroft Technical Report sets forth a novel process for processing sulfide ore and assumes that we will utilize a substantial amount of existing infrastructure at the Hycroft Mine including administration buildings, mobile maintenance shop, light vehicle maintenance shop, warehouse, leach pads, crushing system, a refinery, and two Merrill-Crowe process plants, after refurbishment. Additionally, a second refinery is planned using existing equipment. In order to ramp up and maintain our operation to tonnage and production levels contemplated by the Hycroft Technical Report, we will need to construct additional leach pad space, add crusher capacity, add material handling systems, and construct a rail spur and storage space among other projects. In addition to infrastructure additions, we will need to significantly expand our mobile mining fleet and workforce, and perform repairs and maintenance to existing infrastructure, particularly the North Merrill-Crowe process plant. In the event that we determine to implement additional processing technologies and/or materially change our assumptions for consumption of reagents or metallurgical recovery rates, we may update or file a new technical report in the future. We currently have established goals and budgeted estimated costs for this work in 2021 or 2022.

Hycroft Mine

For a detailed discussion of the Hycroft Mine’s operating and production data, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Hycroft Mine.”

The following shows where our Hycroft Mine and Advanced Exploration Properties are located as well as areas of the Hycroft Mine.

HYCROFT MINE
Gerlach
Hycroft Mine
Winnemucca
Elko
Gerlach
Reno
Las Vegas
N
0 25 50 100 Miles
Hycroft Mine
Property Location
Humboldt & Pershing Counties
Nevada
HYCROFT

Additionally, the map below shows the current property and facilities layout.

The Hycroft Mine and related facilities are located approximately 54 miles west of Winnemucca, Nevada. Winnemucca, a city with a population of approximately 7,800 (2019), is a commercial community on Interstate 80, 164 miles northeast of Reno. The mine property straddles Townships 34, 35, 351/2 and 36 North and Ranges 28, 29 and 30 East (MDB&M) with an approximate latitude 40°52’ north and longitude 118°41’ west.

The town is served by a transcontinental railroad and has a municipal airport. Access to the Hycroft Mine from Winnemucca is by Jungo Road, formerly designated as State Route 49, a good-quality, unpaved road, and a short access road to the main entrance of the mine. Well-maintained mine and exploration roads provide access throughout the property. Access is also possible from Imlay, Gerlach and Lovelock by unpaved roads intersecting Interstate 80 and Nevada State Route 447. The majority of our employees live in the Winnemucca area. The site receives electrical power provided by NV Energy from the northwestern Nevada power grid. Initial surveys indicate that the town of Winnemucca has the required infrastructure (shopping, emergency services, schools, etc.) to support the maximum workforce and dependents. The Hycroft Mine currently has water rights which are adequate to support our planned future heap leach operations. The mine is situated on the eastern edge of the Black Rock Desert and on the western flank of the Kamma Mountains between Winnemucca and Gerlach, Nevada. There are no streams, rivers or major lakes in the general area. Elevations in the mine area range between 4,500 and 5,500 feet above sea level.

The climate of the region is arid, with precipitation averaging 2.1 inches per year. Average temperatures during the summer range from 50°F to 90°F and average winter temperatures range from 20°F to 40°F.

We hold 30 private patented claims and 3,247 unpatented mining claims that constitute our Hycroft Mine operating property. The total acreage covered by unpatented claims is approximately 68,759 acres and an additional 1,912 acres is covered by patented claims. Combining the patented and unpatented claims, total claims cover approximately 70,671 acres. Our Hycroft Mine patented claims occupy private lands and our unpatented claims occupy public lands, administered by the BLM. These claims are governed by the laws and regulations of the U.S. federal government and the State of Nevada. To maintain the patented claims in good standing, we must pay the annual property tax payments to the county in which the claims are held. To maintain the unpatented claims in good standing, we must file a notice of intent to maintain the claims within the county and pay the annual mineral claim filing fees to the BLM. Such filing fees amounted to $0.6 million in 2020. As long as we file the annual notice and pay the claim filing fees, there is no expiration date for our unpatented claims.

A portion of the Hycroft Mine is subject to a mining lease requiring us to pay 4% net profit royalty to the owner of certain patented and unpatented mining claims, subject to a maximum of $7.6 million, of which $4.9 million remained payable as of December 31, 2020. There is no expiration date on the net profit royalty.

The Hycroft Mine is also subject to the Sprott Royalty Agreement (as defined herein) that requires us to pay a perpetual royalty equal to 1.5% of the Net Smelter Returns, as such term is defined in such agreement, from our Hycroft Mine. There is no expiration and no limit on the amount that can be paid on the Sprott Royalty Agreement. We have the right to repurchase up to 33.3% (0.5% of the 1.5% royalty) of the royalty on each of the first and second anniversaries from May 29, 2020.

The Hycroft Mine was formerly known as the Crofoot-Lewis open pit mine, which was a small heap leaching operation that commenced in 1983. Vista Gold Corp., a corporation incorporated under the laws of the Yukon Territory (“Vista”), acquired the Crofoot-Lewis claims and mine in 1987 and 1988. During this first operating period the mine produced over 1.0 million ounces of gold and 2.5 million ounces of silver. The mine production continued until it was placed on a care and maintenance program in December 1998 due to low gold prices. Seller acquired the Hycroft Mine in 2007 pursuant to an arrangement agreement where Vista transferred its Nevada mining properties to Seller’s predecessor. Seller restarted the Hycroft Mine in 2008 and suspended mining operations on July 8, 2015. During 2016, Seller was actively processing and producing gold from the ore within the heap leach pads. On January 1, 2017, Seller went into a care and maintenance mode when it stopped adding lime to the leach pads and continued to operate in a care and maintenance mode throughout 2017 and 2018. Prior to restarting operations, production of gold and silver was a byproduct of Seller’s maintenance activities on the Hycroft Mine. In January 2019 Seller began the restart of mining operations. During the first quarter of 2019 Seller began operations again with six haul trucks, two hydraulic shovels and one wheel loader. In addition, Seller began the rehabilitation of its crushing system and the construction of new leach pad space to enable mining operations to begin in the second quarter of 2019. Initial gold and silver production occurred in August 2019.

On site facilities include an administration building, mobile maintenance shop, light vehicle maintenance shop, warehouse, leach pads, crushing system, two Merrill-Crowe process plants and a refinery. The components for a second refinery are on-site and will be constructed as part of the expansion of mining activities. The crushing system was refurbished as part of the restart activities and all other facilities are operational with the exception of the North Merrill-Crowe plant which is currently expected to be needed in 2022. The gross book value of plant and equipment associated with the Hycroft Mine as of December 31, 2020, was $85.3 million.

Geology

The Hycroft Mine is located on the western flank of the Kamma Mountains. The deposit is hosted in a volcanic eruptive breccia and conglomerates associated with the Tertiary Kamma Mountain volcanics. The volcanics are mainly acidic to intermediate tuffs, flows and coarse volcanoclastic rocks. Fragments of these units dominate the clasts in the eruptive breccia. The Central Fault and East Fault control the distribution of mineralization. A post-mineral range-front fault separates the ore-body from the adjacent Pleistocene Lahontan Lake sediments in the Black Rock Desert. The geological events have created a physical setting ideally suited to the open-pit, heap-leach mining operation at the Hycroft Mine. The heap leach method is widely used in the southwestern United States and allows the economical treatment of oxidized low-grade ore deposits in large volumes.

The deposit is typically broken into six major zones based on geology, mineralization, and alteration. These zones include Brimstone, Vortex, Central, Bay, Boneyard, and Camel. Breaks between the zones are major faults.

Mineralization at Hycroft has been deposited through multiple phases. An early silica sulfide flooding event deposited relatively low-grade gold and silver mineralization generally along bedding. This mineralization is cross cut by later, steeply dipping quartz alunite veins. Late stage silver bearing veins are found in the Vortex zone and at depth in the Central area. Late to present supergene oxidation along faults has liberated precious metals from sulfides and further enriched gold and silver mineralization, along water table levels.

The known gold mineralization extends for a distance of three miles in a north-south direction by 1.5 miles in an east-west direction. Mineralization extends to a depth of less than 330 feet in the outcropping to near-outcropping portion of the deposit on the northwest side to over 2,500 feet in the Vortex deposit in the east.

Proven and Probable Mineral Reserves

Our mineral reserve estimates are calculated in accordance with subpart 1300 of Regulation S-K under the Modernization of Property Disclosures for Mining Registrants. Proven and probable mineral reserves may not be comparable to similar information regarding mineral reserves disclosed in accordance with the guidance of other countries. We conduct ongoing studies of our ore bodies to optimize economic values and to manage risk. We revise our mine plans and estimates of proven and probable mineral reserves as required and in accordance with the latest available studies. Our estimates of proven and probable mineral reserves are prepared by and are the responsibility of our employees.

Our estimated proven and probable mineral reserves were determined in 2019 and have been adjusted to reflect depletion solely from mining activities through December 31, 2020. Our mineral reserves are based on prices of $1,200 per ounce for gold and $16.50 per ounce for silver. The gold and silver prices used in estimating mineral reserves were lower than the trailing 3-year average price of $1,272.66 per ounce for gold and $16.53 per ounce for silver at the time they were established. The average London Bullion Market spot metal prices for each of the years ended December 31, 2019, 2018 and 2017 was $1,393, $1,268 and $1,257 per ounce for gold, respectively, and $16.21, $15.71 and, $17.04 per ounce for silver, respectively. Below is a summary of our estimated proven and probable mineral reserves as of December 31, 2020.

	Tons	Grades, oz/t		Contained Oz (000s)
	(000s)	Au	Ag	Au	Ag
Proven (Heap Leach)
Oxide ROM	21,921	0.009	0.233	201	5,114
Transitional ROM	3,257	0.006	0.12	21	391
Oxide 3/4” Crushed	14,667	0.012	0.739	180	10,837
Transitional 3/4” Crushed	4,361	0.005	0.312	23	1,361
Transitional 1/2” Crushed	86,406	0.011	0.452	908	39,014
Sulfide 1/2” Crushed	249,563	0.012	0.467	2,910	116,457
Total Proven Heap Leach	380,175	0.011	0.456	4,243	173,174
Probable (Heap Leach)
Oxide ROM	12,988	0.005	0.229	70	2,979
Transitional ROM	3,550	0.005	0.131	19	465
Oxide 3/4” Crushed	2,847	0.010	0.716	28	2,038
Transitional 3/4” Crushed	1,298	0.004	0.496	5	643
Transitional 1/2” Crushed	51,752	0.010	0.461	496	23,858
Sulfide 1/2” Crushed	662,787	0.010	0.411	6,929	272,219
Total Probable Heap Leach	735,222	0.010	0.411	7,547	302,202
Total Probable Sulfide Stockpile 1/2” Crushed	7,445	0.01	0.422	75	3,139
Total Proven and Probable Mineral Reserves	1,122,842	0.011	0.426	11,865	478,515
Waste	1,316,936
Total Tons	2,439,778
Strip Ratio	1.17

Below is a summary of our estimated proven and probable mineral reserves as of December 31, 2019 that were determined in 2019 and have been adjusted to reflect depletion solely from mining activities through December 31, 2019.

	Tons	Grades, oz/t		Contained Oz (000s)
	(000s)	Au	Ag	Au	Ag
Proven (Heap Leach)
Oxide ROM	22,475	0.009	0.232	205	5,211
Transitional ROM	4,081	0.008	0.185	32	755
Oxide 3/4” Crushed	15,250	0.012	0.716	184	10,926
Transitional 3/4” Crushed	4,395	0.005	0.311	24	1,367
Transitional 1/2” Crushed	90,095	0.01	0.448	945	40,328
Sulfide 1/2” Crushed	250,333	0.012	0.466	2,921	116,698
Total Proven Heap Leach	386,629	0.011	0.453	4,311	175,285
Probable (Heap Leach)
Oxide ROM	13,145	0.005	0.229	71	3,005
Transitional ROM	3,658	0.005	0.138	20	505
Oxide 3/4” Crushed	3,001	0.01	0.687	29	2,063
Transitional 3/4” Crushed	1,300	0.004	0.495	5	644
Transitional 1/2” Crushed	52,451	0.01	0.458	504	24,041
Sulfide 1/2” Crushed	662,931	0.01	0.411	6,932	272,252
Total Probable Heap Leach	736,486	0.01	0.411	7,561	302,510
Total Probable Sulfide Stockpile 1/2” Crushed	8,289	0.01	0.396	85	3,281
Total Proven and Probable Mineral Reserves	1,131,404	0.011	0.425	11,957	481,076
Waste	1,320,164
Total Tons	2,451,568
Strip Ratio	1.17

•	Mineral reserves estimated at $1,200/oz Au and $16.50/oz Ag.
•	Cut-off grades used a Net Smelter Return (NSR) calculation.
•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

We did not use metal or equivalent metal cut-off grades in estimating proven and probable mineral reserves set forth in the table above and the complexity of the ore body resulted in the use of multiple metallurgical recovery factors by domain and process method, as reflected in the NSR calculations contained in Section 12 of the Hycroft Technical Report. NSR calculations were used as the basis of proven and probable mineral reserve estimations and for decisions influencing operating strategy, mine planning and design, because of differing mining and processing costs, recoveries, and the influence of both gold and silver. Factors including the variable ore types and mineralogy, different process streams and metallurgical recoveries, and related haulage distance can all cause variability in mining and processing costs and block value. Consequently, calculation of the breakeven NSR contained no profit assumptions. Metallurgical recovery factors used to estimate proven and probable mineral reserves set forth in the table above are variable based upon the domain and processing method applied. Detailed domain specific metallurgical recoveries used to estimate proven and probable mineral reserves are set forth in Table 12-3 in Section 12 of the Hycroft Technical Report, including Au and Ag recoveries by domain for ROM Heap Leach Recovery, 3/4” Crushed Heap Leach Recovery, and 1/2” Crushed Heap Leach Recovery.

The reference point for mineral reserves is ore delivered to the leach pad and does not include reductions attributed to anticipated leach recoveries. In the case of the Hycroft Mine’s open pit, all costs are accounted for during the optimization phase of pit limit planning. Once the optimum pit extents have been determined, the decision to mine the material has been made and the cost incurred; the only task remaining then is to determine the optimal routing of the material. General and administrative expenses, as applied at Hycroft, are a fixed cost and do not vary by the tons mined or processed. As such, general and administrative costs are applied as an annual cost in the mine planning and not applied as a dollar to ton of ore processed. All material routing is based on optimal destination determination accounting for all applicable costs, recoveries, and limits (i.e., crushing capacity).

Below is a summary of gold and silver ounces contained in our estimated proven and probable mineral reserves as of December 31, 2020 to reflect the reduction in mineral reserves resulting from mining in 2020, as compared to December 31, 2019:

		Au Oz (000s)				Ag Oz (000s)
		As of December 31,		Change in Oz		As of December 31,		Change in Oz
Classification	Material	2020	2019	Au Oz	%	2020	2019	Ag Oz	%
Proven	Oxide ROM	201	205	(4)	(2.0)%	5,114	5,211	(97)	(1.9)%
	Oxide 3/4” Crush	21	32	(11)	(34.4)%	391	755	(364)	(48.2)%
	Transition ROM	180	184	(4)	(2.2)%	10,837	10,926	(89)	(0.8)%
	Transition 3/4” Crush	23	24	(1)	(4.2)%	1,361	1,367	(6)	(0.4)%
	Transition 1/2” Crush	908	945	(37)	(3.9)%	39,014	40,328	(1,314)	(3.3)%
	Sulfide 1/2” Crush	2,910	2,921	(11)	(0.4)%	116,457	116,698	(241)	(0.2)%
	Total	4,243	4,311	(68)	(1.6)%	173,174	175,285	(2,111)	(1.2)%

Probable	Oxide ROM	70	71	(1)	(1.4)%	2,979	3,005	(26)	(0.9)%
	Oxide 3/4” Crush	19	20	(1)	(5.0)%	465	505	(40)	(7.9)%
	Transition ROM	28	29	(1)	(3.4)%	2,038	2,063	(25)	(1.2)%
	Transition 3/4” Crush	5	5	—	—%	643	644	(1)	(0.2)%
	Transition 1/2” Crush	496	504	(8)	(1.6)%	23,858	24,041	(183)	(0.8)%
	Sulfide 1/2” Crush	6,929	6,932	(3)	—%	272,219	272,252	(33)	0.0%
	Total	7,547	7,561	(14)	(0.2)%	302,202	302,510	(308)	(0.1)%

Probable Stockpile	Sulfide 1/2” Crush	75	85	(10)	(11.8)%	3,139	3,281	(142)	(4.3)%

Proven and Probable	Oxide ROM	271	276	(5)	(1.8)%	8,093	8,216	(123)	(1.5)%
	Oxide 3/4” Crush	40	52	(12)	(23.1)%	856	1,260	(404)	(32.1)%
	Transition ROM	208	213	(5)	(2.3)%	12,875	12,989	(114)	(0.9)%
	Transition 3/4” Crush	28	29	(1)	(3.4)%	2,004	2,011	(7)	(0.3)%
	Transition 1/2” Crush	1,404	1,449	(45)	(3.1)%	62,872	64,369	(1,497)	(2.3)%
	Sulfide 1/2” Crush	9,914	9,938	(24)	(0.2)%	391,815	392,231	(416)	(0.1)%
	Total	11,865	11,957	(92)	(0.8)%	478,515	481,076	(2,561)	(0.5)%

Typical break-even individual single metal cut-off grade listed for informational reference in the Hycroft Technical Report (Table 12-7) is as follows:

Process Method	Au (opt)	Ag (opt)
ROM Oxide Leach Recovery	0.006	0.938
ROM Transitional Leach Recovery	0.008	1.115
3/4” Crushed Oxide Leach Recovery	0.005	0.793
3/4” Crushed Transitional Leach Recovery	0.007	0.835
1/2” Crushed Transitional Leach Recovery	0.006	0.420
1/2” Crushed Sulfide Leach Recovery	0.007	0.519

The NSR calculation incorporates more than the typical single metal cutoff grades shown above, and the cutoff grades above, while typical, are not utilized in the estimation or reporting of mineral reserves. The NSR calculation covers all fixed and variable costs including mining, processing, sustaining capital deemed to be directly proportional to ore tonnage, general and administration, gross royalties, transport and shipping costs, smelting and refining costs, limits to payable metals, and refining penalties for deleterious metals. The following is an example of the method used to calculate the NSR expressed in US dollars per ton (US$/t):

NSR (US$/t) is calculated from the following equation:

NSR = (((Au Price - Au Selling) * Au Grade * Recovery Au * Au Refine) + ((Ag Price - Ag Selling) * Ag Grade * Recovery Ag * Ag Refine)) * (1 - Royalty) - Mine Cost - Process Cost - Soda Ash Cost - Sustaining Cost - G&A Cost

Where:

NSR	=	Net Smelter Return
Au Price	=	Au selling price in $ per troy ounce
Au Selling	=	bullion treatment and refining cost in $ per troy ounce
Au Grade	=	Au fire grade in troy ounces per ton
Recovery Au	=	% metallurgical recovery of Au by process route & domain
Au Refine	=	% payable for Au refining losses and deductions
Ag Price	=	Ag selling price in $ per troy ounce
Ag Selling	=	bullion treatment and refining cost in $ per troy ounce
Ag Grade	=	Ag fire grade in troy ounces per ton
Recovery Ag	=	% metallurgical recovery of Ag by process route & domain
Ag Refine	=	% payable for Ag refining losses and deductions
Royalty	=	% royalty (Note due to very limited royalty remaining, no royalty has been included)
Mine Cost	=	mining cost per ton by material type
Process Cost	=	process cost per ton by process type & domain
Soda Ash Cost	=	soda ash cost per ton
Sustaining Cost	=	sustaining cost per ton
G&A Costs	=	general and administrative cost per ton

In addition to the factors listed above, methods, material assumptions and criteria used for estimating mineral reserves, as set forth in Section 12 of the Hycroft Technical Report, are as follows:

•	Costs were generated by Hycroft personnel, metallurgical recoveries were developed by M3 Engineering, and slope inputs supplied by Call and Nicholas and Golder Associates.

•	An NSR was generated for each 40 ft x 40 ft x 40 ft block for each of the processing methods available at Hycroft, which are the following:

°	Run-of-Mine (ROM) Heap Leaching of oxide and transitional material;

°	3/4” Crushed Heap Leaching of oxide and transitional material;

°	1/2” Crushed Heap Leaching of transitional and sulfide material; and

°	Assumed gold and silver prices of $1,200 and $16.50 per ounce, respectively.

°	Economic pit limits were determined with Geovia Whittle® Strategic Planning software.

°	Open pit designs were completed utilizing Maptek Vulcan 3D mine design software.

°	Mine planning was completed using Minemax strategic and operational mine planning software and the processing method that returned the highest net value was selected. If all processing methods returned a negative value, the block was classified as waste.

Soda ash assumptions set forth in Table 12-4 in Section 12 of the Hycroft Technical Report were as follows:

Soda Ash Cost	=	Cost of Soda Ash x Soda Ash Required
Cost of Soda Ash	=	$0.11 per pound
Soda Ash Required	=	% Oxidation x 2000 x % Sulfide Sulfur x 1.57
% Oxidation	=	(Target Oxidation — ratio_au) / Liberation Rate
Target Oxidation	:	Bay = 55%; All Others = 70%
ratio_au	=	aucn block grade / aufa block grade
Liberation Rate		if (ratio_au le 0.05) then = 1.77
if (ratio_au le 0.10) then = 1.89
if (ratio_au le 0.15) then = 1.99
if (ratio_au le 0.20) then = 2.09
if (ratio_au le 0.25) then = 2.18
if (ratio_au le 0.30) then = 2.27
if (ratio_au le 0.35) then = 2.36
if (ratio_au le 0.40) then = 2.44
if (ratio_au le 0.45) then = 2.53
if (ratio_au le 0.50) then = 2.60
if (ratio_au le 0.55) then = 2.68
if (ratio_au le 0.60) then = 2.70
if (ratio_au le 0.70) then = 2.78

Additional parameters used to calculate NSR included: (i) Whittle input parameters of the heap leach for oxide, transitional and sulfide ores and multiple cost and recovery factors by domain, as set forth in Table 12-2 of the Hycroft Technical Report; and (ii) heap leach metallurgical recoveries utilized in the Whittle optimization in mineral reserve determinations varying by redox, domain and process method, as set forth in Table 12-3 of the Hycroft Technical Report.

Measured, Indicated and Inferred Mineral Resources

Our mineral resource estimates are calculated in accordance with subpart 1300 of Regulation S-K and are exclusive of mineral reserves. Measured, indicated and inferred mineral resources may not be comparable to similar information regarding mineral resources disclosed in accordance with the guidance of other countries. The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Hycroft Mine. Estimates of inferred mineral resources have significant geological uncertainty and it should not be assumed that all or any part of an inferred mineral resource will be converted to the measured or indicated categories. Mineral resources that are not mineral reserves do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves.

The Hycroft Mine contains a large precious metals deposit, based on measured and indicated mineral resource size. The resource information provided below was calculated by SRK during 2019 and also reflects the resource information as of December 31, 2019 and December 31, 2020 as Hycroft did not deplete any resources from mining activities through December 31, 2020.

		Contained Grade					Contained Metal
Classification	Material	Tons (kt)	AuFa OPT	AuCn OPT	AgFa OPT	S%	Au (koz)	Ag (koz)
Measured	Oxide	5,650	0.011	0.008	0.224	1.79	60	1,267
	Transitional	21,746	0.011	0.005	0.186	1.80	232	4,038
	Sulfide	37,512	0.010	0.002	0.273	1.85	356	10,248
		64,908	0.010	0.004	0.240	1.83	649	15,554
Indicated	Oxide	2,619	0.006	0.005	0.229	1.89	17	599
	Transitional	16,293	0.007	0.003	0.329	1.79	117	5,369
	Sulfide	310,102	0.009	0.002	0.282	1.81	2,916	87,470
		329,014	0.009	0.002	0.284	1.81	3,050	93,438
Measured and Indicated	Oxide	8,268	0.009	0.007	0.226	1.82	77	1,867
	Transitional	38,039	0.009	0.004	0.247	1.80	349	9,407
	Sulfide	347,614	0.009	0.002	0.281	1.81	3,272	97,718
		393,922	0.009	0.002	0.277	1.81	3,699	108,992
Inferred	Oxide	6,191	0.007	0.005	0.267	1.72	44	1,651
	Transitional	20,148	0.008	0.004	0.276	1.74	156	5,570
	Sulfide	568,704	0.010	0.002	0.214	1.76	5,516	121,930
	Fill	4,018	0.013	0.008	0.150	0.63	53	603
		599,062	0.010	0.002	0.217	1.76	5,769	129,754

•

Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the mineral resources estimated will be converted into mineral reserves and no mineral resources are assumed to be converted into mineral reserves in the Hycroft Technical Report.

•

Open pit resources stated as contained within a potentially economically minable open pit; pit optimization was based on assumed prices for gold of $1,400 per ounce and for silver of $18 per ounce, variable Au and Ag Recoveries based on geometallurgical domains, a mining cost of $1.45 per ton, variable ore processing costs based on geometallurgical domains, and G&A cost of $0.65 per ton, and a pit slope of 45 degrees;

•

Open pit resources are reported based on calculated NSR block values and the cutoff therefore varies from block to block. The NSR incorporates Au and Ag sales costs of $0.75 per ounce beyond the costs used for pit optimization;

•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding;

•	Mineral resources are reported exclusive of mineral reserves.

We did not use metal or equivalent metal cut-off grades in estimating measured, indicated or inferred mineral resources set forth in the table above, as no mining of mineral resources has been incorporated into the contemplated 34-year mine plan set forth in the Hycroft Technical Report, and the complexity of the ore body resulted in the use of multiple metallurgical recovery factors by ore body, as reflected in the NSR calculations contained in Section 11 of the Hycroft Technical Report. NSR block calculations were used as the basis for measured, indicated and inferred mineral resources estimations and open pit mineral resources are reported based on calculated NSR block values and the cutoff therefore varies from block to block. SRK worked with our predecessor to construct updated three-dimensional wireframes for alteration and oxidation zones uses geo software. Estimation of gold, silver, sulfur and rock hardness in a three-dimensional block model was completed by SRK and is reflected in Section 11 of the Hycroft Technical Report.

Metallurgical recovery factors used to estimate measured, indicated or inferred mineral resources set forth in the table above, are variable based upon the domain and processing method applied. Detailed domain specific metallurgical recoveries used to estimate measured, indicated or inferred mineral resources are set forth in Table 11-21 in Section 11 of the Hycroft Technical Report, including Au and Ag recoveries by domain for ROM Heap Leach Recovery, 3/4” Crushed Heap Leach Recovery, and 1/2” Crushed Heap Leach Recovery.

Measured, indicated and inferred mineral resources were estimated based upon an open pit optimization utilizing the following assumptions:

•	assumed prices for gold of$1,400 per ounce and for silver of $18 per ounce;

•	variable Au and Ag Recoveries based on geometallurgical domains;

•	mining cost of $1.45 per ton;

•	variable ore processing costs based on geometallurgical domains;

•	G&A cost of $0.65 per ton;

•	pit slope of 45 degrees; and

•	NSR incorporates Au and Ag sales costs of $0.75 per ounce beyond the costs used for pit optimization.

Please see Table 11-21 in Section 11 of the Hycroft Technical Report for a more detailed tabular presentation of the resource pit optimization parameters for oxide, transitional and sulfide ores and multiple cost and metallurgical recovery factors by domain that were also used in the calculation of block NSR values for reporting purposes.

Below is a summary of gold and silver ounces contained in our estimated measured, indicated, and inferred resources as of December 31, 2019 and December 31, 2020, as there were no reductions to mineral resources from mining in 2020:

		Au Oz (000s)				Ag Oz (000s)
		As of December 31,		Change in Oz		As of December 31,		Change in Oz
Classification	Material	2020	2019	Au Oz	%	2020	2019	Ag Oz	%
Measured	Oxide	60	60	—	—%	1,267	1,267	—	—%
	Transitional	232	232	—	—%	4,038	4,038	—	—%
	Sulfide	356	356	—	—%	10,248	10,248	—	—%
		649	649	—	—%	15,554	15,554	—	—%
Indicated	Oxide	17	17	—	—%	599	599	—	—%
	Transitional	117	117	—	—%	5,369	5,369	—	—%
	Sulfide	2,916	2,916	—	—%	87,470	87,470	—	—%
		3,050	3,050	—	—%	93,438	93,438	—	—%
Measured and Indicated	Oxide	77	77	—	—%	1,867	1,867	—	—%
	Transitional	349	349	—	—%	9,407	9,407	—	—%
	Sulfide	3,272	3,272	—	—%	97,718	97,718	—	—%
		3,699	3,699	—	—%	108,992	108,992	—	—%
Inferred	Oxide	44	44	—	—%	1,651	1,651	—	—%
	Transitional	156	156	—	—%	5,570	5,570	—	—%
	Sulfide	5,516	5,516	—	—%	121,930	121,930	—	—%
	Fill	53	53	—	—%	603	603	—	—%
		5,769	5,769	—	—%	129,754	129,754	—	—%

Cautionary Note to Investors

Information concerning our mineral properties in the Hycroft Technical Report and in this Registration Statement of which this prospectus forms a part includes information that has been prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K which we elected to adopt early and became widely applicable on January 1, 2021. These standards differ significantly from the previously applicable disclosure requirements of Industry Guide 7 in that mineral resource information was not permitted and mineral reserves have been calculated in accordance with the provision of subpart 1300 of Regulation S-K.

Under SEC standards, mineralization, such as mineral resources, may not be classified as a “mineral reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the mineral reserve determination by a qualified person as defined by subpart 1300 of Regulation S-K. The term “economically,” has been interpreted to mean that profitable extraction or production has been established or analytically demonstrated in a pre-feasibility or feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally” as it relates to the definition of mineral reserves, has been interpreted not to imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a mineral reserve to exist, we must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with our current proposed mine plans. As used in this prospectus, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined and used in accordance with the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K. You are specifically cautioned not to assume that any part or all of the mineral deposits (including any mineral resources) in these categories will ever be converted into mineral reserves, as defined by the SEC.

You are cautioned that, except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence as to whether they can be economically or legally mined. Estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded to mineral reserves.

Internal Controls and Material Assumptions

Seller’s drill hole database has been validated by Seller’s exploration group. A review and validation of the collar coordinate, down-hole survey, and geology data was completed in the third quarter of 2014 by Seller’s predecessor’s geologists.

SRK completed data verification and validation in advance of geological modeling and resource estimation, first between May and July 2017, for gold, silver, sulfide sulfur, and total sulfur analytical results, and for logged geological data. During this review, the analytical databases were found to be incomplete. SRK worked with Seller’s predecessor to extract all available analytical data from the acQuire database. This resulted in a 58% increase in the sulfide sulfur dataset. The compilation of gold and silver assay values in parts per million (PPM) units resulted in more intervals with valid Au CN:FA values for oxide modeling, and greater precision for grade estimation. SRK completed data verification for the new analytical database in September 2017.

Model validation was approached through visual and statistical methods. Visual comparison was done on sections and in plan for each area of the deposit. Statistical comparison was achieved using comparative population statistics and swath plots. Reconciliation of the model, excluding fill, to available production data was completed. Material mined by Seller’s predecessor between 2008 and 2015 was compared to blocks in the mined volume. Model and production data are summarized in the Hycroft Technical Report. The model compared well to historical production records for total gold ounces. The model has about 5% more tonnage, and about 4% lower gold grade, than the reported production. Reported silver grade was about 7% lower than what was predicted by the model and resulted in silver ounces produced about 12% less than what was predicted from the block model.

A visual inspection of the model in plan and section confirmed that grades were well correlated between the blocks and the composite data in each area.

Statistics by interpolation domain (grade shell) were used to compare the Au and Ag NN (polygonal) and OK and IDW, where applicable, grades against each other. The NN interpolation method provides a declustered representation of the sample grades and therefore, the resulting mean grades of any other method should be similar to the mean grade of the NN estimate at a zero-cutoff grade. For Au, the OK estimates were within acceptable tolerances of the NN; approximately ±3% for each domain. The global mean estimated OK grade at zero cut-off was within ~1% of the NN estimate. For Ag, the OK and IDW estimates were within acceptable tolerances of the NN; approximately ±5% for each domain, with the higher variances corresponding to the poorly sampled Bay and Lewis domains. The global mean estimated grade at zero cut-off was within ~1.2% of the NN estimate.

A swath plot is a graphical display of the grade distribution derived from a series of bands, or swaths, generated in several directions through the deposit. Using the swath plot, grade variations from the OK and IDW (where applicable) model are compared to the distribution derived from the NN grade model.

On a local scale, the NN model does not provide reliable estimations of grade, but on a much larger scale it represents an unbiased estimation of the grade distribution based on the underlying data. Therefore, if the OK/IDW model is unbiased, the grade trends may show local fluctuations on a swath plot, but the overall trend of the OK/IDW data should be similar to the NN distribution of grade.

Swath plots were generated along east-west, north-south directions, and for elevation. Swath widths were 200 feet wide for both east-west and north-south orientations, and 80 feet wide in the vertical. Au grades were plotted by OK/IDW (red traces) and NN (blue traces) for all estimated blocks.

Based on the swath plots, it was concluded that there is a reasonable correlation between the modeling methods. The degree of smoothing in the OK/IDW model is evident in the peaks and valleys shown in some swath plots; however, this comparison shows close agreement between the OK/IDW and NN models in terms of overall grade distribution as a function of easting, northing, and elevation; especially where there are high tonnages (as shown by the vertical bars on the plots).

Given that process recoveries and costs in the resource model are grade and/or domain dependent, the application of standard cut-off grades for resource reporting purposes is not feasible. The resources are, therefore, reported with respect to a block NSR value which is calculated on a block-by-block basis. The resource is also constrained by an optimized (Whittle) resource pit, in order to demonstrate that the defined resources have reasonable prospects of eventual economic extraction, a part of the New Mining Rules criteria. All classification categories were considered in the resource pit optimization. The estimation of the NSR values and development of the Whittle resource pit requires assumptions around technical and economic parameters such as process recoveries, mining methods and operating costs.

Drilling

Our exploration model includes data from 1981 to December 2018 and includes 5,501 holes, representing 2.5 million feet of drilling. Exploration drilling was started in 1974 by Duval Corporation, and continued through various owners. Seller’s predecessor commenced systematic exploration and resource development drilling starting in late 2006. Drilling has been focused on oxide mineral reserve delineation, sulfide resource definition, sulfide exploration, condemnation drilling for facilities, silver data and both geotechnical and metallurgical core samples. A combination of rotary, reverse circulation and core drilling techniques has been utilized to verify the nature and extent of mineralization. From late-2006 to August 31, 2016, Seller and its predecessor completed 1,970 exploration holes, totaling approximately 1.45 million feet.

Seller drilled an additional 54 holes, totaling 4,706 feet starting in December 2018 through April 2019 confirming the grades of the previously mined sulfide ore stockpiles, which we have been using as the initial ore feed for Seller’s restart operations.

Drill hole collar locations are shown in the figure below.

LEGAL PROCEEDINGS

From time to time we are involved in various legal actions related to our business, some of which are class action lawsuits. We do not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on our financial statements, although a contingency could be material to our results of operations or cash flows for a particular period depending on our results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began publicly trading on the Nasdaq Capital Market under the symbol “HYMC” on May 30, 2020. Prior to that time, shares of Class A common stock traded on the Nasdaq Capital Market under the symbol “MUDS”.

On May 17, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.88. As of May 17, 2021, there were 59,901,306 shares of our common stock issued and outstanding, and we had 57 registered stockholders of record.

Dividend Policy

We have never paid dividends or repurchased shares of our common stock and currently have no plans to do so. The Sprott Credit Agreement contain provisions that restrict our ability to pay dividends and repurchase or redeem capital stock. For additional information on these restrictions, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources – Debt covenants” and Note 9 - Debt, Net to the 2020 Year End Notes to our 2020 Year End Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion, which has been prepared based on information available to us as of May 14, 2021, provides information that we believe is relevant to an assessment and understanding of our consolidated operating results and financial condition. As a result of the completion of the Recapitalization Transaction, the financial statements of Seller are now the financial statements of the Company. Prior to the Recapitalization Transaction, the Company had no operating assets but, upon consummation of the Recapitalization Transaction, the business and operating assets of Seller sold to the Company became the sole business and operating assets of the Company. Accordingly, the financial statements of Seller and its subsidiaries as they existed prior to the Recapitalization Transaction and reflecting the sole business and operating assets of the Company going forward, are now the financial statements of the Company. The following discussion should be read in conjunction with our other reports filed with the SEC as well as our Financial Statements and the Notes thereto included in the Registration Statement of which this prospectus forms a part. Terms not defined herein have the same meaning defined in the Financial Statements and the Notes.

The following MD&A generally discusses our consolidated financial condition and results of operations for the year ended December 31, 2020 and year-to-year comparisons between 2020 and 2019 and the three months ended March 31, 2021 and comparisons to the comparable period in 2020.

Introduction to the Company

We are a U.S.-based gold producer that is focused on operating and developing our wholly owned Hycroft Mine in a safe, environmentally responsible, and cost-effective manner. Gold and silver sales represent 100% of our operating revenues and the market prices of gold and silver significantly impact our financial position, operating results, and cash flows. The Hycroft Mine is located in the State of Nevada and the corporate office is located in Denver, Colorado. The Hycroft Mine had proven and probable mineral reserves of 11.9 million ounces of gold and 478.5 million ounces of silver at December 31, 2020, as determined by deducting mineral reserves mined through December 31, 2020 from the mineral reserves estimated in the Hycroft Technical Report at July 31, 2019.

Operations restart

During the second quarter of 2019, we restarted open pit mining operations at the Hycroft Mine, and, during the third quarter of 2019, produced and sold gold and silver, which we have continued to do on an approximate weekly basis since restarting. As part of the 2019 restart of mining operations, existing equipment was re-commissioned, including haul trucks, shovels and a loader, upgrades were made to the crushing system and leach pad space was added to the existing leach pads. During 2020, we added mine equipment through rentals, began construction of additional leach pad space, and increased our total headcount in order to increase our mining rate.

As discussed throughout this MD&A, including within the Hycroft Mine section, during the year ended December 31, 2020 and the three months ended March 31, 2021 we have been unable to fully achieve our internal operating, processing, sales, and production cost targets, which has resulted in net operating losses and negative cash flows before financing activities creating substantial doubt about our ability to continue as a going concern. Refer to the Going concern subsection of the Recent Developments section of this MD&A for additional details.

Health and Safety

We believe that safety is a core value and we support that belief through our philosophy of safe work performance. Our mandatory mine safety and health programs include employee engagement and ownership of safety performance, accountability, employee and contractor training, risk management, workplace inspection, emergency response, accident investigation, and program auditing. This integrated approach is essential to ensure that our employees, contractors, and visitors operate safely.

During the first quarter of 2021, we reported no lost time accidents. The Hycroft Mine’s total reportable incident frequency rate for the trailing twelve months (“TRIFR”), which includes other reportable incidents, is one of the metrics we use to assess safety performance, and it is generally in line to slightly elevated versus industry averages and significantly below historical levels experienced at the Hycroft Mine. During the first quarter of 2021 we continued our critical focus on safety, including allocating additional personnel, resources, workforce time, and communications to mine safety. These actions contributed to a reduction in our TRIFR to approximately 1.21 at March 31, 2021, compared with approximately 2.30 at December 31, 2020. We will continue our safety efforts to reach the level of safety we expect and need to keep our workforce, contractors, and visitors safe.

For health and safety actions specific to COVID-19, refer to the Recent Developments section of this MD&A.

Executive Summary

In the first quarter of 2021 we operated a conventional run-of-mine (“ROM”) operation with a mix of the Hycroft-owned mining fleet and a rental mining fleet and our technical team continued to progress and develop our understanding of the requirements for implementing the proprietary two-stage sulfide heap oxidization and leach process on a commercial production scale. Highlights for the first quarter of 2021 include:

•	Ounces and realized prices -The Hycroft Mine produced 13,858 ounces of gold and 94,845 ounces of silver and sold 9,830 ounces of gold (average realized price of $1,784) and 57,236 ounces of silver (average realized price of $26.12). During the first quarter of 2021, we exceeded plan for ounce production and remain on target for full year guidance.

•	Leach pads – During the first quarter of 2021, we spent $3.2 million (inclusive of $0.7 million in capitalized interest) on the leach pad expansion project for completing construction to the appropriate point at which we believe there is a low risk of adverse impacts to the leach pad and we also completed the purchase of certain long-lead time items. As discussed in the 2021 Outlook section, due to strategic shifts in our focus for 2021, we have temporarily deferred completing the construction and commissioning of the leach pad expansion. We also developed stacking plans that created sufficient capacity on the existing Brimstone pad (approximately 34 million tons) to meet our production needs with a conventional leach operating plan for approximately three years.

•	Cash flows and liquidity – Our available cash balance on March 31, 2021 was $36.5 million, following year-to-date 2021 net operating cash outflows of $14.8 million, and cash outflows from investing activities of $5.1 million.

•	Going concern – As of March 31, 2021, substantial doubt existed about our ability to continue as a going concern as we may need additional capital, which is contemplated based on, among other things, our current estimates of production, costs, metal prices, capital expenditures, and debt service obligations over the next twelve months from the filing date of our Quarterly Report on Form 10-Q for the period ended March 31, 2021.

We continued to ramp-up production at the Hycroft Mine in 2020 and to progress and develop our understanding of the requirements for implementing the proprietary two-stage sulfide heap oxidization and leach process on a commercial production scale. Following the May 29, 2020 Recapitalization Transaction, we also implemented a number of changes including hiring a new senior executive team and establishing a new leadership team at the mine with the technical talent and experience for implementing complex processing technologies. Additionally, as we operated pre-commercial test pads in 2020 we identified several important items as we worked to implement this novel processing technology.

•

Senior management - We strengthened our executive management team with the addition of Diane R. Garrett, Ph.D., who was appointed as our President and Chief Executive Officer and as a director, effective as of September 8, 2020; Stanton Rideout, who was appointed as our Executive Vice President and Chief Financial Officer, effective as of October 20, 2020; Mike Eiselein, who was appointed as our Vice President, General Manager, effective as of October 27, 2020; and Jack Henris, who was appointed as our Executive Vice President and Chief Operating Officer, effective as of January 11, 2021. Refer to Executive management changes of the Recent Developments section for additional details.

•

Senior operations management – We realigned our organizational structure and recruited several key individuals mostly in the last three months of 2020 to bolster the on-site technical, financial, and operational teams, including:

°	James Berry, VP Exploration and Geology (former Romarco, Barrick);

°	Kenji Umeno, Process Manager (former Kinross Gold Corp., Fluor, Freeport-McMoRan Inc. (“Freeport”));

°	Jeff Griffin, Sr. Metallurgist (former Phelps Dodge, Freeport);

°	Santiago Garcia, Chief Metallurgist (former Agnico Eagle Mines Ltd., Newmont); and

°	New Mine Manager, Safety Manager, HR Manager, Controller and Project Manager.

•

Technical team – We established an independent technical team comprised of Hycroft personnel and industry-leading consultants including John O. Marsden (Metallurgium), Hazen Research Inc. and Forte Dynamics, Inc. (“Forte”) with expertise in metallurgy, mine plan optimization, and heap stacking designs to assist with the development of the mining and process plans and alternatives.

•

Recapitalization Transaction – On May 29, 2020, we completed the Recapitalization Transaction, which as of the closing date, among other things, resulted in a cash balance of $68.9 million and 50,160,042 shares of our common stock issued and outstanding. In addition, upon closing, we had 34,289,999 outstanding warrants to purchase an equal number of shares of our common stock and 12,721,623 Seller warrants to purchase 3,210,213 shares of common stock.

•

Public offering - During the fourth quarter of 2020, we improved our financial position through an upsized public offering for 9,583,334 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $10.50 per share. The public offering closed on October 6, 2020, providing us with net proceeds of approximately $83.1 million.

•

Ounces and realized prices - During 2020, the Hycroft Mine produced 27,392 ounces of gold and 178,836 ounces of silver and sold 24,892 ounces of gold (average realized price of $1,779) and 136,238 ounces of silver (average realized price of $20.30). Our 2020 production levels have been negatively impacted by mining inefficiencies and an inability to achieve consistent oxidation of sulfide ores consistent with the Hycroft Technical Report’s commercial scale.

•

Proprietary process – During 2020, we made operational, technical staffing, and reporting improvements for the two-stage, heap oxidation and subsequent leaching of transitional ores, which is discussed further in the Processing section of the Hycroft Mine section. We also continued to enhance our understanding of the results yielded from oxidizing transitional ores, which was the primary type of ore stacked on the pre-commercial leach pads during 2020.

•

Leach pad construction – During 2020, we spent $29.3 million on the leach pad expansion project. As discussed in the 2021 Outlook section, due to strategic shifts in our focus for 2021, we have temporarily deferred completing the construction and commissioning of the leach pad expansion. We expect to complete construction to the appropriate point in which we believe there would be minimal risk of adverse impacts to the leach pad. We also plan to complete the purchase of certain long-lead time items and continue to evaluate and apply value engineering for the project in 2021 with completion of construction and commissioning of the project in 2022.

Recent Developments

Recapitalization Transaction

As discussed in Note 1 - Company Overview and Note 3 - Recapitalization Transaction to the 2020 Year End Notes to the 2020 Year End Financial Statements, on May 29, 2020, we consummated the Recapitalization Transaction as contemplated by a purchase agreement dated January 13, 2020, as amended on February 26, 2020 (the “Purchase Agreement”), by and among us, Acquisition Sub and Seller. Pursuant to the Purchase Agreement, Acquisition Sub acquired all of the issued and outstanding equity interests of the direct subsidiaries of Seller and substantially all of the other assets of Seller and assumed substantially all of the liabilities of Seller. In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of our Common Stock or converted into shares of Seller common stock, and our post-Recapitalization Transaction indebtedness included amounts drawn under the Sprott Credit Agreement and the assumption of the newly issued Subordinated Notes (as such are defined herein). Upon closing of the Recapitalization Transaction, our unrestricted cash available for use totaled $68.9 million and the number of shares of our Common Stock issued and outstanding totaled 50,160,042. In addition, upon closing, we had 34,289,999 outstanding warrants (including 10,249,000 5-Year Private Warrants that are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees) to purchase an equal number of shares of our Common Stock at $11.50 per share and 12,721,623 warrants to purchase 3,210,213 shares of our Common Stock at a price of $44.82 per share (see Note 13 - Stockholders’ Equity to the 2020 Year End Notes to the 2020 Year End Financial Statements for additional information). Upon closing of the Recapitalization Transaction and after giving effect to the terms of the business combination, the former holders of Seller’s indebtedness and Seller common stock, including affiliated entities of such former holders, owned approximately 96.5% of our issued and outstanding Common Stock.

Going concern

As discussed in Note 2 - Summary of Significant Accounting Policies to the Quarterly Notes to the Quarterly Financial Statements, events and conditions exist that, when considered individually or in the aggregate, raise substantial doubt about our ability to continue as a going concern because without additional funding we may be unable to meet our obligations as they become due within one year after the date that the financial statements for the period ended March 31, 2020 were issued. Although we completed the Recapitalization Transaction during the 2020 second quarter and completed the underwritten public offering on October 6, 2020, for estimated proceeds net of discount and equity issuance costs of $83.1 million, using our internal forecasts and cash flow projection models, we currently project we will likely require additional cash from financing activities in less than 12 months from for the date of the Registration Statement of which this prospectus forms a part to meet our operating and investing requirements and future obligations as they become due.

Our ability to continue as a going concern is contingent upon securing additional funding for working capital, capital expenditures and other corporate expenses so that we can increase sales by achieving higher cost-effective operating tonnages and recovery rates and generate positive cash flows.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the United States. Efforts implemented by local and national governments, as well as businesses, including temporary closures, have had adverse impacts on local, national and global economies. We have implemented health and safety policies and protocols for employees, contractors, and visitors that follow guidelines published by the Center for Disease Control (CDC) and the Mine Safety and Health Administration (MSHA). During 2020 and the first quarter of 2021 (especially the fourth quarter of 2020 and the first quarter of 2021), our operations were limited by COVID-19 related absences, however the impact while negative, did not materially and adversely affect our operations. The extent of the impact of COVID-19 on our operational and financial performance going forward will depend on certain developments, including but not limited to the duration and continued spread of the outbreak and strand mutations, the availability and use of vaccines, the development of therapeutic drugs and treatments, and the direct and indirect impacts on our employees, vendors, and customers, all of which are uncertain and cannot be fully anticipated or predicted. Since the Hycroft Mine represents the entirety of our operations, any further COVID-19 outbreaks at the mine site or any governmental restrictions implemented to combat the pandemic could result in a partial or an entire shutdown of the Hycroft Mine itself, which would adversely impact our financial position, operating results, and cash flows.

As a result of COVID-19, we have implemented numerous policies and initiatives, including, but not limited to:

•	General travel and site access restricted to business-critical needs; discretionary travel strongly discouraged;

•	Increased cleaning and disinfecting of common areas, including mobile mining equipment cabs;

•	Use of face coverings and social distancing, including limiting meetings to essential people with increased use of conference calls and webinars;

•	Communications informing employees of their ability to take paid-leave for COVID-19-related matters;

•	Employees who can have been permitted to work remotely; and

•	Regularly monitoring local, state, and national publications and guidance for routine discussion among executives and management.

To date, COVID-19 related absences have limited our operations, but did not materially disrupt our operations. Additionally, we have not experienced any material disruptions to our supply chain because of COVID-19. However, we can provide no assurance that our operations will not be materially adversely affected by the COVID-19 pandemic in the future that could result from any worsening of the pandemic, the effect of mutating strains, additional outbreaks of the pandemic, actions taken to contain the pandemic’s spread or treat its impact, continued availability of vaccines, and their distribution, acceptance and efficacy, and governmental, business and individual personal actions taken in response to the pandemic among others.

Executive management changes

Diane R. Garrett, Ph.D., was appointed as the Company’s President and Chief Executive Officer and as a director, effective as of September 8, 2020, succeeding Stephen Jones, the former interim CEO. Dr. Garrett has over 25 years of senior executive management experience in the mining industry and an exceptional track record for developing projects and building companies and received her Ph.D. in Engineering and her Masters in Mineral Economics from the University of Texas at Austin.

Stanton Rideout was appointed as the Company’s Executive Vice President and Chief Financial Officer, effective as of October 20, 2020, succeeding Jeffrey Stieber, as former interim CFO. Mr. Rideout is a seasoned financial executive and has more than 30 years of senior executive experience in the mining and manufacturing industries and earned his Master’s in Business Administration from the University of Evansville and his Bachelor of Science, Business/Finance, from Western Kentucky University. Mr. Rideout is a Certified Public Accountant.

Jack Henris was appointed as the Company’s Executive Vice President and Chief Operating Officer, effective as of January 11, 2021. Mr. Henris is a highly experienced mining operations executive with more than 35 years of experience in senior operations positions with major mining firms and holds a Bachelor of Science in Geological Engineering from the South Dakota School of Mines and Technology.

Technical review summary

The new leadership team established at the mine launched into an extensive and detailed review of the Hycroft Mine and took immediate steps to rectify operational shortcomings, significantly reduce costs, and put in place an operating team aligned with the Company’s long-term strategy to establish the Hycroft Mine as a long-life, low-cost gold and silver producer. To date, the team has made significant strides at the Hycroft Mine through elevating the safety performance, improving the culture at Hycroft, establishing operational improvements, reducing spend, and identifying several areas for continued enhancement. The 2021 actions were quickly implemented and, in the first quarter of 2021, we saw significant improvement in safety performance and costs as we continue reduce our reliance on contractors. Incident and near miss reporting increased as expected as the team initiated numerous campaigns to recognize, report, and eliminate safety hazards. In 2021, we have seen and will continue to see continued improvement in safe work performance.

In the fourth quarter of 2020, we formed a technical team to support the new leadership team in ongoing data analysis, developing processing models for future larger-scale sulfide leach operations and incorporating data and results from the pre-commercial leach pads. The team is comprised of industry leading consultants with expertise in metallurgy, open pit mining and heap leach processing, heap leach stacking and modeling and other process technologies, and the team also has access to a leading research and development laboratory. The mine site’s process team and leadership in conjunction with the technical team focused its efforts on identifying and investigating opportunities for improvements in operating parameters in the sulfide heap oxidation and leach process resulting in additional work plans as described in the following 2021 Outlook section.

2021 Outlook

During 2021, we intend to focus our efforts on placing the Hycroft Mine in a position for a future ramp up of production at the appropriate time. Our focus for 2021 will entail mining and processing run-of-mine oxide and transitional ores aimed at maximizing ounce production and cash flows and preserving our cash. Compared to sulfide ore, run-of-mine oxide and transitional ore can be processed at a lower cost because this material does not require crushing, rehandling, or soda ash reagent application, and the shorter recovery cycle reduces working capital. The run-of-mine operating plan for 2021 will provide us the opportunity to complete and evaluate the results of the ongoing technical and optimization work for the proprietary two-stage heap oxidation and leach process. Based upon the findings and results of this evaluation process, we may update or file a new technical report. We currently have established goals and budgeted estimated costs for this work in 2021 or 2022.

Production outlook

Although the 2021 run-of-mine budgeted operating plan reduces annual mining activity from 2020, we expect to increase total annual production to 45,000 - 55,000 ounces of gold and 400,000 - 450,000 ounces of silver by drawing down inventory that has been previously stacked on the leach pads and stacking run-of-mine oxide and transitional material with a shorter recovery cycle. We anticipate that mining in the first seven months of 2021 will be performed using the existing Hycroft fleet and a rental fleet, moving approximately 1.5 million tons per month of ore and waste. For the remainder of the year, we intend to mine varying levels of oxide and transitional ore and waste with a combination of Hycroft mining fleet and the rental mining fleet. The run-of-mine operating plan will allow us to maintain our existing workforce while allowing time to optimize the mining plan, take additional steps to define the ore body, and resolve technical issues related to developing processes and procedures for the efficient and effective recovery of gold and silver from the two-stage heap oxidation and leaching of sulfide ore, thereby positioning the mine site for the first phase ramp up and future growth. At current metal prices, our full-year 2021 production costs are expected to exceed gold and silver revenues due to fixed costs and lower planned run-of-mine volumes. The run-of-mine volumes reflect the current processing capacity which is limited until we can complete expenditures necessary to refurbish the North Merrill-Crowe plant and construct the second refinery.

Technical activities

During the last few months of 2020 and the first quarter of 2021, we continued to work alongside our industry leading consultants to identify and investigate opportunities for improvements in operating parameters for the Hycroft operation. Areas under review and development include:

(1)	finalizing diagnostic lab procedures for oxidation and leach amenability testing, which is required to support the variability testing as well as diagnose ongoing amenability characterization of sulfide ores;

(2)	commencing a metallurgical drilling campaign that forms the basis of the geo-metallurgical variability testing;

(3)	assessing oxide-transition mining, stacking, and metal plans; and

(4)	creating a dynamic leach pad model.

The additional variability test work will also include detailed mineralogy studies as it is important to understand the role other minerals may play in the overall oxidation process and to enhance our ability to measure oxidation rates accurately and consistently. We have developed an approximate $10 million program for drilling and additional metallurgical and mineralogical studies in 2021. This program of work has been approved by our Board of Directors and is expected to be funded from existing cash and our current operating plan.

Based on our recent understanding of the two-stage heap oxidation and leach process, and consistent with our strategy to position the Hycroft Mine for a ramp up at the appropriate time, much of our technical efforts for 2021 will include focusing on achieving the below items:

•	Leach pad optimization – We developed a stacking plan for the 2021 ROM plan that utilizes existing leach pads, preserving the new leach pad for sulfide ores, and facilitates deferring the capital expenditures to complete and commission the new leach pad into 2022.

•	Technical analyses – The technical work programs taking place in 2021 may provide information for evaluating enhancements, updates, and opportunities for the novel process, while also considering processing technologies for certain ores that may generate enhanced value.

•	Mine planning and exploration – The mining team was expanded to include a professional with expertise in geologic modeling and a track record for establishing successful exploration and geology programs. The mining team, together with the exploration team, and Forte Dynamics, Inc., a multi-faceted engineering and consulting firm in open pit mining and heap leach processes, are working to identify additional opportunities to explore areas with higher grade potential and identify mine plan enhancements for improved cash flows.

•	Constraints to growth – The Hycroft Mine’s future ramp up is dependent on eliminating current mining and processing constraints. As it relates to mining, when we are ready to ramp up production, we will need to acquire a mining fleet capable of achieving targeted production, and recruit and train operators and maintenance staff. For processing, we will need to: (i) complete planned repairs to the Brimstone Merrill-Crowe plant and refinery; (ii) restore and recommission the North Merrill-Crowe plant, and complete detailed engineering, permitting, and installation for the adjacent refinery; (iii) ensure we have sufficient reagent availability and storage, handling, and application systems; and (iv) evaluate other supporting process plant and equipment required for future growth, namely material handling systems and crusher capacity.

Although the above items set forth our current expectations of focus during 2021, as information, test results, and data becomes available to us during the upcoming year, such findings may modify the scope, nature, and timing of technical, testing, engineering, and growth planning work actually performed.

Hycroft Mine

Operations for the Year Ended December 31, 2020

The following table provides a summary of operating results for the Hycroft Mine, which was restarted in April 2019 for the year ended December 31, 2020:

		Year ended December 31,
		2020	2019
Ore mined - crusher feed	(ktons)	4,941	3,147
Ore mined - run of mine	(ktons)	1,873	939
Total ore mined	(ktons)	6,814	4,086
Waste mined	(ktons)	4,815	321
Total mined and rehandled	(ktons)	11,629	4,407

Waste tons to ore tons strip ratio	(#)	0.71	0.08

Ore grade mined - gold	(oz/ton)	0.014	0.019
Ore grade mined - silver	(oz/ton)	0.261	0.122

Production - gold	(oz)	27,392	9,561
Production - silver	(oz)	178,836	70,332

Ounces sold - gold	(oz)	24,892	8,593
Ounces sold - silver	(oz)	136,238	52,036

Average realized sales price - gold	($/oz)	$1,779	$1,490
Average realized sales price - silver	($/oz)	$20.30	$17.41

As shown above, tons mined, ounces produced, and ounces sold significantly increased during the year ended December 31, 2020, compared to the prior year due to restarting mining and operations in 2019. During the second quarter of 2019, we restarted open pit mining operations at the Hycroft Mine, and, during the third quarter of 2019, we produced and sold gold and silver, which we have continued to produce with sales occurring on an approximate weekly basis since restarting.

Mining

As shown in the table above, tons mined, ounces produced, and ounces sold significantly increased during the year ended December 31, 2020 compared with the prior year as we benefited from a full year of operations in 2020 and only eight months of mining in 2019. Operations were restarted in the second quarter of 2019 and, each quarter since restarting, generally there has been an increase in tonnage mined and placed on the leach pads, most notably in the second quarter of 2020 following the arrival and commissioning of mobile mining equipment rentals (nine haul trucks and one loader).

The gold grades of ore mined during 2020 were as planned and decreased from the comparable period of 2019 in which existing higher grade stockpile ore was mined prior to starting any drilling and blasting. During the first quarter of 2020, we commenced in-pit contractor drilling and blasting activities that continued through the fourth quarter of 2020, to provide fresh ore feed for the crusher, run-of-mine hauling, and waste removal in support of the full year plan.

Crushing

The crusher performed well during the second half of 2020, generally meeting internal targets for product fraction size, tonnage rates, and availability, as we continued to improve equipment and operating systems to ensure ongoing reliability. In the fourth quarter of 2020, tons crushed decreased as we moved to processing transitional ore as run-of-mine material and direct leaching.

Processing

During the second half of 2020, we made the following progress on the existing pre-commercial leach pad operations: (1) improved the reagent island including upgrading the agitator system to allow for more soda ash concentration in solution thereby increasing the application rate; (2) technical staffing additions; and (3) improved leach pad data gathering and reporting protocols. These improvements combined with the new technical leadership resulted in improved control and management of the leach pads during the second half of 2020. Accordingly, we did not experience any metallurgical balancing write-downs of recoverable gold ounces on the leach pads, which was an improvement from the first half of 2020 in which we wrote-off 10,492 ounces of gold.

During 2020, a majority of the ore placed on the pre-commercial leach pads was transitional ore, which based on studies and processing results in the second half of 2020, indicate this ore is more amenable to direct leach, as the costs and time associated with oxidizing transitional ore do not yield significantly better recoveries than routing transitional ore as direct leach. We expect a substantial portion of the ore mined over the next twelve months to be run-of-mine oxide ore and transitional ore before entering larger sulfide ore mining phases. Our recent understanding resulted in the decision to route transitional ore as run-of-mine direct leach.

Production and sales

Our 2020 production and sales levels increased over 2019 due to higher operating levels after renting nine haul trucks and a shovel in April 2020. Production and sales in 2020 were negatively impacted by the write-off of 10,492 ounces of gold during the first half of 2020. Average realized gold prices per ounce increased during 2020 and combined with the higher volumes resulted in revenue of $47.0 million as compared to $13.7 million in 2019.

Leach pad expansion project

During the second quarter of 2020, we commenced a leach pad expansion project on the north side of the Hycroft Mine property to provide us with leach pad space required for future operations. The initial stage of the leach pad project is being constructed in two phases by a contractor, with the first phase consisting of approximately 4.0 million square feet of pad space and infrastructure for ponds, pipes, and electrical controls, and the second phase consisting of approximately 4.6 million square feet. With respect to the first phase, we initially expected construction and commissioning to be completed by the end of 2020, but due to shifts in our focus for 2021, we have pushed back completing construction and commissioning of the leach pad expansion project.

During 2020 we spent $29.3 million on the leach pad expansion project, and now expect total phase one leach pad project spending to approximate $41.0 million, which is $5.0 million higher than our previous estimate. The leach pad expansion project represented approximately 87.7% of our total capital spending during the year ended 2020 and is expected to represent the largest percentage of capital spending for the first half of 2021. We expect to complete construction of the leach pad to the appropriate point in which we believe there would be minimal risk of adverse impacts to the leach pad.

Operations for the Three Months Ended March 31, 2021

The following table provides a summary of operating results for the Hycroft Mine for the three months ended March 31, 2021:

		Three Months Ended March 31,
		2021	2020
Ore mined - sulfide/crusher feed	(ktons)	419	957
Ore mined - ROM	(ktons)	2,466	305
Total ore mined	(ktons)	2,885	1,262
Waste mined	(ktons)	1,195	165
Total mined and rehandled	(ktons)	4,080	1,427

Waste tons to ore tons strip ratio	(#)	0.41	0.13

Ore grade mined - gold	(oz/ton)	0.013	0.018
Ore grade mined - silver	(oz/ton)	0.258	0.150

Production - gold	(oz)	13,858	6,972
Production - silver	(oz)	94,845	41,911

Ounces sold - gold	(oz)	9,830	6,560
Ounces sold - silver	(oz)	57,236	49,373

Average realized sales price - gold	($/oz)	$1,784	$1,577
Average realized sales price - silver	($/oz)	$26.12	$16.16

As shown above, tons mined, ounces produced, ounces sold and average realized prices significantly increased during the three months ended March 31, 2021, compared with the prior year due to ramping up mining and operations beginning in the second quarter of 2020.

Mining

As shown in the table above, tons mined, ounces produced, ounces sold, and average realized prices significantly increased during the three months ended March 31, 2021. However, mining activity during the first quarter of 2021 was negatively impacted by unfavorable levels of manpower due to recruiting shortfalls, as well as absences due to indirect exposure to COVID-19 and COVID-19 related illnesses, and operational issues from our new drill and blast contractor.

The gold grades of ore mined during 2021 were as planned and decreased from the comparable period of 2020 in which existing higher grade stockpile ore was mined prior to starting any drilling and blasting.

Crushing

The crusher did not operate during the first quarter of 2021, as all our mined ROM ore was routed to the Brimstone leach pad and sulfide ore was stockpiled. Based on the current ROM plan for 2021 we do not plan to operate the crusher in 2021.

Processing

During 2021, ore placed on the pre-commercial leach pads was transitional ore, which based on studies and processing results in the second half of 2020, indicate this ore is more amenable to direct leach, as the costs and time associated with oxidizing transitional ore do not yield significantly better recoveries than routing transitional ore as direct leach. The ore mined over the next twelve months will be predominantly ROM oxide ore and transitional ore and we will stockpile sulfide ore that we encounter.

Production and sales

Our first quarter 2021 production and sales levels increased over the comparable 2020 period due to increased quantities of ROM tons and ounces placed in the fourth quarter of 2020. The recovered ounces realized in the first quarter of 2021 resulted from continued leach production of those inventory ounces, higher leach solution flows to the pad and improving recovery performance from the Brimstone plant. Average realized gold prices per ounce increased during the first quarter of 2021 and combined with the higher volumes resulted in revenue of $19.0 million as compared to $11.1 million in the comparable 2020 period.

Leach pad expansion project

In the fourth quarter of 2020 we developed a stacking plan for the 2021 ROM plan that utilizes existing leach pads, preserving the new leach pad for sulfide ores, and facilitates deferring the capital expenditures to complete and commission the new leach pad into late 2022 or 2023. During the first quarter of 2021 we completed activities to the appropriate point at which we believe it will reduce the risk of adverse impacts to the leach pad. We also completed the purchase of certain long-lead time items and no further activity is planned for 2021. Sufficient capacity remains on the existing Brimstone pad (approximately 34 million tons) to meet our production needs with a conventional leach operating plan for approximately three years.

2019 Hycroft Technical Report

M3 Engineering, in conjunction with SRK and the Company, completed the Hycroft Technical Report for a two-stage, heap oxidation and subsequent leaching of sulfide ores. The Hycroft Technical Report projects the economic viability and potential future cash flows for the Hycroft Mine when mining operations expand to levels presented in the Hycroft Technical Report.

The Hycroft Technical Report provides the results of the Hycroft Mine heap leach feasibility study that evaluated the possibility of oxidizing and leaching transitional and sulfide ores in a heap leach application. The feasibility study analyzes a full-scale operation including construction of new leach pads and expanded mining activities. Key components of the process that currently exist onsite include heap leach pads, a crushing facility consisting of primary, secondary, and tertiary crushing, two Merrill-Crowe plants having a total capacity of 26,000 gallons per minute, and associated support facilities.

The Hycroft Technical Report presents a mineral reserve estimate as of June 30, 2019 of 12.0 million ounces of gold and 481.4 million ounces of silver contained in oxide, transitional and sulfide ores, which is projected to be mined over 34 years using typical truck and shovel open pit mining methods. The mine plan presented in the Hycroft Technical Report requires a range of approximately 85 to 100 million tons per year to be mined (both ore and waste) through the mine life. Over the course of the contemplated mine plan, 1.1 billion tons of ore are mined with a strip ratio of 1.17.

The Hycroft Technical Report outlines the test work done to demonstrate the viability of the two-stage, heap oxidation and subsequent leaching of sulfide ores. As outlined in the Hycroft Technical Report, a significant portion of the ore is crushed to a P80 of ½” and then mixed with soda ash to induce an alkaline oxidation process. After the ore has been oxidized to the desired extent, we will rinse the ore with fresh water and saturated lime solution and then cyanide leach the ore to extract the gold and silver. This process is the subject of a pending patent application.

The crushing system is initially designed to run at nominal capacity of 2.0 million tons per month ramping up to 3.0 million tons per month with the addition of two additional tertiary crushers. Soda ash is added during the crushing circuit to begin the oxidation process. The ore proceeds through three stages of crushing and exits into the fine ore stockpile, which is then hauled to leach pads.

The pH and alkalinity of the ore is managed on the leach pad using a soda ash solution that is applied to the material to achieve alkalinity levels for optimal oxidation characteristics. The process solutions are regularly sampled for reagent addition control and the soda ash solution in the heap is replenished on a regular basis to offset evaporation and carbonate consumption. The duration of the pre-oxidation is expected to take between 30 and 120 days, which is determined by the characteristics of the ore and the measured extent of oxidation based upon sulfate production.

When the pre-oxidation cycle has been completed, we rinse the ore first with fresh water and then with a saturated lime solution prior to the commencement of cyanidation leach. This is necessary to remove sulfate and bicarbonate from the heap and reduce cyanide loss during leaching. The alkalinity of the solution in the heap is monitored to ensure rinse completion prior to the start of cyanidation. The pH is controlled during cyanidation using lime. As the ore has already been oxidized and rinsed, it undergoes a nominal 60-day primary leach cycle.

Due to the high silver content of the pregnant solution, gold and silver are recovered by zinc cementation. We have two existing Merrill-Crowe plants that can be used to process pregnant solution from the heap leach operation. The older plant has a capacity of 4,500 gallons per minute. The newer plant is considerably larger, with a nameplate capacity of 21,500 gallons per minute, but is not operational at present.

Overall, the Hycroft Technical Report reflects 7.8 million ounces of payable gold and 344.1 million ounces of payable silver produced and sold.

Results of Operations for the Year Ended December 31, 2020

Revenues

Gold revenue

The table below summarizes gold sales, ounces sold and average realized prices for the following periods (dollars in thousands, except ounce amounts):

	Year Ended December 31,
	2020	2019
Gold revenue	$44,279	$12,803
Gold ounces sold	24,892	8,593
Average realized price (per ounce)	$1,779	$1,512

During the year ended December 31, 2020, our gold revenue was $44.3 million, compared to $12.8 million for the comparable period of 2019. The significant increase in revenue during the 2020 period was attributable to the mine operating for the entire period, whereas in 2019 revenue was first recorded in the third quarter following the operations restart. We also benefited from favorable gold prices, which increased $267 per ounce, or 18% for the year ended December 31, 2020, compared to the prior year period. While production increased and we benefited from favorable gold prices, gold revenues were adversely affected during the year ended December 31, 2020 by write-downs of recoverable gold ounces on the leach pads during the first half of 2020.

Silver revenue

The table below summarizes silver sales, ounces sold and average realized prices for the following periods (dollars in thousands, except ounce amounts):

	Year Ended December 31,
	2020	2019
Silver revenue	$2,765	$906
Silver ounces sold	136,238	52,036
Average realized price (per ounce)	$20.30	$17.41

During the year ended December 31, 2020, our silver revenue was $2.8 million compared to $0.9 million for the comparable period of 2019. Similar to gold revenue, the increase in silver revenue during 2020 compared to the 2019 period was primarily attributable to mining operations ongoing for the full year of 2020. We also benefited from favorable silver prices, which increased $2.89 per ounce for the year ended December 31, 2020, compared to the prior year. During 2020, silver revenue was negatively impacted from write-downs of recoverable silver ounces on the leach pads during the first half of 2020.

Total cost of sales

Total cost of sales consists of Production costs, Depreciation and amortization, Mine site period costs, and Write-down of production inventories. The table below summarizes total cost of sales for the following periods (dollars in thousands):

	Year Ended December 31,
	2020	2019
Production costs	$41,688	$11,041
Depreciation and amortization	2,894	1,011
Mine site period costs	47,115	2,174
Write-down of production inventories	17,924	16,443
Total cost of sales	$109,621	$30,669

Production costs

For the year ended December 31, 2020, we recognized $41.7 million in Production costs, or $1,675 per ounce of gold sold, compared to $11.0 million in Production costs or $1,285 per ounce of gold sold during 2019. The increase in total production costs was due to an increase in gold ounces sold of 16,299 during the year ended December 31, 2020 compared to the same period of 2019 in conjunction with higher cost per ounce produced, which was primarily driven by an increase in contracted labor and equipment costs to meet the operational needs of the mine. Throughout 2020, and as discussed below, our high operating cost structure and low levels of production have resulted in write-downs to the inventory value per ounce of gold that approximate the net realizable value per ounce of gold after considering costs to complete and sell as determined in accordance with our accounting policies. Accordingly, our inventory value per ounce has been partially limited for the impact of recognizing Mine site period costs, which lowers the carrying value of leach pad inventories.

Depreciation and amortization

Depreciation and amortization was $2.9 million, or $116 per ounce of gold sold for the year ended December 31, 2020, compared to $1.0 million, or $118 per ounce of gold sold for year ended December 31, 2019. The increase in total depreciation and amortization costs was due to an increase in gold ounces sold of 16,299 during the year ended December 31, 2020 compared to the same period of 2019, in which incremental equipment was placed into service during the year, and existing equipment incurred a full year of depreciation, as compared to depreciation in 2019 that was only incurred after the restart of the mine in April of 2019.

Mine site period costs

During the year ended December 31, 2020, inclusive of depreciation and amortization, we recorded $47.1 million of Mine site period costs for costs that were in excess of net realizable value per ounce of gold less costs to complete. During the year ended December 31, 2019, inclusive of depreciation and amortization, we recorded $2.2 million of Mine site period costs. Such period costs are generally the result of recurring or significant downtime or delays, unusually high levels of repairs, inefficient operations, overuse of processing reagents, or other unusual costs and activities.

Write-down of production inventories

As discussed in Note 2 - Summary of Significant Accounting Policies and Note 4 - Inventories to the 2020 Year End Notes to the 2020 Year End Financial Statements, based on metallurgical balancing results, during the year ended December 31, 2020, we determined that 10,492 ounces of gold that had been placed on the leach pads were no longer recoverable and wrote-off these ounces. As a result, during 2020, the Company recognized a Write-down of production inventories on the consolidated statements of operations, which included Production costs of $16.7 million, and capitalized depreciation and amortization costs of $1.3 million. During the first half of 2020, we (1) were unable to consistently maintain leach pad conditions required to produce all of the estimated recoverable ounces placed on the leach pads, and (2) experienced instances of solution mismanagement in which pregnant metal-bearing solutions were circulated to areas of leach pads not currently in operation, thus making such ounces unrecoverable. During the second half of 2020, we did not experience any metallurgical balancing write-downs of recoverable gold ounces on the leach pads.

During the 2019 fourth quarter, based on metallurgical balancing results, the Company determined that 11,680 ounces of gold that had been placed on the leach pads were no longer recoverable and wrote-off these ounces. As a result of the write-off the Company recognized a Write-down of production inventories on the consolidated statements of operations of $16.4 million. Cash production costs written-off were $15.1 million and capitalized depreciation and amortization costs written-off were $1.3 million. The write-off of these ounces was primarily a result of mismanagement of solution flows. The lost gold and silver ounces were leached and captured in solution. However, prior to the solution being processed through the Merrill-Crowe plant, it was inadvertently commingled with barren solution and pumped to leach pads no longer in use, which will prevent it from being recovered in the future.

General and administrative

General and administrative totaled $21.1 million and $6.1 million during year ended December 31, 2020 and 2019, respectively. The increase of $15.0 million during 2020 was primarily due to: (1) an increase of $5.4 million in bonus compensation, largely related to the completion of the Recapitalization Transaction; (2) a $3.1 million increase in additional compensation related to salary continuation costs for severance and separation agreements to our former executives; (3) $3.4 million of insurance costs primarily related to a directors and officers run-off policy for Seller as a result of the Recapitalization Transaction; and (4) $3.0 million of additional legal and professional service fees associated with general corporate matters and obligations as a public company.

Accretion

We recorded $0.4 million of Accretion during the year ended December 31, 2020 and 2019, which related to our asset retirement obligation and future reclamation costs. Refer to Note 12 - Asset Retirement Obligation within the 2020 Year End Notes to the 2020 Year End Financial Statements for further detail.

Project and development

For the year ended December 31, 2019, Project and development was $7.7 million, while no such costs were incurred for the year ended December 31, 2020. In late 2018, the Company began the process of restarting mining operations and restarted active mining at the Hycroft Mine in April 2019. During 2019, project and development costs were incurred related to the restart of the Hycroft Mine, such as maintenance and repair of mobile mining equipment and processing equipment (crusher, and Merrill-Crowe facility), to prepare for use after sitting idle for several years. During 2019, project and development costs also related to the preparation of the feasibility study and metallurgical test work, including costs incurred to prepare the Hycroft Technical Report.

Pre-production depreciation and amortization

Pre-production depreciation and amortization represents expense recognized prior to the restart of mining operations at the Hycroft Mine and for the year ended December 31, 2019 was $1.1 million. Upon the April 2019 restart of the Hycroft Mine, we began capitalizing to inventory depreciation and amortization for ore on the leach pads. Due to the restart of the Hycroft Mine, no pre-production depreciation and amortization costs were incurred during the second half of 2019 or in 2020.

Care and maintenance

Care and maintenance totaled $3.5 million for the year ended 2019 was incurred from January to March of 2019 prior to the Hycroft Mine’s April 2019 restart, after which we no longer recorded such costs.

Interest expense, net

As discussed and detailed in Note 9 - Debt, Net to the 2020 Year End Notes to the 2020 Year End Financial Statements, Interest expense, net of capitalized interest totaled $43.5 million and $64.8 million during the years ended December 31, 2020 and 2019, respectively. Interest expense decreased by $21.3 million during the year ended December 31, 2020 from the prior year. The year-over-year decrease was a result of completing the Recapitalization Transaction on May 29, 2020, which caused the exchange or conversion of the majority of Seller’s $627.8 million debt outstanding to equity, thus resulting in post-Recapitalization Transaction indebtedness totaling $159.8 million for the Sprott Credit Agreement and Subordinated Notes. For the year ended December 31, 2020, our average debt balance was $350.9 million compared to $492.3 million for the prior year period.

Fair value adjustment to Warrants

For the year ended December 31, 2020, we had $3.8 million of expense resulting from the adjustment in the fair value of the Warrant liability.

Interest income

Interest income totaled approximately $0.2 million and $0.8 million during 2020 and 2019, respectively. Interest income was lower in 2020 primarily due to decreases in interest rate yields from the comparable periods of 2019.

Reorganization items

On March 10, 2015, the predecessor to Seller filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and incurred legal and professional fees of $0.9 million for the year ended December 31, 2019 related to such matters. No such costs were incurred during the year ended December 31, 2020.

Income taxes

There was no income tax benefit or expense, net, recognized during the year ended December 31, 2020 or 2019. Seller’s gain from the Recapitalization Transaction was fully offset by the use of Seller’s deferred tax assets. We have not recorded any future income tax benefits for net losses generated after the completion of the Recapitalization Transaction, due to a full valuation allowance recorded against our net operating loss carryforward earned after the Recapitalization Transaction. For additional details, refer to Note 16 - Income Taxes to the 2020 Year End Notes to the 2020 Year End Financial Statements.

Net loss

For the reasons discussed above, we recorded a net loss of $136.4 million for the year ended December 31, 2020, compared to a net loss of $98.9 million for the year ended December 31, 2019, which included a $3.8 million loss attributable to the change in fair value of the Warrant liability.

Results of Operations for the Three Months Ended March 31, 2021

Revenues

Gold revenue

The table below summarizes gold sales, ounces sold and average realized prices for the following periods (dollars in thousands, except per ounce amounts):

	Three Months Ended March 31,
	2021	2020
Gold revenue	$17,541	$10,348
Gold ounces sold	9,830	6,560
Average realized price (per ounce)	$1,784	$1,577

During the three months ended March 31, 2021, gold revenue was $17.5 million, compared to $10.3 million for the comparable period of 2020. The significant increase in revenue during the 2021 period was attributable to the mine having more ore under leach as mining and processing operations increased beginning in the second quarter of 2020, resulting in higher production-related inventory balances and gold revenue during the first quarter of 2021. We also benefited from favorable gold prices, which were $207 per ounce, or 13%, higher during the three months ended March 31, 2021, compared to the same period of 2020. Gold revenue was adversely affected during the three months ended March 31, 2020 due to lower gold ounces available for sale as a result of write-downs of recoverable gold ounces on the leach pads (see Note 4 - Inventories to the Quarterly Notes to the Quarterly Financial Statements).

Silver revenue

The table below summarizes silver sales, ounces sold and average realized prices for the following periods (dollars in thousands, except per ounce amounts):

	Three Months Ended March 31,
	2021	2020
Silver revenue	$1,495	$798
Silver ounces sold	57,236	49,373
Average realized price (per ounce)	$26.12	$16.16

During the three months ended March 31, 2021, silver revenue was $1.5 million compared to $0.8 million for the comparable period of 2020. Similar to gold revenue, the increase in silver revenue during the first quarter of 2021 was attributable to the mine having more ore under leach as compared to the same 2020 period. We also benefited from favorable silver prices, which were nearly $10 per ounce higher during the three months ended March 31, 2021, compared to the same period of 2020. Silver revenue was adversely affected during the three months ended March 31, 2020 due to lower silver ounces available for sale as a result of write-downs of recoverable ounces on the leach pads.

Total cost of sales

Total cost of sales consists of Production costs, Depreciation and amortization, Mine site period costs, and Write-down of production inventories. The table below summarizes total cost of sales for the following periods (dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Production costs	$17,817	$8,957
Depreciation and amortization	1,041	1,334
Mine site period costs	10,544	6,634
Write-down of production inventories	—	6,965
Total cost of sales	$29,402	$23,890

Production costs

For the three months ended March 31, 2021, we recognized $17.8 million in Production costs, or $1,813 per ounce of gold sold, compared to $9.0 million, or $1,365 per ounce of gold, sold during the same period of 2020. The increase in total production costs was due to an increase of 3,270 gold ounces sold at a higher average cost per ounce during the three months ended March 31, 2021 compared to the same period of 2020. Higher gold prices during the three months ended March 31, 2021 resulted in increased carrying values, and related production costs per gold ounce sold, for production-related inventories compared to same period of 2020. As discussed in the below Mine site period costs section, throughout 2020 and the first quarter of 2021, a high operating cost structure at current levels of production has resulted in write-downs to ending inventory values per ounce of gold that approximate the net realizable value per ounce of gold (after considering future costs to complete and sell) as determined in accordance with our accounting policies. Accordingly, production costs per ounce of gold sold has been partially limited by the impact of recognizing Mine site period costs, which lowers the carrying value of production-related inventories.

Depreciation and amortization

Depreciation and amortization was $1.0 million, or $106 per ounce of gold sold for the three months ended March 31, 2021, compared to $1.3 million, or $203 per ounce of gold sold, during the same period of 2020. The decrease in total depreciation and amortization costs per ounce of gold sold was largely due to an increase of 3,270 gold ounces sold during the three months ended March 31, 2021 compared to the same period of 2020.

Mine site period costs

During the three months ended March 31, 2021, inclusive of depreciation and amortization, we recorded $10.5 million of Mine site period costs for costs that were in excess of the net realizable value per ounce of gold inventories, compared to $6.6 million during the same period of 2020. Such period costs are generally the result of recurring or significant downtime or delays, unusually high levels of repairs, inefficient operations, overuse of processing reagents, inefficient cost-volume structures, or other unusual costs and activities, and cannot be recorded to production-related inventories based on the threshold established by the calculation of the estimated net realizable value per ounce of gold.

Write-down of production inventories

We did not record any production-related inventory write-downs during the three months ended March 31, 2021. As discussed in Note 4 - Inventories to the Quarterly Notes to the Quarterly Financial Statements, based on metallurgical balancing results, during the three months ended March 31, 2020, we determined that 3,980 ounces of gold that had been placed on the leach pads were no longer recoverable and recognized a $7.0 million Write-down of production inventories on the consolidated statements of operations, which included production costs of $6.5 million, and capitalized depreciation and amortization costs of $0.5 million.

General and administrative

General and administrative totaled $3.8 million and $2.0 million during the three months ended March 31, 2021 and 2020, respectively. The increase of $1.8 million during the three months ended March 31, 2021 was primarily due to: (i)  $0.9 million of additional legal, professional, and consulting fees associated with general corporate matters and obligations as a public company and (ii) an increase of $0.6 million in salary and compensation costs from increased corporate headcount.

Projects and development

During the three months ended March 31, 2021, Projects and development costs totaled $0.5 million and related to the following activities: (i) analyzing established feasibility studies; (ii) conducting geological studies; (iii) oversight and project management; and (iv) drilling, engineering, and metallurgical activities. We did not incur any such costs during the three months ended March 31, 2020.

Accretion

We recorded $0.1 million of Accretion during both the three months ended March 31, 2021 and 2020, which related to our Asset retirement obligation and future reclamation costs. Refer to Note 12 - Asset Retirement Obligation to the Quarterly Notes to the Quarterly Financial Statements for further detail.

Interest expense, net of capitalized interest

As discussed and detailed in Note 9 - Debt, Net to the Quarterly Notes to the Quarterly Financial Statements, Interest expense, net of capitalized interest totaled $4.4 million and $19.9 million during the three months ended March 31, 2021 and 2020, respectively, decreasing by $15.5 million during the three months ended March 31, 2021. The substantial decrease in interest expense for the three months ended March 31, 2021 compared to the same period of 2020 was a result of completing the Recapitalization Transaction on May 29, 2020, which caused the exchange or conversion of the majority of Seller's $627.8 million debt outstanding to equity, thus resulting in post-Recapitalization Transaction indebtedness totaling $159.8 million for the Sprott Credit Agreement and Subordinated Notes.

Fair value adjustments to warrants

During the three months ended March 31, 2021, the Fair value adjustments to warrants resulted in a non-cash gain of $9.5 million as the market trading values of our publicly listed warrants decreased, which was primarily due to a decrease in the underlying trading price of our common shares. We did not incur any such warrant adjustment during the three months ended March 31, 2020. Refer to Note 11 - Warrant Liabilities within the Quarterly Notes to the Quarterly Financial Statements for further detail.

Interest income

Interest income totaled approximately $23,000 and $0.1 million during the three months ended March 31, 2021 and 2020, respectively. Interest income was lower the three months ended March 31, 2021 primarily due to decreases in interest rate yields from the comparable period of 2020.

Income taxes

There was no income tax benefit or expense, net, recognized during the three months ended March 31, 2021 and 2020. We have not recorded any future income tax benefits for net losses generated after the completion of the Recapitalization Transaction, due to a full valuation allowance recorded against our net operating loss carryforward earned after the Recapitalization Transaction. For additional details, refer to Note 16 - Income Taxes to the Quarterly Notes to the Quarterly Financial Statements.

Net loss

For the reasons discussed above, we recorded a net loss of $9.7 million for the three months ended March 31, 2021, which included a gain from Fair value adjustments to warrants of $9.5 million, compared to a net loss of $34.6 million for the three months ended March 31, 2020.

Liquidity and Capital Resources

General

Our primary cash requirements during the three months ended March 31, 2021 related to the $14.8 million of cash used in the Company's operations and $5.1 million of cash used in investing activities, including $2.5 million spent on the leach pad expansion project (which excludes $0.7 million of capitalized interest). We have yet to generate positive cash flow from operations and we do not expect to do so for the full year 2021. Historically, we have been dependent on various forms of debt and equity financing to fund our business and we currently project we will likely require additional cash from financing activities in less than 12 months from the date of this report to meet our operating and investing requirements and future obligations as they become due. We did not complete any financing activities during the three months ended March 31, 2021.

On May 29, 2020, we completed the Recapitalization Transaction that provided cash available for use of $68.9 million. As part of the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of our common stock or converted into shares of Seller common stock, and our post-Recapitalization Transaction indebtedness included amounts drawn under the Sprott Credit Agreement and the assumption of the newly issued Subordinated Notes. Additionally, on October 6, 2020, the Company issued 9,583,334 units in an underwritten public offering at an offering price to of $9.00 per unit (the “Public Offering”), with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $10.50 per share, for total proceeds net of discount and equity issuance costs of $83.1 million. Prior to the closing of the Recapitalization Transaction, our primary source of liquidity was proceeds received from the issuance of related-party debt instruments, which were used to finance the 2019 restart of mining operations at the Hycroft Mine and all working capital and capital expenditures thereafter.

Our future liquidity and capital resources management strategy entails a disciplined approach to monitor the timing and amount of any drilling, metallurgical and mineralogical studies and operational tonnage ramp-up of the Hycroft Mine while attempting to remain in a position that allows us to respond to changes in our business environment, such as a decrease in metal prices or lower than forecasted future cash flows, and changes in other factors beyond our control. As discussed in the Going concern subsection of the Recent Developments section of this MD&A, using estimates of future production costs, operational metrics, and planned capital, project, drilling, and development costs, at current metal spot prices, we do not expect the Hycroft Mine to report positive net operating cash flows during the following 12 months from the issuance date of this report. However, we have undertaken efforts aimed at managing our liquidity and preserving our capital resources by, among other things: (i) monitoring metal prices and the impacts (near-term and future) they have on our business; (ii) developing plans and forecasts that we expect to be reliable and achievable considering historical operational and processing challenges encountered to date; (iii) controlling our working capital and managing discretionary spending; (iv) reviewing contractor usage and rental agreements for more economic options; and (v) planning the timing and amounts of capital expenditures and drilling, metallurgical and mineralogical study costs at the Hycroft Mine and deferring such items that are not expected to benefit our near term operating plans.

Cash and liquidity

We have placed substantially all of our cash in operating accounts with a well-capitalized financial institution, thereby ensuring balances remain readily available. Due to the nature of our operations and the composition of our current assets, our Cash, Accounts receivable, and metal inventories represent substantially all of our liquid assets on hand. Additionally, we are provided with additional liquidity as ounces are recovered from the Ore on leach pads, current, processed into finished goods, and sold at prevailing spot prices to our customers.

The following table summarizes our projected sources of future liquidity, as recorded within our financial statements (dollars in thousands):

	March 31, 2021	December 31, 2020
Cash	$36,497	$56,363
Accounts receivable	14	426
Metal inventories(1)	12,668	6,418
Ore on leach pads, current(2)	33,090	38,041
Total projected sources of future liquidity	$82,269	$101,248

(1)	Metal inventories contained approximately 7,492 recoverable ounces of gold that are expected to be sold within the next 12 months. Assuming a gold selling price of $1,691 per ounce (the March 31, 2021 P.M. fix) and excluding any proceeds from silver sales, the sale of all gold ounces estimated to be recovered from our metal inventories would provide us with $12.7 million of revenue. See Note 4 - Inventories to the Quarterly Notes to the Quarterly Financial Statements for additional information.

(2)	Ore on leach pads, current contained approximately 20,140 ounces of gold that are expected to be processed into finished goods and then sold within the next 12 months. Assuming a gold selling price of $1,691 per ounce (the March 31, 2021 P.M. fix) and excluding any proceeds from silver sales, the sale of all gold ounces estimated to be recovered from our ore on leach pads would provide us with $34.1 million of revenue. We also have ore on leach pads that is not expected to be processed into finished goods within the next 12 months of $9.5 million; accordingly, we exclude this inventory from our projected sources of future liquidity. See Note 4 - Inventories to the Quarterly Notes to the Quarterly Financial Statements for additional information.

Twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019

The following table summarizes our sources and uses of cash for the following periods (dollars in thousands):

	Year Ended December 31,
	2020	2019
	(as restated)
Net loss	$(136,392)	$(98,895)
Net non-cash adjustments	76,809	76,099
Net change in operating assets and liabilities	(50,925)	(36,975)
Net cash used in operating activities	(110,508)	(59,771)
Net cash used in investing activities	(31,124)	(12,296)
Net cash provided by financing activities	188,705	68,173
Net increase (decrease) in cash	47,073	(3,894)
Cash and restricted cash, beginning of period	48,967	52,861
Cash and restricted cash, end of period	$96,040	$48,967

Cash used in operating activities

For the year ended December 31, 2020, we used $110.5 million of cash in operating activities primarily attributable to a net loss of $136.4 million, the cash impact of which was equal to $59.6 million, and $50.9 million used for working capital, largely due to the $43.8 million used to increase production related inventories. The largest non-cash items during the year ended December 31, 2020 included the non-cash portion of interest expense of $38.8 million, and write-downs of production inventories of $17.9 million, which is discussed in Note 4 - Inventories to the 2020 Year End Notes to the 2020 Year End Financial Statements.

For the year ended December 31, 2019, we used $59.8 million of cash for operating activities primarily attributable to a net loss of $98.9 million, a reduction in the asset retirement obligations of $1.9 million, the cash impact of which was equal to $22.8 million, and $37.0 million used for working capital largely due to increases in the following operating assets; production-related inventories ($38.6 million), materials and supplies inventories ($1.0 million) and prepaids and other, current and non-current ($0.5 million). The cash outflows caused by the items described above were partially offset by certain non-cash expenses such as $54.8 million non-cash portion of interest expense, $18.6 million write-down of production inventories, $2.1 million depreciation and amortization, $1.1 million stock-based compensation and $0.4 million of accretion. There were also increases in accounts payable ($3.4 million) that partially offset the cash outflows.

Cash used in investing activities

For the year ended December 31, 2020 and 2019, we used $31.1 million and $12.3 million, respectively, in investing activities. For 2020, expenditures primarily related to construction of a large leach pad expansion project and totaled $29.3 million. For 2019, the vast majority of the costs related to (1) construction of new leach pad space for the restart of $6.2 million, (2) the purchase and installation of four new cone crushers for $4.0 million and (3) replacement and significant repairs of existing processing equipment for $0.8 million.

Cash provided by financing activities

For the year ended December 31, 2020, Seller issued $44.8 million in aggregate principal amount of 1.25 Lien Notes (net of issuance costs) which were used to fund the operations and capital needs through May 29, 2020. The remainder of the financing activities primarily related to the Public Offering of units, which was comprised of one share of our common stock and one warrant to purchase one share of our common stock. The Public Offering was completed on October 6, 2020, and resulted in proceeds net of discount and equity issuance costs of approximately $83.1 million. Additional financing activities primarily related to the Recapitalization Transaction, which provided $210.0 million in net cash flows and was used to repay Seller’s $125.5 million First Lien Agreement, a $6.9 million promissory note, and transaction costs and other issuance costs. See Note 3 - Recapitalization Transaction to the 2020 Year End Notes to the 2020 Year End Financial Statements for further discussion.

The amount of cash provided by financing activities was $68.2 million for the year ended December 31, 2019, which was due to $71.8 million in aggregate principal amount of 1.25 Lien Notes (net of issuance costs) issued to fund the restart of mining operations. Seller spent $2.9 million for legal and consulting fees related to the Recapitalization Transaction and $0.8 million to extend the maturity of the First Lien Credit Agreement.

Three months ended March 31, 2021 compared to the three months ended March 31, 2020

The following table summarizes our sources and uses of cash for the following periods (dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(9,688)	$(34,618)
Net non-cash adjustments	(2,846)	26,582
Net change in operating assets and liabilities	(2,227)	(11,409)
Net cash used in operating activities	(14,761)	(19,445)
Net cash used in investing activities	(5,082)	(2,090)
Net cash provided by financing activities	—	21,658
Net (decrease) increase in cash	(19,843)	123
Cash and restricted cash, beginning of period	96,040	48,967
Cash and restricted cash, end of period	$76,197	$49,090

Cash used in operating activities

During the three months ended March 31, 2021, we used $14.8 million of cash in operating activities primarily attributable to a net loss of $9.7 million, the cash impact of which was equal to $12.5 million, and $2.2 million used for working capital, which included $4.0 million used to increase production-related inventories. The largest non-cash items included in net income during the three months ended March 31, 2021 included a $9.5 million gain from Fair value adjustments to warrants and Interest expense, net of capitalized interest of $4.4 million.

For the three months ended March 31, 2020, we used $19.4 million of cash for operating activities primarily attributable to a net loss of $34.6 million, the cash impact of which was equal to $8.0 million, and $11.4 million used for working capital, including the operational ramp up following the 2019 restart of the Hycroft Mine using a net $10.9 million to increase production-related inventory balances. Cash outflows during the three months ended March 31, 2020 were partially offset by certain non-cash expenses included in Net loss, such as $17.0 million of non-cash interest expense and a $7.0 million Write-down of production inventories.

Cash used in investing activities

For the three months ended March 31, 2021 and 2020, we used $5.1 million and $2.1 million, respectively, in investing activities. For the three months ended March 31, 2021, expenditures included $2.5 million (exclusive of capitalized interest of $0.7 million) for the leach pad expansion project and $1.4 million for purchased equipment. For the three months ended March 31, 2020, the majority of the capital expenditures related to construction of new leach pad space.

Cash provided by financing activities

There were no cash financing activities during the three months ended March 31, 2021. Cash provided by financing activities was $21.7 million for the three months ended March 31, 2020, which included $24.9 million in aggregate principal amount of 1.25 Lien Notes issued to fund the Hycroft Mine restart and ramp up of mining operations, net of $2.6 million for legal and consulting fees related to the Recapitalization Transaction and $0.6 million in principal payments for the First Lien loan.

Future capital and cash requirements

The following table provides our gross contractual cash obligations as of March 31, 2021, which are grouped in the same manner as they were classified in the cash flows in order to provide a better understanding of the nature of the obligations and to provide a basis for comparison to historical information. We believe the following provides the most meaningful presentation of near-term obligations expected to be satisfied using current and available sources of liquidity (dollars in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Operating activities:
Net smelter royalty(1)	$448,454	$2,036	$19,578	$24,327	$402,513
Remediation and reclamation expenditures(2)	62,032	—	—	—	62,032
Interest payments(3)	15,705	5,230	8,858	1,617	—
Operating lease requirements(4)	4,733	4,733	—	—	—
Crofoot royalty(5)	4,750	240	480	480	3,550
Consignment inventory(6)	833	833	—	—	—
Financing activities:	—
Repayments of debt principal(7)	213,381	5,734	41,526	28,263	137,858
Additional interest payments(8)	9,348	2,200	4,399	2,749	—
Total	$759,236	$21,006	$74,841	$57,436	$605,953

(1)	Under the Sprott Royalty Agreement, we are required to pay a perpetual royalty equal to 1.5% of the Net Smelter Returns from our Hycroft Mine, payable monthly. Amounts presented above incorporate estimates of our current life-of-mine plan, and are based on consensus pricing for gold and silver. See Note 10 - Royalty Obligation to the Quarterly Notes to the Quarterly Financial Statements for additional information.

(2)	Mining operations are subject to extensive environmental regulations in the jurisdictions in which they are conducted and we are required, upon cessation of operations, to reclaim and remediate the lands that our operations have disturbed. The estimated undiscounted cash outflows of these remediation and reclamation obligations are reflected here. In the above presentation, no offset has been applied for the $59.9 million of our reclamation bonds or for the $39.7 million of cash collateral for those bonds included in Restricted Cash.

(3)	Under the Sprott Credit Agreement, we must pay interest beginning in the 13th month after the initial advance on May 29, 2020 to Sprott Private Resource Lending II (Collector), LP.

(4)	As noted below in the Off-balance sheet arrangements section of this MD&A, we have operating leases for mine equipment and office space.

(5)	We are required to pay a 4% net profits royalty, including advance royalty payments of $120,000 in any year where mining occurs on the Crofoot claims and an additional $120,000 if tons mined from the Crofoot claim blocks exceed 5.0 million tons. See Note 21 - Commitments and Contingencies. Amounts shown represent our current estimates of cash payment timing using consensus pricing for gold and silver.

(6)	As noted below in the Off-balance sheet arrangements section of this MD&A, and as discussed in Note 5 - Prepaids and Other to the Quarterly Notes to the Quarterly Financial Statements, we have future purchase obligation for consignment inventory.

(7)	Repayments of principal on debt consists of amounts due under the Sprott Credit Agreement and the Subordinated Notes. Included in the repayment of the Subordinated Notes principal is interest that has been capitalized as payable in-kind on a quarterly basis, and on a monthly basis for the Sprott Credit Agreement for the first 12 months after the initial advance.

(8)	Additional interest payments consist of repayments of additional interest under the Sprott Credit Agreement, commencing February 28, 2021 (with the first cash payment due three months after such date) and ending on the maturity date.

Debt covenants

Our debt agreements contain representations and warranties, events of default, restrictions and limitations, reporting requirements, and covenants that are customary for agreements of these types.

The Sprott Credit Agreement (as defined herein) contains covenants that, among other things, restrict or limit the ability of the Company to enter into encumbrances (other than Permitted Encumbrances), incur indebtedness (other than Permitted Indebtedness), dispose of its assets (other than Permitted Disposals), pay dividends, and purchase or redeem shares, as such terms are defined in the Sprott Credit Agreement. The Sprott Credit Agreement requires the Company to ensure that, at all times, both its Working Capital and Unrestricted Cash are at least $10.0 million, as such terms are defined in the Sprott Credit Agreement, and that at least every six months we demonstrate our ability to repay and meet all present and future obligations as they become due with a financial Model that uses consensus gold prices discounted by 5.0%, as such terms are defined in the Sprott Credit Agreement. The Subordinated Notes (as defined herein) include customary events of default, including those relating to a failure to pay principal or interest, a breach of a covenant, representation or warranty, a cross-default to other indebtedness, and non-compliance with security documents.

As of March 31, 2021, the Company was in compliance with all covenants under its debt agreements.

Off-balance sheet arrangements

As of March 31, 2021, our off-balance sheet arrangements consisted of operating lease agreements (see Note 21 - Commitments and Contingencies to our Quarterly Notes to the Quarterly Financial Statements), a net profit royalty arrangement (see Note 21 - Commitments and Contingencies to the Quarterly Notes to the Quarterly Financial Statements), and a future purchase obligation for consignment inventory (see Note 5 - Prepaids and Other to the Quarterly Notes to the Quarterly Financial Statements).

Accounting developments

For a discussion of any recently issued and/or recently adopted accounting pronouncements, see Note 2 - Summary of Significant Accounting Policies to the 2020 Year End Notes to the 2020 Year End Financial Statements and to the Quarterly Notes to the Quarterly Financial Statements.

Critical Accounting Estimates

MD&A is based on our financial statements, that have been prepared in accordance with GAAP. The preparation of these statements requires us to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. We base our assumptions and estimates on historical experience and various other sources that we believe to be reasonable at the time our estimates are made. Actual results may differ from amounts estimated in these statements, and such difference could be material. As such, future events and their effects cannot be determined with certainty.

Although other estimates are used in preparing our financial statements, we believe that the following accounting estimates are the most critical to understanding and evaluating our reported financial results. For information on all of our significant accounting policies, see Note 2 - Summary of Significant Accounting Policies to the 2020 Year End Notes to the 2020 Year End Financial Statements and the Quarterly Notes to the Quarterly Financial Statements.

Ore on leach pads

Estimate Required:

The recovery of gold and silver at the Hycroft Mine is accomplished through a proprietary two-stage heap oxidation and leach process, the nature of which limits our ability to precisely determine the recoverable gold ounces in ore on leach pads. We estimate the quantity of recoverable gold ounces in ore on leach pads using surveyed volumes of material, ore grades determined through sampling and assaying of blastholes, and estimated recovery rates based on ore type and domain and level of oxidation actually achieved or expected to be achieved prior to leaching. The quantity of recoverable gold ounces and recovery rates varies based on ore mineralogy, steps in the leach process, ore grade, ore particle sizes and the percentage of cyanide soluble gold. The estimated recoverable gold ounces placed on the leach pads are periodically reconciled by comparing the related ore to the actual gold ounces recovered (metallurgical balancing). The ultimate recoverable gold ounces or life-of-mine recovery rate is unknown until mining operations cease. A change in the recovery rate or the quantity of recoverable gold ounces in our stockpiles or ore on leach pads could materially impact our financial statements.

Impact of Change in Estimate:

Changes in recovery rate estimates or estimated recoverable gold ounces that do not result in write-downs are accounted for on a prospective basis. If a write-down is required, ore on leach pads would be adjusted to market values before prospectively accounting for the remaining costs and revised estimated recoverable gold ounces. During the year ended December 31, 2020, based on our metallurgical balancing results, we determined that 10,492 ounces of gold that had been placed on the leach pads were no longer recoverable and wrote-off these ounces, which resulted in write-downs of production costs of $16.7 million and capitalized depreciation and amortization of $1.3 million. During the second half of 2020, we determined that no metallurgical balancing adjustment was needed and as such did not recognize write-downs of production inventories. The write-off of these ounces in the first and second quarters of 2020 was primarily due to the mismanagement of the oxidation process including inadequately adjusting variables in the oxidation process for changes in the ore type based on domain. As a result, we determined that we would recover fewer ounces than planned from those affected sections of the leach pads.

At December 31, 2020, if our estimate of recoverable gold ounces on the leach pad decreased by 2.5% or 5.0%, recoverable gold ounces in ore on leach pads would decrease by approximately 651 ounces or 1,302 ounces, respectively, which would require a write-down of $1.1 million or $2.3 million, respectively, of our ore on leach pad costs before prospectively accounting for the remaining costs. A 2.5% or 5.0% increase to our estimate of recoverable gold ounces in ore on leach pads would increase the estimated recoverable ounces by the aforementioned amounts and reduce our weighted average cost per ounce by approximately $42 per ounce or $83 per ounce, respectively, which would be accounted for on a prospective basis.

Proven and probable mineral reserves

Estimate Required:

Proven and probable mineral reserves are the part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. Our mineral reserve estimates are calculated in accordance with subpart 1300 of Regulation S-K under the Modernization of Property Disclosures for Mining Registrants of the Exchange Act. Estimated recoverable gold ounces in our proven and probable mineral reserves at the Hycroft Mine are used in units-of-production amortization calculations and are the basis for future cash flow estimates utilized in impairment calculations. When determining proven and probable mineral reserves, we must make assumptions and estimates of future commodity prices and demand, the mining methods we use and intend to use in the future, and the related costs incurred to develop, mine, and process our mineral reserves. Our estimates of recoverable gold ounces in proven and probable mineral reserves are prepared by and are the responsibility of our employees. Any change in estimate or assumption used to determine our proven and probable mineral reserves could change our estimated recoverable gold ounces in such mineral reserves, which may have a material impact on our financial statements.

Impact of Change in Estimate:

Our proven and probable mineral reserves are periodically updated, usually on an annual basis. Estimated recoverable gold ounces used in our units-of-production amortization and impairment calculations are based on proven and probable mineral reserves that were determined as of December 31, 2020 using gold and silver selling prices of $1,200 per ounce and $16.50 per ounce, respectively. Resulting changes in estimates of recoverable gold ounces are used in our units-of-production calculations and impairment calculations on a prospective basis.

Impairment of long-lived assets

Estimate Required:

Our long-lived assets consist of plant, equipment, and mine development. We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Events that may trigger a test for recoverability include, but are not limited to, significant adverse changes to projected revenues, costs, or future expansion plans or changes to federal and state regulations (with which we must comply) that may adversely impact our current or future operations. An impairment is determined to exist if the total projected future cash flows on an undiscounted basis are less than the carrying amount of a long-lived asset group. An impairment loss is measured and recorded based on the excess carrying value of the impaired long-lived asset group over fair value.

To determine fair value, we use a discounted cash flow model based on quantities of estimated recoverable minerals and incorporate projections and probabilities involving metal prices (considering current and historical prices, price trends, and related factors), production levels, operating and production costs, and the timing and capital costs of expansion and sustaining projects, all of which are based on life-of-mine plans. The term “recoverable minerals” refers to the estimated amount of gold and silver that will be sold after taking into account losses during ore processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. Our estimates of future cash flows are based on numerous assumptions that are consistent or reasonable in relation to internal budgets and projections, and actual future cash flows may be significantly different than the estimates, as actual future quantities of recoverable gold and silver, metal prices, operating and production costs, and the timing and capital costs of expansion and sustaining projects are each subject to significant risks and uncertainties.

Impact of Change in Estimate:

The estimates and assumptions used in our impairment test as of December 31, 2020 were based on the Hycroft Technical Report. The Hycroft Technical Report was prepared using prices of $1,200 per ounce for gold and $16.50 per ounce for silver, which when using sales prices of $1,300 per ounce for gold and $17.33 per ounce for silver, resulted in an after tax net present value of $2.1 billion. We compared the estimated after tax net present value of $2.1 billion to the carrying value of our plant, equipment, and mine development of $60.2 million, and given the large surplus between the estimated after tax net present value of the Hycroft Mine and the carrying value of our plant, equipment, and mine development a change in the estimates used in the Hycroft Technical Report would be unlikely to result in an impairment as of December 31, 2020.

Asset retirement obligation (“ARO”)

Estimate Required:

We will be required to perform reclamation activity at the Hycroft Mine in the future. As a result of this requirement, an ARO has been recorded on our consolidated balance sheets that is based on our expectation of the costs that will be incurred years in the future. Any underestimate or unanticipated reclamation costs or any changes in governmental reclamation requirements could require us to record or incur additional reclamation costs. ARO liabilities are accrued when they become known, are probable and can be reasonably estimated. Whenever a previously unrecognized ARO liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce our consolidated net income attributable to stockholders.

Impact of Change in Estimate:

Based on our current proposed 34-year mine plan set forth in the Hycroft Technical Report, no significant reclamation activity will be made until 2047. However, if the significant reclamation activity were to begin in 2042 or 2045 our reclamation liability would increase by approximately $1.8 million and approximately $0.7 million, respectively.

Warrant Liability

Estimate Required:

We account for the 5-Year Private Warrants to purchase shares of our common stock that are not indexed to our own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of Other income (expense), net on the statement of operations. We will continue to adjust the liability for changes in fair value of the 5-Year Private Warrants until the earlier of the (i) exercise or expiration of the 5-Year Private Warrants or (ii) the transfer of any 5-Year Private Warrants to any person who is not a permitted transferee at which time the applicable warrant liability will be extinguished and will be reclassified to additional paid-in capital. We use the closing market price to estimate the fair value of our 5-Year Public Warrants and our Public Offering Warrants. The terms of the 5-Year Private Warrants are substantially identical to the 5-Year Public Warrants except the 5-Year Private Warrants, while held by the Sponsor or Cantor and their permitted transferees, are precluded from mandatory redemption and are entitled to exercise on a “cashless basis” at the holder’s election. Accordingly, we use a Black Scholes model with an appropriate estimate of volatility considering volatility of the 5-Year Public Warrants and using a Monte Carlo simulation model to incorporate the redemption and cashless exercise features in the 5-Year Private Warrants. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies. Increases (decreases) in the assumptions result in a directionally similar impact to the fair value of the Warrant liability.

Impact of Change in Estimate:

A $0.01 increase or decrease in the fair value estimate per 5-Year Private Warrant would result in an increase or decrease to Warrant liabilities, non-current of $0.1 million with the offset in Fair value adjustments to warrants.

MANAGEMENT

Management and Board of Directors

The below is a list of our current executive officers and directors and their respective ages and a brief account of each of their business experience:

Name	Age	Position(s)
Diane R. Garrett, Ph.D.	61	President, Chief Executive Officer and Director
Stanton K. Rideout, CPA	61	Executive Vice President and Chief Financial Officer
John (Jack) W. Henris	57	Executive Vice President and Chief Operating Officer
Jeffrey A. Stieber, CPA	37	Senior Vice President, Finance and Treasurer
David Kirsch	41	Chairman of the Board
Eugene Davis	66	Director
John Ellis	85	Director
Michael Harrison	49	Director
Thomas Weng	52	Director
Marni Wieshofer	58	Director

Upon the consummation of the Recapitalization Transaction, the size of our board was increased from five directors to seven directors, and each of the above directors, other than Diane R. Garrett, was elected by our stockholders at the special meeting of our stockholders held on May 29, 2020 to approve the Recapitalization Transaction. Prior to being elected to our Board on May 29, 2020, Messrs. Ellis, Kirsch and Harrison served on Seller’s board of directors for the terms set forth in their biography below and Mr. Kirsch has served on our Board since February of 2018. Randy Buffington resigned from his roles of Chairman of the Board, President and Chief Executive Officer effective as of July 1, 2020 and our Board was decreased to six directors. Effective as of September 8, 2020, the Board authorized the increase in the size of our Board from six to seven members and appointed Diane R. Garrett, Ph.D. to the Board to serve as a director contemporaneous with her appointment as President and Chief Executive Officer.

We have determined that each of Messrs. Davis, Ellis, Harrison, Kirsch, and Weng and Ms. Wieshofer are “independent directors” under NASDAQ listing standards. The Board reviews independence on an annual basis and has also determined that each current member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under the applicable NASDAQ listing standards and SEC rules. The Board further determined that each of Ms. Wieshofer and Mr. Davis qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, the Company’s Board found that none of these directors had a material or other disqualifying relationship with the Company.

Diane R. Garrett, Ph.D. began serving as our President and Chief Executive Officer and a director on September 8, 2020. From June 2016 until her appointment with the Company, Dr. Garrett was the President and Chief Executive Officer of Nickel Creek Platinum Corp.(“NCP”),a mining exploration and development company listed on the Toronto Stock Exchange and the OTC-QB Market. She has more than 20 years of senior management and financial expertise in the field of natural resources. Prior to joining NCP, she held the position of President and Chief Executive Officer and a director of Romarco Minerals Inc. (“Romarco”) from November 2002 until October 2015, taking the multi-million-ounce Haile Gold Mine project from discovery to construction. Romarco was acquired by OceanaGold, Inc. in 2015, at which time Dr. Garrett became a director and consultant to OceanaGold, Inc. before joining NCP in June 2016. Prior to that, she held numerous senior positions in public mining companies including VP of Corporate Development at Dayton Mining Corporation and VP of Corporate Development at Beartooth Platinum Corporation. Early in her career, Dr. Garrett was the Senior Mining Analyst and Portfolio Manager in the precious metals sector with US Global Investors. Dr. Garrett received her Ph.D. in Engineering and her Masters in Mineral Economics from the University of Texas at Austin. The Board has determined that Dr. Garrett should serve as a director due to her technical expertise and background as a senior executive in mining companies as well as her significant experience with permitting, developing and constructing gold mines and moving a precious metals mining company from the development stage to the successful producer stage, Dr. Garrett is also a director of Novagold Resources Inc., a mineral exploration company operating in the gold mining industry (NYSE American: NG; TSE: NG) and Ausenco PYT Ltd., a privately held global engineering firm.

Stanton K. Rideout has served as our Executive Vice President and Chief Financial Officer since October 2020. He has more than 30 years of senior executive experience in the mining and manufacturing industries, including Romarco and Phelps Dodge Corporation (“Phelps Dodge”). From April 2018 until October 2020, Mr. Rideout was a consulting Chief Executive Officer of Carolina Gold Resources Inc. (“CGR”), a Canadian precious and base metals project-generator company. He joined the Board of CGR in June 2017 and became Chairman of the Board in July 2018. Prior to that, Mr. Rideout served as the Senior Vice President and Chief Financial Officer of Romarco from November 2010 through December 2015. Since Romarco was acquired by OceanaGold in September 2015, he provided debt and equity consulting services for a number of mining companies. From January 2008 until May 2008, Mr. Rideout was Executive Vice President and Chief Financial Officer for Swift Transportation Corporation (“Swift”), a large North American truckload carrier. Prior to Swift, Mr. Rideout held various senior finance and accounting positions over 25 years with Phelps Dodge, a publicly traded mining and manufacturing company. Those roles included Vice President and Treasurer, Vice President and Controller, and Investor Relations Officer and Chief Financial Officer of Phelps Dodge. Mr. Rideout earned his Master’s in Business Administration from the University of Evansville and his Bachelor of Science, Business/Finance, from Western Kentucky University. Mr. Rideout is a Certified Public Accountant.

John (Jack) W. Henris has served as our Executive Vice President and Chief Operating Officer since January 2021. Mr. Henris has over 35 years of experience in the gold and silver mining industry. Prior to joining the Company, Mr. Henris served since December 2019 as a Senior Consultant at Stantec Consulting Services where he managed the technical and professional services (including mine planning, engineering support, cost estimating, scheduling, and cost control services) required for the development of surface and underground mining studies. Prior to that, from April 2019 to September 2019, he was General Manager of McEwen Mining, Inc., a Canadian gold and silver mining company (NYSE: MUX), where he was responsible for all operations at the Gold Bar Mine. Prior to McEwen Mining, Mr. Henris was the Vice President of Mining — Geotechnical at Goldcorp, Inc. (NYSE: GG; TSX: G) from December 2017 to April 2019. From April 2013 until September 2017, Mr. Henris was the General Manager at two operations for Newmont Mining Company (NYSE: NEM; TSX: NGT). At Newmont, he was responsible for surface and underground mines, processing facilities, including roasting, flotation and oxide milling and heap leach pads. Mr. Henris has a Bachelor of Science in Geological Engineering from the South Dakota School of Mines and Technology.

Jeffrey A. Stieber has served as our Senior Vice President, Finance and Treasurer since October 2020. Prior to that, he served as our Vice President and interim Chief Financial Officer from July 2020 to October 2020. Mr. Stieber joined the Company as its Vice President, Treasurer upon the consummation of the Recapitalization Transaction and previously was appointed to that position by Seller in August 2018, having previously served in senior finance and accounting roles with that company from 2010 to 2015. From 2015 to 2018 Mr. Stieber held senior and executive positions at Tahoe Resources and Klondex Mines, until its acquisition by Hecla Mining Company. Mr. Stieber has more than 15 years of finance and accounting experience mostly within the mining industry, is a Certified Public Accountant, and graduated from the University of Nevada.

David Kirsch has been a member of our Board since February 2018 and has served as the Chairman of our Board since July 1, 2020. He also serves as Chairman of the Compensation Committee and as a member of the Nominating and Governance Committee. Mr. Kirsch also served as a member of Seller’s board of directors since October 2015, and he served as the Chair of the Audit Committee and as a member of the Compensation and Nominating and Governance committees for Seller’s board of directors. Mr. Kirsch is a Managing Director and Senior Analyst at Mudrick Capital, where he is responsible for analyzing distressed credit and equity opportunities across a diverse range of industries. Prior to joining Mudrick, from 2008 to 2010 Mr. Kirsch was a Senior Analyst and Managing Director at Miura Global Management, a large global long-short equity hedge fund, where he was responsible for coverage of the financial and consumer industries across the Americas, Europe and Asia. Mr. Kirsch gained extensive restructuring experience as a Director at Alvarez & Marsal from 2003 to 2008. At Alvarez & Marsal, he held primary or lead management roles on an interim basis for distressed companies and advised creditors on balance sheet solutions to maximize the value of their investments. Mr. Kirsch began his Wall Street career as an Analyst in the Healthcare Industry Group in the Investment Banking Division of Banc of America Securities. He is currently serving on the board of directors of Mudrick Capital Acquisition Corp. II, a special purpose acquisition corporation (NASDAQ: MUDS) and the following privately held companies: NJOY Holdings, Proenza Schouler, Targus Holdings and Nelson Education, where he is the Chairman of the Board. Mr. Kirsch received his B.S. magna cum laude in Economics from the Wharton School at the University of Pennsylvania. Mr. Kirsch’s qualifications to serve on our Board include his extensive leadership and board experience, his experience as Managing Director and Senior Analyst of Mudrick, his current board experience, including as Chairman of the Board of Nelson Education, and his network of contacts in the distressed field.

Eugene Davis has been a member of our Board since the May 29, 2020 Recapitalization Transaction and is Chairman of the Nominating and Governance Committee and a member of the Audit Committee. Mr. Davis currently serves as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC (“PIRINATE”), a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a chief executive officer, chief restructuring officer, director, chairman or committee chairman of a number of businesses operating in diverse sectors. He was the President, Vice Chairman and a director of Emerson Radio Corporation, a consumer electronics company, from 1990 to 1997 and was the Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc., a direct-mail marketer of sports equipment, from 1996 to 1997. Mr. Davis began his career in 1980 as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and was in private practice from 1984 to 1998. Since December 2020, Mr. Davis has been the Chairman of the Board, member of the Compensation Committee and Chair of the Nominating Committee of FTS International, Inc. (NYSE American: FTSI) and since January 2021, Mr. Davis has served on the board of directors and the strategic planning committee of GTT Communications, Inc. (NYSE: GTT). During the past five years, Mr. Davis has been a director of the following public or formerly public companies: Montage Resources Corp., Seadrill Limited, VICI Properties Inc., Verso Corporation, ALST Casino Holdco, LLC, Atlas Air Worldwide Holdings, Inc., Atlas Iron Limited, The Cash Store Financial Services, Inc., Dex One Corp., Genco Shipping & Trading Limited, Global Power Equipment Group, Inc., Goodrich Petroleum Corp., Great Elm Capital Corp., GSI Group, Inc., Hercules Offshore, Inc., HRG Group, Inc., Knology, Inc., SeraCare Life Sciences, Inc., Spansion, Inc., Spectrum Brands Holdings, Inc., Titan Energy LLC, Trump Entertainment Resorts, Inc., U.S. Concrete, Inc. and WMIH Corp. In addition, Mr. Davis is and has been a director of several private companies in various industries. Mr. Davis is well-qualified to serve as a member of our Board because of his substantial knowledge about strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices and his extensive experience serving as a director of public and private companies in various industries. Mr. Davis controls a limited liability company which is the general partner of Reata Properties, LP, a private real estate company. Reata Properties, LP filed a Chapter 7 bankruptcy petition in September 2020. Certain of its creditors have filed litigation against Reata Properties, LP in the bankruptcy court.

John Ellis has been a member of our Board since the May 29, 2020 Recapitalization Transaction and is Chairman of the Safety, Sustainability & Technical Committee and a member of the Compensation Committee. Mr. Ellis also served as a member of Seller’s board of directors since December 2017 and served as Chair of the Technical Committee of Seller’s board of directors. Mr. Ellis is a seasoned mining professional with a more than 50-year history of large-scale mine development and operations globally and has provided consulting services to multiple mining companies for the past 18 years. Mr. Ellis began his career in operations with Kennecott Copper, where he progressed from operating roles to management roles before moving on to new opportunities. He has most recently held various senior management roles for CVRD-Inco, including Managing Director of Voisey Bay Nickel and VP Operations for PT Indonesia. Prior to that, he was Chairman and CEO of Anglo Gold North America, Independence Mining Company and Hudson Bay Mining and Smelting Company. He has also provided technical advice in a consulting capacity to major global producers such as CVRD-Inco, BHP (Australia), Queenstake Resources, AngloGold Ashanti and Anglo American. Mr. Ellis currently serves as a member of the board of directors of Jaguar Mining Inc. (TSX: JAG), a gold mining company. Mr. Ellis also served as a member of the board of directors of International Tower Hill Mines Ltd., a mineral exploration company (NYSE American: THM) from February 2014 to May 2019 and of Sunshine Silver Mines, a privately held silver mining company from September 2011 to November 2018 and of Jaguar Mines from June 2016 to present. Mr. Ellis is a graduate of the Haileybury School of Mines and holds a B.Sc. from Montana Tech University. Mr. Ellis brings extensive experience and knowledge of historic and current mining operations coupled with his leadership experience in the mining industry to the Board.

Michael Harrison has been a member of our Board since the May 29, 2020 Recapitalization Transaction and is a member of the Safety, Sustainability & Technical Committee. Mr. Harrison also served as a member of Seller’s board of directors since December 2017 and was a member of the Audit and Technical Committees. Since January 2, 2020, Mr. Harrison has served as Managing Partner, Sprott Resource Streaming and Royalty and Managing Director of Sprott, Inc. Since January 2, 2020, Mr. Harrison has served as the CEO of Sprott Resource Streaming and Royalty Corp. From May 7, 2019 to June 23, 2020, Mr. Harrison served as the Interim President and Chief Executive Officer of Sprott Resource Holdings Inc. (“SRHI”) and prior to such date served as a Managing Director in the mining and metals group of SRHI since February 2017. Prior to joining SRHI, he held the position of President and CEO of Adriana Resources Inc. from October 2015 to February 2017, and Vice President, Corporate Development for Coeur Mining Inc. from February 2011 to August 2015. Mr. Harrison previously served on the Board of Directors of Corsa Coal Corp. (TSXV: CSO) from March 2011 to March 2017 and on the board of directors of Macusani Yellowcake (TSXV: PLU) from May 2011 to January 2013. He also previously worked for Cormark Securities Inc. and National Bank Financial in the mining investment banking groups raising funds and providing mergers and acquisition advice to listed and private mining companies, including the creation of Seller’s predecessor company. Previously, he worked internationally for BHP Billiton Exploration Division as a Project Geophysicist. Mr. Harrison holds a B.Sc.E (Honours) in Geophysics from Queen’s University, and an MBA (with Distinction) from the University of Western Ontario. Mr. Harrison brings over 25 years of executive, financial and technical knowledge in the mining industry to our Board and adds a valuable perspective.

Thomas Weng has been a member of our Board since the May 29, 2020 Recapitalization Transaction and is a member of the Audit Committee and Nominating and Governance Committee. Mr. Weng has more than 25 years of experience in the financial services sector and is a Co-Founding Partner with Alta Capital Partners, a provider of financial advisory services (since February 2011). From February 2007 to January 2011, Mr. Weng was a Managing Director at Deutsche Bank and Head of Equity Capital Markets for Metals and Mining throughout the Americas and across all industry segments for Latin America. Prior to 2007, he held various senior positions at Pacific Partners, an alternative investment firm, and Morgan Stanley and Bear Stearns. Mr. Weng currently sits on the board of International Tower Hill Mines and Jaguar Mining Inc. Mr. Weng graduated from Boston University with a Bachelor of Arts in Economics. Mr. Weng is well qualified to serve as a member of our Board because of his extensive knowledge of strategic planning, mergers and acquisitions, finance, and mining.

Marni Wieshofer has been a member of our Board since the May 29, 2020 Recapitalization Transaction and is Chairwoman of the Audit Committee and a member of the Compensation Committee. Ms. Wieshofer has served as Head of Media and Managing Director in Houlihan Lokey’s TMT Corporate Finance Group, based out of Los Angeles, providing mergers and acquisitions, capital markets, financial advisory and financial restructuring services including the Weinstein Company and Relativity Media bankruptcies and subsequent sales. Before joining Houlihan Lokey, Ms. Wieshofer was Partner and Managing Director at MESA, a boutique advisory investment bank, where she spearheaded investment banking, strategy, and valuation engagements for companies throughout the media space. Her background also includes Chief Financial Officer and EVP of Corporate Development at Lionsgate Entertainment where she oversaw the company’s mergers, acquisitions, and other strategic financial initiatives including the acquisitions and integration of Trimark Pictures, Artisan Entertainment and Redbus Films Distribution U.K. to name a few, as well as the sale of Lionsgate Studios and the Canadian distribution business. Ms. Wieshofer’s experience also includes prominent roles at Media Rights Capital, Alliance Atlantis Communications and Coopers & Lybrand Chartered Accountants. Ms. Wieshofer is currently Lead Director at Thunderbird Entertainment Group Inc. (TSXV: TBRD, OTC: THBRF), a member of the Board of Directors of Organigram Holdings Inc. (NASDAQ: OGI; TSE: OGI), a member of the Emeritus Board of Directors of Film2Future, a member of the Dean’s Advisory Committee at the Rotman School of Management; and is a former Director and Chair of the Audit Committee of Takara Resources Inc. Ms. Wieshofer holds a BA from Western University, an MBA from the Rotman School of Management, is a Canadian Chartered Accountant and obtained the ICD.D designation in 2018. Ms. Wieshofer is well-qualified to serve as a member of our Board due to her expertise in mergers and acquisitions, capital markets, financial advisory and financial restructuring services across a range of industries.

Board of Directors

In accordance with our charter, members of our Board serve one-year terms, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Under our certificate of incorporation, the size of our Board shall be at least one member or such larger number as may be fixed from time to time by resolution of at least a majority of the directors then in office.

Committees of the Board of Directors

We have four standing committees. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are each composed solely of independent directors. In addition, the Safety, Sustainability and Technical Committee is currently composed of two independent directors. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

Eugene Davis, Thomas Weng and Marni Wieshofer (Chair) are the members of the Audit Committee. Under the NASDAQ listing standards and applicable SEC rules, the Audit Committee is required to have at least three members. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Mr. Davis, Mr. Weng and Ms. Wieshofer qualify as independent directors under applicable rules. Each member of the Audit Committee is financially literate and each of Ms. Wieshofer and Mr. Davis qualifies as an “audit committee financial expert” as defined under applicable SEC rules.

Under its charter, the functions of the Audit Committee include:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent accounting firm engaged by the Company;

•	the pre-approval of all non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by the Company;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•

discussing with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and our risk assessment and risk management policies, including our major financial risk exposure and steps taken by management to monitor and mitigate such exposure; and

•

reviewing our financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, the decisions made.

Compensation Committee

John Ellis, David Kirsch (Chair) and Marni Wieshofer are the members of the Compensation Committee. All of the members of the Compensation Committee are independent directors and considered to be a “non-employee director” under Rule 16b-3 of the Exchange Act. Under its charter, the functions of the Compensation Committee will include:

Under its charter, the functions of the Compensation Committee include:

•	reviewing and approving annually corporate goals and objectives relating to the compensation of the Chief Executive Officer (“CEO”), evaluating the performance of the CEO in light of those goals and reviewing and establishing the CEO’s annual compensation and Incentive Plan participation levels and bases of participation; and

•	reviewing and approving annually the evaluation process and compensation structure for the Company’s or its subsidiaries’ other officers; to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans; and to recommend inclusion of the Compensation Discussion and Analysis, if applicable, in the annual proxy statement and Annual Report on Form 10-K to be filed with the SEC.

In addition, on an annual basis, the Compensation Committee will conduct an in-depth, broad scope and detailed review of succession planning efforts at multiple levels of our management team.

The Compensation Committee charter also provides that the Compensation Committee shall have the sole authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Nominating and Governance Committee

Eugene Davis (Chair), David Kirsch and Thomas Weng are the members of the Nominating and Governance Committee. All of the members of the Nominating and Governance Committee are independent directors under applicable NASDAQ listing standards.

Under its charter, the functions of the Nominating and Governance Committee include:

•	identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders;

•	recommending to the Board the corporate governance guidelines applicable to the Company;

•	leading the Board in its annual review of the performance of (i) the Board; (ii) its committees; and (iii) management; and

•	recommending to the Board nominees for each Board committee.

The Nominating and Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

The Nominating and Governance Committee has not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee will review nominations for election or re-election to the Board on the basis of a particular candidate’s merits and the Company’s needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee will consider an individual’s skills, diversity, independence, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender, and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company will be interviewed and evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee will then be recommended to the full Board.

While the Company maintains a plurality voting standard in the election of directors, it has adopted a majority voting standard as well. Under that standard, any director in an uncontested election that receives more “withheld” votes than votes “for” his or her election must tender his or her resignation. The Nominating and Governance Committee will consider such offered resignation and recommend an action to the full Board which will then determine whether to accept or reject that resignation.

Safety, Sustainability and Technical Committee

John Ellis (Chair) and Michael Harrison are the members of the Safety, Sustainability and Technical Committee.

Under its charter, the functions of the Safety, Sustainability and Technical Committee will include the authority to:

•

investigate any activity of the Company or its subsidiaries relating to health, safety, loss prevention and operational security, sustainable development, environmental affairs, public policy and relations with communities and civil society, government relations, human rights and communication matters;

•	review our developmental, construction and operational activities; and

•

retain outside counsel, experts and other advisors as the Safety, Sustainability and Technical Committee may deem appropriate in its sole discretion to assist the Company in fulfilling its responsibilities.

Director Independence

The Board has determined that Messrs. Ellis, Harrison, Kirsch, Davis and Weng and Ms. Wieshofer are “independent directors” under NASDAQ listing standards. The Board reviews independence on an annual basis and has also determined that each current member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under the applicable NASDAQ listing standards and SEC rules. The Board further determined that Ms. Wieshofer qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

EXECUTIVE COMPENSATION

None of the individuals who were our executive officers and directors prior to the consummation of the Recapitalization Transaction received any cash compensation for services rendered to MUDS. There were no agreements or understandings, whether written or unwritten, with our executive officers concerning the information specified in Item 402(t)(2) or (3) (i.e., any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Recapitalization Transaction). We also have not, prior to the Recapitalization Transaction, granted any stock options or stock appreciation rights or any other awards under long-term incentive plans.

The following disclosure concerns the compensation arrangements of our current named executive officers and directors for the fiscal years ended December 31, 2020 and 2019. Any compensation earned prior to the Recapitalization Transaction was earned by such executives while serving Seller in a similar capacity. Such disclosure should be read together with the compensation tables and related disclosures provided below and in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

Summary Compensation Table

The following table presents information regarding the compensation awarded to, earned by, or paid to our Chief Executive Officer (or anyone serving in such function during 2020), the next two other most highly compensated individuals who served as executive officers as of December 31, 2020, and any individuals who would have been among the most highly compensated executive officers if they had remained employed at December 31, 2020 (collectively, our “Named Executive Officers” or “NEOs.”)

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act.

							Non-Equity
					Stock		Incentive Plan	All Other
				Bonus (1)	Awards (2)		Compensation (3)	Compensation (4)
Name and Principal Position	Year	Salary ($)		($)	($)		($)	($)	Total ($)
Diane R. Garrett, Ph.D. (5)	2020	$172,617		$—	$1,250,000		$—	$5,026	$1,427,643
President and CEO

Stanton K. Rideout (6)	2020	$75,419		$—	$400,000		$—	$37,222	$512,641
EVP and CFO

Jeffrey Stieber (7)	2020	$215,417		$100,000	$102,500		$24,600	$52,508	$495,025
Senior VP, Finance and Treasurer; former VP and Interim CFO

Randy E. Buffington (8)	2020	$284,712	(9)	$2,030,421	$1,300,000	(10)	$—	$455,542	$4,070,675
Former President and CEO	2019	$525,000		$—	$1,575,000		$—	$26,239	$2,126,239

Stephen M. Jones (11)	2020	$416,227	(9)	$1,546,148	$—		$—	$84,085	$2,046,460
Former Interim President and CEO and Former EVP, CFO and Secretary	2019	$425,000		$—	$1,062,500		$—	$23,628	$1,511,128

(1)	Amounts represent payments under Seller’s Retention Bonus Plan described below under “— Retention Bonus Plan.” The Company assumed the obligation to pay these amounts in connection with the Recapitalization Transaction.

(2)	Amounts reflect the aggregate grant date fair value of awards granted during the fiscal year noted as computed in accordance with FASB ASC Topic 718, assuming no forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that may be realized by the Named Executive Officers.

(3)	Amounts reflect the cash payouts for 2019 performance paid in June 2020 following the consummation of the Recapitalization Transaction.

(4)	During 2020, “All Other Compensation” consisted of the following:

Name	Year	401(k) Matching Contributions ($)	Consulting Payments ($)		Severance Payments ($)		Life Insurance Premiums ($)	Moving and Other Expenses ($)		Total ($)
Diane R. Garrett, Ph.D.	2020	$2,750	-		-		$2,276	-		$5,026
Stanton K. Rideout	2020	$4,525	$31,275	(a)	-		$1,422	-		$37,222
Jeffrey Stieber	2020	$17,100	-		-		$705	$34,703	(b)	$52,508
Randy E. Buffington	2020	$17,100	$125,000	(c)	$302,819	(d)	$5,555	$5,068		$455,542
	2019	$16,800	-		-		$5,638	$3,801		$26,239
Stephen M. Jones	2020	$17,100	$25,000	(c)	$35,417		$6,568	-		$84,085
	2019	$16,800	-		-		$6,828	-		$23,628

(a)	For consulting fees paid prior to Mr. Rideout’s employment with the Company.

(b)	Includes $19,167 of relocation allowance and $15,536 reimbursement for moving expenses incurred in 2020.

(c)	For consulting fees paid after the officers’ employment with the Company after the termination of the officers with the Company.

(d)	Includes $40,319 in compensation for ownership of Company’s vehicle that was transferred to Mr. Buffington pursuant to his Transition and Succession Agreement.

(5)	Dr. Garrett was hired effective September 8, 2020. Her base salary is $550,000.

(6)	Mr. Rideout was hired effective October 20, 2020. His base salary is $375,000.

(7)	Mr. Stieber was appointed as the Company’s Vice President and Interim Chief Financial Officer on July 1, 2020 and, upon Mr. Rideout’s appointment on October 20, 2020, Mr. Stieber was appointed as Senior Vice President, Finance and Treasurer.

(8)	Mr. Buffington’s employment with the Company ceased on July 1, 2020.

(9)	Amounts include payout of accrued vacation upon ceasing employment with the Company.

(10)	Pursuant to his Transition and Succession Agreement, Mr. Buffington received an award of restricted stock units.

(11)	Mr. Jones ceased to serve as the Company’s Interim President and Chief Executive Officer upon Dr. Garrett’s appointment to that position effective September 8, 2020. Mr. Jones’ non-executive employment with the Company continued through November 30, 2020.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information for each NEO with respect to outstanding equity awards and the value of such awards as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock that have not yet Vested (#) (1)	Market Value of Shares or Units of Stock that have not vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Diane R. Garrett, Ph.D.	34,966	$274,483
	96,154	$754,808
Stanton K. Rideout	19,109	$150,006
	32,982	$258,909
Jeffrey Stieber	14,336	$112,538
	8,705	$68,334	8,705	$68,334
Randy E. Buffington	125,000	$981,250
Stephen M. Jones	Nil	Nil

(1)   The vesting schedules for the time-based restricted stock units for each named executive officer is as follows:

Name	RSU Grant Amount	Grant Date	Vesting Schedule
Diane R. Garrett, Ph.D.	34,966	12/15/2020	See footnote (a)
	96,154	9/8/2020	100% of the grant will vest on September 8, 2024.
Stanton K. Rideout	19,109	12/17/2020	See footnote (a)
	32,982	10/20/2020	100% of the grant will vest on October 20, 2024.
Jeffrey Stieber	14,336	12/15/2020	See footnote (a)
	13,057 (See footnote (b))	2/20/2019	Award vests pro rata in equal installments on each of May 29, 2020, February 19, 2021 and February 18, 2022. Vested RSUs will convert into shares of Common Stock on each applicable vesting date, provided that, if on the conversion date, the holder is prohibited from trading under the Company’s policies or pursuant to applicable securities laws, the conversion date will be, in the Compensation Committee’s determination, the 2nd trading day after the date such prohibitions no longer apply. The first tranche vested on May 29, 2020 and will convert into shares of Common Stock on May 20, 2021. The second tranche vested on February 20, 2021 and will convert into shares of Common Stock on May 20, 2021.
Randy E. Buffington	125,000	7/9/2020	Vests in two equal installments on each of the first and second anniversaries of the effective grant date.

(a)       These grants vest in 3 equal installments on each of May 28, 2021; May 27, 2022; and May 29, 2023. Vested RSUs will convert into shares of Common Stock on each applicable vesting date, provided that, if on the conversion date, the holder is prohibited from trading under the Company’s policies or pursuant to applicable securities laws, the conversion date will be, in the Compensation Committee’s determination, the 2nd trading day after the date such prohibitions no longer apply

(b)       On February 20, 2019, $102,500 of RSUs were granted to Mr. Stieber. The number of shares of Common Stock that the grant will convert into is based upon the share price on each vesting date. The Company used the closing share price of $7.85 at December 31, 2020 to estimate the number of shares of Common Stock for which the second and third tranche will convert into, which is subject to change based on the closing price of the Company’s Common stock on February 19, 2021 and February 18, 2022. On February 19, 2021 the actual number of shares that the second tranche converted into was 4,874 shares of Common Stock.

(2)	Amounts represent the value of outstanding RSU awards based on the closing price of our Common Stock on December 31, 2020, $7.85 per share.

(3)	The number of shares into which the equity awards granted will vest was not currently determinable. The vesting schedule for the performance-based RSUs is as follows:

Name	RSU Grant Amount	Grant Date	Vesting Schedule
Jeffrey Stieber	13,057	2/20/2019

Up to a maximum of 33 1/3% of the performance-based RSUs were scheduled to vest based on 2019 Company performance against the following metrics: (1) the date the first ore to the pads was delivered, with no vesting for this factor if such date was after March 15, 2019; (2) the amount of 2019 gold equivalent sales, with no vesting for this factor if such amount was less than 40,000 ounces; (3) the adjusted cash cost per ounce of gold sold with no vesting for this factor if the amount was more than $1,150 per ounce; (4) 2019 capital expenditures, with no vesting for this factor if the amount was more than $13 million; (5) date by which an updated feasibility study incorporating Phase III testwork was successfully completed, with no vesting for this factor if such date was after December 31, 2019; (6) date of execution of the MUDS Purchase Agreement, with no vesting if such date was after April 30, 2019; (7) date by which the Environmental Impact Statement was approved, with no vesting if such date was after December 31, 2019; (8) number of lost time accidents, with no vesting if more than two; and (9) number of reportable environmental incidents resulting in regulatory order or fine, with no vesting if more than two. Actual 2019 performance against these metrics resulted in 22.5% of the award (or 608 Shares) vesting on May 29, 2020 and will convert into shares of Common Stock on May 20, 2021. The RSU agreement for this award indicated that the Company would provide the performance metrics in 2020 and 2021 within the first quarter of each year. The Company was unable to establish performance measures for 2020 due to material changes in Company performance in 2020 following establishment of the original 2020 budget. 2020 Company performance was below the original budget and resulted in no awards vesting in 2020. In March 2021, performance metrics for safety, environmental, corporate, consolidated Hycroft and personal/discretionary goals were established for 2021 performance for the remaining third tranche and providing for up to 200% of target, depending on Company performance against such performance metrics.

The number of shares of Common Stock that the grant will convert into is based upon the share price on each vesting date. The Company used the closing share price of $7.85 at December 31, 2020 to determine the number of shares for which the third tranche will convert into, which is subject to change based on the closing price of the Company’s stock on February 18, 2022.

Retention Bonus Plan

In connection with Seller’s emergence from bankruptcy proceedings, Seller implemented a management incentive plan, which was subsequently superseded by Seller’s Retention Bonus Plan (the “Retention Bonus Plan”), that provided for the payment of cash and/or the issuance of shares of Seller’s common stock to management, including Messrs. Buffington and Jones. Seller previously paid two cash retention bonus payments under the Retention Bonus Plan to participants, including Messrs. Buffington and Jones, who remained employed as of December 29, 2017 and required the delivery to Seller’s board of directors of the heap leach feasibility study for the profitable and feasible sulfide ore heap leach process, which was completed on June 29, 2018 and subsequently modified as of August 6, 2018. The Retention Bonus Plan also provided for a third retention bonus, equal to an aggregate amount of $250,000, plus an additional amount tied to a percentage share of an “award pool” (as described below), in the event of either of the following:

•	a “sale transaction” defined generally as the consummation of a sale of all or substantially all of our consolidated assets; or at least a majority of our then issued and outstanding shares of common stock; or

•	a “public offering” defined generally as an underwritten registered public offering pursuant to an effective registration statement covering a sale of shares of Seller’s common stock to the public that results in the listing for trading of our Common Stock on a national securities exchange or quoted on the Nasdaq Capital Market.

The amount of the award pool under the Retention Bonus Plan was to be determined by either the purchase price in a sale transaction or the enterprise value in connection with a public offering. The award pool was to be equal to (i) 1% of the sale proceeds in a sale transaction or enterprise value in a public offering of up to, and including, $200.0 million, plus (ii) 2% of the sale proceeds in a sale transaction or enterprise value in a public offering, if any, above $200.0 million up to, and including, $300.0 million plus (iii) 3% of the sale proceeds in a sale transaction or enterprise value in a public offering, if any, above $300.0 million.

Sale proceeds were defined under the Retention Bonus Plan as:

(i)	the total gross cash proceeds and the fair value of property other than cash actually received on the closing date of a sale transaction by our stockholders in consideration for the sale of their shares of our Common Stock or on account of the sale by the Company of its assets; plus

(ii)	all indebtedness for borrowed money, guarantees and capitalized leases (but not any other liabilities) assumed, refinanced, retired or extinguished by the acquirer in connection with such sale transaction; plus

(iii)	any contingent amounts, as defined in the Retention Bonus Plan; plus

(iv)	in the case such sale transaction takes the form of a sale, exchange or purchase of shares, the value of any retained equity interest, if any, of our stockholders in the Company based on the value paid for or ascribed to the shares of our Common Stock transferred in such sale transaction.

The Retention Bonus Plan allowed participants to elect to receive payment in respect of the third retention bonus in either cash or a combination of cash and common stock. However, in connection with the Recapitalization Transaction, executed waivers were obtained from the participants to eliminate the payment election right, such that the third retention bonuses were payable in cash.

The Recapitalization Transaction constituted a “sale transaction” under the Retention Bonus Plan triggering both payment of the third retention bonus under the Retention Bonus Plan and an allocation under the award pool, as determined by the value of the sale transaction. The obligation to make the Retention Bonus Plan payments was assumed by us pursuant to the Purchase Agreement and was paid to the participants, including Messrs. Buffington and Jones, upon consummation of the Recapitalization Transaction, subject to the participants’ continued employment by Seller from the date of grant of such award until the consummation of such sale transaction. Payments in the aggregate amount of approximately $5.9 million were made following consummation of the Recapitalization Transaction, which included $2.0 million, $1.5 million and $0.1 million paid to Messrs. Buffington, Jones and Stieber, respectively. Such amounts paid in 2020 upon the Recapitalization Transaction are included in the Summary Compensation Table above in the column titled “Bonus”.

Equity Award Grants to Executive Officers

We adopted and approved the HYMC 2020 Performance and Incentive Pay Plan pursuant to which the Company issued to each holder of Seller’s equity awards replacement equity incentive awards upon the consummation of the Recapitalization Transaction in the form of an equivalent value of RSUs convertible into shares of Common Stock and upon substantially identical terms and vesting conditions. Seller had granted equity awards to each of its officers, including its named executive officers who became the NEOs of the Company. These replacement awards are included in the table above titled “ — 2020 Outstanding Equity Awards at Fiscal Year-End Table”.

The long-term equity incentive awards were in the form of RSUs, subject to the terms and conditions set forth in the written award agreements. Fifty percent of such awards are performance-based equity awards with vesting tied to satisfaction of performance-based metrics which were determined by Seller’s board of directors at the end of the performance period. The remaining 50% of such awards were in the form of time-based equity awards with vesting based upon continued employment. Fifty percent of the time-based equity awards vested upon the consummation of the Recapitalization Transaction and the remaining 50% of such time-based equity awards vested on June 1, 2020. The number of units awarded were determined by dividing the dollar amount of compensation vesting on that date by the closing price of the Company’s stock on the vesting date. Under the terms of those equity award agreements and as provided in the Purchase Agreement, the obligations under such equity awards have been assumed by us in connection with the Recapitalization Transaction and mirror replacement equity awards in the form of substantially similar restricted stock units convertible into shares of Common Stock have been issued in connection with the consummation of the Recapitalization Transaction.

The initial long-term equity incentive award agreements included “double trigger” accelerated vesting in the event of a Change in Control (which did not include the Recapitalization Transaction), in addition to two accelerated vesting events involving liquidity transactions that would be mutually exclusive with the consummation of the Recapitalization Transaction.

Employment Arrangements

Common Defined Terms Used in the Employment Agreements

For purposes of the employment agreements with our NEOs, the terms “Cause”, “Change in Control”, “Disability”, and “Good Reason” have the following definitions:

The term “Cause” shall mean that one or more of the following has occurred:

(i)	the NEO is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company or any of its affiliates);

(ii)	a failure of the NEO to substantially perform his or her responsibilities and duties to the Company which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by the appropriate senior officer or any member of the Board, as applicable, identifying the failure in reasonable detail and granting the NEO an opportunity to cure such failure within such 10 day period;

(iii)

the failure of the NEO to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by or on behalf of the Company identifying the failure in reasonable detail and granting the NEO an opportunity to cure such failure within such 10 day period;

(iv)

the NEO engages in illegal conduct, any breach of fiduciary duty (if any), any act of material dishonesty or other misconduct, in each case in this clause (iv), against the Company or any of its affiliates;

(v)

a material violation or willful breach by the NEO of any of the policies or procedures of the Company, including, without any limitation, any employee manual, handbook or code of conduct of the Company which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by or on behalf of the Company identifying the violation or breach in reasonable detail and granting the Executive an opportunity to cure such violation or breach within such 10 day period;

(vi)

the NEO fails to meet any material obligation the NEO may have under any agreement entered into with the Company which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by any member of the Company identifying the failure in reasonable detail and granting the NEO an opportunity to cure such failure within such 10 day period;

(vii)

the NEO’s failure to maintain any applicable license, permit or card required by the federal or state authorities or a political subdivision or agency thereof (or the suspension, revocation or denial of such license, permit or card); or

(viii)	the NEO’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the NEO may be subject, pursuant to an employment agreement or otherwise.

The term a “Change in Control” of the Company will be deemed to occur as of the first day that one or more of the following conditions is satisfied:

(i)	The “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Company Voting Securities”), is accumulated, held or acquired by a “Person” (as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, holders of capital stock of the Company as of the date hereof or a subsidiary thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below will not be a Change in Control; provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 15% or more of Company Voting Securities as of the date of the applicable employment agreement; or

(ii)	Individuals who, as of the date of the Agreement, constitute the Board, or “Incumbent Board”, cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or

(iii)

Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity, or “Business Combination”, in each case, unless immediately following such Business Combination: (A) more than 50% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination, or “Surviving Corporation”, or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, or “Parent Corporation”, is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Company Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that (x) such ownership of the Company existed prior to the Business Combination or (y) that immediately prior to such Business Combination, such Person was a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of the respective employment agreement, and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding anything to the contrary in the foregoing, in no event will a Change in Control be deemed to have occurred with respect to the NEO if the NEO is part of a purchasing group that consummates the Change in Control transaction. The NEO will be deemed “part of a purchasing group” for purposes of the preceding sentence if the NEO is an equity participant in the purchasing company or group (except (i) passive ownership of less than two percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors.

The term “Disability” means the NEO’s long-term disability as defined by and determined under the Company’s long-term disability plan, or if the NEO is not covered by a long-term disability plan sponsored by the Company, then the NEO’s inability (as determined by the Board or compensation committee thereof in its discretion, (in the case of Dr. Garrett and Mr. Rideout, with the Board or Compensation Committee acting reasonably)) to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration.

The term “Good Reason” means the occurrence of any of the following without the NEO’s consent:

(i)

a material reduction or a material adverse alteration in the nature of the NEO’s position, responsibilities or authorities or the assigning of duties to the NEO that are materially inconsistent with those of the position of such NEO of a company of comparable size in a comparable industry;

(ii)	the NEO’s becoming the holder of a lesser office or title than that previously held;

(iii)	any material breach of the applicable employment agreement by the Company that causes an adverse change to the terms and conditions of the NEO’s employment;

(iv)	the Company requires the NEO to relocate his principal business office to a location not within 75 miles of the applicable Company location;

(v)	any reduction in the NEO’s salary, other than a reduction in salary generally applicable to executive employees; or

(vi)

failure of the Company to pay the NEO any amount otherwise vested and due under the applicable employment agreement or under any plan or policy of the Company following written notice by the NEO to the Company identifying the failure and the basis for such payment and the Company’s failure to cure within 10 days following receipt of such written notice.

In no event will a resignation be deemed to occur for “Good Reason” unless the NEO provides notice to the Company, and such resignation occurs, within 90 days after the event or condition giving rise thereto.  Upon receiving notice from the NEO, the Company shall have a period of 30 days during which it may remedy the event or condition.

Employment Agreement with Diane R. Garrett

The Company entered into an employment agreement dated as of August 31, 2020 (the “Garrett Employment Agreement”) with Diane R. Garrett, Ph.D., which provides for a three-year term as President and Chief Executive Officer, following which she shall be deemed to be an at-will employee during the continuation of her employment by the Company. Under the terms of the Garrett Employment Agreement, Dr. Garrett is entitled to an annual base salary of $550,000, an annual cash incentive bonus initially set at 70% of her annual base salary as target, and an initial long-term equity incentive award having a value of $1,000,000. The initial long-term equity incentive was granted on the effective date of her employment, September 8, 2020, in the form of 96,154 RSUs, which was determined by dividing $1,000,000 by $10.40, the closing price of the Common Stock on the date of grant. Such RSUs will vest on the fourth anniversary of the date of grant, subject to Dr. Garrett’s continued employment by the Company through the vesting date and subject to any provisions of the grant relating to retirement, disability, change of control and other matters. Dr. Garrett will also be eligible to participate in equity-based compensation plans, initially targeted at 200% of her base salary, with 50% of such awards initially in the form of performance-based equity awards and 50% of such awards initially in the form of time-based equity awards.

As required under the terms of the Garrett Employment Agreement, on December 15, 2020, the Company offered Dr. Garrett $550,000 worth of time-based RSUs. However, Dr. Garrett did not accept her full time-based equity award and requested that a portion of those time-based RSUs be re-allocated and granted to other employees rather than herself. As a result, on December 15, 2020, Dr. Garrett accepted $250,000 in value in the amount of 34,966 RSUs, based upon the fair market value of the Company’s Common Stock on the date of grant, rather than the 76,924 RSUs she would have been eligible to receive. Dr. Garrett’s RSUs will vest, subject to continued employment, in three equal installments on each of May 28, 2021, May 27, 2022 and May 29, 2023. The Company did not issue any performance-based equity awards in 2020.

Employment Agreement with Stanton K. Rideout

The Company entered into an employment agreement dated as of October 20, 2020 (the “Rideout Employment Agreement”) with Mr. Rideout, which provides for a three-year term as Executive Vice President and Chief Financial Officer, following which he shall be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of the Rideout Employment Agreement, Mr. Rideout is entitled to an annual base salary of $375,000, an annual cash incentive bonus target initially set at 60% of his annual base salary and an initial long-term equity award having a value of $250,000.

 The initial long-term equity incentive was granted on the effective date of his employment, October 20, 2020, in the form of 32,982 RSUs, with the number of RSUs determined by dividing $250,000 by the closing stock price of the Company’s Common Stock on the date of grant. Such RSUs will vest on the fourth anniversary of the grant date, subject to Mr. Rideout’s continued employment by the Company through the vesting date and subject to any provisions of the grant relating to retirement, disability, change of control and other matters. Mr. Rideout will also be eligible to participate in equity-based compensation plans commencing in 2021, initially targeted at 150% of his base salary, with 50% of such awards initially in the form of performance-based equity awards and 50% of such awards in the form of time-based equity awards.

On December 17, 2020, the Company awarded Mr. Rideout a portion of the re-allocated RSUs (described above under “Employment Agreement with Diane R. Garrett”) equal to $150,000 in value in the amount of 19,109 RSUs, based on the fair market value of the Company’s Common Stock on the date of grant, in recognition of his contributions to the Company and to incentivize his future performance. Mr. Rideout’s RSUs have the same vesting schedule as Dr. Garrett’s that were granted on December 15, 2020.

Employment Agreement with Jeffrey Stieber

Seller entered into an employment agreement dated as of March 25, 2019 with Mr. Stieber (the “Stieber Employment Agreement”). Mr. Stieber became an executive officer in July 2020 upon his appointment as our Vice President and Interim Chief Financial Officer. On October 20, 2020, upon Mr. Rideout’s assuming the position of Executive Vice President and Chief Financial Officer, Jeffrey Stieber ceased to serve as the Company’s Vice President and Interim Chief Financial Officer and, instead, became our Senior Vice President of Finance and Treasurer, reporting to Mr. Rideout. At that time, Mr. Stieber remained an executive officer of the Company and his employment agreement continued unchanged.

The Stieber Employment Agreement provides for a three-year term following which he shall be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of the Stieber Employment Agreement, Mr. Stieber is entitled to an annual base salary of $205,000 (subsequently increased to $230,000), an annual cash incentive bonus target initially set at 40% of his annual base salary and an initial long-term equity award, which he received on February 20, 2019, targeted at 100% of his base salary with 50% of such awards initially in the form of performance-based RSUs and 50% of such initial awards initially in the form of time-based RSUs. The Stieber Employment Agreement and equity awards issued to Mr. Stieber by Seller were assumed by the Company in connection with the Recapitalization Transaction.

Effective as of August 1, 2020, Mr. Stieber’s annual base salary was increased by $25,000. On December 15, 2020, the Company granted Mr. Stieber 14,336 time-based RSUs.

Employment Agreement with Randy E. Buffington

Seller entered into an employment agreement dated as of March 15, 2019 with Mr. Buffington, which was assumed by the Company, providing for a two-year term as President and Chief Executive Officer, following which he shall be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of his employment agreement, Mr. Buffington was entitled to an annual base salary of $525,000, an annual cash incentive bonus initially set at 50% of his annual base salary at target, and long-term equity incentive awards initially awarded at 300% of his annual base salary at target. On February 20, 2019, the board of directors of Seller authorized and approved the issuance of equity awards in the form of restricted stock units with a value of $1,575,000, which were also assumed by the Company.

The long-term equity incentive awards were in the form of restricted stock units, subject to the terms and conditions set forth in the written award agreements. Fifty percent of such awards are performance-based equity awards with vesting tied to satisfaction of performance-based metrics which were determined by Seller’s board of directors at the end of the performance period. The remaining 50% of such awards were in the form of time-based equity awards with vesting based upon continued employment. Fifty percent of the time-based equity awards vested upon the consummation of the Recapitalization Transaction and the remaining 50% of such time-based equity awards vested on June 1, 2020. The number of units awarded were determined by dividing the dollar amount of compensation vesting on that date by the closing price of the Company’s stock on the vesting date. Under the terms of those equity award agreements and as provided in the Purchase Agreement, the obligations under such equity awards have been assumed by us in connection with the Recapitalization Transaction and mirror replacement equity awards in the form of substantially similar restricted stock units convertible into shares of Common Stock have been issued in connection with the consummation of the Recapitalization Transaction.

On July 1, 2020, the Company and Mr. Buffington agreed to terminate his employment with the Company and his service on the Board as described in more detail in “– Transition Agreements with Randy Buffington” below.

Transition Agreements with Randy E. Buffington

On July 1, 2020, the Company and Mr. Buffington entered into a Transition and Succession Agreement (the “Buffington Transition Agreement”) pursuant to which Mr. Buffington resigned as Chairman of the Board, President and Chief Executive Officer and any and all other positions held by him with any direct or indirect subsidiary of the Company, and that provides, among other things, that the payments and arrangements paid in accordance with the Buffington Transition Agreement constitute full and complete satisfaction of any and all amounts due and owing to him as a result of his employment with the Company and that Mr. Buffington receive a continuation of his salary for a period of 24 months and the value of his insurance coverage for a period of 18 months following his departure, subject to the statutory revocation provisions set forth in the Buffington Transition Agreement. In recognition of Mr. Buffington’s successful efforts in developing a new process to economically and profitably recover gold from sulfide ores in a heap leach process and restarting mining operations at the Hycroft Mine and to reward and compensate him for transition assistance, the Company and Mr. Buffington also entered into a Restricted Stock Unit Agreement (Time-Vesting) (the “Buffington RSU Agreement”) pursuant to which the Company granted on July 1, 2020, with an effective grant date of July 9, 2020 following the expiration of the statutory waiting periods under the Buffington Transition Agreement, a special discretionary equity bonus in the form of $1,300,000 in restricted stock units convertible into shares of Common Stock, vesting pro rata over a period of two years following expiration of the statutory revocation period set forth in the Buffington Transition Agreement. The Company also agreed to transfer title to the truck that Mr. Buffington used to travel to the Hycroft Mine. In addition and in order to facilitate the continued development and operation of the Hycroft Mine and the transition to his successor as President and Chief Executive Officer, the Company and Mr. Buffington entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which the Company will pay Mr. Buffington $25,000 a month for 24 months for his performance of consulting services during that time.

Mr. Buffington will be subject to ongoing restrictive covenants of non-disclosure of confidential information, and non-competition and non-solicitation for a period of 24 months following the subsequent termination of his employment with the Company.

Mr. Buffington’s decision to resign did not involve any disagreement relating to the Company’s operations, policies or practices.

Employment Agreement with Stephen M. Jones

Seller entered into an employment agreement dated as of March 15, 2019 with Mr. Jones, which was assumed by the Company, providing for a three-year term as Executive Vice President and Chief Financial Officer, following which he would be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of his employment agreement, Mr. Jones was entitled to an annual base salary of $425,000, an annual cash incentive bonus initially set at 50% of his annual base salary at target, and long-term equity incentive awards initially awarded at 250% of his annual base salary at target. On February 20, 2019, Seller’s board of directors authorized and approved the issuance of equity awards in the form of restricted stock units with a value of $1,062,500, which were also assumed by the Company.

The long-term equity incentive awards were in the form of restricted stock units, subject to the terms and conditions set forth in the written award agreements. Fifty percent of such awards are performance-based equity awards with vesting tied to satisfaction of performance-based metrics which were determined by Seller’s board of directors at the end of the performance period. The remaining 50% of such awards were in the form of time-based equity awards with vesting based upon continued employment. Fifty percent of the time-based equity awards vested upon the consummation of Recapitalization Transaction and the remaining 50% of such time-based equity awards vested on the second anniversary of the effective date or June 1 , 2020. The number of units awarded were determined by an enterprise value of $350 million, reflecting the anticipated value of the Recapitalization Transaction. Under the terms of those equity award agreements and as provided in the Purchase Agreement, the obligations under such equity awards have been assumed by us in connection with the Recapitalization Transaction and mirror replacement equity awards in the form of substantially similar restricted stock units convertible into shares of Common Stock have been issued in connection with the consummation of the Recapitalization Transaction.

Mr. Jones’ employment agreement provided that he would be subject to ongoing restrictive covenants of non-disclosure of confidential information, and non-competition and non-solicitation for a period of 18 months following the termination of his employment by the Company.

On September 8, 2020, the Company and Mr. Jones agreed to the terms of his resignation as an executive officer of the Company and termination of his employment as described in more detail below in “Transition Agreements with Stephen M. Jones.”

Transition Agreements with Stephen M. Jones

On September 8, 2020, the Company and Mr. Jones entered into a Transition and Succession Agreement (the “Jones Transition Agreement”) pursuant to which Mr. Jones resigned as interim President and Chief Executive Officer and as an executive officer of the Company. Pursuant to the Jones Transition Agreement, Mr. Jones remained a non-executive employee of the Company through November 30, 2020 (the “Termination Date”), at which time he resigned from the Company entirely and his employment with the Company terminated. Mr. Jones received his ongoing salary through the Termination Date and, after that date, will receive salary continuation payments, at a rate of $425,000 per annum, for a period of 24 months from the Termination Date. In the event of a Change in Control (as defined in Mr. Jones’ Employment Agreement with the Company), all payments to be made to Mr. Jones through the Termination Date, as well as salary continuation payments and payments due under the Consulting Agreement will generally accelerate and be payable upon the Change in Control, subject to certain adjustments as required under the Internal Revenue Code. In connection with Mr. Jones’ employment agreement, he had agreed to certain confidentiality, non-solicitation of executives and customers and non-compete provisions. The Jones Transition Agreement extended the term of such provisions to 24 months following the Termination Date. Mr. Jones provided the Company a general release of claims as set forth in the Jones Transition Agreement.

In addition, on September 8, 2020, the Company and Mr. Jones entered into a Consulting Agreement (the “Jones Consulting Agreement”) pursuant to which Mr. Jones agreed to provide consulting, technical advice and transition assistance to the Company from December 1, 2020 through May 31, 2021. Mr. Jones will receive $25,000 per month during the consulting period. The Company many terminate the Jones Consulting Agreement prior to May 31, 2021 only upon mutual agreement with Mr. Jones, or for Cause (as defined in the Jones Consulting Agreement), in which event, payments under the Jones Consulting Agreement shall cease.

Mr. Jones’ decision to resign did not involve any disagreement relating to the Company’s operations, policies or practices.

Termination Payment Terms Applicable to the Employment Agreements of the NEOs Who Remain Currently Employed with Us

Each of the employment agreements with our current NEOs, Dr. Garrett and Messrs. Rideout and Stieber  contain provisions which entitle them to payments following termination of their employment in certain circumstances, as described below.

Termination of Employment for any Reason

Pursuant to the current employment agreements with Dr. Garrett and Messrs. Rideout and Stieber, in the event their employment with the Company is terminated for any lawful reason or no reason, they (or their estate, as applicable) will be entitled to receive any earned but unpaid base salary, any earned but unpaid annual cash incentive bonus, any amounts that may be payable under any applicable executive benefit plan, expense reimbursements and COBRA benefits provided that a timely election for COBRA continuation coverage is made and the applicable amounts are paid.

Termination of Employment other than for Cause or Voluntary Termination by Executive for Good Reason

In the event that the Company terminates any of Dr. Garrett or Messrs. Rideout or Stieber without Cause or either of them terminates their employment for Good Reason, they would be entitled to (i) a cash amount equal to 1.5 (for Dr. Garrett and Mr. Rideout) and 1.0 (for Mr. Stieber) multiplied by their annual base salary, payable in equal installments over the 18 month period (for Dr. Garrett and Mr. Rideout) and over the 12 month period (for Mr. Stieber) following the date of termination, (ii) 18 months (in the case of Dr. Garrett and Mr. Rideout) and 12 months (in the case of Mr. Stieber) of continued coverage under the Company’s medical, dental, life and disability plans, at the same cost to the individual as in effect on the date of termination, and (iii) outplacement services until the earlier of (A) $15,000 (in the case of Dr. Garrett and Mr. Rideout) and $10,000 (in the case of Mr. Stieber) in the aggregate having been paid by the Company to the outplacement firm or (B) 12 months following the date of termination.

Termination of Employment in the Event of Death or Disability

In the event that the employment of any of Dr. Garrett or Messrs. Rideout or Stieber with the Company is terminated due to her or his death or Disability, she or he (or their estate, as applicable) will be entitled to receive the pro rata portion of any bonus payable to them under the Company’s annual cash incentive plan for the year in which such termination for death or Disability occurs determined based on the actual bonus attained for the fiscal year in which such termination occurs.

Termination of Employment after a Change in Control

If within 90 days prior to, or one year after, a Change in Control, the Company terminates the employment of any of Dr. Garrett or Messrs. Rideout or Stieber for reasons other than for Cause, any of them incurs a Disability or any of them voluntarily terminates his or her employment for Good Reason, such NEO will be entitled to (i) a cash amount equal to 2.0 (in the case of Dr. Garrett and Mr. Rideout) or 1.5 (in the case of Mr. Stieber) multiplied by his or her annual base salary, payable in a lump sum on the 60th day following the date of termination, (ii) a cash amount equal to 2.0 (in the case of Dr. Garrett and Mr. Rideout) or 1.5 (in the case of Mr. Stieber) multiplied by the greater of (A) the actual bonus paid for the fiscal year immediately preceding the date of termination, (B) the actual bonus attained for the fiscal year in which the date of termination occurs prior to the first anniversary of the employment agreement, or (C) the target bonus for the fiscal year in which the date of termination occurs prior to the first anniversary of the agreement, payable in a lump sum on the 60th day following the date of termination, (iii) 24 months (in the case of Dr. Garrett and Mr. Rideout) or 18 months (in the case of Mr. Stieber) of continued coverage under the Company’s medical, dental, life and disability plans, at the same cost to the individual as in effect on the date of the Change in Control (or, if lower, as in effect at any time thereafter) and (iv) outplacement services until the earlier of (A) $15,000 (in the case of Dr. Garrett and Mr. Rideout) or $10,000 (in the case of Mr. Stieber) in the aggregate having been paid by the Company to the outplacement firm or (B) 12 months following the date of termination.

Director Compensation

In 2020, after the Recapitalization Transaction, the Compensation Committee and Board of Directors approved the following initial annual director compensation arrangements, for non-employee directors, in the form of (i) an annual cash retainer of $55,000; (ii) annual committee chair fees of $12,500 for the Audit Committee, $10,000 for the Safety, Sustainability and Technical Committee, and $7,500 for each of the Nominating and Governance and Compensation Committees; (iii) annual committee member fees of $5,000 for the Audit Committee, $4,000 for the Safety, Sustainability and Technical Committee, and $2,500 for each of the Nominating and Governance and Compensation Committees; and (iv) $75,000 in annual equity awards in the form of restricted stock units. In addition, an initial equity award in the amount of $50,000 was approved for each non-employee director in connection with their initial appointment to the Board. These 2020 annual and initial restricted stock unit awards were granted to each non-employee director on December 4, 2020. Future annual equity awards will be granted at each annual stockholder meeting of the Company unless otherwise determined by the Compensation Committee.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($) (2)
David Kirsch	$32,500	$187,500	$220,000
Eugene Davis	$33,750	$125,000	$158,750
John Ellis	$58,750	$162,500	$221,250
Michael Harrison	$54,500	$162,500	$217,000
Thomas Weng	$31,250	$125,000	$156,250
Marni Wieshofer	$35,000	$125,000	$160,000

(1)	Amounts reflect the aggregate grant date fair value of the initial director equity grant of 6,730 restricted stock units (“RSUs”) and the 2020 annual director equity grant of 10,095 RSUs, each of which were granted on December 4, 2020, as computed in accordance with FASB ASC Topic 718, assuming no forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the non-employee directors. The initial director equity grant vests in three equal installments on (i) the earlier of each of (A) the first annual meeting of stockholders of the Corporation during which the Director was serving as a member of the Board or (B) May 29, 2021, (ii) the date that is one year following the vesting date of the first tranche; and (iii) the date that is two years following the vesting date of the first tranche. The 2020 annual director equity grant vested 50% on the date of grant and 50% on the earlier of the date of the 2021 Annual Meeting of Stockholders or May 29, 2021. As Mr. Kirsch sits on our Board as a representative of Mudrick Capital Management, L.P., his director equity grants were assigned to and made to Mudrick Capital Management, L.P. rather than to Mr. Kirsch personally. As of December 31, 2020, each non-employee director (or in the case of Mr. Kirsch, Mudrick Capital Management, L.P.) had outstanding the following unvested RSUs: 6,730 of the initial director equity grant and 5,048 of the 2020 annual director equity grant.

(2)	Messrs. Kirsch, Ellis and Harrison received payouts (not reflected above) of $479,879, $187,500 and $187,500, respectively, in 2020 triggered by the Recapitalization Transaction under Phantom Stock Award Agreements previously granted to them by Seller as compensation for their service as a director of Seller beginning in 2015 and prior to the Recapitalization Transaction. For more information on these phantom awards, see below under “-Phantom Stock Award Agreements.” As Mr. Kirsch sits on our Board as a representative of Mudrick Capital Management, L.P., his payment was assigned to and made to Mudrick Capital Management, L.P. rather than to Mr. Kirsch personally.

Phantom Stock Award Agreements

Each of the non-employee members of our Board who served on Seller’s board of directors received phantom shares pursuant to Seller’s Non-Employee Director Phantom Stock Plan (the “Phantom Plan”). Non-employee members of Seller’s board of directors received such phantom shares as part of their annual compensation pursuant to phantom stock award agreements. Under the Phantom Plan, a phantom share was an unfunded bookkeeping unit, entitling a participant to a cash payment equal to the fair market value of a share of Seller’s common stock determined upon the date of the applicable “Payment Event” (as set forth below). Under the award agreements, each phantom share was vested upon the date of grant and was subject to forfeiture if the participant is removed from Seller’s board of directors for reasons constituting “Cause” (as defined below). For grants issued during the years ended 2015 and 2016, the cash payment was equal to the fair market value of one share of common stock of Seller at the date of payment. For grants issued during 2018, 2019, and 2020, the cash payment was equal to the greater of the (1) grant date value, or (2) the fair market value of one share of common stock of Seller at the date of payment. Directors who were affiliated with Seller’s significant stockholders, which included Mr. Kirsch, were entitled to be awarded a number of phantom shares equal to $125,000 on the grant date (subject to equitable adjustment for changes in capital or corporate structure). Directors who were not affiliated with Seller’s significant stockholders, which included Messrs. Ellis and Harrison, were entitled to be awarded annually $55,000 in cash payable quarterly and a number of phantom shares equal to $75,000 on the grant date (subject to equitable adjustment for changes in capital or corporate structure).

For purposes of the Phantom Plan, “Payment Event” means the first to occur of the following:

1)	the participant’s retirement from Seller’s board of directors;

2)	the participant’s resignation from Seller’s board of directors;

3)	the participant’s failure to stand for re-election as a non-employee director of Seller’s board of directors;

4)	the participant’s removal from Seller’s board of directors for reasons other than “Cause” (as defined below);

5)	the participant’s death; or

6)	a Change of Control (as defined in the Phantom Plan).

The cash payment described above to the participant in respect of his or her phantom shares shall be made within 30 days of the applicable Payment Event.

“Cause” is defined in each phantom stock award agreement as follows:

1)

the conviction of the participant for committing, or entering into a plea of nolo contendere by the participant with respect to, a felony under federal or state law or a crime involving moral turpitude;

2)	the commission of an act of personal dishonesty or fraud involving personal profit in connection with the participant’s service on Seller’s board of directors; or

3)	the willful misconduct, gross negligence or deliberate failure on the part of the participant to perform his or her duties with us in any material respect.

A Payment Event under the Phantom Plan was triggered by the Recapitalization Transaction and cash payments in the aggregate amount of $1.8 million were made by the Company in 2020 following the assumption of such liabilities in connection with the closing of the Recapitalization Transaction to satisfy such phantom share awards.

Compensation Philosophy and Objectives

Our compensation policies and philosophies are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the Company.

The Compensation Committee believes that the executive compensation program must be competitive in order to attract and retain our executive officers. The Compensation Committee has implemented compensation policies and philosophies that link a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards. This was the approach taken by the compensation committee of Seller and reflected in the compensation arrangements entered into with Messrs. Buffington and Jones, as well as other officers of Seller who may continue in their current roles following the Recapitalization Transaction.

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer, no executive officers are involved in making recommendations for executive officer compensation, and no executive officer makes any recommendations for their own compensation. Additionally, no executive officers are involved in determining director compensation. At its sole discretion, the Compensation Committee may engage independent compensation consultants on an exclusive basis to advise the Compensation Committee on executive officer and director compensation matters. In 2020, the Compensation Committee engaged Semler Brossy to provide independent advice on executive officer and director compensation matters. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salaries, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.

In the first quarter of each year, the Compensation Committee reviews management’s recommendations and historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock units and performance-based equity award grants. It is generally the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting (typically in March) at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our Common Stock on the date of the award.

The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees we would consider postponing the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.

Compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Base Salary

Base Salaries are set to be fair to the executive officers, competitive within the industry and reasonable in light of our cost structure.  The Compensation Committee will determine base salaries, subject to the terms of any employment agreements, and will review base salaries annually based upon advice and counsel from its advisors.

Annual Cash Incentive Bonuses

The Compensation Committee will use annual cash incentive bonuses for the NEOs to tie a portion of the NEOs compensation to financial and operational objectives achievable within the applicable fiscal year, such as (i) gold and gold equivalent production/sales, (ii) total cash costs of production per gold or gold equivalent ounce, (iii) health and safety, and/or (iv) such other metrics as are determined from time to time by the Board. The Compensation Committee at the beginning of each year will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the NEOs. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs. Because the Recapitalization Transaction closed at approximately the middle of 2020 (on May 29, 2020) and because of changes in Company performance relative to the budget initially established prior to the Recapitalization Transaction, the Compensation Committee (i) did not establish performance metrics or pay any annual cash incentive bonuses in 2020 on the basis of satisfying performance metrics and (ii) noted that the officers of Seller were entitled to and received significant retention awards upon consummation of the Recapitalization Transaction.

Equity-Based Awards

The Compensation Committee will use equity-based awards to reward long-term performance of the NEOs under the Incentive Plan.  Providing a meaningful portion of the total compensation package in the form of equity-based awards is an essential element to compensation arrangements to align the incentives of its officers, including its NEOs, with the interests of its stockholders and serve to motivate and retain the individual NEOs.

Executive Agreements

Seller entered into compensation arrangements with its officers, including employment agreements and equity award agreements as part of its policy to pay and compensate key executives as appropriate to attract, retain and compensate executive talent following the Recapitalization Transaction. The obligations under those agreements were assigned to and assumed by us in connection with the Recapitalization Transaction. The Compensation Committee has continued such approach with the current NEOs.

Other Compensation

We have maintained the various employee benefit plans, including medical, dental, life insurance and 401(k) plans, offered by Seller in which the NEOs participate.

Deductibility of Executive Compensation

Section 162(m) of the U.S. Tax Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain current and former executive officers of a publicly traded corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions relating to the Company

Purchase of Units by Greater Than 5% Stockholders in Registered Public Offering

On October 6, 2020, the Company closed its registered public offering of an aggregate of 9,583,334 units (the “Offering”). Each unit consisted of one (1) share of the Company’s Common Stock and one (1) October 2020 Public Warrant to purchase one (1) share of Common Stock. The offering price to the public was $9.00 per unit. The October 2020 Public Warrants were immediately exercisable upon issuance for shares of Common Stock at a price of $10.50 per share and expire five (5) years from the date of issuance. After deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the net proceeds to the Company were approximately $83.1 million. Certain of the Company’s affiliated stockholders that own more than five percent of the Company’s outstanding Common Stock purchased, in the aggregate, 4,055,555 units in the Offering at the same price as the price to the public, $9.00 per unit. No underwriters fees or commissions’ were paid by the Company to the underwriters in the Offering with respect to units sold to such affiliates. The affiliates who purchased units in the Offering were: Mudrick Capital Management, L.P. and/or certain of its affiliated entities – 3,222,222 units for an aggregate purchase price of $29.0 million; Aristeia Capital, L.L.C. and/or certain of its affiliated entities – 895,833 units for an aggregate purchase price of approximately $8.1 million; and Highbridge Capital Management, LLC and/or certain of its affiliated entities – 833,333 units for an aggregate purchase price of $7.5 million.

Interest in Seller, the Recapitalization Transaction and Private Investment

Various funds managed by and affiliated with Mudrick Capital, a greater than 5% beneficial owner of our Common Stock and an affiliate of sponsor of which Jason Mudrick, our prior Chief Executive Officer and director, is the President and David Kirsch, the current Chairman of the Board and prior Vice President of the Company, is a Managing Director, may have been deemed to have beneficially owned: 646,421 shares of Seller’s common stock (prior to the Recapitalization Transaction), in connection with which such funds received 72,131 shares of our Common Stock in connection with the consummation of the Recapitalization Transaction; and, as of May 29, 2020, an aggregate of $41.8 million in principal amount of Seller First Lien Notes, which was repaid in connection with the consummation of the Recapitalization Transaction; an aggregate of $58.1 million in principal amount of 1.5 Lien Notes, including accrued interest, which was subject to the Exchange Agreement and exchanged for shares of our Common Stock in the Note exchange; an aggregate of $85.9 million in principal amount of Second Lien Notes, including accrued interest, which were subject to the Second Lien Conversion Agreement and converted into shares of Seller’s common stock in connection with the consummation of the Recapitalization Transaction and received a distribution of shares of our Common Stock upon dissolution of Seller immediately following consummation of the Recapitalization Transaction; and an aggregate of $51.2 million in principal amount of 1.25 Lien Notes, including accrued interest, which was subject to the 1.25 Lien Exchange Agreement pursuant to which the 1.25 Lien Notes were exchanged for the $31.9 million in aggregate principal amount of New Subordinated Notes, and the remainder for Excess Notes which were exchanged for shares of our Common Stock in the Note exchange. In addition, in connection with the private investment, funds managed by and affiliated with Mudrick Capital, entered into the Subscription/Backstop Agreements for the purchase of an aggregate of 3,028,924 shares of our Common Stock at a purchase price of $10.00 per share, and the issuance to such investors of an aggregate of 1,295,892 warrants exercisable at $11.50 per share, for an aggregate purchase price of $30.3 million.

In addition, various funds managed by and affiliated with Whitebox, Highbridge and Aristeia, became beneficial owners of more than 5% of our Common Stock, as of May 29, 2020 in connection with the Recapitalization Transaction. The various funds managed by and affiliated with Whitebox, Highbridge and Aristeia held an aggregate of $15.4 million, $14.2 million and $5.9 million, respectively, in aggregate principal amount of Seller First Lien Notes, which was repaid in connection with the consummation of the Recapitalization Transaction; an aggregate of $40.9 million, $23.3 million and $15.7 million, respectively, in principal amount of 1.5 Lien Notes, including accrued interest, which was subject to the Exchange Agreement and exchanged for shares of our Common Stock in the Note exchange; an aggregate of $60.5 million, $34.5 million and $23.2 million, respectively, in principal amount of Second Lien Notes, including accrued interest, which were subject to the Second Lien Conversion Agreement and converted into shares of Seller’s common stock in connection with the consummation of the Recapitalization Transaction and received a distribution of shares of our Common Stock upon dissolution of Seller immediately following consummation of the Recapitalization Transaction; and an aggregate of $36.1 million, $20.6 million and $13.9 million, respectively, in principal amount of 1.25 Lien Notes, including accrued interest, which was subject to the 1.25 Lien Exchange Agreement pursuant to which the 1.25 Lien Notes were exchanged for $22.5 million, $12.8 million and $8.6 million, respectively, in aggregate principal amount of New Subordinated Notes and the remainder for Excess Notes which were exchanged for shares of our Common Stock in the Note exchange. In addition, in connection with the private investment, funds managed by and affiliated with Whitebox, Highbridge and Aristeia each entered into the Subscription/Backstop Agreements for the purchase of an aggregate of 2,134,018, 1,216,653 and 819,404 shares of our Common Stock at a purchase price of $10.00 per share, and the issuance to such investors of an aggregate of 913,017, 520,532 and 350,573 warrants exercisable at $11.50 per share, for an aggregate purchase prices of $21.3 million, $12.2 million and $8.2 million, respectively.

David Kirsch was a director of Seller. Mr. Kirsch was the primary representative of the Company in respect of negotiating the Recapitalization Transaction and asked to be recused as a director from all Seller’s board of directors meetings related to consideration of the Recapitalization Transaction. Throughout the period from May 2018 through January 2020, Mr. Kirsch did not participate as a director in meetings of Seller’s board of directors related to consideration of a transaction with the Company unless specifically requested to do so after acknowledgment and disclosure of his potential conflicts of interest.

Founder Shares

On September 25, 2017, sponsor purchased 5,750,000 founders shares for an aggregate price of $25,000.  Holders of founder shares may also elect to convert their founder shares into an equal number of shares of our Common Stock, subject to adjustment, at any time.  As a result of the underwriters’ election to partially exercise their over-allotment option on February 28, 2018, 550,000 founder shares were forfeited so that the founder shares held by the initial stockholders would represent 20% of the outstanding shares of our Common Stock following the completion of the IPO.  In connection with the Recapitalization Transaction, 3,511,820 founder shares in accordance with the terms of the Purchase Agreement and the Parent Sponsor Letter Agreement and the remaining founder shares were automatically converted into 1,688,180 shares of our Common Stock.

Private Placement Warrants

Concurrently with the closing of the IPO, sponsor and Cantor purchased an aggregate of 7,500,000 private placement warrants at a price of $1.00 per warrant (6,500,000 private placement warrants by sponsor and 1,000,000 private placement warrants by Cantor) for an aggregate purchase price of $7,500,000.  On February 28, 2018, we consummated the sale of an additional 240,000 private placement warrants at a price of $1.00 per warrant, of which 200,000 warrants were purchased by sponsor and 40,000 warrants were purchased by Cantor, generating gross proceeds of $240,000.  Each private placement warrant is exercisable for one share of our Common Stock at a price of $11.50 per share.  The proceeds from the private placement warrants were added to the proceeds from the IPO and held in the trust account.  The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by sponsor, Cantor or their permitted transferees.  The private placement warrants will expire five years after the completion of the Recapitalization Transaction or earlier upon redemption or liquidation.  In addition, for as long as the private placement warrants are held by sponsor, Cantor or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the IPO.

Related Party Loans

On January 2, 2020, in order to finance transaction costs in connection with the Recapitalization Transaction, we issued an unsecured promissory Note to the sponsor in an amount up to $1,500,000.  Such Note bore no interest and was repaid in full ($900,000) at the consummation of the Recapitalization Transaction.

Administrative Support Agreement

Commencing on February 8, 2018 through the earlier of the consummation of a business combination or its liquidation, we agreed to pay sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the years ended December 31, 2020 and 2019, the Company incurred $50,000 and $120,000 of administrative service fees, respectively.

Forward Purchase Contract

On January 24, 2018, we entered into the Forward Purchase Contract with sponsor, pursuant to which sponsor committed to purchase, in a private placement for gross proceeds of $25,000,000 to occur concurrently with the consummation of the Recapitalization Transaction, 3,125,000 shares of our Common Stock and 2,500,000 forward purchase warrants having substantially the same terms as the private placement warrants.  The funds from the sale of the securities under the Forward Purchase Contract was used as part of the consideration in connection with the Recapitalization Transaction.

Sprott Credit Agreement

On October 4, 2019, Seller, as borrower, and certain of its subsidiaries, as guarantors, entered into the Initial Sprott Credit Agreement with Sprott Private Resource Lending II (Collector), LP, as lender (the “Lender”) for a secured multi-advance term credit facility with an original aggregate principal amount not in excess of $110.0 million. In connection with the consummation of the Recapitalization Transaction we assumed the Initial Sprott Credit Agreement pursuant to the terms of the Purchase Agreement, entered into the Sprott Credit Agreement, with us becoming a party thereto, borrowed $70.0 million under such facility and issued to Lender 496,634 shares of Common Stock on behalf of Lender and the other participants in the Sprott Credit Agreement. As a result, we are the borrower under the Sprott Credit Agreement. Subsequent to the consummation of the Recapitalization Transaction the lender transferred 45,149 shares of Common Stock to nonaffiliated participants in the Sprott Credit Agreement and 13,545 shares of Common Stock to Sprott Private Resource Streaming and Royalty (Collector), LP., an affiliated participant in the Sprott Credit Agreement. Michael Harrison, a member of our Board, has an indirect pecuniary interest in shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP. and Lender as chief executive officer of Sprott Resource Streaming and Royalty Corp. and/or through his fiduciary role as Managing Partner of Sprott Private Resource Streaming & Royalty (Collector) LP. For a more complete discussion of the Sprott Credit Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources  — Sprott Credit Agreement” of this prospectus.

Sprott Royalty Agreement

The Company, Hycroft Resources & Development, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Company (“HRD”), and Sprott Private Resource Lending II (Co) Inc., as the Payee, an affiliate of Lender, entered into the Sprott Royalty Agreement with respect to the Hycroft Mine at the closing of the Recapitalization Transaction. Pursuant to the terms of the Sprott Royalty Agreement, at the closing of the Recapitalization Transaction, Payee paid to HRD cash consideration in the amount of $30.0 million, for which HRD granted to Payee a perpetual royalty equal to one and one-half percent (1.50%) of net smelter returns, payable monthly. Michael Harrison, a member of our Board, has an indirect interest in the Sprott Private Resource Lending II (Co) Inc. as chief executive officer of Sprott Resource Streaming and Royalty Corp. and/or through his fiduciary role as Managing Partner of Sprott Private Resource Streaming and Royalty (Collector) LP. For a more complete discussion of the Sprott Royalty Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources  — Sprott Royalty Agreement” of this prospectus.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Recapitalization Transaction, the Company entered into an Amended and Restated Registration Rights Agreement with the restricted stockholders to register the shares of Common Stock and, to the extent applicable, warrants, currently held or subsequently acquired by such holders, whether through conversion, exchange or otherwise. The Amended and Restated Registration Rights Agreement provides the parties with demand and piggyback registration rights for underwritten offerings and shelf registration rights for underwritten and non-underwritten offerings, in each case with the costs associated with such preparation and registration to be borne by the Company other than any applicable underwriting fees for the sale of securities. The restricted stockholders under the Amended and Restated Registration Rights Agreement agreed not to sell, transfer, pledge or otherwise dispose of shares of Common Stock and warrants they hold or receive, subject to certain exceptions, for certain time periods specified therein. Pursuant to the Amended and Restated Registration Rights Agreement, a registration statement on Form S-1 was filed with the SEC and became effective on July 22, 2020, as supplemented from time to time thereafter, which registers for resale the Common Stock and certain warrants of the Company owned by the restricted stockholders.

Employment Arrangements

In contemplation of the Recapitalization Transaction, Seller entered into employment agreements with its executive officers which were assumed by the Company upon the consummation of the Recapitalization Transaction. For more information regarding these agreements with Seller’s named executive officers, please see “Executive Compensation — Employment Arrangements” of this prospectus.

Transition Agreements

On July 1, 2020, the Company and Mr. Buffington entered into the Buffington Transition Agreement, the Buffington Consulting Agreement and the RSU Agreement. On September 8, 2020, the Company and Mr. Jones entered into the Jones Transition Agreement and the Jones Consulting Agreement. For more information regarding these agreements, please see “Executive Compensation — Transition Agreements with Randy Buffington” and “Executive Compensation – Transition Agreements with Steven M. Jones.” of this prospectus.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers.  The indemnification agreements and our amended and restated bylaws in effect upon the consummation of the Recapitalization Transaction require us to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims.  The indemnification agreements will also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Related Party Policy

Our Audit Committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions.  We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock, as of May 17, 2021, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our NEOs and directors and (iii) all of our executive officers and directors, as a group.

The number of shares of Common Stock beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage ownership of our Common Stock in the “Percentage of Beneficial Ownership” column in the table is based on 59,901,306 shares of our Common Stock issued and outstanding as of May 17, 2021. Under such rules, beneficial ownership generally includes any shares of Common Stock over which the individual has sole or shared voting power or investment power as well as any shares of Common Stock that the individual has the right to acquire within 60 days of May 17, 2021, through the exercise of warrants or other rights. Unless otherwise indicated in the footnotes to this table, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned.

	Shares	Percentage of
	Beneficially	Beneficial
Name and Address of Beneficial Owner	Owned	Ownership
5% or Greater Stockholders
Mudrick Capital Management, L.P. and affiliated entities (1)	38,921,571	52.9%
Whitebox Advisors and affiliated entities (2)	12,856,334	21.1%
Highbridge Capital Management, LLC and affiliated entities (3)	7,169,031	12.0%
Aristeia Capital, L.L.C. and affiliated entities (4)	5,911,463	9.8%
Named Executive Officers and Directors (5)
Diane R. Garrett, Ph.D. (6)	45,539	*	%
Randy Buffington (7)	80,072	*	%
Stephen M. Jones (8)	54,018	*	%
Stanton K. Rideout (9)	21,306	*	%
Jeffrey Stieber (10)	12,657	*	%
Eugene Davis (11)	12,218	*	%
John Ellis (12)	12,218	*	%
Michael Harrison (13)	12,218	*	%
David Kirsch (14)	0	*	%
Thomas Weng (15)	10,095	*	%
Marni Wieshofer (16)	12,218	*	%
All current executive officers and directors as a group (10 individuals) (17)	138,469	*	%

*        Represents less than 1% of the outstanding shares of common stock.

(1)

Based on a Schedule 13D filed with the SEC on June 8, 2020 and other information provided to the Company. This includes 13,718,114 shares of Common Stock underlying warrants held by the Mudrick Funds (as defined below). Mudrick Capital Management, L.P. is the investment manager of Mudrick Distressed Opportunity Drawdown Fund, L.P., Mudrick Distressed Opportunity Fund Global L.P., Mudrick Distressed Opportunity Specialty Fund, LP, Mudrick Distressed Senior Secured Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P. and certain funds managed by Mudrick Capital Management, L.P., and the managing member of Mudrick Capital Acquisition Holdings, LLC (collectively, the “Mudrick Funds”) and holds voting and dispositive power over the shares of Common Stock held by the Mudrick Funds. Mudrick Capital Management, LLC is the general partner of Mudrick Capital Management, L.P., and Jason Mudrick is the sole member of Mudrick Capital Management, LLC. As such, Mudrick Capital Management, L.P., Mudrick Capital Management, LLC and Jason Mudrick may be deemed to have beneficial ownership of the shares of Common Stock held by the Mudrick Funds. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of such holders is 527 Madison Avenue, 6th Floor, New York, New York 10022. David Kirsch, the Chairman of our Board, has no pecuniary interest in shares of our Common Stock and disclaims any beneficial ownership of the shares of our Common Stock beneficially owned by Mudrick Capital Management, L.P. and its affiliates.

(2)

Based on a Schedule 13D/A filed on March 24, 2021. This include 913,017 shares of Common Stock underlying warrants. Whitebox Advisors LLC is the investment manager of Whitebox Institutional Partners, LP, Whitebox Asymmetric Partners, LP, Whitebox Credit Partners, LP, Whitebox Multi-Strategy Partners, LP (the “Whitebox Funds”) and holds voting and disposable power over the shares of the Company held by the Whitebox Funds. Whitebox Advisors LLC is owned by Robert Vogel, Paul Twitchell, Jacob Mercer, and Paul Roos and such individuals disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or such Whitebox Funds. The address of these persons is 3033 Excelsior Blvd., Suite 500, Minneapolis, Minnesota 55416.

(3)	Based on a Schedule 13G/A filed on February 12, 2021, subsequent SEC filings and information provided to the Company. This excludes 1,353,865 shares of Common Stock underlying warrants that are not presently exercisable due to the effect of a beneficial ownership limitation blocker. Highbridge Capital Management, LLC (“HCM”), the trading manager of Highbridge MSF International Ltd. (“MSF”) and Highbridge Tactical Credit Master Fund, L.P. (“TCF” and, together with MSF, the “Highbridge Funds”), may be deemed to be the beneficial owner of the shares held by the Highbridge Funds. Jonathan Segal and Jason Hempel are responsible for the investment and voting decisions made by HCM with respect to the shares held by MSF and TCF. The Highbridge Funds and the foregoing individuals disclaim any beneficial ownership of these shares. The business address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172 and the business address of the Highbridge Funds is c/o HedgeServ (Cayman) Ltd., Cricket Square, Floor 6, George Town, Grand Cayman KY1-1104, Cayman Islands.

(4)	Based on the Schedule 13G filed on February 16, 2021 and other information provided to the Company. This includes 419,752 shares of Common Stock underlying warrants but excludes other shares of Common Stock underlying warrants that are not presently exercisable due to the effect of a beneficial ownership limitation blocker. Aristeia Capital, L.L.C. is the investment manager of, and has voting and investment control with respect to the securities described herein held by, one or more private investment funds. The business address of such holders is One Greenwich Plaza, Third Floor, Greenwich, Connecticut 06830.

(5)	The business address of each of the listed individuals is 8181 E. Tufts Avenue, Suite 510, Denver, Colorado 80237.

(6)	Includes (i) 8,000 shares of Common Stock owned by Ms. Garrett’s spouse’s IRA and (ii) 11,539 shares of Common Stock to be converted from Restricted Stock Units on May 28, 2021.

(7)	Mr. Buffington resigned from his positions as Chairman of the Board, President and Chief Executive Officer effective on July 1, 2020. Shares reported as beneficially owned are based solely upon the Form 4 filed by Mr. Buffington on June 2, 2020.

(8)	Mr. Jones resigned from his positions as interim President and Chief Executive Officer effective September 8, 2020. Shares reported as beneficially owned are based solely upon the Form 4 filed by Mr. Jones on June 2, 2020.

(9)	Includes 6,306 shares of Common Stock to be converted from Restricted Stock Units on May 24, 2021.

(10)	Includes 7,926 shares of Common Stock to be converted from Restricted Stock Units on May 20, 2021 and 4,731 shares of Common Stock to be converted from Restricted Stock Units on May 28, 2021.

(11)	Includes 7,261 shares of Common Stock to be converted from Restricted Stock Units on May 24, 2021.

(12)	Includes 7,261 shares of Common Stock to be converted from Restricted Stock Units on May 24, 2021 and 5,047 shares of Common Stock to be converted upon separation from service upon Mr. Ellis’ retirement coincident with the Annual Meeting.

(13)	Includes 5,048 shares of Common Stock to be converted from Restricted Stock Units on May 24, 2021 and 2,213 shares of Common Stock to be converted from Restricted Stock Units on May 29, 2021. Michael Harrison has an indirect pecuniary interest in shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP and Sprott Private Resource Lending II (Collector), LP as chief executive officer of Sprott Resource Streaming and Royalty Corp. and/or through his fiduciary role as a Managing Partner of Sprott Private Resource Streaming and Royalty (Collector) LP. Mr. Harrison disclaims any beneficial ownership of the shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP. and Sprott Private Resource Lending II (Collector), LP.

(14)	David Kirsch, the Chairman of our Board, has no pecuniary interest in shares of our Common Stock and disclaims any beneficial ownership of the shares of our Common Stock beneficially owned by Mudrick Capital Management, L.P and its affiliates.

(15)	Includes 7,171 shares of Common Stock to be converted from Restricted Stock Units on May 24, 2021.

(16)	Includes 7,261 shares of Common Stock to be converted from Restricted Stock Units on May 24, 2021.

(17)	Number does not include shares owned by Messrs. Buffington and Jones who both left the Company during 2020.

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403 of Regulation S-K.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 37,500,212 shares of our Common Stock that may be issued upon exercise of the warrants to purchase Common Stock, including the public warrants, private placement warrants, forward purchase warrants, PIPE warrants, and Seller warrants.  We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 60,867,645 shares of Common Stock and up to 13,489,999 warrants to purchase Common Stock.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Common Stock and warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	by pledge to secured debts and other obligations;

•	to or through underwriters or agents;

•	“at the market” or through market makers or into an existing market for the securities; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NASDAQ or any other exchange or market. The Selling Securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities. The shares may be sold directly or through broker-dealers or other financial institutions acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Securityholders party to the Amended and Restated Registration Rights Agreement have agreed, and the other Selling Securityholders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act, including Regulation M. This regulation, if applicable to sales hereunder, may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Restrictions to Sell

Pursuant to the Amended and Restated Registration Rights Agreement the restricted stockholders agreed not to sell, transfer, pledge or otherwise dispose of certain securities they hold or receive for certain time periods including to one year after the consummation of the Recapitalization Transaction for converted founder shares, subject to certain exceptions.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold our securities as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, the Medicare tax or any alternative minimum tax consideration. In addition, this summary is limited to investors that will hold our securities as a “capital asset,” as defined under the U.S. Tax Code (generally, property held for investment). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner of such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

We do not intend to pay cash dividends for the foreseeable future. If we pay distributions to U.S. Holders of shares of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in such Common Stock. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost (i.e., the amount paid for the Common Stock or, as discussed below, an amount equal to the sum of the U.S. Holder’s initial investment in a Warrant and the exercise price of such Warrant) less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal such U.S. Holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrant. It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Stock) or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Common Stock described in this prospectus under “Description of Securities —Warrants—Public Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate tax basis in the shares of Common Stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment that has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the U.S. Holders of shares of our Common Stock that is taxable to such U.S. Holders as a distribution. Such a constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” above in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions

As discussed above, we do not intend to pay cash dividends for the foreseeable future. In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (generally on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants” below), we will withhold 15% of the fair market value of any property distributed that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if an applicable tax treaty so requires, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual rates or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the U.S. federal income tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants.”

Redemption of Warrants for Common Stock

A redemption of warrants for Common Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate tax basis in the shares of Common Stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment that has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases such non-U.S. Holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the non-U.S. Holders of shares of our Common Stock that is taxable to such non-U.S. Holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described in “Taxation of Distributions” above in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest, but without any corresponding receipt of cash. It is possible that any withholding tax on such a constructive distribution might be satisfied by us or the applicable withholding agent through a sale of a portion of the non-U.S. Holders’ Common Stock, Warrants, or other property held or controlled by us or the applicable withholding agent on behalf of the non-U.S. Holders or might be withheld from distributions or proceeds subsequently paid or credits to the non-U.S. Holder.

Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants, or upon the expiration or redemption of a Warrant, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

(i) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants, and (ii) shares of our Common Stock (A) are not regularly traded on an established securities market or (B) are regularly traded on an established securities market, but the non-U.S. Holder has owned, directly or constructively (including through ownership of Warrants), more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if our stock is not regularly traded on an established securities market for this purpose, a buyer of our Common Stock or Warrants from such non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are, and expect to remain for the foreseeable future, a United States real property holding corporation. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Additional U.S. Federal Tax Considerations

Additional Tax on Net Investment Income

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their net gain from the sale, exchange or other disposition of, or dividends with respect to, Common Stock. Each U.S. Holder is urged to consult its own tax advisor regarding the application of this tax.

Backup Withholding and Additional Information Reporting

In general, information returns may be filed with the IRS in connection with actual or constructive dividends paid to a U.S. Holder in respect of our securities, and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of our securities within the United States or through certain U.S.-related financial intermediaries will be subject to U.S. information reporting rules, unless a U.S. Holder is a corporation or other exempt recipient and properly establishes its rights to an exemption. Backup withholding at a rate of 24% may apply to such payments if a U.S. Holder does not establish an exemption from backup withholding or fails to provide a correct taxpayer identification number and make any other required certifications.

In general, information returns may be filed with the IRS in connection with dividends paid to non-U.S. Holders, and the proceeds received by a non-U.S. Holder from the sale, exchange or other disposition of our securities within the United States or through certain U.S.-related financial intermediaries. Copies of the information returns reporting dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement. A non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) in connection with actual or constructive dividends with respect to our securities and the proceeds from the sales, exchange or other disposition of our securities unless the non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders are urged to consult their own tax advisor regarding the information reporting and backup withholding rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the U.S. Tax Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on actual or constructive dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. Department of Treasury. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

These summaries are not intended to be a complete discussion of the rights of Company stockholders and are qualified in their entirety by reference to the Delaware General Corporation Law and the various documents of the Company that are referred to in the summaries, as well as reference to the Second Amended and Restated Charter and Amended and Restated Bylaws, copies of which are included as Exhibits 3.1 and 3.2, respectively, to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

The Second Amended and Restated Charter authorizes the issuance of up to 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Charter, the holders of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock will at all times vote together as one class on all matters submitted to a vote of the Company’s common stockholders under the Second Amended and Restated Charter.

Preferred Shares

The Second Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Dividends

Subject to the rights, if any, of holders of any outstanding shares of preferred stock, the Second Amended and Restated Charter provides that holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of legally available funds and shall share equally on a per share basis in such dividends and distributions.

Number and Election of Directors

The Second Amended and Restated Charter and the Company’s Amended and Restated Bylaws provide that the Board will be elected at each annual meeting of stockholders. The term of all directors shall be for one year and will expire at the next annual meeting of stockholders or until their respective successors are duly elected and qualified. With the approval of the stockholders at the special meeting of the stockholders on May 29, 2020, the Board was declassified and the seven directors nominated were elected to the Board upon the completion of the Recapitalization Transaction. The directors and executive officers of the Company are described in the Section entitled “Management” of this prospectus.

Under the Second Amended and Restated Charter, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by the holders of Common Stock.

Liquidation Preference

The Second Amended and Restated Charter provides that in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Common Stock will be entitled to receive all of the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of creditors and the holders of the preferred stock have been satisfied.

Business Combinations

The Second Amended and Restated Charter provides that the Company will not be governed by Section 203 of the DGCL and includes a provision that is substantially similar to Section 203 of the DGCL, but excludes the investment funds affiliated with sponsor and their respective successors and affiliates and the investment funds affiliated with or managed by Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and their respective successors and affiliates from the definition of “interested stockholder.”

Pre-emption Rights

The holders of the Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Removal of Directors; Vacancies on the Board of Directors

The Second Amended and Restated Charter and the Company’s Amended and Restated Bylaws provide that, subject to the rights of the holders of any series of the Company preferred stock, directors may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares then entitled to vote at an election of directors. Furthermore, subject to the rights of the holders of any series of the Company preferred stock, any vacancy on the Company’s Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of the Company’s directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.

Corporate Opportunity

The Second Amended and Restated Charter provides that, to the extent allowed by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to the Company or any of its officers or directors in circumstances where the application of such corporate opportunity doctrine would conflict with any fiduciary duties or contractual obligations they may have. Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and the investment funds affiliated with them, including their respective partners, principals, directors, officers, members, managers, equity holders and/or employees (including any of the foregoing who serve as officers or directors of the Company) do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries, except as may otherwise be provided in separate agreement between such person or entity and the Company.

Amendment of Certificate of Incorporation or Bylaws

As required by the DGCL, any amendment of the Second Amended and Restated Charter must first be approved by a majority of the directors then in office and, if required by law or the Second Amended and Restated Charter, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote on the amendment as a class.

The Company’s Amended and Restated Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the Company directors then in office, and may also be amended, altered or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Warrants

Public Warrants

Each public warrant of the Company issued in the IPO consummated on February 12, 2018 entitles the registered holder to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Recapitalization Transaction. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Common Stock. The public warrants will expire five years after the completion of the Recapitalization Transaction, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company is not obligated to deliver any shares of its Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No public warrant will be exercisable, and the Company will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the shares of Common Stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any public warrant.

Pursuant to its obligations under the Amended and Restated Registration Rights Agreement, the Company is filing the registration statement of which this prospectus forms a part for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the public warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective by the sixtieth (60th) day after the closing of the Recapitalization Transaction, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the public warrants become exercisable, the Company may call the public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and

•

if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date the Company sends the notice of redemption to the public warrant holders.

 If and when the public warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 per share warrant exercise price after the redemption notice is issued.

If the Company calls the public warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of public warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its public warrants. If the Board takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption. If the Company’s management does not take advantage of this option, sponsor and its permitted transferees would still be entitled to exercise their private placement warrants described in “ – Private Placement Warrants” below for cash or on a cashless basis using the same formula described above that other public warrant holders would have been required to use had all public warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the public warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a stock split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in outstanding Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for the Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such Common Stock (or other shares of our share capital into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Common Stock in connection with the Recapitalization Transaction, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the existing charter (i) to modify the substance or timing of our obligation to redeem 100% of Common Stock if we do not complete our initial Recapitalization Transaction within 24 months from the closing of IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Recapitalization Transaction activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial Recapitalization Transaction, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding share of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the Company’s assets or other property as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants, including any modification or amendment to increase the exercise price or shorten the exercise period.

The public warrants may be exercised upon surrender of the public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their public warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the public warrant holder.

The foregoing description of the public warrants do not purport to be complete and are subject to and qualified in their entirety by reference to the Warrant Agreement, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

Private Placement Warrants

The (a) 6,700,000 warrants to purchase one share of Common Stock issued to the sponsor pursuant to the Private Placement Warrant Purchase Agreement, dated as of January 15, 2018, by and between the Company and the sponsor, (b) 1,040,000 warrants to purchase one share of Common Stock issued to Cantor pursuant to the Private Placement Warrant Purchase Agreement, dated as of January 15, 2018, by and between the Company and Cantor, including the shares of Common Stock issuable upon exercise of the private placement warrants, are not transferable, assignable or salable until 30 days after the completion of the Recapitalization Transaction (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with the sponsor or Cantor) and they will not be redeemable so long as they are held by the sponsor, Cantor or their permitted transferees. The sponsor, Cantor or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants described above. If the private placement warrants are held by holders other than the sponsor, Cantor or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants. For as long as the private placement warrants are held by Cantor or its designees or affiliates, they may not be exercised after February 7, 2023, which is five years from the effective date of the registration statement filed in connection with the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the private placement warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise is sent to the warrant agent.

The foregoing description of the private placement warrants does not purport to be complete and are subject to and qualified in their entirety by reference to the Warrant Agreement, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

Forward Purchase Warrants

On May 29, 2020, in connection with the closing of the Recapitalization Transaction, the Company issued 2,500,000 warrants to purchase one share of Common Stock at a price of $11.50 per share issued to sponsor pursuant to the Forward Purchase Contract. The forward purchase warrants have substantially the same terms as the private placement warrants.

The foregoing description of the forward purchase warrants does not purport to be complete and are subject to and qualified in their entirety by reference to the Warrant Agreement, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

PIPE Warrants Issued in Private Investment

On May 29, 2020, in connection with the closing of the Recapitalization Transaction, the Company issued 7,596,309 shares of Common Stock pursuant to the Subscription Agreements and issued 3,249,999 PIPE warrants to the Initial Subscribers in the private investment. The PIPE warrants have substantially the same terms as the private placement warrants.

The foregoing description of the PIPE warrants does not purport to be complete and are subject to and qualified in their entirety by reference to the Warrant Agreement, a copy of which is included as Exhibit 4.3 to the registration statement of which this prospectus forms a part.

Assumed Warrants of Seller

Stockholders of Seller’s predecessor received warrants pursuant to the Seller Warrant Agreement with a 7-year term that represented 17.5% of the outstanding common stock of Seller, which we refer to as the Seller warrants. Pursuant to the Purchase Agreement, the liabilities and obligations under the Seller Warrant Agreement were assumed by the Company upon consummation of the transactions contemplated under the Purchase Agreement. Seller and the Company elected to treat the Recapitalization Transaction as if it constituted a Fundamental Change under the Seller Warrant Agreement and each Seller warrant outstanding and unexercised immediately prior to the effective time is now exercisable to purchase shares of Common Stock.

The initial number of shares of Seller’s common stock issuable upon exercise of the Seller warrants was determined by the Bankruptcy Court pursuant to Seller’s predecessor’s plan of reorganization. Pursuant to the Seller Warrant Agreement, the number of shares of Seller’s common stock for which a Seller warrant is exercisable, and the exercise price per share, are subject to adjustment from time to time upon the occurrence of certain events, including (i) any issuance of a dividend on Seller’s common stock, payable in cash or additional shares of Seller’s common stock, (ii) any subdivision, split, reclassification or recapitalization of outstanding Seller’s common stock into a greater number of shares, or (iii) any combination, reclassification or recapitalization of outstanding Seller’s common stock into a smaller number of shares. As set forth in the Seller Warrant Agreement, the exercise price of the Seller warrants on any exercise date will be equal to the product of (x) the amount obtained by dividing (A) Seller’s adjusted equity value, as defined in the Seller Warrant Agreement, as of such exercise date by (B) the total share number, as defined in the Seller Warrant Agreement, as of such date multiplied by (y) the cheap stock factor, as defined in the Seller Warrant Agreement, as of such date. Additionally, in the case of any reclassification or capital reorganization of Seller’s capital stock, the holder of each Seller warrant outstanding immediately prior to the occurrence of such reclassification or reorganization shall have the right to receive upon exercise of the applicable Seller warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such Seller warrant had been exercised. As of May 14, 2021, there were 12,721,623 Seller warrants outstanding that were exercisable to purchase an aggregate of 3,595,051 shares of our Common Stock. As of May 14, 2021, the exercise price of each Seller warrant was equal to $40.31 per share and each Seller warrant is exercisable into approximately 0.28055 shares of Common Stock.

Under certain circumstances, such as a liquidity event, as defined in the Seller Warrant Agreement, the Seller warrants may be exercised on a cashless basis to the extent that, as of the exercise date, the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock exceeds the exercise price, which cashless exercise would reduce the number of shares of Common Stock issuable. In the event of a liquidity event in which the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock, as of the exercise date, exceeds the exercise price, no cashless exercise would be available. If any exercise of a Seller warrant would result in a fraction of a share of Common Stock, in lieu of issuing such fractional share, the Company may elect to make a cash payment in respect of such fractional share, in an amount equal to the product of such fraction multiplied by the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock, as of the exercise date.

In addition, if the Company issues (or, as provided in the Seller Warrant Agreement, is deemed to issue), after the effective date of the Seller warrants, any additional shares, as defined in the Seller Warrant Agreement, of Common Stock, without consideration or for consideration per share less than the fair market value of Common Stock immediately prior to such issuance or, if such additional shares are issued (or deemed to be issued) to any restricted person, as defined in the Seller Warrant Agreement, then the cheap stock factor, as defined in the Seller Warrant Agreement, shall be reduced, thereby increasing the number of shares of Common Stock for which a Seller warrant is exercisable and reducing the per share exercise price of the Seller warrants.

Pursuant to the Seller Warrant Agreement, no Seller warrants may be transferred if such transfer would result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order, unless the Company is then already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act.

Pursuant to the Seller Warrant Agreement, holders of Seller warrants are not entitled to any of the rights of a stockholder or a holder of any other securities of the Company. Holders of Seller warrants have no right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company (including appraisal rights, dissenters rights, subscription rights or otherwise), or be deemed the holder of capital stock of the Company.

Pursuant to the Seller Warrant Agreement, if the Company issues or sells equity securities to any person who was a stockholder of Seller’s predecessor on the effective date of the Seller warrants for consideration per share that is greater than the then exercise price of the Seller warrants, then each registered holder (or in the case of Seller warrants evidenced by global warrant certificates, each beneficial holder) that is an accredited investor would have the right for a period of 20 days after the Company delivers notice of such issuance or sale to such eligible holder, to participate in such issuance or sale on a pro rata basis (based on such eligible holder’s percentage ownership of shares of Common Stock) and all other outstanding options, warrants, or convertible securities that also have a pro rata right to participate in such issuance or sale.

Following the Recapitalization Transaction, eligible holders are not entitled to participate in any of the following exempted issuances: (i) issuances of equity securities in connection with the refinancing or repayment of any indebtedness or debt securities of the Company or any of its subsidiaries, (ii) issuances of equity securities to employees, directors, consultants and other service providers pursuant to an equity compensation plan approved by the Board, (iii) issuances of equity securities by means of a pro rata distribution to all holders of Common Stock, (iv) issuances of equity securities in a public offering, and (v) issuances of equity securities upon exercise, conversion or exchange of any equity securities that were issued in any issuance described in any of the foregoing exempted issuances. Pursuant to the Seller Warrant Agreement, if the Common Stock is listed for trading on a national securities exchange, the Company must use commercially reasonable efforts to list the Seller warrants for trading on such national securities exchange (subject to applicable listing requirements). In addition, if any holder of shares of Common Stock is granted piggy-back registration rights, the holders of Common Stock issued upon exercise of the Seller warrants would also be granted piggyback registration rights on substantially the same terms as such other holder.

Pursuant to the Seller Warrant Agreement, in the event of a merger of the Company into, or a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other person, or any merger of another person into the Company, in each case, in which the previously outstanding shares of Common Stock are cancelled, reclassified or converted or changed into or exchanged for securities of the Company and/or other property (including cash), and such transaction is not a liquidity event, as defined in the Seller Warrant Agreement, the holder of each Seller warrant would have the right upon any subsequent exercise (and payment of the applicable exercise price) to receive (out of legally available funds) the kind and amount of stock, other securities, cash and assets that such holder would have received if such Seller warrant had been exercised immediately prior to such transaction.

Pursuant to the Seller Warrant Agreement, if the Company shall be a party to or otherwise engage in any transaction or series of related transactions constituting (x) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other person, or (y) any merger of another person into the Company in which, in the case of clause (x) or clause (y), the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing; and (ii) such transaction or series of related transactions is not a liquidity event (as defined in the Seller Warrant Agreement) (any such transaction or series of related transactions, is referred to as a “Fundamental Change” under the Seller Warrant Agreement), the holder of each Seller warrant outstanding immediately prior to the occurrence of such Fundamental Change will have the right upon any subsequent exercise (and payment of the applicable exercise price) to receive the kind and amount of stock, other securities, cash and assets that such holder of a Seller warrant would have received if such Seller warrant had been exercised pursuant to the terms provided in the Seller Warrant Agreement immediately prior to such Fundamental Change (assuming such holder of a Seller warrant failed to exercise his, her or its rights of election, if any, as to the kind or amount of stock, securities, cash or other property receivable upon such Fundamental Change); provided, however, that the amount of such stock, other securities, cash and assets that would be received upon exercise of a Seller warrant following the consummation of such Fundamental Change shall be calculated on the applicable exercise date in a manner consistent with, and on terms as nearly as equivalent as practicable to, the provisions of the Seller Warrant Agreement regarding (i) the number of securities into which the Seller warrant shall be exercisable and (ii) the exercise price for the purchase of such securities under the Seller warrant, with respect to the aggregate consideration received by the Company stockholders in such Fundamental Change. The Seller Warrant Agreement further provides that upon each Fundamental Change, appropriate adjustment shall be deemed to be made, including, without limitation, with respect to the kind and amount of stock, securities, cash or assets thereafter acquirable upon exercise of each Seller warrant, such that the provisions of the Seller Warrant Agreement shall thereafter be applicable, as nearly as possible, to any shares of stock, securities, cash or assets thereafter acquirable upon exercise of each Seller warrant. If the Company is not the surviving or resulting person from such Fundamental Change, the Company may not consummate a Fundamental Change transaction unless the surviving or resulting person assumes, by written instrument substantially similar in form and substance to this Agreement, the obligation to deliver to the holders of Seller warrants such shares of stock, securities, cash or assets which such holder would be entitled to receive upon exercise of each Seller warrant.

The foregoing description of the Seller warrants does not purport to be complete and are subject to and qualified in their entirety by reference to the Seller Warrant Agreement, a copy of which is included as Exhibit 4.1 to the registration statement of which this prospectus forms a part.

INTEREST OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of Hycroft Mining Holding Corporation as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report thereon and have been included in the registration statement of which this prospectus forms a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Employees of M3 Engineering & Technology Corporation and SRK Consulting (U.S.), Inc. and Steven Newman (RM-SME) and Richard F. DeLong (P.Geo) have prepared the Hycroft Technical Report. Each of the individuals who prepared the Hycroft Technical Report is a qualified person as defined in subpart 1300 of Regulation S-K. Steven Newman is the Director of Feasibility Studies at the Company and is an employee of the Company. Richard F. DeLong is an employee of EM Strategies, Inc. Other than Steven Newman, who was employed by the Company, none of the qualified persons, or the employers of any of the qualified persons, is an affiliate of Company.

As at the date hereof, none of the above named experts has received, or is to receive, in connection with the offering, an interest, direct or indirect, in our Company.

LEGAL MATTERS

Neal, Gerber & Eisenberg LLP will pass upon the validity of the Common Stock and warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.hycroftmining.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

HYCROFT MINING HOLDING CORPORATION

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Hycroft Mining Holding Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hycroft Mining Holding Corporation (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement to Correct 2020 Misstatement

As discussed in Note 25 to the financial statements, the 2020 financial statements have been restated to correct a misstatement.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s significant recurring operating losses, lack of liquidity and capital, and significant capital needed to expand operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 3 Recapitalization Transaction and Note 23 Related Party Transactions to the financial statements, the Company completed a significant recapitalization transaction involving related parties. Our opinion is not modified with respect to this matter.

/s/ Plante & Moran PLLC - We have served as the Company’s auditor since 2015

Denver, Colorado

March 24, 2021, except as to the effect of the restatement described in Note 25, which is dated May 14, 2021

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share amounts)

	December 31, 2020	December 31, 2019
	(as restated)
Assets:
Cash	$56,363	$6,220
Accounts receivable	426	97
Inventories - Note 4	12,867	4,453
Ore on leach pads, current - Note 4	38,041	22,062
Prepaids and other - Note 5	4,303	2,648
Restricted cash - Note 6	—	3,270
Current assets	112,000	38,750
Ore on leach pads, non-current - Note 4	7,243	—
Other assets, non-current - Note 5	13,483	24,886
Plant, equipment, and mine development, net - Note 7	60,223	31,524
Restricted cash - Note 6	39,677	39,477
Total assets	$232,626	$134,637
Liabilities:
Accounts payable	$12,280	$10,746
Other liabilities, current - Note 8	4,157	3,939
Debt, net, current - Note 9	5,120	553,965
Royalty obligation, current - Note 10	124	—
Interest payable	—	846
Current liabilities	21,681	569,496
Other liabilities, non-current - Note 8	1,650	—
Warrant liabilities, non-current - Note 11	15,389	18
Debt, net, non-current - Note 9	142,665	—
Royalty obligation, non-current - Note 10	29,839	—
Asset retirement obligation, non-current - Note 12	4,785	4,374
Total liabilities	216,009	573,888
Commitments and contingencies - Note 21
Stockholders' (deficit) equity:(1) - Note 13
Common stock, $0.0001 par value; 400,000,000 shares authorized; 59,901,306 issued and outstanding at December 31, 2020; and 345,431 issued and 323,328 outstanding at December 31, 2019	6	—
Additional paid-in capital	537,370	5,187
Accumulated deficit	(520,759)	(444,438)
Total stockholders' equity (deficit)	16,617	(439,251)
Total liabilities and stockholders' equity (deficit)	$232,626	$134,637

(1)	Retroactively restated for the reverse recapitalization as described in Note 2 - Summary of Significant Accounting Policies.

The accompanying notes are an integral part of these consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except per share amounts)

	Years Ended December 31,
	2020	2019
	(as restated)
Revenues - Note 14	$47,044	$13,709
Cost of sales:
Production costs	41,688	11,041
Depreciation and amortization	2,894	1,011
Mine site period costs - Note 4	47,115	2,174
Write-down of production inventories - Note 4	17,924	16,443
Total cost of sales	109,621	30,669
Operating expenses:
General and administrative	21,084	6,072
Impairment on equipment not in use - Note 5	5,331	63
Accretion - Note 12	374	422
Project and development	—	7,708
Pre-production depreciation and amortization	—	1,067
Care and maintenance	—	3,529
Reduction in asset retirement obligation	—	(1,880)
Loss from operations	(89,366)	(33,941)
Other income (expense):
Interest expense, net of capitalized interest - Note 10	(43,458)	(64,846)
Fair value adjustment to Warrants - Note 19	(3,767)	—
Interest income	199	797
Loss before reorganization items and income taxes	(136,392)	(97,990)
Reorganization items	—	(905)
Loss before income taxes	(136,392)	(98,895)
Income taxes - Note 16	—	—
Net loss	$(136,392)	$(98,895)

Loss per share:
Basic - Note 17	$(3.92)	$(327.95)
Diluted - Note 17	$(3.92)	$(327.95)
Weighted average shares outstanding(1):
Basic - Note 17	34,833,211	301,559
Diluted - Note 17	34,833,211	301,559

(1)	Retroactively restated for the reverse recapitalization. Refer to Note 2 - Summary of Significant Accounting Policies and Note 17 - Loss Per Share for further information.

The accompanying notes are an integral part of these consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Years Ended December 31,
	2020	2019
	(as restated)
Cash flows from operating activities:
Net loss	$(136,392)	$(98,895)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Non-cash portion of interest expense - Note 10	38,843	54,810
Write-down of production inventories - Note 4	17,924	18,617
Impairment on equipment not in use - Note 5	5,331	63
Depreciation and amortization	5,886	2,078
Stock-based compensation - Note 15	2,380	1,102
Salary continuation and compensation costs	2,116	—
Fair value adjustment to Seller Warrants - Note 19	3,767	—
Accretion - Note 12	374	422
Phantom share compensation	225	706
Amortization reduction of Sprott Royalty Obligation - Note 10	(37)	—
Reduction in asset retirement obligation	—	(1,880)
Change in value of phantom shares	—	181
Changes in operating assets and liabilities:
Accounts receivable	(329)	(97)
Production-related inventories	(43,756)	(38,627)
Materials and supplies inventories	(3,891)	(977)
Prepaids and other assets, current and non-current	(2,946)	(507)
Accounts payable	372	3,384
Other liabilities, current and non-current	443	52
Interest payable	(818)	(203)
Net cash used in operating activities	(110,508)	(59,771)
Cash flows used in investing activities:
Additions to plant, equipment, and mine development	(33,439)	(12,296)
Proceeds from sales of equipment	2,315	—
Net cash used in investing activities	(31,124)	(12,296)
Cash flows from financing activities:
Proceeds from Public Offering	83,515	—
Proceeds from private placement - Note 3	75,963	—
Proceeds from Sprott Credit Agreement - Note 3 and 9	68,600	—
Proceeds from Sprott Royalty Obligation - Note 3 and 10	30,000	—
Proceeds from forward purchase contract - Note 3	25,000	—
Proceeds from Recapitalization Transaction - Note 3	10,419	—
Proceeds from 1.25 Lien Note Issuances	44,841	71,831
Proceeds from warrant exercise	1	—
Repayment of First Lien Agreement - Note 9	(125,468)	—
Repayment of First Lien Agreement from permissible disposal proceeds	(1,158)	—
Transaction and issuance costs	(16,094)	(3,658)
Repayment of Promissory Note - Note 3	(6,914)	—
Net cash provided by financing activities	188,705	68,173
Net increase (decrease) in cash and restricted cash	47,073	(3,894)
Cash and restricted cash, beginning of period	48,967	52,861
Cash and restricted cash, end of period	$96,040	$48,967
Reconciliation of cash and restricted cash:
Cash	$56,363	$6,220
Restricted cash - current	—	3,270
Restricted cash - non-current	39,677	39,477
Total cash and restricted cash	$96,040	$48,967

See Note 20 - Supplemental Cash Flow Information for additional details. The accompanying notes are an integral part of these consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(U.S. dollars in thousands, except share amounts)

	Common Stock(1)		Treasury Stock(1)		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital(1)	Deficit	Equity (Deficit)
Balance at January 1, 2019	307,831	$—	17,927	$—	$5,187	$(345,543)	$(340,356)
Shares issued	37,600	—	—	—	—	—	—
Share repurchased	—	—	4,176	—	—	—	—
Net loss						(98,895)	(98,895)
Balance at December 31, 2019	345,431	$—	22,103	$—	$5,187	$(444,438)	$(439,251)

	Common Stock(1)		Treasury Stock(1)		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital(1)	Deficit	Equity (Deficit)
					(as restated)	(as restated)	(as restated)
Balance at January 1, 2020	345,431	$—	22,103	$—	$5,187	$(444,438)	$(439,251)
Conversion of Seller's 2.0 Lien Notes to common shares of Seller and distribution of HYMC common stock(2)	14,795,153	2	(22,103)	—	146,217	74,640	220,859
Exchange of Seller's 1.5 Lien Notes for HYMC common stock	16,025,316	2	—	—	160,252	(14,569)	145,685
Common shares issued in private placement	7,596,309	1	—	—	75,962	—	75,963
Exchange of Seller's 1.25 Lien Notes for HYMC common stock	4,845,920	—	—	—	48,459	—	48,459
Shares issued pursuant to forward purchase agreement with SPAC sponsor, including conversion of Class B shares, less fair value of 5-Year Private Warrants(3)	4,813,180	—	—	—	12,814	—	12,814
Unredeemed SPAC shares of MUDS public stockholders	1,197,704	—	—	—	3,723	—	3,723
Common shares issued pursuant to Sprott Credit Agreement	496,634	—	—	—	6,282	—	6,282
Common shares issued to underwriter	44,395	—	—	—	444	—	444
Vesting of restricted stock(4)	—	—	—	—	1,802	—	1,802
Equity issuance costs	—	—	—	—	(8,255)	—	(8,255)
Shares issued	101	—	—	—	1	—	1
Stock-based compensation costs	—	—	—	—	388	—	388
Shares issued pursuant to Public Offering	9,583,334	1	—	—	83,513	—	83,514
5-Year Private Warrants transferred to 5-Year Public Warrants(5)	—	—	—	—	581	—	581
Shares issued under stock-based compensation program	157,829	—	—	—	—	—	—
Net loss	—	—	—	—	—	(136,392)	(136,392)
Balance at December 31, 2020	59,901,306	$6	—	$—	$537,370	$(520,759)	$16,617

(1)	Retroactively restated for the reverse recapitalization as described in Note 2 - Summary of Significant Accounting Policies.

(2)	Includes 3,511,820 shares of HYMC common stock received by Seller that were surrendered by the Company.

(3)	Includes forward purchase contract proceeds of $25.0 million less $12.2 million for the fair value of 5-Year Private Warrants.

(4)	As of December 31, 2020 there were 21,256 unissued shares underlying restricted stock units that had vested.

(5)	5-Year Private Warrants totaling 351,585 warrants were transferred to an Unrelated Third-Party (as such term is defined herein) in the 2020 third quarter. The terms of the warrant once transferred to the Unrelated Third Party are substantially the same as 5-Year Public Warrants and were reclassified from a liability to Stockholders’ Equity.

The accompanying notes are an integral part of these consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

1. Company Overview

Hycroft Mining Holding Corporation (formerly known as Mudrick Capital Acquisition Corporation ("MUDS")) and its subsidiaries (collectively, “Hycroft”, the “Company”, “we”, “us”, “our”, "it", "HYMC") is a U.S.-based gold producer that is focused on operating and developing its wholly owned Hycroft Mine in a safe, environmentally responsible, and cost-effective manner. Gold and silver sales represent 100% of the Company’s operating revenues and the market prices of gold and silver significantly impact the Company’s financial position, operating results, and cash flows. The Hycroft Mine is located in the State of Nevada and the corporate office is located in Denver, Colorado.

Restart of the Hycroft Mine

During the second quarter of 2019, the Company restarted open pit mining operations at the Hycroft Mine, and, during the third quarter of 2019, produced and sold gold and silver, which it has continued to do on an approximate weekly basis since restarting. As part of the 2019 restart of mining operations, existing equipment was re-commissioned, including haul trucks, shovels and a loader, upgrades were made to the crushing system and new leach pad space was added to the existing leach pads. During 2020, the Company continued to increase its operations by mining more tons, procuring additional mobile equipment rentals, and increasing its total headcount. Through May 29, 2020, the Company obtained all of its financing from related party debt issuances (see Note 23 - Related Party Transactions), which were extinguished in connection with the Recapitalization Transaction with MUDS (discussed below).

M3 Engineering and Technology Corporation (“M3 Engineering”), in conjunction with SRK Consulting (U.S.), Inc. (“SRK”) and the Seller, completed the Hycroft Technical Report, Heap Leaching Feasibility Study, prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants, with an effective date of July 31, 2019 (the “Hycroft Technical Report”), for a two-stage, heap oxidation and subsequent leaching of sulfide ores. The Hycroft Technical Report projects the economic viability and potential future cash flows for the Hycroft Mine when mining operations expand to levels presented in the Hycroft Technical Report.

Recapitalization Transaction with MUDS

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, pursuant to the Purchase Agreement (defined herein), Seller completed a business combination Recapitalization Transaction with MUDS, a publicly traded blank check special purpose acquisition corporation or “SPAC,” and Acquisition Sub (as each of such terms are defined herein). The Recapitalization Transaction was completed upon receiving regulatory approvals and stockholder approvals from each of MUDS and Seller. Following the close of the Recapitalization Transaction, MUDS and the entities purchased from Seller were consolidated under Hycroft Mining Holding Corporation, by amending and restating the Company's certificate of incorporation to reflect the Company’s change in name. Pursuant to the consummation of the Recapitalization Transaction, the shares of common stock of Hycroft Mining Holding Corporation were listed on the Nasdaq Capital Market under the ticker symbol “HYMC”.  Upon closing of the Recapitalization Transaction, the Company’s unrestricted cash available for use totaled $68.9 million, and the number of shares of common stock issued and outstanding totaled 50,160,042. In addition, upon closing, the Company had 34,289,999 outstanding warrants to purchase an equal number of shares of common stock at $11.50 per share and 12,721,623 warrants to purchase 3,210,213 shares of common stock at a price of $44.82 per share.

For more information on the consummation of the Recapitalization Transaction with MUDS, see Note 3 - Recapitalization Transaction.

Restatement of Previously Issued Financial Statements

The Company has restated its financial statements as of and for the year ended December 31, 2020, and will be prospectively restating the unaudited consolidated condensed financial statements for the three and six month periods ended June 30, 2020 and the three and nine month periods ended September 30, 2020, to correct misstatements in those prior periods primarily related to misstatements identified in improperly applying accounting guidance on certain warrants, recognizing them as equity instead of a warrant liability, under the guidance of Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

See Note 25 - Restatement of Previously Issued Financial Statements for additional information regarding the misstatements identified and the restatement adjustments made to the financial statements.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. Efforts implemented by local and national governments, as well as businesses, including temporary closures, have had adverse impacts on local, national and global economies. The Company has implemented health and safety policies for employees that follow guidelines published by the Center for Disease Control (CDC) and the Mine Safety and Health Administration (MSHA). While our operations during 2020 were impacted by COVID-19, the impact did not significantly adversely affect our operations. The extent of the impact of COVID-19 on our operational and financial performance going forward will depend on certain developments, including the duration and continued spread of the outbreak, and the direct and indirect impacts on our employees, vendors, and customers, all of which are uncertain and cannot be fully anticipated or predicted. Since the Company's Hycroft Mine represents the entirety of its operations, any COVID-19 outbreak at the mine site or any governmental restrictions implemented to combat the pandemic could result in a partial or entire shutdown of the Hycroft Mine itself, which would negatively impact the Company's financial position, operating results, and cash flows. As of the date of these financial statements, the extent to which COVID-19 may impact our financial condition, results of operations or cash flows is uncertain, but could be material and adverse.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Basis of presentation

These consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Certain reclassifications have been made to the prior periods presented in these financial statements to conform to the current period presentation, which had no effect on previously reported total assets, liabilities, cash flows, or net loss.

References to “$” refers to United States currency.

Recapitalization Transaction

The Recapitalization Transaction (see Note 3 - Recapitalization Transaction) was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, for financial reporting purposes, MUDS has been treated as the “acquired” company and Hycroft Mining Corporation (“Seller”) has been treated as the “acquirer”. This determination was primarily based on (1) stockholders of Seller immediately prior to the Recapitalization Transaction  having a relative majority of the voting power of the combined entity; (2) the operations of Seller prior to the Recapitalization Transaction comprising the only ongoing operations of the combined entity; (3) four of the seven members of the Board of Directors immediately following the Recapitalization Transaction were directors of Seller immediately prior to the Recapitalization Transaction; and (4) executive and senior management of Seller comprises the same for the Company.

Based on Seller being the accounting acquirer, the financial statements of the combined entity represent a continuation of the financial statements of Seller, with the acquisition treated as the equivalent of Seller issuing stock for the net assets of MUDS, accompanied by a recapitalization. The net assets of MUDS were recognized at historical cost as of the date of the Recapitalization Transaction, with no goodwill or other intangible assets recorded. Comparative information prior to the Recapitalization Transaction in these financial statements are those of Seller and the accumulated deficit of Seller has been carried forward after the Recapitalization Transaction. The shares and net loss per common share prior to the Recapitalization Transaction have been retroactively restated as shares reflecting the exchange ratio established in the Recapitalization Transaction to effect the reverse recapitalization (1 Seller share for 0.112 HYMC share). See Note 3 - Recapitalization Transaction for additional information.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Going concern

The financial statements of the Company have been prepared on a “going concern” basis, which contemplates the presumed continuation of the Company even though events and conditions exist that, when considered individually or in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern because it is probable that, without additional capital injections, the Company may be unable to meet its obligations as they become due within one year after the date that these financial statements were issued.

For the year ended December 31, 2020, the Company incurred a net loss of $136.4 million and net cash used in operating activities was $110.5 million. As of December 31, 2020, the Company had available cash on hand of $56.4 million, working capital of $90.3 million, total liabilities of $216.0 million, and an accumulated deficit of $520.8 million. Although the Company completed the Recapitalization Transaction during the second quarter of 2020 and the Public Offering (as defined herein) on October 6, 2020, for proceeds net of discount and equity issuance costs of approximately $83.1 million, based on its internal cash flow projection models, the Company currently forecasts it will likely require additional cash from financing activities in less than 12 months from the issuance of this report to meet its operating and investing requirements and future obligations as they become due, including the estimated $9.1 million in cash payments required pursuant to the Credit Agreement among MUDS, MUDS Holdco Inc., Allied VGH LLC, Hycroft Mining Holding Corporation, Hycroft Resources and Development, LLC Sprott Private Resource Lending II (Collector) Inc., and Sprott Resources Lending Corp. (“Sprott Credit Agreement”).

The Company’s ability to continue as a going concern is contingent upon securing additional funding for working capital, capital expenditures and other corporate expenses so that it can increase sales by achieving higher cost-effective operating tonnages and recovery rates and generate positive free cash flows.

These financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of any liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern. As such, recorded amounts in these financial statements (including without limitation, stockholders’ equity) have been prepared in accordance with GAAP on a historical-cost basis, as required, which do not reflect or approximate the current fair value of the Company’s assets or management’s assessment of the Company’s overall enterprise or equity value.

Use of estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates and assumptions relate to: recoverable gold and silver on the leach pads and in-process inventories; timing of near-term ounce production and related sales; the useful lives of long-lived assets; probabilities of future expansion projects; estimates of mineral reserves; estimates of life-of-mine production timing, volumes, costs and prices; current and future mining and processing plans; environmental reclamation and closure costs and timing; deferred taxes and related valuation allowances; and estimates of fair value for asset impairments and financial instruments. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable at the time the estimate is made. Actual results may differ from amounts estimated in these financial statements, and such differences could be material. Accordingly, amounts presented in these financial statements are not indicative of results that may be expected for future periods.

Cash

Cash consisted of cash balances as of December 31, 2020. The Company has not experienced any losses on cash balances and believes that no significant risk of loss exists with respect to its cash. As of December 31, 2020, and December 31, 2019, the Company held no cash equivalents.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Restricted cash is held as collateral to provide financial assurance that the Company will use to fulfill obligations and commitments related to reclamation activity (see Note 10 - Asset Retirement Obligation for further detail) that is excluded from cash and is listed separately on the consolidated balance sheets. As of December 31, 2020, and December 31, 2019, the Company held $39.7 million and $42.7 million in restricted cash, respectively. See Note 6 - Restricted Cash for additional information.

Accounts receivable

Accounts receivable consists of amounts due from customers for gold and silver sales. The Company has evaluated the customers’ credit risk, payment history and financial condition and determined that no allowance for doubtful accounts is necessary. The entire accounts receivable balance is expected to be collected during the next twelve months.

Ore on leach pads and inventories

The Company’s production-related inventories include: ore on leach pads; in-process inventories; and doré finished goods. Production-related inventories are carried at the lower of average cost or net realizable value. Cost includes mining (ore and waste); processing; refining costs incurred during production stages; and mine site overhead and depreciation and amortization relating to mining and processing operations. Corporate general and administrative costs are not included in inventory costs. Net realizable value represents the estimated future sales price of production-related inventories computed using the London Bullion Market Association’s (“LBMA”) quoted period-end metal prices, less any further estimated processing, refining, and selling costs.

In-process inventories

In-process inventories represent gold-bearing concentrated materials that are in the process of being converted to a saleable product using a Merrill-Crowe plant or carbon-in-column processing method. As gold ounces are recovered from in-process inventories, costs, including conversion costs, are transferred to precious metals inventory at an average cost per ounce of gold.

Precious metals inventory

Precious metals inventory consists of doré and loaded carbon containing both gold and silver, which is ready for offsite shipment or at a third party refiner before being sold to a third party. As gold ounces are sold, costs are recognized in Production costs and Depreciation and amortization in the consolidated statements of operations at an average cost per gold ounce sold.

Materials and supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

Ore on leach pads, current and non-current

Ore on leach pads represents ore that is being treated with a chemical solution to dissolve the contained gold and silver. Costs are added to ore on leach pads based on current mining costs, including reagents, leaching supplies, and applicable depreciation and amortization relating to mining operations. As gold-bearing materials are further processed, costs are transferred from ore on leach pads to in-process inventories at an average cost per estimated recoverable ounce of gold.

Prepaids and other assets, non-current

Equipment not in use

From time to time, the Company may determine that certain of its property and equipment no longer fit into its strategic operating plans and may either contemplate or commence activities to sell such identified assets. The Company evaluates equipment not in use for held-for-sale classification in accordance with ASC Topic 360 Property, Plant, and Equipment ("ASC 360"). If property and equipment do not meet the held-for-sale criteria in ASC 360, but have been taken out of service for sale or were never placed into service, the carrying value of such assets is included in Other assets, non-current. In accordance with its impairment policy, the Company reviews and evaluates its equipment and facilities not in use for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. During the year ended December 31, 2020, the Company determined that the fair value of equipment not in use was less the carrying amount and recorded an impairment loss of $5.3 million.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Plant, equipment, and mine development, net

Expenditures for new facilities and equipment, and expenditures that extend the useful lives or increase the capacity of existing facilities or equipment are capitalized and recorded at cost. Such costs are depreciated using either the straight-line method over the estimated productive lives of such assets or the units-of-production method (when actively operating) at rates sufficient to depreciate such costs over the estimated proven and probable mineral reserves as gold ounces are recovered. For equipment and facilities that are constructed by the Company, interest is capitalized to the cost of the underlying asset while being constructed until such asset is ready for its intended use. See Note 7 - Plant, Equipment, and Mine Development, Net for additional information.

Mine development

Mine development costs include the cost of engineering and metallurgical studies, drilling and assaying costs to delineate an ore body, environmental costs, and the building of infrastructure. Additionally, interest is capitalized to mine development until such assets are ready for their intended use. Any of the above costs incurred before mineralization is classified as proven and probable mineral reserves are expensed. The Company established proven and probable mineral reserves during the second half of 2019.

Drilling, engineering, metallurgical, and other related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body, converting non-reserve mineralization to proven and probable mineral reserves, infrastructure planning, or supporting the environmental impact statement. All other exploration drilling costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to production-related inventories and upon the sale of gold ounces are included in Cost of sales on the consolidated statements of operations.

Mine development costs are amortized using the units-of-production method based upon estimated recoverable ounces in proven and probable mineral reserves. To the extent such capitalized costs benefit an entire ore body, they are amortized over the estimated life of that ore body. Capitalized costs that benefit specific ore blocks or areas are amortized over the estimated life of that specific ore block or area. Recoverable ounces are determined by the Company based upon its proven and probable mineral reserves and estimated metal recoveries associated with those mineral reserves.

Impairment of long-lived assets

The Company’s long-lived assets consist of plant, equipment, and mine development. The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Events that may trigger a test for recoverability include, but are not limited to, significant adverse changes to projected revenues, costs, or future expansion plans or changes to federal and state regulations (with which the Company must comply) that may adversely impact the Company’s current or future operations. An impairment is determined to exist if the total projected future cash flows on an undiscounted basis are less than the carrying amount of a long-lived asset group. An impairment loss is measured and recorded based on the excess carrying value of the impaired long-lived asset group over fair value.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

To determine fair value, the Company uses a discounted cash flow model based on quantities of estimated recoverable minerals and incorporates projections and probabilities involving metal prices (considering current and historical prices, price trends, and related factors), production levels, operating and production costs, and the timing and capital costs of expansion and sustaining projects, all of which are based on life-of-mine plans. The term “recoverable minerals” refers to the estimated amount of gold and silver that will be sold after taking into account losses during ore processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions, which are consistent or reasonable in relation to internal budgets and projections, and actual future cash flows may be significantly different than the estimates, as actual future quantities of recoverable gold and silver, metal prices, operating and production costs, and the timing and capital costs of expansion and sustaining projects are each subject to significant risks and uncertainties. See Note 7 - Plant, Equipment, and Mine Development, Net for additional information.

During the year ended December 31, 2020, as part of the Company's recurring quarterly analysis, the Company determined a triggering event had occurred, as the Company's operations have continued to generate operating cash flow losses. As a result, the Company performed a recoverability test for the carrying value of its plant, equipment, and mine development at December 31, 2020, and determined that no impairments were necessary.

Mineral properties

Mineral properties are tangible assets recorded at cost and include royalty interests, asset retirement costs, and land and mineral rights to explore and extract minerals from properties. Once a property is in the production phase, mineral property costs are amortized using the units-of-production method based upon the estimated recoverable gold ounces in proven and probable reserves at such properties. Costs to maintain mineral properties are expensed in the period they are incurred. As of December 31, 2020 and 2019, there was $0.04 million and $0 recorded for mineral properties, respectively, which was included in Plant, equipment, and mine development, net in the consolidated balance sheets.

Royalty obligation

The Company's royalty obligation is carried at amortized cost with reductions calculated by dividing actual gold and silver production by the estimated total life-of-mine production from proven and probable mineral reserves. Any updates to proven and probable mineral reserves or the estimated life-of-mine production profile would result in prospective adjustments to the amortization calculation used to reduce the carrying value of the royalty obligation. Amortization reductions to the royalty obligation are recorded to Production costs which is included in Cost of sales. A portion of the Company’s royalty obligation is classified as current based upon the estimated gold and silver expected to be produced over the next 12 months, using the current proposed 34-year mine plan, and current proven and probable mineral reserves. The royalty obligation and its embedded features do not meet the requirements for derivative accounting.

Asset retirement obligation

The Company’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. The Company’s asset retirement obligation (“ARO”), associated with long-lived assets are those for which there is a legal obligation to settle under existing law, statute, written or oral contract or by legal construction. The Company’s ARO relates to its operating property, the Hycroft Mine, and was recognized as a liability at fair value in the period incurred. An ARO, which is initially estimated based on discounted cash flow estimates, is accreted to full value over time using the expected timing of future payments through charges to Accretion in the consolidated statements of operations. In addition, asset retirement costs (“ARC”) are capitalized as part of the related asset’s carrying value and are depreciated on a straight-line method or units of production basis over the related long-lived asset’s useful life. The Company’s ARO is adjusted annually, or more frequently if necessary, to reflect changes in the estimated present value resulting from revisions to the timing or amount of reclamation and closure costs. Estimated mine reclamation and closure costs, may increase or decrease significantly in the future as a result of changes in regulations, mine plans, cost estimates, or other factors.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Revenue recognition

The Company recognizes revenue for gold and silver sales when it satisfies the performance obligation of transferring finished inventory to the customer, which generally occurs when the refiner notifies the customer that gold has been credited or irrevocably pledged to their account, at which point the customer obtains the ability to direct the use and obtain substantially all of the remaining benefits of ownership of the asset. The transaction amount is determined based on the agreed upon sales prices and the number of ounces delivered. Concurrently, the payment date is agreed upon, which is usually within one week of the sale date. The majority of sales are in the form of doré bars, but the Company also sells loaded carbon and slag, a by-product. All sales are final.

Mine site period costs

The Company evaluates its mine site costs incurred, which are normally recorded to the carrying value of production-related inventories, to determine if costs incurred during the period qualify as Mine site period costs, the Company performs an analysis to determine the net realizable value of its inventory and determines whether costs incurred that are in excess of future estimated revenues are a result of recurring or significant downtime or delays, unusually high levels of repairs, inefficient operations, overuse of processing reagents, or other costs or activities that significantly increase the cost per ounce of production-related inventories and are considered unusual. If costs are determined to meet the criteria and, therefore, cannot be recorded to the carrying value of production-related inventories, then the Company recognizes such costs in the period incurred as Mine site period costs, which is included in Cost of sales on the consolidated statements of operations.

Write-down of production inventories

The recovery of gold and silver at the Hycroft Mine is currently accomplished through a heap leaching process, the nature of which limits the Company’s ability to precisely determine the recoverable gold ounces in ore on leach pads. The Company estimates the quantity of recoverable gold ounces in ore on leach pads using surveyed volumes of material, ore grades determined through sampling and assaying of blastholes, crushed ore sampling, solution sampling, and estimated recovery percentages based on ore type and domain. The estimated recoverable gold ounces placed on the leach pads are periodically reconciled by comparing the related ore gold contents to the actual gold ounces recovered (metallurgical balancing). Changes in recovery rate estimates from metallurgical balancing that do not result in write-downs are accounted for on a prospective basis. When a write-down is required, production-related inventories are adjusted to net realizable value with adjustments recorded as Write-down of production inventories, which is included in Cost of sales in the consolidated statements of operations. See Note 4 - Inventories for additional information on the Company's write-downs.

Stock-based compensation

Stock-based compensation costs for non-employee Directors and eligible employees are measured at fair value on the date of grant. Stock-based compensation costs are charged to General and administrative on the consolidated statements of operations over the requisite service period. The fair value of awards is determined using the stock price on either the date of grant (if subject only to service conditions) or the date that the Compensation Committee of the Board of Directors establishes applicable performance targets (if subject to performance conditions). The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods through the final vesting date. See Note 15 - Stock-Based Compensation for additional information.

Phantom shares

Non-employee members of Seller’s Board of Directors received phantom shares of stock pursuant to a Non-Employee Director Phantom Stock Plan. For grants issued during the years ended 2015 and 2016, the cash payment was equal to the fair market value of one share of common stock of Seller at the date of payment. Under the grant agreements, each phantom share vested on the date of grant and entitled the participant to a cash payment. For grants issued during 2020, 2019 and 2018, the cash payment was equal to the greater of the (1) grant date value, or (2) the fair market value of one share of common stock of Seller at the date of payment. All phantom shares issued by Seller were terminated and paid in connection with the Recapitalization Transaction. See  Note 15 - Stock-Based Compensation and Note 19 - Fair Value Measurements for additional information.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Reorganization items

On March 10, 2015, a predecessor of the Company filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Expenses directly associated with finalizing the Chapter 11 cases before the Bankruptcy Court are reported as Reorganization items in the consolidated statements of operations.

Income taxes

The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect at the anticipated time of reversal. The Company derives its deferred income tax provision or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. See Note 16 - Income Taxes for additional information.

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. Evidence evaluated includes past operating results, forecasted earnings, estimated future taxable income, and prudent and feasible tax planning strategies. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates used to manage the underlying business.

As necessary, the Company also provides reserves against the benefits of uncertain tax positions taken on its tax filings. The necessity for and amount of a reserve is established by determining, based on the weight of available evidence, the amount of benefit that is more likely than not to be sustained upon audit for each uncertain tax position. The difference, if any, between the full benefit recorded on the tax return and the amount more likely than not to be sustained is recorded as a liability on the Company’s consolidated balance sheets unless the additional tax expense that would result from the disallowance of the tax position can be offset by a net operating loss, a similar tax loss, or a tax credit carryforward. In that case, the reserve is recorded as a reduction to the deferred tax asset associated with the applicable net operating loss, similar tax loss, or tax credit carryforward.

Derivative instruments

The Company recognizes all derivatives as either assets or liabilities and measures those instruments at fair value. Changes in the fair value of derivative instruments, together with any gains or losses on derivative settlements and transactions, are recorded in earnings in the period in which they occur. In estimating the fair value of derivative instruments, the Company is required to apply judgments and make assumptions that impact the amount recorded for such derivative instruments. The Company does not hold derivative instruments for trading purposes.

As of December 31, 2020, the Company’s only recorded derivatives were for the Seller Warrants and Private Warrants (as defined herein) (see Note 19 - Fair Value Measurements for additional detail).

Fair value measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements, defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis;

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Certain financial instruments, including Cash, Restricted cash, Accounts receivable, Prepaids and other, Accounts payable, and Interest payable are carried at cost, which approximates their fair value due to the short-term nature of these instruments.  See Note 19 - Fair Value Measurements for additional information.

Recently adopted accounting pronouncements

In August 2018, the FASB issued Accounting Standards Update ("ASU") 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurements (“ASU 2018-13”), which amends the disclosure requirements for fair value measurements in Topic 820 based on the considerations of costs and benefits. Under ASU 2018-13, certain disclosures were modified or eliminated, while other disclosures were added. The Company's adoption of ASU 2018-13 on January 1, 2020 did not materially affect its financial statement disclosures.

Accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations and classification within the consolidated statement of cash flows. In October 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) ("ASU 2019-10") that amends the effective date of ASU 2016-02 for emerging growth companies, such that the new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. As the Company qualifies as an emerging growth company, the Company has elected to take advantage of the deferred effective date afforded to emerging growth companies. A modified retrospective transition approach is required to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company has compiled its leases and is in the process of estimating the impact of adopting this ASU.

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies guidance on accounting for convertible instruments and contracts in an entity’s own equity including calculating diluted earnings per share. For emerging growth companies, the new guidance is effective for annual periods beginning after December 15, 2022. As the Company qualifies as an emerging growth company, the Company plans to take advantage of the deferred effective date afforded to emerging growth companies. The Company is currently evaluating the impact that adopting this update will have on its consolidated financial statements and related disclosures.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

3. Recapitalization Transaction

On May 29, 2020, the Company, formerly known as Mudrick Capital Acquisition Corporation, consummated a business combination transaction (the “Recapitalization Transaction”) as contemplated by a purchase agreement dated January 13, 2020, as amended on February 26, 2020 (the “Purchase Agreement”), by and among the Company, MUDS Acquisition Sub, Inc. (“Acquisition Sub”) and Hycroft Mining Corporation (“Seller”). Pursuant to the Purchase Agreement, Acquisition Sub acquired all of the issued and outstanding equity interests of the direct subsidiaries of Seller and substantially all of the other assets of Seller and assumed substantially all of the liabilities of Seller.  In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of common stock or converted into shares of Seller common stock, and the Company’s post-Recapitalization Transaction indebtedness included amounts drawn under the Sprott Credit Agreement and the assumption of the newly issued Subordinated Notes (as such are defined herein). Upon closing of the Recapitalization Transaction, the Company’s unrestricted cash available for use totaled $68.9 million, and the number of shares of common stock issued and outstanding totaled 50,160,042. In addition, upon closing, the Company had 34,289,999 outstanding warrants to purchase an equal number of shares of common stock at $11.50 per share and 12,721,623 warrants to purchase 3,210,213 shares of common stock at a price of $44.82 per share.

Prior to the Recapitalization Transaction, the Company was a blank check special purpose acquisition corporation (“SPAC”) with no business operations and on May 29, 2020 had assets and liabilities consisting primarily of $10.4 million of cash and $6.9 million of liabilities for accounts payable, accrued expenses, and deferred underwriting fees. As described in Note 2 - Summary of Significant Accounting Policies, the Company accounted for the Recapitalization Transaction as a reverse recapitalization in which the Company’s financial statements reflect a continuation of Seller.

The material financial effects and actions arising from the Recapitalization Transaction, which are described in detail elsewhere in these financial statements, were as follows (the defined terms that follow are included elsewhere in these financial statements):

Common stock and warrant transactions

a.	The Company issued, in a private placement transaction, an aggregate of 7.6 million shares of common stock and 3.25 million warrants to purchase shares of common stock at a price of $10.00 per share for aggregate gross cash proceeds of $76.0 million. The warrants were exercisable into 3.25 million shares for $11.50 per warrant. These warrants are included with the 5-Year Public Warrants because they may be mandatorily redeemed under the terms in the warrant agreement. Refer to Note 13 - Stockholders' Equity for further detail.

b.	Pursuant to a forward purchase contract, the Company issued 3.125 million shares of common stock and 2.5 million warrants to purchase shares of common stock having substantially the same terms as the private placement warrants for gross cash proceeds of $25.0 million. The Company also converted 5.2 million shares of MUDS Class B common stock into the same number of shares of common stock, of which 3.5 million shares were surrendered to Seller as transaction consideration. The 2.5 million warrants were exercisable into 2.5 million shares at an exercise price of $11.50 per warrant. These warrants are included with the 5-Year Private Warrants because they cannot be mandatorily redeemed under the terms of the warrant agreement. Refer to Note 11 - Warrant Liabilities for further detail.

c.	The Company received $10.4 million of cash proceeds from the SPAC trust associated with the 1.2 million shares of common stock that were not redeemed by the Company's public stockholders. Additionally, the Company has outstanding 27.9 million warrants to purchase shares of common stock at a price of $11.50 per share that were issued in a unit offering to the Company's public stockholders at the time of the SPAC’s initial public offering and the Company has outstanding 7.74 million warrants to purchase shares of common stock at a price of $11.50 per share that were sold to the Sponsor and underwriter, Cantor Fitzgerald & Co. These warrants are included with the 5-Year Private Warrants because they cannot be mandatorily redeemed under the terms of the warrant agreement. Refer to Note 11 - Warrant Liabilities for further detail.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

d.	The Company assumed the obligations with respect to 12.7 million Seller Warrants (as defined herein), which Seller Warrants became exercisable to purchase shares of common stock at an exercise price as of July 1, 2020 and December 31, 2020, of $44.82 per share (see Note 11 - Warrant Liabilities). Since July 1, 2020, each Seller Warrant was exercisable into approximately 0.2523 shares of common stock for a total of 3,210,213 shares of common stock. The exercise price and the conversion factor were further adjusted during the year ended December 31, 2020 to an exercise price of $41.26 per share and each Seller Warrant was exercisable for 0.27411 shares of common stock for a total of 3,487,168 shares of common stock. Subsequently, as of January 19, 2020, the Seller Warrants were subject to a further adjustment to an exercise price of $40.31 per share and each Seller Warrant was exercisable for 0.28055 shares of common stock for a total of 3,569,051 shares of common stock. Refer to Note 11 - Warrant Liabilities for further detail.

Seller’s pre-Recapitalization Transaction indebtedness

a.	Seller’s $125.5 million First Lien Agreement with the Bank of Nova Scotia, as agent, and $6.9 million promissory note plus accrued and unpaid interest were repaid with cash (see Note 9 - Debt, Net).

b.	$48.5 million of Seller’s 1.25 Lien Notes were exchanged, and subsequently cancelled, for 4.85 million shares of common stock and the remaining $80.0 million of Seller’s 1.25 Lien Notes were exchanged for $80.0 million in aggregate principal of new Subordinated Notes of the Company (see Note 9 - Debt, Net).

c.	After giving effect to the 1.5 Lien Notes’ 110% repurchase feature, $145.7 million of Seller’s 1.5 Lien Notes plus accrued and unpaid interest were exchanged, and subsequently cancelled, for 16.0 million shares of common stock (see Note 9 - Debt, Net).

d.	Prior to close, a total of $221.3 million of Seller’s 2.0 Lien Notes were converted into 132.8 million shares of Seller common stock and, together with the existing 2.9 million shares of Seller’s common stock issued and outstanding, received transaction consideration of 15.1 million shares of common stock distributed by Seller, including 3.5 million surrendered shares received by Seller from the Company (see Note 9 - Debt, Net). The consideration initially received by Seller was promptly distributed to the its stockholders on a pro rata basis pursuant to Seller’s plan of dissolution.

Sprott entity transactions

a.	The Company assumed the amended Sprott Credit Agreement and was advanced $70.0 million of cash, subject to an original issue discount of 2.0% (see Note 9 - Debt, Net). Pursuant to the Sprott Credit Agreement, the Company issued approximately 0.5 million shares of common stock to the Lender, which was equal to 1.0% of the Company’s post-closing shares of common stock issued and outstanding.

b.	The Company entered into the Royalty Agreement among Hycroft Mining Holding Corporation, its wholly subsidiary Hycroft Resources and Development, LLC and Sprott Private Resource Lending II (CO) Inc. ("Sprott Royalty Agreement"), pursuant to which the Company received $30.0 million of cash proceeds and incurred a 1.5% net smelter royalty payment obligation, payable monthly, relating to the Hycroft Mine’s monthly production (see Note 10 - Royalty Obligation).

Other items

a.	Seller retained a reserve of $2.3 million in cash for use in the dissolution of Seller.

b.	A $2.5 million cash payment was made and approximately 0.04 million shares of common stock were issued to the Company’s underwriter, Cantor Fitzgerald & Co. (“Cantor”), pursuant to an underwriting agreement. Additionally, a $2.0 million payment was made to Cantor at closing in connection with shares of common stock held by Cantor, which were not redeemed from the SPAC trust balance prior to closing.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

c.	The Company remitted $1.8 million of cash to holders of Seller’s deferred phantom units (see Note 19 - Fair Value Measurements) and paid $7.4 million of cash for additional transaction costs.

Upon closing of the Recapitalization Transaction and after giving effect to the terms of the business combination, the former holders of Seller’s indebtedness and common stock, including affiliated entities of such former holders, owned approximately 96.5% of the issued and outstanding common stock. The following table summarizes the ownership of the Company’s common stock issued and outstanding upon closing of the Recapitalization Transaction:

	Shares	Ownership %
Former Seller stockholders and affiliated entities	48,421,309	96.5%
Former MUDS public stockholders(1)	1,197,704	2.4%
Lender to Sprott Credit Agreement	496,634	1.0%
Cantor Fitzgerald & Co.	44,395	0.1%
Total shares issued and outstanding	50,160,042	100.0%

(1)	Includes 200,000 shares held by Cantor.

4. Inventories

The following table provides the components of inventories and the estimated recoverable gold ounces therein (in thousands, except ounces):

	December 31, 2020		December 31, 2019
	Amount	Gold Ounces	Amount	Gold Ounces
Materials and supplies	$6,449	—	$2,559	—
Merrill-Crowe process plant	4,810	2,587	1,004	691
Carbon-in-column	299	166	478	474
Finished good (doré)	1,309	710	412	278
Total	$12,867	3,463	$4,453	1,443

As of both December 31, 2020 and December 31, 2019, in-process Inventories included $0.3 million of capitalized depreciation and amortization costs.

The following table summarizes Ore on leach pads and the estimated recoverable gold ounces therein (in thousands, except ounces):

	December 31, 2020		December 31, 2019
	Amount	Gold Ounces	Amount	Gold Ounces
Ore on leach pads, current	$38,041	21,869	$22,062	17,019
Ore on leach pads, non-current	7,243	4,164	—	—
Total	$45,284	26,033	$22,062	17,019

As of December 31, 2020 and December 31, 2019 (net of write-downs discussed below), Ore on leach pads, current included $1.8 million and $1.8 million, respectively, of capitalized depreciation and amortization costs. Additionally, as of December 31, 2020 and December 31, 2019 Ore on leach pads, non-current included $0.4 million and $0 respectively, of capitalized depreciation and amortization costs.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Write-down of production inventories

The estimated recoverable gold ounces placed on the leach pads are periodically reconciled by comparing the related ore contents to the actual gold ounces recovered (metallurgical balancing). During the year ended December 31, 2020, based on metallurgical balancing results, the Company determined that 10,492 ounces of gold that had been placed on the leach pads were no longer recoverable and wrote-off these ounces. As a result, during the year ended December 31, 2020, the Company recognized a Write-down of production inventories on the consolidated statements of operations, which included production costs of $16.7 million, and capitalized depreciation and amortization costs of $1.3 million. The write-off of ounces during the year ended December 31, 2020 was primarily due to mismanagement of the oxidation process, improper adjustments to variables in the oxidation process for changes in the ore type based on domain, and improper solution management. As a result, the Company determined it would recover less gold ounces than planned for those sections of the leach pads.

During the 2019 fourth quarter, based on metallurgical balancing results, the Company determined that 11,680 ounces of gold that had been placed on the leach pads were no longer recoverable and wrote-off these ounces. As a result of the write-off the Company recognized a Write-down of production inventories on the consolidated statements of operations of $16.4 million. Cash production costs written-off were $15.1 million and capitalized depreciation and amortization costs written-off were $1.3 million. The write-off of these ounces was primarily a result of mismanagement of solution flows. The lost gold and silver ounces were leached and captured in solution. However, prior to the solution being processed through the Merrill-Crowe plant, it was inadvertently commingled with barren solution and pumped to leach pads no longer in use, which will prevent it from being recovered in the future.

Mine site period costs

During the year ended December 31, 2020, the Company incurred $46.7 million (which included $3.0 million of capitalized depreciation and amortization incurred in 2020) of Mine site period costs (inclusive of depreciation and amortization expenses) that did not qualify for allocation to the Company's production-related inventories and, therefore, were expensed as incurred. Such period costs are generally the result of significant downtime or delays, abnormally high levels of repairs, inefficient operations, overuse of processing reagents, or other unusual costs and activities.

In addition to the write-down related to metallurgical balancing during 2019, the Company incurred $2.2 million (which included $0.2 million of capitalized amortization incurred in 2019) of Mine site period costs (inclusive of depreciation and amortization expenses) that did not qualify for allocation to the Company's production-related inventories and, therefore, were expensed as incurred.

5. Prepaids and Other

The following table provides the components of Prepaids and other and Other assets, non-current (in thousands):

	December 31, 2020	December 31, 2019
Prepaids and other
Prepaids	$3,198	$2,109
Deposits	1,105	539
Total	$4,303	$2,648

Other assets, non-current
Equipment not in use	$12,238	$19,683
Prepaid supplies consignment inventory	885	—
Royalty - advance payment	360	120
Deferred future financing costs	—	5,083
Total	$13,483	$24,886

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Prepaids

As of December 31, 2020, prepaids primarily consisted of prepaid insurance ($1.8 million), mining claims and permitting fees ($0.4 million), prepaid equipment ($0.4 million), and subscription and license fees ($0.3 million). As of December 31, 2019, prepaids primarily consisted of prepaid insurance ($1.5 million), mining claims and permitting fees ($0.4 million), and subscription and license fees ($0.1 million).

Equipment not in use

As of December 31, 2020, equipment not in use classified as Other assets, non-current included ball mills, SAG mills, regrind mills, and related motors and components that were previously purchased by a predecessor of the Company. During the year ended December 31, 2020, the Company engaged an international equipment broker to advertise equipment not in use for potential sale. There is a limited market for the Company's equipment not in use and any potential purchase would likely be subject to technical and commercial due diligence by the purchaser, as well as approval by the Company's Board of Directors. As such, equipment not in use is not classified as held-for-sale, as it is uncertain if the Company will sell any of the equipment within one year, or if the Company will elect to sell such equipment at all. As a result, equipment not in use is included in Other assets, non-current. During the year ended December 31, 2020, the Company determined that the carrying amount of certain equipment not in use was higher than its fair value and such assets were written down to estimated fair value less costs to sell, resulting in an impairment loss of $5.3 million, which is reported as Impairment on equipment not in use on the consolidated statements of operations. In the fourth quarter of 2020, the Company began reevaluating the best use of its equipment previously marketed for sale, while it continues to develop the sulfide oxidation technology process for its large-scale operation. Additionally, in the fourth quarter of 2020, the Company has paused the marketing of this equipment while it continues to develop the technology and process for a large-scale operation.

Prepaid supplies consignment inventory

The Company has an inventory consignment agreement with a supplier of crusher parts that requires the supplier to maintain a specified inventory of replacement parts and components that are exclusively for purchase and use at the Hycroft Mine. As part of the agreement, the Company is required to make certain payments in advance of receiving such consignment inventory at the mine site. The Company records advance payments as prepaid supplies inventory within Other assets, non-current until such inventory is received, at which point, the amounts are reclassified to Inventories.

Royalty - advance payment

As of December 31, 2020, royalty-advance payments include annual advance payments for a portion of the Hycroft Mine that is subject to a mining lease requiring a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. Refer to Note 22 - Commitments and Contingencies for further detail.

6. Restricted Cash

The following table provides the components of restricted cash (in thousands):

	December 31, 2020	December 31, 2019
Reclamation surety bond cash collateral	$39,677	$39,477
First Lien Agreement restricted cash - Note 10	—	3,270
Total	$39,677	$42,747

As of December 31, 2020, the Company's BLM reclamation obligation was secured with surety bonds totaling $59.9 million, which were partially collateralized by the restricted cash shown above. Restricted cash from Seller's First Lien Agreement was released on May 29, 2020 when such indebtedness was repaid in conjunction with the Recapitalization Transaction (see Note 3 - Recapitalization Transaction).

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

7. Plant, Equipment, and Mine Development, Net

The following table provides the components of plant, equipment, and mine development, net (in thousands):

	Depreciation Life or Method	December 31, 2020	December 31, 2019
Leach pads	Units-of-production	$17,432	$17,419
Process equipment	5 - 15 years	16,065	14,770
Buildings and leasehold improvements	10 years	10,507	10,507
Mine equipment	5 - 7 years	5,961	4,716
Vehicles	3 - 5 years	991	136
Furniture and office equipment	7 years	322	129
Mine development	Units-of-production	756	119
Mineral properties	Units-of-production	37	—
Construction in progress and other		33,185	936
		$85,256	$48,732
Less, accumulated depreciation and amortization		(25,033)	(17,208)
Total		$60,223	$31,524

During the year ended December 31, 2020, new process equipment was placed into service ($1.2 million), new mobile equipment was placed into service ($1.2 million), and construction of a new larger leach pad began ($30.9 million), which was the primary project included in construction in progress as of December 31, 2020. During the years ended December 31, 2020 and 2019, certain leach pads ($11.2 million) were not actively used in the leaching process, and accordingly, the Company did not record any depletion for these leach pads. Additionally, during the years ended December 31, 2020 and 2019, the Company did not acquire any plant, equipment, or mine development through non-cash capital leases.

Mineral properties

As of December 31, 2020, Mineral properties included an ARC asset of $0.04 million that is being depreciated on a straight-line basis over the life of the Company’s only operating property, the Hycroft Mine.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

8. Other Liabilities

The following table summarizes the components of Other liabilities, current and Other liabilities, non-current (in thousands):

	December 31, 2020	December 31, 2019
	(as restated)
Other liabilities, current
Accrued compensation, benefits, continuation obligation, and bonus	4,157	2,349
Accrued compensation for phantom shares - Note 15	—	1,590
Total	$4,157	$3,939

Other liabilities, non-current
Compensation and benefits continuation obligation	$1,145	$—
Payroll tax liability	505	—
Total	$1,650	$—

Compensation and benefits continuation obligation

The Company has entered into separation agreements with former executives that provide for, among other things, continuation of such former executives' salaries and certain benefits for periods of 12-24 months from the date of separation.

9. Debt, Net

Debt covenants

The Company’s debt agreements contain representations and warranties, events of default, restrictions and limitations, reporting requirements, and covenants that are customary for agreements of these types.

The Sprott Credit Agreement (as defined herein) contains covenants that, among other things, restrict or limit the ability of the Company to enter into encumbrances (other than Permitted Encumbrances), incur indebtedness (other than Permitted Indebtedness), dispose of its assets (other than Permitted Disposals), pay dividends, and purchase or redeem shares, as such terms are defined in the Sprott Credit Agreement. The Sprott Credit Agreement requires the Company to ensure that, at all times, both its Working Capital and Unrestricted Cash are at least $10.0 million, as such terms are defined in the Sprott Credit Agreement, and that at least every six months the Company demonstrate its ability to repay and meet all present and future obligations as they become due with a financial Model that uses consensus gold prices discounted by 5.0%, as such terms are defined in the Sprott Credit Agreement. The Subordinated Notes (as defined herein) include customary events of default, including those relating to a failure to pay principal or interest, a breach of a covenant, representation or warranty, a cross-default to other indebtedness, and non-compliance with security documents.

As of December 31, 2020, the Company was in compliance with all covenants.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Debt balances

The following table summarizes the components of debt (in thousands):

	December 31, 2020	December 31, 2019
Debt, net, current:
Sprott Credit Agreement(1)	$5,274	$—
2.0 Lien Notes	—	208,411
1.5 Lien Notes	—	137,050
First Lien Agreement	—	125,468
1.25 Lien Notes	—	77,212
Promissory Note	—	6,773
Less, debt issuance costs	(154)	(949)
Total	$5,120	$553,965

Debt, net, non-current:
Subordinated Notes	$84,797	$—
Sprott Credit Agreement	61,894	—
Less, debt issuance costs	(4,026)	—
Total	$142,665	$—

(1)	Amount represents $1.6 million of Additional Interest (as defined in the Sprott Credit Agreement) plus 5.0% of the Company's outstanding debt balance as of December 31, 2020 under the Sprott Credit Agreement.

The following table summarizes the Company's contractual payments of long-term debt, including current maturities, for the five years subsequent to December 31, 2020 (in thousands):

2021	$5,274
2022	16,698
2023	23,948
2024	23,948
2025	96,771
Total	166,639
Less, original issue discount	(14,674)
Less, debt issuance costs	(4,180)
Total debt, net, current and non-current	$147,785

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Sprott Credit Agreement

On October 4, 2019, the Company, as borrower, certain subsidiaries of the Company, as guarantors, and Sprott Private Resource Lending II (Collector), LP. (“Lender”), as arranger, executed a secured multi-advance term credit facility pursuant to which Lender committed to make, subject to certain conditions set forth therein, term loans in an aggregate principal amount up to $110.0 million. On May 29, 2020, the Company entered into the Amended and Restated Credit Agreement (the “Sprott Credit Agreement”) to update the conditions precedent and effect certain other changes to conform to the details of the business combination. On May 29, 2020, at the consummation of the Recapitalization Transaction, the Company borrowed $70.0 million under the Sprott Credit Agreement, which was equal to the amount available under the first and second tranches, and issued to Lender 496,634 shares of common stock, which was equal to 1.0% of the Company’s post-closing shares of common stock outstanding. The Company paid an original issuance discount equal to 2.0% ($1.4 million) of the amount borrowed. The Company does not believe it is currently able to borrow under the third and final $40.0 million tranche of the Sprott Credit Agreement due to its inability to satisfy applicable conditions and production milestones required by certain conditions precedent to borrowing.

As it relates to the $62.3 million initially recorded for the Sprott Credit Agreement on the May 29, 2020 closing of the Recapitalization Transaction, the Company recorded $70.0 million for the stated amount of the borrowing itself, $9.3 million for the additional interest payment obligation, and a $17.0 million discount (inclusive of the $1.4 million original issuance discount), which will be amortized to Interest expense, net of capitalized interest using the effective interest method over the term of the Sprott Credit Agreement. As of December 31, 2020, the interest rate charged on the outstanding principal balance of the Sprott Credit Agreement was 8.5%. Using the closing price of $12.65 per share of common stock on the Recapitalization Transaction date, the Company also recorded $6.3 million to Additional paid-in capital for the 496,634 shares of common stock issued to the Lender.

Advances under the Sprott Credit Agreement bear interest monthly at a floating rate equal to 7.0% plus the greater of (i) U.S. Dollar three-month LIBOR and (ii) 1.5%, per annum, accruing daily and compounded monthly. For a period of twelve months following the May 29, 2020 initial advance date, no cash payments of interest or principal will be due, with 100% of interest accruing and being capitalized on a monthly basis to the outstanding principal balance of the Sprott Credit Agreement. Additionally, for each three-month period commencing on February 28, 2021 and ending on the maturity date, the Company shall pay Lender additional interest on the last business day of such three-month period, calculated according to a formula set forth in the Sprott Credit Agreement and currently equal to $0.5 million per quarter ($9.3 million in total over the life of the Sprott Credit Agreement). Upon a prepayment of the entire Sprott Credit Agreement, all remaining additional interest payments and all remaining and yet unpaid additional interest must be prepaid as well.

The Company is required to make principal repayments beginning on August 31, 2021 and on the last business day every three months thereafter. The first four principal repayments are equal to two and one-half percent (2.5%) of the outstanding principal amount of the Sprott Credit Agreement on May 31, 2021 (including all capitalized interest thereon, if any, but excluding the principal repayment then due). All subsequent principal repayments are equal to seven and one-half (7.5%) of the outstanding principal amount of the Sprott Credit Agreement on May 31, 2021 (including all capitalized interest thereon, if any, but excluding the principal repayment then due). The entire outstanding balance of the Sprott Credit Agreement, together with all unpaid interest and fees (including all capitalized interest, if any), is due on the day that is five years from the last day of the month of the initial closing date, which shall be no later than May 31, 2025, the maturity date. The Company reviewed the features of the Sprott Credit Agreement for embedded derivatives, and determined no such instruments exist.

The Sprott Credit Agreement may be repaid in whole or in part, at any time prior to the maturity date. Each prepayment or cancellation of the Sprott Credit Agreement (including capitalized interest, if any), whether in whole or in part, voluntarily or mandatory, subject to certain exceptions, that occurs on or prior to the fourth anniversary of the date of the initial advance is subject to a prepayment premium between 3.0% and 5.0%. The obligations of the Company under the Sprott Credit Agreement are guaranteed by Credit Parties and secured by a lien on all properties and assets now owned, leased or hereafter acquired or leased by any Credit Party, as such terms are defined and further detailed in the Sprott Credit Agreement.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

The Company is required to make prepayments of its outstanding principal balance equal to 50% or 100% of the proceeds received as outlined in the Sprott Credit Agreement. On October 31, 2020, the Company completed the sale of a SAG mill that was not in use for net proceeds of $2.3 million, of which $1.2 million was repaid in accordance with the Sprott Credit Agreement.

Subordinated Notes

In connection with the business combination and pursuant to a 1.25 Lien Exchange Agreement, on May 29, 2020, the Company assumed $80.0 million in aggregate principal amount of Seller’s 1.25 Lien Notes that were exchanged as part of the Recapitalization Transaction (the "Subordinated Notes”). The Subordinated Notes are secured and subordinate in priority to the obligations under the Sprott Credit Agreement. The Subordinated Notes bear interest at a rate of 10.0% per annum, payable in-kind on a quarterly basis. The principal on the new Subordinated Notes is due December 1, 2025.

2.0 Lien Notes

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, $221.3 million of Seller's 2.0 Lien Notes were converted into shares of Seller common stock which, along with all of Seller's other stockholders, as part of Sellers's plan of dissolution, received a pro rata distribution of common stock from Seller that was received by Seller as consideration from the Company. The Company recorded $74.6 million directly to retained earnings upon Seller's distribution of 14,795,153 shares of common stock to Seller's former 2.0 Lien Note holders, which represented the difference between the carrying value of the 2.0 Lien Notes and the value of the common stock received as consideration by Seller's former 2.0 Lien Note holders. The 2.0 Lien Notes bore interest at a rate of 15.0% per annum, payable in-kind on a quarterly basis, through the issuance of additional 2.0 Lien Notes. The 2.0 Lien Notes were converted into Seller common stock at a conversion price of $1.67 per share in accordance with the 2.0 Lien Agreement. While outstanding, the obligations under the 2.0 Lien Notes and the guarantees by the guarantors in respect thereof were secured by liens on substantially all assets of the Company and the guarantors, subject to the priority of the liens that secured the obligations under the First Lien Agreement, the 1.25 Lien Notes and the 1.5 Lien Notes.

1.5 Lien Notes

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, after giving effect to the 1.5 Lien Notes’ 110.0% repurchase feature, $145.7 million of Seller’s 1.5 Lien Notes plus accrued and unpaid interest were exchanged, and subsequently cancelled, for 16,025,316 shares of common stock. The Company recorded a $14.6 million loss directly to retained earnings upon such exchange, which represented 10.0% of the $145.7 million aggregate principal amount of 1.5 Lien Notes balance at the time of exchange. While outstanding, the 1.5 Lien Notes bore interest at a rate of 15.0% per annum, which was payable in-kind on a quarterly basis, through the issuance of additional 1.5 Lien Notes. While outstanding, the obligations under the 1.5 Lien Notes and the guarantees by the guarantors in respect thereof were secured by liens on substantially all assets of Seller and the guarantors, subject to the priority of the liens that secured the obligations of the First Lien Agreement and the 1.25 Lien Notes, but superior in priority to the liens that secured the obligations of the 2.0 Lien Notes and the unsecured obligations of Seller.

1.25 Lien Notes

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, $48.5 million in aggregate principal amount of Seller’s 1.25 Lien Notes, which bore interest at 15.0% per annum, payable in-kind, were exchanged, and subsequently cancelled, for 4,845,920 shares of common stock and the remaining $80.0 million aggregate principal amount of Seller’s 1.25 Lien Notes were exchanged for $80.0 million in aggregate principal amount of new Subordinated Notes that were assumed in the Recapitalization Transaction by the Company, bearing interest at a rate of 10.0% per annum, payable-in-kind. The 1.25 Lien Notes bore interest at a rate of 15.0% per annum, which was payable in-kind on a quarterly basis, through the issuance of additional 1.25 Lien Notes. While outstanding, the obligations under the 1.25 Lien Notes and the guarantees by the guarantors in respect thereof were secured by liens on substantially all assets of Seller and the guarantors, subject to the priority of the liens that secured the obligations of the First Lien Agreement, but superior in priority to the liens that secured the obligations of the 1.5 Lien Notes, the 2.0 Lien Notes and the unsecured obligations of Seller.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

First Lien Agreement

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, $125.5 million of outstanding principal under the First Lien Agreement with the Bank of Nova Scotia as agent, plus accrued interest, was repaid. Most recently, from January 31, 2020 through the repayment date, the First Lien Agreement bore interest at either LIBOR plus 7.5% or an Alternate Base Rate Canada plus 7.5%, as such terms were defined in the First Lien Agreement. The repayment of the First Lien Agreement and other obligations under the First Lien Agreement were guaranteed by all of the direct and indirect domestic subsidiaries of Seller. While outstanding, the obligations under the First Lien Agreement, the guarantees by the guarantors in respect thereof were secured by liens on substantially all of the assets of the Company and its subsidiaries. Upon repayment of the First Lien Agreement, $3.3 million of restricted cash was released to the Company (see Note 6 - Restricted Cash).

Promissory Note

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, a $6.9 million promissory note was repaid, the obligation of which related to a 2014 settlement with a vendor of a predecessor of Seller.

Interest expense, net

The following table summarizes the components of recorded interest expense (in thousands):

	Year Ended December 31,
	2020	2019
2.0 Lien Notes	$12,902	$28,537
1.5 Lien Notes	8,635	18,763
1.25 Lien Notes	6,218	5,241
First Lien Agreement	4,575	10,022
Sprott Credit Agreement	6,009	—
Subordinated Notes	4,797	—
Amortization of debt issuance costs	1,972	2,048
Promissory Note	141	786
Other interest expense	40	—
Capitalized interest	(1,831)	(551)
Total	$43,458	$64,846

The Company capitalizes interest to Plant, equipment, and mine development, net on the consolidated balance sheets for construction projects in accordance with ASC Topic 835, Interest. Except for the First Lien Agreement and other interest expense, amounts shown in the table above represent non-cash interest expense charges.

10. Royalty Obligation

On May 29, 2020, the closing date of the Recapitalization Transaction, the Company and Sprott Private Resource Lending II (Co) Inc. (the “Payee”) entered into a royalty agreement with respect to the Hycroft Mine (the “Sprott Royalty Agreement”) in which Payee paid to the Company cash consideration in the amount of $30.0 million, for which the Company granted to Payee a perpetual royalty equal to 1.5% of the Net Smelter Returns from its Hycroft Mine, payable monthly. Net Smelter Returns for any given month are calculated as Monthly Production multiplied by the Monthly Average Gold Price and the Monthly Average Silver Price, minus Allowable Deductions, as such terms are defined in the Sprott Royalty Agreement.

The Company has the right to repurchase up to 33.3% (0.5% of the 1.5% royalty) of the royalty on each of the first and second anniversaries from May 29, 2020. The Sprott Royalty Agreement is secured by a first priority lien on certain property of the Hycroft Mine, including: (1) all land and mineral claims, leases, interests, and rights; (2) water rights, wells, and related infrastructure; and (3) stockpiles, buildings, structures, and facilities affixed to, or situated on, the Hycroft Mine, which ranks senior to security interests and liens granted pursuant to the Sprott Credit Agreement. In addition to the terms generally described above, the Sprott Royalty Agreement contains other terms and conditions commonly contained in royalty agreements of this nature.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

During the year ended December 31, 2020, the Company recorded amortization of the royalty obligation of approximately $0.04 million and made payments of $0.5 million. As of December 31, 2020, $0.1 million of the royalty obligation was recorded as a current liability based upon the estimated gold and silver expected to be produced over the next 12 months, using the current mine plan, and current proven and probable mineral reserves.

11. Warrant Liabilities

The following table summarizes the Company's outstanding warrants (U.S. dollars in thousands):

	5-Year Private Warrants		Seller Warrants		Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	12,621,623	$18	12,621,623	$18
Additions	10,240,000	12,185	—	—	10,240,000	12,185
Transfers	(351,585)	(581)	—	—	(351,585)	(581)
Fair value adjustments	—	3,722	—	45	—	3,767
Balance at December 31, 2020	9,888,415	$15,326	12,621,623	$63	22,510,038	$15,389

5-Year Private Warrants

Prior to the Recapitalization Transaction, MUDS issued 7,740,000 warrants to purchase 7,740,000 shares of common stock at an exercise price of $11.50 per share for a period of five years from the May 29, 2020 Recapitalization Transaction, and concurrently with the Recapitalization Transaction, the Company issued 2,500,000 private placement warrants as part of a forward purchase unit offering at an exercise price of $11.50 per share for a period of five years from the issuance date (collectively, the "5-Year Private Warrants"). The 5-Year Private Warrants cannot be redeemed and can be exercised on a cashless basis if the 5-Year Private Warrants are held by the initial purchasers or their permitted transferees. If the 5-year Private Warrants are transferred to someone other than the initial purchasers or their permitted transferees ("Unrelated Third Party"), such warrants become redeemable by the Company under substantially the same terms as the 5-Year Public Warrants. As of December 31, 2020, the Company had 9,888,415 5-Year Private Warrants outstanding, as 351,585 of such warrants were transferred to an Unrelated Third Party during the year ended December 31, 2020 and are therefore considered 5-Year Public Warrants. See Note 3 - Recapitalization Transaction for additional details on transactions to which these warrants were issued.

Seller Warrants

As part of the Recapitalization Transaction, the Company assumed the obligations and liabilities under that certain warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., a Delaware corporation, and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; and Continental Stock Transfer & Trust Company, LLC was named as the successor warrant agent (the “Seller Warrant Agreement”). Pursuant to the assumption of the Seller Warrant Agreement, the warrants issued thereunder (the “Seller Warrants”) became exercisable into shares of common stock. Upon assumption by the Company, the Seller Warrants were exercisable into 3,210,213 shares of common stock at an exercise price determined as of October 1, 2020 pursuant to the Seller Warrant Agreement of $44.82 per share upon exercise of the 12,721,623 outstanding Seller Warrants, with each warrant exercisable into 0.2523 shares of common stock, which exercise price and number of shares were subject to adjustment from time to time under the terms of the Seller Warrant Agreement. Seller Warrants have a seven-year term that expires in October 2022.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

As discussed below in the Public Offering warrants section, in connection with the Public Offering, the Company determined that certain adjustments were required to be made to the terms of the Seller Warrants as a result of the issuance by the Company in the Public Offering of 4,951,388 units to “Restricted Persons” under the Seller Warrant Agreement. As a result of the adjustments required under the Seller Warrant Agreement, (1) the exercise price of each Seller Warrant decreased from $44.82 per share of common stock to $41.26 per share of common stock; and (2) the number of shares of common stock issuable upon exercise of each Seller Warrant increased from 0.25234 to 0.27411. Accordingly, as adjusted, the aggregate number of shares of common stock issuable upon full exercise of the 12,721,623 outstanding Seller Warrants increased from 3,210,213 shares to 3,487,168 shares of common stock. As a result of the Company authorizing the issuance of up to 2,508,002 shares under the Hycroft Mining Holding Corporation Incentive and Performance Plan (“Incentive Plan”), as of January 19, 2021, the Company elected to treat all shares issuable under the Incentive Plan as deemed issued to Restricted Persons and elected to prospectively reduce the exercise price of each Seller Warrant to $40.31 per share of common stock and increase the number of shares of common stock issuable upon exercise of each Seller Warrant to 0.28055. As a result, an aggregate of 3,569,051 shares of common stock are issuable upon exercise of the 12,721,623 outstanding Seller Warrants. See Note 19 - Fair Value Measurements for further detail on the Seller Warrants.

12. Asset Retirement Obligation

The following table summarizes changes in the Company’s ARO (in thousands):

	2020	2019
Balance at January 1,	$4,374	$5,832
Accretion expense	374	422
Changes in estimates	37	(1,880)
Balance at December 31,	$4,785	$4,374

The Company did not incur any reclamation expenditures during the years ended December 31, 2020 and 2019. For the year ended December 31, 2020, the changes in estimates were due to construction of the new leach pad along with increases in equipment and labor costs. Changes in estimates during the year ended December 31, 2019 were driven by increased equipment and diesel costs but were more than offset by an increase in our credit adjusted risk-free rate, which is used to discount the future reclamation costs. As of December 31, 2020, the Company estimates that no significant reclamation expenditures associated with the ARO will be made until 2047 and that reclamation work will be completed by the end of 2065.

13. Stockholders' Equity

Following the May 29, 2020 Recapitalization Transaction, as of December 31, 2020, the total number of shares of all classes of capital stock that the Company has authority to issue is 410,000,000, of which 400,000,000 are common stock, par value $0.0001 per share, and 10,000,000 are preferred stock par value $0.0001 per share. The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each of our class of capital stock are discussed below.

Common stock

As of December 31, 2020, there were 59,901,306 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held by such holder. The holders of common stock are entitled to the payment of dividends and other distributions as may be declared from time to time by the Board of Directors in accordance with applicable law and to receive other distributions from the Company. Subject to the terms of the Recapitalization Transaction and as of May 29, 2020, certain new and existing holders of common stock of the Company are subject to lock-up periods, which ranged from six to twelve months or were dependent on the Company's filing of a registration statement, deemed effective by the SEC.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Preferred stock

As of December 31, 2020, there were no shares of preferred stock issued and outstanding.

Dividend policy

The Company’s credit facility under the Sprott Credit Agreement contains provisions that restrict its ability to pay dividends. For additional information see Note 9 - Debt, Net.

Warrants

In addition to the 5-Year Private Warrants and the Seller Warrants discussed above, the Company has Public Offering Warrants and 5-Year Public Warrants. The Company had a total of 56,494,855 warrants outstanding as of December 31, 2020.

Public Offering Warrants

On October 6, 2020, the Company issued 9,583,334 units in an underwritten public offering at an offering price to of $9.00 per unit (the "Public Offering"), with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $10.50 per share (“Public Offering Warrants”). Of the 9.6 million units issued, 5.0 million units were issued to Restricted Persons, as defined under the Seller Warrant Agreement. After deducting underwriting discounts and commission and offering expenses, the proceeds net of discount and equity issuance costs to the Company were $83.1 million. The Public Offering Warrants are immediately exercisable and entitle the holder thereof to purchase one share of common stock at an exercise price of $10.50 for a period of five years from the closing date of the Public Offering. The shares of common stock and the Public Offering Warrants were separated upon issuance in the Public Offering. The Public Offering Warrants are listed for trading on the Nasdaq Capital Market under the symbol "HYCML".

5-Year Public Warrants

Prior to the Recapitalization Transaction, MUDS issued 20,800,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share for a period of five years from the May 29, 2020 Recapitalization Transaction (the "IPO Warrants"), and concurrently with the Recapitalization Transaction, the Company issued 3,249,999 warrants upon substantially the same terms as part of a backstop unit offering at an exercise price of $11.50 per share for a period of five years from the issuance date (the "Backstop Warrants" and collectively with the IPO Warrants, the "5-Year Public Warrants"). During 2020, 351,585 5-Year Private Warrants were transferred from a 5-Year Private Warrant holder to an Unrelated Third Party and, accordingly those warrants are now included with the 5-Year Public Warrants. The Company has certain abilities to call the 5-Year Public Warrants if the last reported sale price of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period. As of December 31, 2020, the Company had 24,401,483 5-Year Public Warrants outstanding. The 5-Year Public Warrants (other than the Backstop Warrants) are listed for trading on the Nasdaq Capital Market under the symbol "HYMCW". See Note 3 - Recapitalization Transaction for additional details on transactions to which the 5-Year Public Warrants were issued.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

14. Revenues

The table below is a summary of the Company’s gold and silver sales (in thousands, except ounces sold):

	Year Ended December 31,
	2020		2019
	Amount	Ounces Sold	Amount	Ounces Sold
Gold sales	$44,279	24,892	$12,803	8,593
Silver sales	2,765	136,238	906	52,036
Total	$47,044		$13,709

Following the 2019 restart of the Hycroft Mine, the Company began recording revenue from gold and silver sales during the third quarter of 2019. While the Company is not obligated to sell any of its gold and silver to one customer, the majority of gold and silver sales during both 2019 and 2020 were to the same customer. For the years ended December 31, 2020 and 2019, approximately 79.1% and 100.0%, respectively, of revenue was attributable to sales to one customer.

15. Stock-Based Compensation

Performance and Incentive Pay Plan

The Company's Performance and Incentive Pay Plan (the “PIPP”), which was approved on February 20, 2019 and amended on May 29, 2020 in connection with the Recapitalization Transaction, is a stock-based compensation plan to attract, retain and motivate employees and directors while directly linking incentives to increases in stockholder value. Terms and conditions (including performance-based vesting criteria) of awards granted under the PIPP are established by the Board of Directors or the Compensation Committee of the Board of Directors, who administer the PIPP. Awards may be granted in a variety of forms, including restricted stock, restricted stock units, stock options, stock appreciation rights, performance awards, and other stock-based awards. The number of shares of common stock made available for award under the PIPP is equal to 5.0% of the issued and outstanding shares of the Company's common stock immediately after the close of the Recapitalization Transaction, or 2,508,002 shares. There are currently 1,819,814 shares registered and available to grant under the PIPP. There are no equity compensation plans not approved by stockholders.

As of December 31, 2020, all awards granted under the PIPP were in the form of restricted stock units to employees or consultants of the Company. Restricted stock units granted to employees under the PIPP without performance-based vesting criteria typically vest in either equal annual installments over two to three years, or in entirety on the fourth anniversary after the grant date. Awards granted to employees with performance-based vesting criteria typically vest in annual installments over two or three years subject to the achievement of certain financial and operating results of the Company. Restricted stock units granted to non-employee directors vested immediately while others vest in equal installments over a two to three year period.

For restricted stock units granted in the first quarter of 2019 that had not vested as of December 31, 2020, a price per share was not determined as of the grant date. The number of shares of common stock of the Company to be issued upon vesting is to be calculated on the vesting date, which is either the second or third anniversary of the date of the grant, or the annual date the compensation committee determines the achievement of the corporate performance targets. Such unvested restricted stock unit awards are included in Other liabilities, non-current. Refer to Note 8 - Other Liabilities for further detail.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

The following table summarizes the Company’s stock-based compensation cost and unrecognized stock-based compensation cost by plan (in thousands):

	Restricted Stock Units
Performance and Incentive Pay	Number of Units	Weighted Average Grant Date Fair Value
Non-vested at beginning of year(1)	339,271	$10.96
Granted	517,234	8.11
Canceled/forfeited	(131,724)	11.32
Vested	(179,085)	11.05
Non-vested at end of year	545,696	$8.12

(1)	The weighted average grant date fair value for non-vested restricted stock units at the beginning of the year was not determined because a price per share was not determined as of the grant date. The number of shares of common stock of the Company to be issued upon vesting is to be calculated on the vesting date.

In connection with the closing of the Recapitalization Transaction on May 29, 2020, approximately 0.1 million restricted stock units, which were granted in 2019, vested at an average price of $12.65 per share, the closing price of common stock on the date of the Recapitalization Transaction. On June 1, 2020, approximately 0.1 million restricted stock units vested at an average price of $11.50 per share, the closing price of common stock on such vesting date. Additionally, in connection with the 2020 annual grant to the Company’s directors, approximately 0.03 million restricted stock units were granted on December 4, 2020, which immediately vested at $7.43 per share, the closing price on the Nasdaq Capital Market of the Company's common stock on December 4, 2020.

During the year ended December 31, 2020, the Company reclassified $1.8 million from Other liabilities, current to Additional paid-in capital for the restricted stock units that vested. Shares of the Company’s common stock were issued for the vested restricted stock units held by former employees as of December 31, 2020; however, shares of common stock for such awards will not be issued to current employees until the Conversion Date, as defined in the equity award agreements.

The total intrinsic value of restricted stock units (calculated as the product of price per share on the vesting date times the number of restricted stock units vested) vested during the year ended December 31, 2020 was $2.0 million. No restricted stock units vested during the year ended December 31, 2019.

Total compensation expense relating to restricted stock awards was $2.4 million and $1.2 million for the years ended December 31, 2020 and 2019, respectively. Our recognized tax benefit from this expense for the years ended December 31, 2020 and 2019 was $0.4 million and $0.3 million, respectively.

As of December 31, 2020, $2.9 million of total unrecognized compensation cost related to restricted stock units was expected to be recognized as an expense by the Company in the future over a weighted-average period of approximately 2.2 years.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Non-Employee Director Phantom Stock Plan

Non-executive members of Seller's Board of Directors received phantom shares pursuant to the Hycroft Mining Corporation Non-Employee Director Phantom Stock Plan (the “Phantom Plan”) as part of their annual compensation pursuant to phantom stock award agreements. For grants issued during the years ended 2015 and 2016, the cash payment was equal to the fair market value of one share of common stock of Seller at the date of payment. Under the grant agreements, each phantom share vested on the date of grant and entitled the participant to a cash payment. For grants issued during 2018, 2019, and 2020, the cash payment was equal to the greater of the (1) grant date value, or (2) the fair market value of one share of common stock of Seller at the date of payment. The cash payments were to be made to participants upon certain Payment Events, as such term is defined in the Phantom Plan, which was triggered by the closing of the Recapitalization Transaction. In connection with the closing of the Recapitalization Transaction, a $1.8 million cash payment was made to the participants to satisfy the 1,237,500 phantom shares that were vested and outstanding.

During the years ended December 31, 2020 and 2019, non-employee members of Seller’s Board of Directors were granted a total of 157,500 and 315,000 phantom shares of stock, respectively, that vested upon grant. During the years ended December 31, 2020 and 2019, the Company recorded $0.2 million and $0.7 million, respectively, in compensation expense related to the vesting and valuation adjustments of the Seller's phantom shares, which is included in General and administrative on the consolidated statements of operations. Historically, the Company included amounts for Seller's outstanding phantom awards at fair value within Other liabilities, current (see Note 19 - Fair Value Measurements for additional information).

16. Income Taxes

For the years ended December 31, 2020 and 2019, the Company recorded no income tax benefit or expense based upon the annual effective tax rate of 0.0% for each period. The annual effective tax rate for each period was driven by losses for each period. The gain related to the Recapitalization Transaction was excluded from the estimated annual effective tax rate calculation for the 2020 period as it is considered a discrete item. The Company reversed a portion of the valuation allowance based on the net operating loss expected to be used, in order to offset Seller's taxable gain related to the Recapitalization Transaction.

The Company is subject to state income tax in Colorado, which is the location of its corporate office, but did not incur any income tax expense related to Colorado due to continued net operating losses. The Company is subject to mining taxes in Nevada, which are classified as income taxes as such taxes are based on a percentage of mining profits, but did not incur any mining tax expense due to continued mining losses. The Company is not subject to foreign income taxes as all of the Company’s operations and properties are located within the United States.

The Company’s loss before income taxes was attributable solely to domestic operations in the United States. The components of the Company’s income tax expense (benefit) were as follows (in thousands):

	Year Ended
	2020	2019
	(as restated)
Current
Federal	$—	$—
Deferred
Federal	146,794	(24,609)
Change in Valuation Allowance	(146,794)	24,609
Income Tax Benefit	$—	$—

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

The following table provides a reconciliation of income taxes computed at the United States federal statutory tax rate of 21% in 2020 and 2019 to the income tax provision (in thousands):

	Year Ended
	2020	2019
	(as restated)
Loss before income taxes	$(136,392)	$(98,895)
United States statutory income tax rate	21%	21%
Income tax (benefit) at United States statutory income tax rate	$(28,642)	$(20,768)
Change in valuation allowance	(146,794)	24,609
Recapitalization transaction	157,855	—
Cancellation of debt income	15,360	—
State tax provision, net of federal benefit	1,263	(3,847)
Warrant fair value adjustment	790	—
Other	168	6
Income Tax Benefit	$—	$—

For the year ended December 31, 2020, the effective tax rate was a result of a decrease in the valuation allowance of $146.8 million which offset a $157.9 million net write-off and usage of certain deferred tax assets as a result of the Recapitalization Transaction and $15.4 million of cancellation of debt income related to the Recapitalization Transaction.

For the year ended December 31, 2019, the effective tax rate was driven by an increase in the valuation allowance of $24.6 million that was partially offset by adjustments related to the apportionment of taxable loss to the state of Colorado. The apportionment of taxable loss caused state return to provision adjustments of $3.8 million.

The components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,
	2020	2019
	(as restated)
Net operating loss	$7,675	$146,382
Mineral properties	39,555	—
Plant, equipment, and mine development	30,767	60,840
Intangible assets	21,710	—
Royalty	6,292	—
Interest expense carryforward	1,935	24,369
Asset retirement obligation	997	927
Stock-based compensation	405	257
Accrued compensation	197	—
Inventories	191	15,438
Reorganization costs	—	7,701
Other liabilities	—	609
Credits and other	—	(6)
Valuation allowance	(109,724)	(256,517)
Total net deferred tax assets	$—	$—

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Based on the weight of evidence available as of both December 31, 2020, and 2019, which included recent operating results, future projections, and historical inability to generate operating cash flow, the Company concluded that it was more likely than not that the benefit of its net deferred tax assets would not be realized and, as such, recorded full valuation allowances of $109.7 million and $256.5 million, respectively, against its net deferred tax assets.

The Company had net operating loss carryovers as of December 31, 2020 and 2019 of $36.6 million and $683.8 million, respectively, for federal income tax purposes. The accumulated net operating loss carryovers as of December 31, 2019 were not transferred from the Seller to the Company upon consummation of the Recapitalization Transaction, which caused the decrease in the balance. The carryforward amount as of December 31, 2020 can be carried forward indefinitely and can be used to offset taxable income and reduce income taxes payable in future periods, pending any potential limitation pursuant to Internal Revenue Code (“IRC”) section 382. Additional analysis of the IRC section 382 limitations will be performed in the future and could result in an annual limitation applied to the $36.6 million of net operating losses.

Immediately prior to the Recapitalization Transaction, Seller had estimated net deferred tax assets of approximately $193.0 million, which were primarily comprised of net operating losses and offset by a full valuation allowance. As a result of the Recapitalization Transaction, Seller, which sold all of its issued and outstanding equity interests of its direct subsidiaries and substantially all of its other assets, to Acquisition Sub, which also assumed substantially all of the liabilities of Seller, had a taxable gain and cancellation of indebtedness of approximately $128.5 million before considering Seller's net operating loss carryforwards. In connection with the Recapitalization Transaction, Seller used approximately $27.2 million of its deferred tax assets to offset the taxable gain in full, resulting in remaining net deferred tax assets of approximately $94.1 million immediately after the Recapitalization Transaction. The remaining net deferred tax assets balance of Seller did not transfer to the Company as a result of the Recapitalization Transaction. For U.S. tax purposes, the sale of Seller's disregarded subsidiaries interests and other assets was considered a sale of assets. The acquired assets have a carryover basis for U.S. GAAP purposes and the Company has stepped up the fair market value basis in the assets acquired for tax purposes.

As necessary, the Company provides a reserve against the benefits of uncertain tax positions taken in its tax filings that are more likely than not to not be sustained upon examination. Based on the weight of available evidence, the Company does not believe it has taken any uncertain tax positions that require the establishment of a reserve. The Company has not recorded any income tax reserves or related interest or penalties related to income tax liabilities as of December 31, 2020. The Company's policy, if it were to have uncertain tax positions, is to recognize interest and/or penalties related to unrecognized tax benefits as part of its income tax expense. With limited exception, the Company is no longer subject to U.S. federal income tax audits by taxing authorities for tax years 2017 and prior; however, net operating loss and credit carryforwards from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used.

17. Loss Per Share

The table below summarizes the Company's basic and diluted loss per share calculations (in thousands, except share and per share amounts):

	Year Ended December 31,
	2020	2019
	(as restated)
Net loss	$(136,392)	$(98,895)

Weighted average shares outstanding
Basic	34,833,211	301,559
Diluted	34,833,211	301,559

Basic loss per common share	$(3.92)	$(327.95)
Diluted loss per common share	$(3.92)	$(327.95)

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

The weighted-average shares of common stock outstanding for the year ended December 31, 2019 have been retroactively restated as shares reflecting the exchange ratio established in the Recapitalization Transaction to effect the reverse recapitalization (1 Seller share for 0.112 HYMC share). Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Loss per share amounts in the 2019 period exclude the common share effects from certain of Seller's debt instruments, which are reflected in the 2020 period.

Due to the Company's net loss during the years ended December 31, 2020 and 2019, there was no dilutive effect of common stock equivalents because the effects of such would have been anti-dilutive. Using the treasury stock method, the weighted-average common stock equivalents excluded from diluted loss per share calculations were 47.7 million shares (47.4 million shares related to warrants, and 0.3 million shares related to restricted stock units), for the year ended December 31, 2020. For the year ended December 31, 2019, the weighted-average common stock equivalents excluded from diluted loss per share calculations using the treasury stock method were 3.2 million shares related to warrants. Unvested restricted stock units granted in 2019 were excluded from common stock equivalent calculations because the number of shares required to settle such stock-based compensation awards is not known until the future vesting date.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

18. Segment Information

The Company's reportable segments are comprised of operating units that have revenues, earnings or losses, or assets exceeding 10% of the respective consolidated totals, and are consistent with the Company’s management reporting structure. Each segment is reviewed by the executive decision-making group to make decisions about allocating the Company's resources and to assess their performance. The tables below summarize the Company's segment information:

	Year Ended December 31,
	Hycroft Mine	Corporate and Other	Total
		(as restated)	(as restated)
2020
Revenue - Note 14	$47,044	$—	$47,044
Cost of sales	109,621	—	109,621
Other operating costs	5,705	21,084	26,789
Loss from operations	(68,282)	(21,084)	(89,366)
Interest expense - Note 10	(141)	(43,317)	(43,458)
Fair value adjustment to Warrants - Note 19	—	(3,767)	(3,767)
Interest income	199	—	199
Loss before reorganization items and income taxes	(68,224)	(68,168)	(136,392)
Reorganization items	—	—	—
Loss before income taxes	$(68,224)	$(68,168)	$(136,392)

Total Assets	$177,298	$55,328	$232,626

2019
Revenue - Note 14	$13,709	$—	$13,709
Cost of sales	30,669	—	30,669
Other operating costs	10,909	6,072	16,981
Loss from operations	(27,869)	(6,072)	(33,941)
Interest expense - Note 10	(786)	(64,060)	(64,846)
Fair value adjustment to Warrants - Note 19	—	—	—
Interest income	797	—	797
Loss before reorganization items and income taxes	(27,858)	(70,132)	(97,990)
Reorganization items	—	(905)	(905)
Loss before income taxes	$(27,858)	$(71,037)	$(98,895)

Total Assets	$119,789	$14,848	$134,637

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

19. Fair Value Measurements

Recurring fair value measurements

The following table sets forth by level within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis (in thousands).

	Hierarchy Level	December 31, 2020	December 31, 2019
		(as restated)
Liabilities:
Other liabilities, current
Accrued compensation for phantom shares	3	$—	$1,590
Other liabilities, non-current
5-Year Private Warrant liability - Note 11	2	$15,327
Seller Warrant liability - Note 11	2	62	$18
Total		$15,389	$1,608

Accrued compensation for phantom shares

Certain of Seller's phantom shares, which were satisfied in full upon closing of the Recapitalization Transaction, were carried at fair value due to holders of such awards being entitled to variable cash payments based upon valuations of Seller's common stock. The historical fair value of such obligation was computed using inputs and assumptions that were significant and unobservable as Seller was a privately held entity and, as such, were classified within Level 3 of the fair value hierarchy. The inputs and assumptions included estimates of consideration to be received by holders of phantom shares based on the estimated fair value of the consideration that may be allocated to such holders from the various financing transactions Seller was considering at such time based on the implied equity value.

5-Year Private Warrants

The 5-Year Private Warrants are valued using a Black-Scholes model that requires a variety of inputs including the Company's stock price, the strike price of the 5-Year Private Warrants, the risk-free rate, and the implied volatility. As the terms of the 5-Year Private Warrants are identical to the terms of the 5-Year Public Warrants except that the 5-Year Private Warrants have certain restrictions against redemptions and rights to exercise on a cashless basis when such warrants are held by the initial purchasers or their permitted transferees, the implied volatility used in the Black-Scholes model is calculated using a Monte-Carlo model of the 5-Year Public Warrants that factors in the restrictive redemption and cashless exercise features of the 5-Year Private Warrants. The Company updates the fair value calculation on at least a quarterly basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value.

Seller Warrant liability

As part of the Recapitalization Transaction, the Company assumed Seller's obligations under the Seller Warrant Agreement and the 12.7 million Seller Warrants outstanding became exercisable into shares of the Company's common stock. The Seller Warrant Agreement also contains certain terms and features to reduce the exercise price and increase the number of shares of common stock each warrant is exercisable into. As a result, Seller Warrants are considered derivative financial instruments and carried at fair value. The fair value of Seller Warrants was computed by an independent third-party consultant (and validated by the Company) using a Monte Carlo simulation-based model that requires a variety of inputs, including contractual terms, market prices, exercise prices, equity volatility and discount rates. The Company updates the fair value calculation on at least an annual basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value. See Note 13 - Stockholders' Equity for additional information on the Seller Warrants.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

Items disclosed at fair value

Debt

The Sprott Credit Agreement and the Subordinated Notes are privately held and, as such, there is no public market or trading information available for such debt instruments. As of December 31, 2020, the fair value of the Company’s debt instruments was $154.9 million. The fair value of the principal of the Company’s debt instruments, including capitalized interest, was estimated using a market approach in which pricing information for publicly traded, non-convertible debt instruments with speculative ratings were analyzed to derive a mean trading multiple to apply to the December 31, 2020 balances. As of December 31, 2019, Seller determined that certain of its debt instruments' carrying value exceeded the estimated fair value, which was based on the estimated fair value of the consideration that may be allocated to such debt instruments from the various financing transactions Seller was considering at such time. Accordingly, as of December 31, 2019, Seller estimated that the fair value of the 2.0 Lien Notes and 1.5 Lien Notes was approximately $262.4 million, compared to the carrying value of $345.5 million.

Royalty obligation

As of December 31, 2020, the estimated net present value of the Company’s royalty obligation was $148.4 million, compared to the carrying value of $30.0 million. The net present value of the Company's royalty obligation was modeled using the following level 3 inputs: (1) market consensus inputs for future gold and silver prices; (2) a precious metals industry consensus discount rate of 5.0%; and (3) estimates of the Hycroft Mine’s life-of-mine gold and silver production volumes and timing.

20. Supplemental Cash Flow Information

The following table provides supplemental cash flow information (in thousands):

	Year Ended December 31,
	2020	2019
Cash paid for interest	$5,366	$10,239

Significant non-cash financing and investing activities:
Exchange of Seller's 1.5 Lien Notes for HYMC common stock	160,254	—
Exchange of Seller's 1.25 Lien Notes for Subordinated Notes	80,000	—
Exchange of Seller's 1.25 Lien Notes for HYMC common stock	48,459	—
Write-off of Seller's debt issuance costs	8,202	—
Plant, equipment, and mine development additions included in accounts payable	1,229	2,458
Private Warrants transferred to Public Warrants	581	—
Accrual of deferred financing and equity issuance costs	94	1,025

In addition to the supplemental cash flow information shown above, Note 3 - Recapitalization Transaction and Note 9 - Debt, Net provide additional details on non-cash transactions that were part of the Recapitalization Transaction, as well as information on non-cash interest charges.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

21. Employee Benefit Plans

401(k) Plan

The Hycroft Mining Corporation 401(k) Plan (the “401(k) Plan”) is a defined contribution plan that is available to all employees of the Company upon their date of hire. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Internal Revenue Code. Administrative fees of the 401(k) Plan are paid by the Company. The assets of the 401(k) Plan are held and the related investments are executed by the 401(k) Plan’s trustee.

Participants in the 401(k) Plan exercise control and direct the investment of their contributions and account balances among various investment alternatives. The Company matches a percentage of employee deferrals to the 401(k) Plan up to certain limits. For the years ended December 31, 2020 and 2019, the Company’s matching contributions totaled $0.9 million, and $0.5 million, respectively.

22. Commitments and Contingencies

From time to time, the Company is involved in various legal actions related to its business, some of which are class action lawsuits. Management does not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on the Company’s financial statements, although a contingency could be material to the Company’s results of operations or cash flows for a particular period depending on the results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

On February 7, 2020, a purported class action complaint was filed by a purported holder of the Seller Warrants, in the Court of Chancery of the State of Delaware against Seller and the Company. The complaint sought a declaratory judgment that the Recapitalization Transaction constitutes a “Fundamental Change” under the terms of the Seller Warrant Agreement and thereby requiring that Seller Warrants be assumed by the Company as part of the Recapitalization Transaction, in addition to asserting claims for: (1) breach or anticipatory breach of contract against Seller; (2) breach or anticipatory breach of the implied covenant of good faith and fair dealing against Seller; and (3) tortious interference with contractual relations against the Company. The complaint sought unspecified money damages and also sought an injunction enjoining Seller and the Company from consummating the Recapitalization Transaction. On February 26, 2020, the Company and Seller entered into an amendment to the Purchase Agreement whereby Seller’s liabilities and obligations under the Seller Warrant Agreement were included as an assumed liability under the Purchase Agreement. On March 27, 2020, the Company and Seller filed motions to dismiss the complaint. On May 15, 2020, a hearing was held and the complaint was dismissed. On May 21, 2020, Plaintiff filed a motion to alter or amend the Court’s order in order to retain jurisdiction in order to file application for a mootness fee, to which the Company and Seller, while disputing factual assertions and characterizations, did not oppose. On June 30, 2020, the motion was granted and the Court retained jurisdiction over the action to hear any mootness fee application. The matter was settled and a $0.1 million mootness fee was paid on September 8, 2020.

Financial commitments not recorded in the financial statements

As of December 31, 2020 and December 31, 2019, the Company's off-balance sheet arrangements consisted of operating lease agreements, a net profit royalty arrangement, and a future purchase obligation for consignment inventory.

Operating leases

During the year ended December 31, 2020, the Company signed two leases for the rental of mining equipment. The operating leases for mobile mining equipment were used to supplement the Company’s own fleet. Each lease had less than a year remaining as of December 31, 2020. The total remaining minimum lease payments for the two leases was approximately $4.8 million as of December 31, 2020.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

The Company also holds operating leases. Rent expense is $0.2 million annually and the leases expire between March 2021 and January 2022.

As the Company has elected to take advantage of the extended transition period for complying with new or revised accounting standards, the Company will not adopt ASU 2016-02 until January 2022, or it no longer qualifies as an emerging growth company, and no right of use asset or liability will be recorded on the balance sheet for existing operating leases.

Net profit royalty

A portion of the Hycroft Mine is subject to a mining lease that requires a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. The mining lease also requires an annual advance payment of $120,000 every year mining occurs on the leased claims. All advance annual payments are credited against the future payments due under the 4% net profit royalty. An additional payment of $120,000 is required for each year total tons mined on the leased claims exceeds 5.0 million tons. As of December 31, 2020, total tons mined from the leased claims exceeded 5.0 million tons, requiring an incremental amount of $120,000 due to the owner of the mining claims. The total payments due under the mining lease are capped at $7.6 million, of which the Company has paid or accrued $2.7 million and included $0.4 million in Other assets, non-current in the consolidated balance sheets as of December 31, 2020.

Consignment inventory

During the first quarter of 2020, Hycroft entered into an agreement with a spare parts supplier that requires the supplier to maintain a specified inventory of replacement parts and components that are exclusively for purchase by Hycroft. Pursuant to the agreement, the Company is required to purchase all of the un-replenished consignment stock inventory, totaling $2.5 million, over the two-year life of the Inventory Consignment agreement. As of December 31, 2020, the Company had prepaid $0.8 million towards the un-replenished consignment stock inventory, which is included in Prepaids and other in the consolidated balance sheets. See Note 2 - Summary of Significant Accounting Policies and Note 5 - Prepaids and Other for additional detail.

23. Related Party Transactions

Certain amounts of the Company's indebtedness disclosed in Note 9 - Debt, Net have historically, and with regard to the $80.0 million of Subordinated Notes, are currently, held by five financial institutions. As of December 31, 2020, three of the financial institutions, Highbridge Capital Management, LLC (“Highbridge”), Mudrick Capital Management, L.P (“Mudrick”) and, Whitebox Advisors, LLC (“Whitebox”), held more than 10% of the common stock of the Company and, as a result, each are considered a related party (the "Related Parties") in accordance with ASC 850, Related Party Disclosures.  For the years ended December 31, 2020 and 2019, Interest expense, net of capitalized interest included $31.3 million and $57.6 million, respectively, for the debt held by Related Parties. As of December 31, 2020 and 2019, the Related Parties held a total $71.2 million and $497.2 million, respectively, of debt. Additionally, the Company's Compensation Committee and Board of Directors approved annual Director compensation arrangements for non-employee directors, of which $0.2 million is payable to Mudrick. During the year ended December 31, 2020, the Company paid $0.1 million to Mudrick and Mudrick vested in 5,047 restricted stock units that will convert into the same number of shares of the Company's common stock upon the Mudrick representative no longer serving on the Company's Board of Directors.

In connection with the closing of the Public Offering on October 6, 2020, Highbridge and Mudrick acquired 833,333, and 3,222,222 of the units, consisting of shares of common stock and warrants to purchase common stock, issued in the Public Offering, respectively. Refer to Note 13 - Stockholders' Equity for further information.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

24. Subsequent Events

Appointment of Chief Operating Officer

John William Henris was appointed as the Company's Executive Vice President and Chief Operating Officer, effective as of January 11, 2021. The Company entered into an employment agreement dated as of January 11, 2021 with Mr. Henris, and issued him 33,423 restricted stock units vesting on the fourth anniversary of the grant date, subject to his continued employment.

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

25. Restatement of Previously Issued Audited Financial Statements

As previously mentioned in Note 1 - Company Overview, the Company has restated previously issued financial statements after considering newly released guidance by the SEC staff regarding the accounting and reporting for warrants.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”) entitled "Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). Specifically, the SEC Statement clarified guidance for all SPAC-related companies regarding the accounting and reporting for “certain features of warrants issued in SPAC transactions” that “may be common across many entities” and are related to warrants of a kind similar to those issued by the Company. The SEC Statement focused in part on provisions in warrant agreements that provide for potential changes to the settlement amounts dependent upon the characteristics of the warrant holder, and because the holder of such warrants would not be an input into the pricing of a fixed-for-fixed option on equity shares, such provision would preclude such warrants from being classified in equity and thus such warrants should be classified as a liability. Based on ASC 815-40, Contracts in an Entity’s Own Equity, warrant instruments that do not meet the criteria to be considered indexed to an entity’s own stock shall be initially classified as liabilities at their estimated fair values. The misstatements that caused the Company to conclude that its financial statements should be restated are the result of a misapplication of the guidance on accounting for certain of its issued warrants, which came to light following issuance of the SEC Statement. In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations and comprehensive income (loss).

The following presents the restated consolidated condensed financial statements as of and for the year ended December 31, 2020. The consolidated Statement of Stockholders' Equity reflects the restatement adjustments presented in the consolidated Balance Sheets presented below.

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(U.S. dollars in thousands, except share amounts)

	December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Total Assets	$232,626	$—	$232,626
Liabilities:
Current Liabilities	$21,681	$—	$21,681
Other liabilities, non-current	1,712	(62)	1,650
Debt, net, non-current	142,665	—	142,665
Royalty obligation, non-current	29,839	—	29,839
Asset retirement obligation, non-current	4,785	—	4,785
Warrant Liability, non-current	—	15,389	15,389
Total Liabilities	$200,682	$15,327	$216,009
Stockholders' (deficit) equity:
Common stock	$6	$—	$6
Additional paid-in capital	548,975	(11,605)	537,370
Accumulated deficit	(517,037)	(3,722)	(520,759)
Total stockholders' equity (deficit)	$31,944	$(15,327)	$16,617
Total liabilities and stockholders' equity (deficit)	$232,626	$—	$232,626

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share amounts)

	December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Revenue	$47,044	$—	$47,044
Total cost of sales	(109,621)	—	(109,621)
Operating Expenses	(26,789)	—	(26,789)
Loss from Operations	(89,366)	—	(89,366)
Other Income and Expense:
Interest expense, net of capitalized interest	(43,458)	—	(43,458)
Fair value adjustment to Warrants	(45)	(3,722)	(3,767)
Interest Income	199	—	199
Loss before reorganization items and income taxes	(132,670)	(3,722)	(136,392)
Reorganization items	—	—	—
Net loss	$(132,670)	$(3,722)	$(136,392)

HYCROFT MINING HOLDING CORPORATION

Notes to Consolidated Financial Statements

HYCROFT MINING HOLDING CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Net loss	$(132,670)	$(3,722)	$(136,392)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Non-cash portion of interest expense - Note 10	38,843	—	38,843
Write-down of production inventories - Note 4	17,924	—	17,924
Impairment on equipment not in use - Note 5	5,331	—	5,331
Depreciation and amortization	5,886	—	5,886
Stock-based compensation - Note 15	2,380	—	2,380
Salary continuation and compensation costs	2,116	—	2,116
Fair value adjustment to Warrants	45	3,722	3,767
Accretion - Note 12	374	—	374
Phantom share compensation	225	—	225
Amortization reduction of Sprott Royalty Obligation - Note 10	(37)	—	(37)
Reduction in asset retirement obligation	—	—	—
Change in value of phantom shares	—	—	—
Changes in operating assets and liabilities	(50,925)	—	(50,925)
Net cash used in operating activities	(110,508)	—	(110,508)
Net cash used in investing activities	(31,124)	—	(31,124)
Cash flows from financing activities:	188,705	—	188,705
Net increase (decrease) in cash and restricted cash	47,073	—	47,073
Cash and restricted cash, beginning of period	48,967	—	48,967
Cash and restricted cash, end of period	$96,040	$—	$96,040
Total cash and restricted cash	$96,040	$—	$96,040

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Cash	$36,497	$56,363
Accounts receivable	14	426
Inventories - Note 4	18,950	12,867
Ore on leach pads, current - Note 4	33,090	38,041
Prepaids and other - Note 5	4,565	4,303
Current assets	93,116	112,000
Ore on leach pads, non-current - Note 4	9,243	7,243
Other assets, non-current - Note 5	14,488	13,483
Plant, equipment, and mine development, net - Note 6	66,355	60,223
Restricted cash - Note 7	39,700	39,677
Total assets	$222,902	$232,626
Liabilities:
Accounts payable and accrued expenses	$14,990	$12,280
Other liabilities, current - Note 8	4,980	4,157
Debt, net, current - Note 9	7,441	5,120
Royalty obligation, current - Note 10	124	124
Current liabilities	27,535	21,681
Other liabilities, non-current - Note 8	1,375	1,650
Warrant liabilities, non-current - Note 11	5,897	15,389
Debt, net, non-current - Note 9	145,844	142,665
Royalty obligation, non-current - Note 10	29,813	29,839
Asset retirement obligation, non-current - Note 12	4,887	4,785
Total liabilities	215,351	216,009
Commitments and contingencies - Note 21
Stockholders' equity: - Note 13
Common stock, $0.0001 par value; 400,000,000 shares authorized; 59,901,306 issued and outstanding at March 31, 2021; and 59,901,306 issued and outstanding at December 31, 2020	6	6
Additional paid-in capital	537,992	537,370
Accumulated deficit	(530,447)	(520,759)
Total stockholders' equity	7,551	16,617
Total liabilities and stockholders' equity	$222,902	$232,626

The accompanying notes are an integral part of these unaudited interim financial statements.

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share amounts)

	March 31, 2021	March 31, 2020
Revenues - Note 14	$19,036	$11,146
Cost of sales:
Production costs	17,817	8,957
Depreciation and amortization	1,041	1,334
Mine site period costs - Note 4	10,544	6,634
Write-down of production inventories - Note 4	—	6,965
Total cost of sales	29,402	23,890
Operating expenses:
General and administrative	3,794	2,006
Projects and development	493	—
Accretion - Note 12	102	93
Loss from operations	(14,755)	(14,843)
Other income (expense):
Interest expense, net of capitalized interest - Note 9	(4,449)	(19,887)
Fair value adjustment to warrants - Note 19	9,493	—
Interest income	23	112
Loss before income taxes	(9,688)	(34,618)
Income taxes - Note 16	—	—
Net loss	$(9,688)	$(34,618)

Loss per share:
Basic - Note 17	$(0.16)	$(107.07)
Diluted - Note 17	$(0.16)	$(107.07)
Weighted average shares outstanding(1):
Basic - Note 17	59,901,306	323,328
Diluted - Note 17	59,901,306	323,328

(1)	Retroactively restated March 31, 2020 for the reverse recapitalization. Refer to Note 3 - Recapitalization Transaction and Note 17 - Loss Per Share for further information.

The accompanying notes are an integral part of these interim financial statements.

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(9,688)	$(34,618)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Non-cash portion of interest expense - Note 9	4,439	17,020
Non-cash gain on fair value adjustment for warrant liabilities - Note 11	(9,493)	—
Write-down of production inventories - Note 4	—	6,965
Depreciation and amortization	1,568	1,876
Stock-based compensation - Note 15	538	365
Accretion - Note 12	102	93
Phantom share compensation	—	263
Changes in operating assets and liabilities:
Accounts receivable	412	(754)
Production-related inventories	(3,970)	(10,935)
Materials and supplies inventories	167	(332)
Prepaids and other assets, current and non-current	(1,268)	(1,604)
Accounts payable	1,800	2,409
Other liabilities, current and non-current	632	254
Interest payable	—	(447)
Net cash used in operating activities	(14,761)	(19,445)
Cash flows used in investing activities:
Additions to plant, equipment, and mine development	(5,082)	(2,090)
Net cash used in investing activities	(5,082)	(2,090)
Cash flows from financing activities:
Repayment of First Lien Agreement - Note 9	—	(632)
Transaction and issuance costs	—	(2,610)
Proceeds from debt issuances, net of debt issuance costs	—	24,900
Net cash provided by financing activities	—	21,658
Net (decrease) increase in cash and restricted cash	(19,843)	123
Cash and restricted cash, beginning of period	96,040	48,967
Cash and restricted cash, end of period	$76,197	$49,090
Reconciliation of cash and restricted cash:
Cash	$36,497	$6,566
Restricted cash - current	—	2,929
Restricted cash - non-current	39,700	39,595
Total cash and restricted cash	$76,197	$49,090

See Note 20 - Supplemental Cash Flow Information for additional details.

The accompanying notes are an integral part of these unaudited interim financial statements.

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)

(dollars in thousands)

	Common Stock(1)		Treasury Stock(1)		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital(1)	Deficit	Deficit
Balance at January 1, 2020	345,431	$—	22,103	$—	$5,187	$(444,438)	$(439,251)
Net loss	—	—	—	—	—	(34,618)	(34,618)
Balance at March 31, 2020	345,431	$—	22,103	$—	$5,187	$(479,056)	$(473,869)

	Common Stock		Treasury Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2021	59,901,306	$6	—	$—	$537,370	$(520,759)	$16,617
Stock-based compensation costs	—	—	—	—	507	—	507
Vesting of restricted stock units(2)	—	—	—	—	115	—	115
Net loss	—	—	—	—	—	(9,688)	(9,688)
Balance at March 31, 2021	59,901,306	$6	—	$—	$537,992	$(530,447)	$7,551

(1)	Retroactively restated January 1, 2020 and March 31, 2020 for the reverse recapitalization as described in Note 3 - Recapitalization Transaction, and the restated reclassification of the Company's 5-Year Private Warrants as described in Note 11 - Warrant Liabilities.

(2)	As of March 31, 2021, there were 16,441 unissued shares underlying restricted stock units that had vested.

The accompanying notes are an integral part of these unaudited interim financial statements.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

1. Company Overview

Hycroft Mining Holding Corporation (formerly known as Mudrick Capital Acquisition Corporation ("MUDS")) and its subsidiaries (collectively, “Hycroft”, the “Company”, “we”, “us”, “our”, "it", "HYMC") is a U.S.-based gold producer that is focused on operating and developing its wholly owned Hycroft Mine in a safe, environmentally responsible, and cost-effective manner. Gold and silver sales represent 100% of the Company’s operating revenues and the market prices of gold and silver significantly impact the Company’s financial position, operating results, and cash flows. The Hycroft Mine is located in the State of Nevada and the corporate office is located in Denver, Colorado.

Restart of the Hycroft Mine

The Company restarted open pit mining operations at the Hycroft Mine during the second quarter of 2019, and, began producing and selling gold and silver during the third quarter of 2019. which it has continued to do on an approximate weekly basis since restarting. As part of the 2019 restart of mining operations, existing equipment was re-commissioned, including haul trucks, shovels and a loader, upgrades were made to the crushing system and new leach pad space was added to the existing leach pads. During 2020, the Company continued to increase its operations by mining more tons, procuring additional mine equipment rentals, and increasing its total headcount. Through May 29, 2020, the Company obtained all of its financing from related party debt issuances (see Note 22 - Related Party Transactions), which were extinguished in connection with the Recapitalization Transaction with MUDS (discussed below).

M3 Engineering and Technology Corporation (“M3 Engineering”), in conjunction with SRK Consulting (U.S.), Inc. (“SRK”) and Hycroft Mining Corporation ("Seller"), completed the Hycroft Technical Report, Heap Leaching Feasibility Study, prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants, with an effective date of July 31, 2019 (the “Hycroft Technical Report”), for a two-stage, heap oxidation and subsequent leaching of sulfide ores. The Hycroft Technical Report projects the economic viability and potential future cash flows for the Hycroft Mine when mining operations expand to levels presented in the Hycroft Technical Report. The operating plan for 2021 will provide us the opportunity to complete and evaluate the results of the ongoing technical and optimization work for the proprietary two-stage heap oxidation and leach process detailed in the Hycroft Technical Report. Based upon the findings and results of this evaluation process, we may update or file a new technical report.

Recapitalization Transaction with MUDS

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, pursuant to the Purchase Agreement (defined herein), Seller completed a business combination and reverse recapitalization transaction (the "Recapitalization Transaction") with MUDS, a publicly traded blank check special purpose acquisition corporation or “SPAC,” and Acquisition Sub (as each of such terms are defined herein). The Recapitalization Transaction was completed upon receiving regulatory approvals and stockholder approvals from each of MUDS and Seller. Following the consummation of the Recapitalization Transaction, MUDS and the entities purchased from Seller were consolidated under Hycroft Mining Holding Corporation, by amending and restating the Company's certificate of incorporation to reflect the Company’s change in name. Pursuant to the consummation of the Recapitalization Transaction, the shares of common stock of Hycroft Mining Holding Corporation were listed on the Nasdaq Capital Market under the ticker symbol “HYMC”.  Upon closing of the Recapitalization Transaction, the Company’s unrestricted cash available for use totaled $68.9 million, and the number of shares of common stock issued and outstanding totaled 50,160,042. In addition, upon closing, the Company had 34,289,999 outstanding warrants to purchase an equal number of shares of common stock at $11.50 per share and 12,721,623 warrants to purchase 3,210,213 shares of common stock at a price of $44.82 per share.

For more information on the consummation of the Recapitalization Transaction with MUDS, see Note 3 - Recapitalization Transaction. For more information on the outstanding warrants, see Note 11 - Warrant Liabilities.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Restatement of Previously Issued Financial Statements

As previously disclosed in our Annual Report on Form 10-K/A, as filed on May 14, 2021 (“2020 Form 10-K/A”), the Company has restated its previously issued consolidated financial statements as of and for the year ended December 31, 2020, to make the necessary accounting corrections related to warrant accounting and to recognize certain warrants as a liability instead of as equity, in accordance with Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity. The Company has also restated related amounts within the accompanying footnotes to the consolidated financial statements. As a small reporting company, the Company is not obligated to, and has not, included quarterly financial information in its 2020 Form 10-K/A. Consequently, the Company does not intend to amend its previously issued Quarterly Reports on Form 10-Q for the three months and six months ended June 30, 2020 and the three months and nine months ended September 30, 2020, but in accordance with the statement issued on April 12, 2021, by the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission (the "SEC") regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”) entitled "Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Statement”), the Company will restate the condensed consolidated financial statements for the three month and six month periods ended June 30, 2020 and the three month and nine month periods ended September 30, 2020 in Quarterly Reports on Form 10-Q filed subsequent to the 2020 Form 10-K/A for the comparable 2021 periods. Investors should not rely on any previously issued or filed reports, earnings releases or similar communications relating to periods prior to December 31, 2020.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Basis of presentation

These condensed consolidated interim financial statements of the Company have been prepared, without audit, in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, these financial statements do not include all information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2020. The Company continues to follow the accounting policies set forth in those audited consolidated financial statements. In the opinion of management, the accompanying unaudited condensed consolidated interim financial statements include all adjustments that are necessary for a fair presentation of the Company's interim financial position, operating results and cash flows for the periods presented.

Certain reclassifications have been made to the prior periods presented in these financial statements to conform to the current period presentation, which had no effect on previously reported total assets, liabilities, cash flows, or net loss.

References to “$” refers to United States currency.

Risks and Uncertainties

The Company has a single mine with its revenue, profitability, and cash flows substantially dependent on prevailing prices for gold and silver and its ability to mine sufficient volumes cost effectively. Historically, the commodity markets have been very volatile, and there can be no assurance that commodity prices will not be subject to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows, access to capital and the quantities of reserves that the Company can economically produce.

In addition to changes in commodity prices, other factors such as changes in mine plans, increases in costs, geotechnical failures, changes in social, environmental or regulatory requirements, the ability to successfully implement new technologies for processing ore, timely financing for development, impacts of global events such as the COVID-19 pandemic, and management’s decision to expand production to commercial levels can adversely affect the Company’s ability to recover its investment in certain assets and result in impairment charges.

For more information on risks associated with the Company’ s business, please see Item 1A. Risk Factors in the 2020 Form 10-K/A.

Recapitalization Transaction

The Recapitalization Transaction (see Note 3 - Recapitalization Transaction) was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, for financial reporting purposes, MUDS has been treated as the “acquired” company and Hycroft Mining Corporation (“Seller”) has been treated as the “acquirer”. This determination was primarily based on (1) stockholders of Seller immediately prior to the Recapitalization Transaction  having a majority of the voting power of the combined entity; (2) the operations of Seller prior to the Recapitalization Transaction comprising the only ongoing operations of the combined entity; (3) four of the seven members of the Board of Directors immediately following the Recapitalization Transaction were directors of Seller immediately prior to the Recapitalization Transaction; and (4) executive and senior management of Seller were appointed as the senior management of the Company.

Based on Seller being the accounting acquirer, the financial statements of the combined entity represent a continuation of the financial statements of Seller, with the acquisition treated as the equivalent of Seller issuing stock for the net assets of MUDS, accompanied by a recapitalization. The net assets of MUDS were recognized at historical cost as of the date of the Recapitalization Transaction, with no goodwill or other intangible assets recorded. Comparative information prior to the Recapitalization Transaction in these financial statements are those of Seller and the accumulated deficit of Seller has been carried forward after the Recapitalization Transaction. The shares and net loss per common share prior to the Recapitalization Transaction have been retroactively restated as shares reflecting the exchange ratio established in the Recapitalization Transaction to effect the reverse recapitalization (1 Seller share for 0.112 HYMC share). See Note 3 - Recapitalization Transaction for additional information.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Going concern

The financial statements of the Company have been prepared on a “going concern” basis, which contemplates the presumed continuation of the Company even though events and conditions exist that, when considered individually or in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern because it is probable that, without additional capital injections, the Company may be unable to meet its obligations as they become due within one year after the date that these financial statements were issued.

For the three months ended March 31, 2021, the Company recorded a net loss of $9.7 million, which included a gain from Fair value adjustments to warrants of $9.5 million, and net cash used in operating activities was $14.8 million. As of March 31, 2021, the Company had available cash on hand of $36.5 million, working capital of $65.6 million, Total liabilities of $215.4 million, and an Accumulated deficit of $530.4 million. Although the Company completed the Recapitalization Transaction during the second quarter of 2020 and the Public Offering (as defined herein) on October 6, 2020, for proceeds net of discount and equity issuance costs of approximately $83.1 million, based on its internal cash flow projection models, the Company currently forecasts it will likely require additional cash from financing activities in less than 12 months from the issuance of this report to meet its operating and investing requirements and future obligations as they become due, including the estimated $9.1 million in cash payments required pursuant to the Credit Agreement among MUDS, MUDS Holdco Inc., Allied VGH LLC, Hycroft Mining Holding Corporation, Hycroft Resources and Development, LLC, Sprott Private Resource Lending II (Collector) Inc., and Sprott Resources Lending Corp. (“Sprott Credit Agreement”).

The Company’s ability to continue as a going concern is contingent upon securing additional funding for working capital, capital expenditures and other corporate expenses so that it can increase sales by achieving higher cost-effective operating tonnages and recovery rates and generate positive free cash flows.

These financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of any liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern. As such, recorded amounts in these financial statements (including without limitation, stockholders’ equity) have been prepared in accordance with GAAP on a historical-cost basis, as required, which do not reflect or approximate the current fair value of the Company’s assets or management’s assessment of the Company’s overall enterprise or equity value.

Use of estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates and assumptions relate to: recoverable gold and silver on the leach pads and in-process inventories; timing of near-term ounce production and related sales; the useful lives of long-lived assets; probabilities of future expansion projects; estimates of mineral reserves; estimates of life-of-mine production timing, volumes, costs and prices; current and future mining and processing plans; environmental reclamation and closure costs and timing; deferred taxes and related valuation allowances; estimates of the fair value of liability classified warrants, and estimates of fair value for asset impairments and financial instruments. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable at the time the estimate is made. Actual results may differ from amounts estimated in these financial statements, and such differences could be material. Accordingly, amounts presented in these financial statements are not indicative of results that may be expected for future periods.

Inventories

The Company’s production-related inventories include: (i) ore on leach pads; (ii) in-process inventories; and (iii) doré and off-site carbon and slag finished goods. Production-related inventories are carried at the lower of average cost or net realizable value per estimated recoverable gold ounce, which is computed for each category of production-related inventories at each reporting period.

Net realizable value represents the estimated future gold revenue of production-related inventories after adjusting for silver by-product revenue and deductions for further processing, refining, and selling costs. The estimated future revenue is calculated using sales prices based on the London Bullion Market Association’s (“LBMA”) quoted period-end metal prices. Estimates for silver revenue by-products credits and deductions for estimated costs to complete reflect the Company’s historical experience for expected processing, refining and selling plans. Actual net realizable values for gold sales may be different from such estimates. Changes to inputs and estimates resulting from changes in facts and circumstances are recognized as a change in Management estimate on a prospective basis.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Ore on leach pads

Although the quantities of recoverable metal placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of metal actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored, and estimates are refined based on actual results over time and changes in future estimates. As gold-bearing materials are further processed, costs are transferred from ore on leach pads to in-process inventories at an average cost per estimated recoverable ounce of gold.

In-process inventories

In-process inventories represent gold-bearing concentrated materials that are in the process of being converted to a saleable product using a Merrill-Crowe plant or carbon-in-column processing method. As gold ounces are recovered from in-process inventories, costs, including conversion costs, are transferred to precious metals inventory at an average cost per ounce of gold.

Precious metals inventory

Precious metals inventory consists of doré and loaded carbon containing both gold and silver, which is ready for offsite shipment or at a third-party refiner before being sold to a third party. As gold ounces are sold, costs are recognized in Production costs and Depreciation and amortization in the consolidated statements of operations at an average cost per gold ounce sold.

Materials and supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

Warrant liabilities

The Company accounts for certain warrants to purchase shares of the Company’s common stock issued to the SPAC sponsor and/or underwriter in a private placement and/or pursuant to a forward purchase contract (the “5-Year Private Warrants”) that are not indexed to the Company’s own stock as warrant liabilities at fair value on the consolidated balance sheet. These warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of Other income (expense) on the consolidated statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the (i) exercise or expiration of the 5-Year Private Warrants or (ii) the transfer of any 5-Year Private Warrants to any person who is not a permitted transferee, at which time the warrant liability will be reclassified to Additional paid-in capital on the consolidated balance sheet.

Projects and development

Costs incurred to enhance our understanding of the recovery and processing of the current ore body to sustain production at existing operations that do not qualify for capitalization are expensed within Projects and development, which is included in Operating expenses on the Condensed Consolidated Statement of Operations. Evaluation and development costs include expenditures for: (i) analyzing established feasibility studies; (ii) conducting geological studies; (iii) oversight and project management; and (4) drilling, engineering, and metallurgical activities.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations and classification within the consolidated statement of cash flows. In October 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) ("ASU 2019-10") that amends the effective date of ASU 2016-02 for emerging growth companies, such that the new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. As the Company qualifies as an emerging growth company, the Company has elected to take advantage of the deferred effective date afforded to emerging growth companies. A modified retrospective transition approach is required to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company has compiled its leases and is in the process of estimating the impact of adopting this ASU.

In December of 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740, Income Taxes and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. For emerging growth companies, the new guidance is effective for annual periods beginning after December 15, 2021. As the Company qualifies as an emerging growth company, the Company plans to take advantage of the deferred effective date afforded to emerging growth companies. The Company is assessing the impact on its consolidated financial statements and disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies guidance on accounting for convertible instruments and contracts in an entity’s own equity including calculating diluted earnings per share. For emerging growth companies, the new guidance is effective for annual periods beginning after December 15, 2022. As the Company qualifies as an emerging growth company, the Company plans to take advantage of the deferred effective date afforded to emerging growth companies. The Company is currently evaluating the impact that adopting this update will have on its consolidated financial statements and related disclosures.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

3. Recapitalization Transaction

On May 29, 2020, the Company, formerly known as Mudrick Capital Acquisition Corporation, consummated the Recapitalization Transaction as contemplated by a purchase agreement dated January 13, 2020, as amended on February 26, 2020 (the “Purchase Agreement”), by and among the Company, MUDS Acquisition Sub, Inc. (“Acquisition Sub”) and Seller. Pursuant to the Purchase Agreement, Acquisition Sub acquired all of the issued and outstanding equity interests of the direct subsidiaries of Seller and substantially all of the other assets of Seller and assumed substantially all of the liabilities of Seller.  In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of common stock or converted into shares of Seller common stock, and the Company’s post-Recapitalization Transaction indebtedness included amounts drawn under the Sprott Credit Agreement and the assumption of the newly issued Subordinated Notes (as such terms are defined herein). Upon closing of the Recapitalization Transaction, the Company’s unrestricted cash available for use totaled $68.9 million, and the number of shares of common stock issued and outstanding totaled 50,160,042. In addition, upon closing, the Company had 34,289,999 outstanding warrants to purchase an equal number of shares of common stock at $11.50 per share and 12,721,623 warrants to purchase 3,210,213 shares of common stock at a price of $44.82 per share.

Prior to the Recapitalization Transaction, the Company was a blank check special purpose acquisition corporation (“SPAC”) with no business operations and on May 29, 2020 had assets and liabilities consisting primarily of $10.4 million of cash and $6.9 million of liabilities for Accounts payable, accrued expenses, and deferred underwriting fees. As described in Note 2 - Summary of Significant Accounting Policies, the Company accounted for the Recapitalization Transaction as a reverse recapitalization in which the Company’s financial statements reflect a continuation of Seller.

The material financial effects and actions arising from the Recapitalization Transaction, were as follows (the defined terms that follow are included elsewhere in these financial statements):

Common stock and warrant transactions

a.	The Company issued, in a private placement transaction, an aggregate of 7.6 million shares of common stock and 3.25 million warrants to purchase shares of common stock at a price of $10.00 per share for aggregate gross cash proceeds of $76.0 million.

b.	Pursuant to a forward purchase contract, the Company issued 0.625 million shares of common stock and 2.5 million units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share for gross cash proceeds of $25.0 million. The warrants included in the units have substantially the same terms as the private placement warrants. The Company also converted 5.2 million shares of MUDS Class B common stock into the same number of shares of common stock, of which 3.5 million shares were surrendered to Seller as transaction consideration. Refer to Note 11 - Warrant Liabilities and Note 13 - Stockholders' Equity for further detail on the warrants issued.

c.	The Company received $10.4 million of cash proceeds from the SPAC trust associated with the 1.2 million shares of common stock that were not redeemed by the Company's public stockholders. Additionally, the Company has outstanding 28.5 million warrants to purchase shares of common stock at a price of $11.50 per share that were issued to the Company's public stockholders at the time of the SPAC’s initial public offering (see Note 11 - Warrant Liabilities and Note 13 - Stockholders' Equity for further detail on the warrants issued).

d.	The Company assumed the obligations with respect to 12.7 million Seller Warrants (as defined herein), which Seller Warrants became exercisable to purchase shares of common stock at an exercise price as of July 1, 2020 of $44.82 per share. Since July 1, 2020, each Seller Warrant was exercisable into approximately 0.2523 shares of common stock for a total of 3,210,213 shares of common stock. The exercise price and the conversion factor were further adjusted during the year ended December 31, 2020 to an exercise price of $41.26 per share and each Seller Warrant was exercisable for 0.27411 shares of common stock for a total of 3,487,168 shares of common stock. Subsequently, as of January 19, 2021, the Seller Warrants were subject to a further adjustment to an exercise price of $40.31 per share and each Seller Warrant was exercisable for 0.28055 shares of common stock for a total of 3,569,051 shares of common stock. Refer to Note 11 - Warrant Liabilities for further detail.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Seller’s pre-Recapitalization Transaction indebtedness

a.	Seller’s $125.5 million First Lien Agreement with the Bank of Nova Scotia, as agent, and a $6.9 million promissory note plus accrued and unpaid interest were repaid with cash.

b.	$48.5 million of Seller’s 1.25 Lien Notes were exchanged, and subsequently cancelled, for 4.85 million shares of common stock and the remaining $80.0 million in aggregate principal amount of Seller’s 1.25 Lien Notes were exchanged for $80.0 million in aggregate principal amount of new Subordinated Notes of the Company.

c.	After giving effect to the 1.5 Lien Notes’ 110% repurchase feature, $145.7 million of Seller’s 1.5 Lien Notes plus accrued and unpaid interest were exchanged, and subsequently cancelled, for 16.0 million shares of common stock.

d.	Prior to close, a total of $221.3 million of Seller’s 2.0 Lien Notes were converted into 132.8 million shares of Seller common stock and, together with the existing 2.9 million shares of Seller’s common stock issued and outstanding, received transaction consideration of 15.1 million shares of common stock distributed by Seller, including 3.5 million surrendered shares received by Seller from the Company. The consideration initially received by Seller was promptly distributed to the its stockholders on a pro rata basis pursuant to Seller’s plan of dissolution.

Sprott entity transactions

a.	The Company assumed the amended Sprott Credit Agreement and was advanced $70.0 million of cash, subject to an original issue discount of 2.0%. Pursuant to the Sprott Credit Agreement, the Company issued approximately 0.5 million shares of common stock to the Lender, which was equal to 1.0% of the Company’s post-closing shares of common stock issued and outstanding.

b.	The Company entered into the Royalty Agreement among Hycroft Mining Holding Corporation, its wholly subsidiary Hycroft Resources and Development, LLC and Sprott Private Resource Lending II (CO) Inc. ("Sprott Royalty Agreement"), pursuant to which the Company received $30.0 million of cash proceeds and incurred a 1.5% net smelter royalty payment obligation, payable monthly, relating to the Hycroft Mine’s monthly production (see Note 10 - Royalty Obligation).

Other items

a.	Seller retained a reserve of $2.3 million in cash for use in the dissolution of Seller.

b.	A $2.5 million cash payment was made and approximately 0.04 million shares of common stock were issued to the Company’s underwriter, Cantor Fitzgerald & Co. (“Cantor”), pursuant to an underwriting agreement. Additionally, a $2.0 million payment was made to Cantor at closing in connection with shares of common stock held by Cantor, which were not redeemed from the SPAC trust balance prior to closing.

c.	The Company remitted $1.8 million of cash to holders of Seller’s deferred phantom units and paid $7.4 million of cash for additional transaction costs.

Upon closing of the Recapitalization Transaction and after giving effect to the terms of the business combination, the former holders of Seller’s indebtedness and common stock, including affiliated entities of such former holders, owned approximately 96.5% of the issued and outstanding common stock. The following table summarizes the ownership of the Company’s common stock issued and outstanding upon closing of the Recapitalization Transaction:

	Shares	Ownership %
Former Seller stockholders and affiliated entities	48,421,309	96.5%
Former MUDS public stockholders(1)	1,197,704	2.4%
Lender to Sprott Credit Agreement	496,634	1.0%
Cantor Fitzgerald & Co.	44,395	0.1%
Total shares issued and outstanding	50,160,042	100.0%

(1)	Includes 200,000 shares held by Cantor.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

4. Inventories

The following table provides the components of Inventories and the estimated recoverable gold ounces therein (dollars in thousands):

	March 31, 2021		December 31, 2020
	Amount	Gold Ounces	Amount	Gold Ounces
Materials and supplies	$6,282	—	$6,449	—
Merrill-Crowe process plant	5,753	3,300	4,810	2,587
Carbon-in-column	2,750	1,703	299	166
Finished good (doré and off-site carbon)	4,165	2,489	1,309	710
Total	$18,950	7,492	$12,867	3,463

As of March 31, 2021 and December 31, 2020, in-process inventories and finished goods inventories included $0.7 million and $0.3 million, respectively of capitalized depreciation and amortization costs.

The following table summarizes Ore on leach pads and the estimated recoverable gold ounces therein (dollars in thousands):

	March 31, 2021		December 31, 2020
	Amount	Gold Ounces	Amount	Gold Ounces
Ore on leach pads, current	$33,090	20,140	$38,041	21,869
Ore on leach pads, non-current	9,243	5,626	7,243	4,164
Total	$42,333	25,766	$45,284	26,033

As of March 31, 2021 and December 31, 2020 (net of write-downs discussed below), Ore on leach pads, current included $2.4 million and $1.8 million, respectively, of capitalized depreciation and amortization costs. Additionally, as of March 31, 2021 and December 31, 2020 Ore on leach pads, non-current included $2.3 million and $0.4 million respectively, of capitalized depreciation and amortization costs.

Write-down of production inventories

The estimated recoverable gold ounces placed on the leach pads are periodically reconciled by comparing the related ore contents to the actual gold ounces recovered (metallurgical balancing). The Company did not record a Write-down of production inventories during the three months ended March 31, 2021.

During the three months ended March 31, 2020, based on metallurgical balancing results, the Company determined that 3,980 ounces of gold that had been placed on the leach pads were no longer recoverable and recognized a Write-down of production inventories on the consolidated statements of operations, which included Production costs of $6.5 million, and capitalized depreciation and amortization costs of $0.5 million. The write-offs of ounces during the three months ended March 31, 2020 were primarily due to mismanagement of the oxidation process, improper adjustments to variables in the oxidation process for changes in the ore type based on domain, and improper solution management. As a result, the Company determined it would recover less gold ounces than planned for those sections of the leach pads.

Mine site period costs

During the three months ended March 31, 2021 and 2020, the Company incurred $10.2 million and $6.6 million, respectively of Mine site period costs (which included $0.6 million and $0.5 million of capitalized depreciation and amortization, respectively) that did not qualify for allocation to the Company's production-related inventories and, therefore, were expensed as incurred. Such period costs are generally the result of recurring or significant downtime or delays, unusually high levels of repairs, inefficient operations, overuse of processing reagents, inefficient cost-volume structures, or other unusual costs and activities, and cannot be recorded to production-related inventories based on the threshold established by the calculation of the estimated net realizable value per ounce of gold, which incorporates estimated future processing, refining, and selling costs, as well as the value for by-product silver.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

As a result of the Company’s decision to direct leach its run-of-mine ore, estimates for further processing leach pad ore were updated to reflect reduced reagent costs for oxidizing and rinsing ore, as well as reduced overhead and other direct costs. Had these estimated costs been applied to inventory as of December 31, 2020, the net realizable value of inventory would have been increased by approximately $2.4 million, or $0.07 per share.

5. Prepaids and Other

The following table provides the components of Prepaids and other and Other assets, non-current (dollars in thousands):

	March 31, 2021	December 31, 2020
Prepaids and other
Prepaids	$3,458	$3,198
Deposits	1,107	1,105
Total	$4,565	$4,303

Other assets, non-current
Equipment not in use	$12,238	$12,238
Consignment inventory - supplies	1,770	885
Royalty - advance payment	480	360
Total	$14,488	$13,483

Prepaids

The following table provides the components of prepaids included in the above table (dollars in thousands):

	March 31, 2021	December 31, 2020
Prepaid insurance	$2,549	$1,847
Mining claims and permitting fees	282	417
Subscription and license fees	280	259
Property taxes	177	—
Equipment mobilization	—	423
Other	170	252
Total	$3,458	$3,198

Deposits

Deposits include payments for rental equipment mobilization.

Equipment not in use

As of March 31, 2021, equipment not in use was classified as Other assets, non-current and included ball mills, SAG mills, regrind mills, and related motors and components that were previously purchased by a predecessor of the Company. During the second quarter of 2020, the Company engaged an international equipment broker to advertise equipment not in use for potential sale. There is a limited market for the Company's equipment not in use and any potential purchase would likely be subject to technical and commercial due diligence by the purchaser, as well as approval by the Company's Board of Directors. In the fourth quarter of 2020, the Company began reevaluating the best use of this equipment previously marketed for sale, while it continues to develop the proprietary two-stage sulfide heap oxidation and leaching process technology for its large-scale operation, and the Company paused the marketing of this equipment while it continues to develop the technology and process for a large-scale operation. As a result, equipment not in use is included in Other assets, non-current.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Consignment inventory - supplies

The Company has an inventory consignment agreement with a supplier of crusher parts that requires the supplier to maintain a specified inventory of replacement parts and components that are exclusively for purchase and use at the Hycroft Mine. As part of the agreement, the Company is required to make certain payments in advance of receiving such consignment inventory at the mine site. The Company records advance payments as prepaid supplies inventory within Other assets, non-current until such inventory is received, at which point, the amounts are reclassified to Inventories.

Royalty - advance payment

As of March 31, 2021, royalty-advance payments include annual advance payments for a portion of the Hycroft Mine that is subject to a mining lease requiring a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. Refer to Note 21 - Commitments and Contingencies for further detail.

6. Plant, Equipment, and Mine Development, Net

The following table provides the components of Plant, equipment, and mine development, net (dollars in thousands):

	Depreciation Life or Method	March 31, 2021	December 31, 2020
Leach pads	Units-of-production	$17,432	$17,432
Process equipment	5 - 15 years	17,459	16,065
Buildings and leasehold improvements	10 years	10,507	10,507
Mine equipment	5 - 7 years	6,707	5,961
Vehicles	3 - 5 years	1,227	991
Furniture and office equipment	7 years	341	322
Mine development	Units-of-production	1,096	756
Mineral properties	Units-of-production	37	37
Construction in progress and other		37,683	33,185
		$92,489	$85,256
Less, accumulated depreciation and amortization		(26,134)	(25,033)
Total		$66,355	$60,223

During the three months ended March 31, 2021, new process equipment was placed into service ($1.4 million), new mine equipment was placed into service ($0.7 million), and construction of a new larger leach pad continued through February 2021 at which time construction was suspended ($3.2 million, including $0.7 million of capitalized interest), resulting in construction costs for the new larger leach pad of $34.1 million since commencing construction in 2020, which was the primary project included in construction in progress as of March 31, 2021. For the three months ended March 31, 2021 and the year ended December 31, 2020, certain leach pads ($11.2 million) were not actively used in the leaching process, and accordingly, the Company did not record any depletion for these leach pads.

Mineral properties

As of March 31, 2021, and December 31, 2020, Mineral properties included an asset retirement asset of $0.04 million that is being depreciated on a straight-line basis over the life of the Company’s only operating property, the Hycroft Mine.

7. Restricted Cash

The following table provides the components of Restricted cash (dollars in thousands):

	March 31, 2021	December 31, 2020
Reclamation surety bond cash collateral	$39,700	$39,677

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

As of March 31, 2021, the Company's BLM reclamation obligation was secured with surety bonds totaling $59.9 million, which were partially collateralized by the Restricted cash shown above.

8. Other Liabilities

The following table summarizes the components of Other liabilities, current and Other liabilities, non-current (dollars in thousands):

	March 31, 2021	December 31, 2020
Other liabilities, current
Accrued compensation	$2,106	$1,560
Salary continuation payments	1,533	1,215
Restricted stock units	837	913
Deferred payroll tax liability	471	436
Accrued directors fees	33	33
Total	$4,980	$4,157

Other liabilities, non-current
Salary continuation payments	$904	$1,145
Deferred payroll tax liability	471	505
Total	$1,375	$1,650

Salary continuation payments

The Company has entered into separation agreements with former executives that provide for, among other things, continuation of such former executives' salaries and certain benefits for periods of 12-24 months from the date of separation.

Deferred Payroll tax liability

Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Company has deferred payment of certain employer payroll taxes, with 50% due December 31, 2021 and 50% due December 31, 2022.

9. Debt, Net

Debt covenants

The Company’s debt agreements contain representations and warranties, events of default, restrictions and limitations, reporting requirements, and covenants that are customary for agreements of these types.

As of March 31, 2021, the Company was in compliance with all covenants under its debt agreements.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Debt balances

In February 2021, the Company financed the $0.4 million purchase of a rental fuel/lube truck with a note payable to the vendor with an interest rate of 0.99%, requiring equal monthly payments for 48 months.

The following table summarizes the components of debt (dollars in thousands):

	March 31, 2021	December 31, 2020
Debt, net, current:
Sprott Credit Agreement(1)	$7,753	$5,274
Note payable	99	—
Less, debt issuance costs	(411)	(154)
Total	$7,441	$5,120

Debt, net, non-current:
Subordinated Notes	$86,917	$84,797
Sprott Credit Agreement, net of original issue discount ($13.6 million, net)	61,901	61,894
Note payable	307	—
Less, debt issuance costs	(3,281)	(4,026)
Total	$145,844	$142,665

(1)	Amount includes: (i) $2.2 million of Additional Interest, as defined in the Sprott Credit Agreement, and (ii) $5.6 million scheduled principal payments under the Sprott Credit Agreement, all due in the next twelve months.

The following table summarizes the Company's contractual payments of long-term debt, including current maturities, for the five years subsequent to March 31, 2021 (dollars in thousands):

2021	$7,698
2022	20,821
2023	24,516
2024	24,508
2025	93,020
Total	170,563
Less, original issue discount, net of amortization ($3.4 million)	(13,586)
Less, debt issuance costs, net of amortization ($0.4 million)	(3,692)
Total debt, net, current and non-current	$153,285

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Interest expense, net of capitalized interest

The following table summarizes the components of recorded Interest expense, net of capitalized interest (dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Sprott Credit Agreement	$2,640	$—
Subordinated Notes	2,120	—
Amortization of debt issuance costs	335	672
Other interest expense	8	—
2.0 Lien Notes	—	7,816
1.5 Lien Notes	—	5,139
1.25 Lien Notes	—	3,352
First Lien Agreement	—	2,867
Promissory Note	—	85
Capitalized interest	(654)	(44)
Total	$4,449	$19,887

The Company capitalizes interest to Plant, equipment, and mine development, net on the condensed consolidated balance sheets for construction projects in accordance with ASC Topic 835, Interest. Except for the First Lien Agreement and other interest expense, amounts shown in the table above represent non-cash interest expense charges.

10. Royalty Obligation

On May 29, 2020, the closing date of the Recapitalization Transaction, the Company and Sprott Private Resource Lending II (Co) Inc. (the “Payee”) entered into a royalty agreement with respect to the Hycroft Mine (the “Sprott Royalty Agreement”) in which Payee paid to the Company cash consideration in the amount of $30.0 million, for which the Company granted to Payee a perpetual royalty equal to 1.5% of the Net Smelter Returns from its Hycroft Mine, payable monthly. Net Smelter Returns for any given month are calculated as Monthly Production multiplied by the Monthly Average Gold Price and the Monthly Average Silver Price, minus Allowable Deductions, as such terms are defined in the Sprott Royalty Agreement. The Company is required to remit royalty payments to the Payee free and clear and without any present or future deduction, withholding, charge or levy on account of taxes, except Excluded Taxes as such term is defined in the Sprott Royalty Agreement..

The Company has the right to repurchase up to 33.3% (0.5% of the 1.5% royalty) of the royalty on each of the first and second anniversaries from May 29, 2020. The Sprott Royalty Agreement is secured by a first priority lien on certain property of the Hycroft Mine, including: (1) all land and mineral claims, leases, interests, and rights; (2) water rights, wells, and related infrastructure; and (3) stockpiles, buildings, structures, and facilities affixed to, or situated on, the Hycroft Mine, which ranks senior to security interests and liens granted pursuant to the Sprott Credit Agreement. In addition to the terms generally described above, the Sprott Royalty Agreement contains other terms and conditions commonly contained in royalty agreements of this nature.

During the three months ended March 31, 2021, the Company recorded amortization of the royalty obligation of approximately $0.03 million and made payments of $0.4 million. As of March 31, 2021, $0.1 million of the royalty obligation was recorded as a current liability based upon the estimated gold and silver expected to be produced over the next 12 months, using the current mine plan, and current proven and probable mineral reserves.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

11. Warrant Liabilities

The following table summarizes the Company's outstanding warrants (dollars in thousands):

	5-Year Private Warrants		Seller Warrants		Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2021	9,888,415	$15,326	12,621,623	$63	22,510,038	$15,389
Fair value adjustments	—	(9,459)	—	(34)	—	(9,493)
Balance at March 31, 2021	9,888,415	$5,867	12,621,623	$28	22,510,038	$5,897

5-Year Private Warrants

Prior to the Recapitalization Transaction, MUDS issued 7,740,000 warrants to purchase 7,740,000 shares of common stock at an exercise price of $11.50 per share for a period of five years from the May 29, 2020 Recapitalization Transaction, and concurrently with the Recapitalization Transaction, the Company issued 2,500,000 private placement warrants as part of a forward purchase unit offering at an exercise price of $11.50 per share for a period of five years from the issuance date (collectively, the "5-Year Private Warrants"). The 5-Year Private Warrants cannot be redeemed and can be exercised on a cashless basis if the 5-Year Private Warrants are held by the initial purchasers or their permitted transferees. If the 5-Year Private Warrants are transferred to someone other than the initial purchasers or their permitted transferees ("Unrelated Third Party"), such warrants become redeemable by the Company under substantially the same terms as the 5-Year Public Warrants. As of March 31, 2021 and December 31, 2020, the Company had 9,888,415 5-Year Private Warrants outstanding, as 351,585 of such warrants were transferred to an Unrelated Third Party during the year ended December 31, 2020 and are therefore included in 5-Year Public Warrants. See Note 3 - Recapitalization Transaction for additional details on transactions to which these warrants were issued.

Seller Warrants

As part of the Recapitalization Transaction, the Company assumed the obligations and liabilities under that certain warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., a Delaware corporation, and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; and Continental Stock Transfer & Trust Company, LLC was named as the successor warrant agent (the “Seller Warrant Agreement”). Pursuant to the assumption of the Seller Warrant Agreement, the warrants issued thereunder (the “Seller Warrants”) became exercisable into shares of common stock. Upon assumption by the Company, the Seller Warrants were exercisable into 3,210,213 shares of common stock at an exercise price determined as of October 1, 2020 pursuant to the Seller Warrant Agreement of $44.82 per share upon exercise of the 12,721,623 outstanding Seller Warrants, with each warrant exercisable into 0.2523 shares of common stock, which exercise price and number of shares were subject to adjustment from time to time under the terms of the Seller Warrant Agreement. Seller Warrants have a seven-year term that expires in October 2022.

As discussed below in the Public Offering Warrants section, in connection with the Public Offering, the Company determined that certain adjustments were required to be made to the terms of the Seller Warrants as a result of the issuance by the Company in the Public Offering of 4,951,388 units to “Restricted Persons” under the Seller Warrant Agreement. As a result of the adjustments required under the Seller Warrant Agreement, (1) the exercise price of each Seller Warrant decreased from $44.82 per share of common stock to $41.26 per share of common stock; and (2) the number of shares of common stock issuable upon exercise of each Seller Warrant increased from 0.25234 to 0.27411. Accordingly, as adjusted, the aggregate number of shares of common stock issuable upon full exercise of the 12,721,623 outstanding Seller Warrants increased from 3,210,213 shares to 3,487,168 shares of common stock. As a result of the Company authorizing the issuance of up to 2,508,002 shares under the Hycroft Mining Holding Corporation Incentive and Performance Plan (“Incentive Plan”), as of January 19, 2021, the Company elected to treat all shares issuable under the Incentive Plan as deemed issued to Restricted Persons and elected to prospectively reduce the exercise price of each Seller Warrant to $40.31 per share of common stock and increase the number of shares of common stock issuable upon exercise of each Seller Warrant to 0.28055. As a result, an aggregate of 3,569,051 shares of common stock are issuable upon exercise of the 12,721,623 outstanding Seller Warrants. The Seller Warrants are listed on the Nasdaq Capital Market under the symbol "HYMCZ". See Note 19 - Fair Value Measurements for further detail on the Seller Warrants.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

12. Asset Retirement Obligation ("ARO")

During the three months ended March 31, 2021 and 2020, the Company incurred $0.1 million of Accretion related to the ARO. Additionally, as of March 31, 2021 and December 31, 2020, the Company's ARO liability base was $4.9 million and $4.8 million, respectively. The Company did not incur any reclamation expenditures during the three months ended March 31, 2021 and 2020. As of March 31, 2021, the Company estimates that no significant reclamation expenditures associated with the ARO will be made until 2047 and that reclamation work will be completed by the end of 2065. During the three months ended March 31, 2021, there were no events or changes to the Company's regulatory environment that would require a change to the Company's ARO. As a result, the Company did not record any adjustments to the ARO due to changes in estimates.

13. Stockholders' Equity

As of March 31, 2021, the total number of shares of all classes of capital stock that the Company has authority to issue is 410,000,000, of which 400,000,000 are common stock, par value $0.0001 per share, and 10,000,000 are preferred stock par value $0.0001 per share. The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each of our class of capital stock are discussed below.

Common stock

As of March 31, 2021, there were 59,901,306 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held by such holder. The holders of common stock are entitled to the payment of dividends and other distributions as may be declared from time to time by the Board of Directors in accordance with applicable law and to receive other distributions from the Company. Subject to the terms of the Recapitalization Transaction and as of May 29, 2020, certain new and existing holders of common stock of the Company are subject to lock-up periods, which ranged from six to twelve months or were dependent on the Company's filing of a registration statement, deemed effective by the SEC.

Preferred stock

As of March 31, 2021, there were no shares of preferred stock issued and outstanding.

Dividend policy

The Company’s credit facility under the Sprott Credit Agreement contains provisions that restrict its ability to pay dividends.

Public Offering Warrants

On October 6, 2020, the Company issued 9,583,334 units in an underwritten public offering at an offering price of $9.00 per unit (the "Public Offering"), with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $10.50 per share (the "Public Offering Warrants"). Of the 9.6 million units issued, 5.0 million units were issued to Restricted Persons, as defined under the Seller Warrant Agreement. After deducting underwriting discounts and commission and offering expenses, the proceeds net of discount and equity issuance costs to the Company were $83.1 million. The Public Offering Warrants are immediately exercisable and entitle the holder thereof to purchase one share of common stock at an exercise price of $10.50 for a period of five years from the closing date of the Public Offering. The Company has certain abilities to call such Public Offering Warrants if the last reported sale price of common stock equals or exceeds $17.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period. The shares of common stock and Public Offering Warrants were separated upon issuance in the Public Offering. The Public Offering Warrants are listed for trading on the Nasdaq Capital Market under the symbol "HYMCL".

HYCROFT MINING HOLDING CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

5-Year Public Warrants

Prior to the Recapitalization Transaction, MUDS issued 20,800,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share for a period of five years from the May 29, 2020 Recapitalization Transaction (the "IPO Warrants"), and concurrently with the Recapitalization Transaction, the Company issued 3,249,999 warrants upon substantially similar terms as part of a backstop unit offering at an exercise price of $11.50 per share for a period of five years from the issuance date (the "Backstop Warrants" and collectively with the IPO Warrants, the "5-Year Public Warrants"). The Company has certain abilities to call the 5-year Public Warrants if the last reported sale price of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period. As of March 31, 2021 and December 31, 2020, the Company had 24,401,483 5-Year Public Warrants outstanding as 351,585 of the 5-Year Private Warrants were transferred to an Unrelated Third Party during the year ended December 31, 2020 and are therefore included in 5-Year Public Warrants. The 5-Year Public Warrants (other than the Backstop Warrants) are listed for trading on the Nasdaq Capital Market under the symbol "HYMCW". See Note 3 - Recapitalization Transaction for additional details on transactions to which the 5-Year Public Warrants were issued.

14. Revenues

The table below is a summary of the Company’s gold and silver sales (dollars in thousands):

	Three Months Ended March 31,
	2021		2020
	Amount	Ounces Sold	Amount	Ounces Sold
Gold sales	$17,541	9,830	$10,348	6,560
Silver sales	1,495	57,236	798	49,373
Total	$19,036		$11,146

While the Company is not obligated to sell any of its gold and silver to one customer, the majority of gold and silver sales during both of the three months ended March 31, 2021 and 2020 were to the same customer. For the three months ended March 31, 2021 and 2020, approximately 96.5% and 96.6%, respectively, of revenue was attributable to sales to one customer.

15. Stock-Based Compensation

Performance and Incentive Pay Plan

The Company's Performance and Incentive Pay Plan (the “PIPP”), which was approved on February 20, 2019 and amended on May 29, 2020 in connection with the Recapitalization Transaction, is a stock-based compensation plan to attract, retain and motivate employees and directors while directly linking incentives to increases in stockholder value. Terms and conditions (including performance-based vesting criteria) of awards granted under the PIPP are established by the Board of Directors or the Compensation Committee of the Board of Directors, who administer the PIPP. Awards may be granted in a variety of forms, including restricted stock, restricted stock units, stock options, stock appreciation rights, performance awards, and other stock-based awards. The number of shares of common stock made available for award under the PIPP is equal to 5.0% of the issued and outstanding shares of the Company's common stock immediately after the close of the Recapitalization Transaction, or 2,508,002 shares. There are currently 1,146,784 shares available for issuance under the PIPP. There are no equity compensation plans not approved by stockholders.

As of March 31, 2021, all awards granted under the PIPP were in the form of restricted stock units to employees or consultants of the Company. Restricted stock units granted to employees under the PIPP without performance-based vesting criteria typically vest in either equal annual installments over two to three years, or in entirety on the fourth anniversary after the grant date. Awards granted to employees with performance-based vesting criteria typically vest in annual installments over two or three years subject to the achievement of certain financial and operating results of the Company. Certain restricted stock units granted to non-employee directors vested immediately while others vest in equal installments over a two to three year period.

HYCROFT MINING HOLDING CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

For restricted stock units granted in the first quarter of 2019 that had not vested as of March 31, 2021 a price per share was not determined as of the grant date. The number of shares of common stock of the Company to be issued upon vesting is to be calculated on the vesting date, which is either the second or third anniversary of the date of the grant, or the annual date the compensation committee determines the achievement of the corporate performance targets. Such unvested restricted stock unit awards are included in Other liabilities, non-current. Refer to Note 8 - Other Liabilities for further detail.

The following table summarizes the Company’s stock-based compensation cost and unrecognized stock-based compensation cost by plan (dollars in thousands):

	Performance and Incentive Pay
	Three months ended March 31, 2021	Three months ended March 31, 2020
Non-vested at beginning of year	$2,870	$2,509
Granted	4,804	—
Canceled/forfeited	(158)	(1,339)
Vested	(581)	(583)
Non-vested at end of period	$6,935	$587

In connection with the closing of the Recapitalization Transaction on May 29, 2020, approximately 0.1 million restricted stock units, which were granted in 2019, vested at an average price of $12.65 per share, the closing price of common stock on the date of the Recapitalization Transaction. On June 1, 2020, approximately 0.1 million restricted stock units vested at an average price of $11.50 per share, the closing price of common stock on such vesting date.

During the three months ended March 31, 2021 and the year ended December 31, 2020, the Company reclassified $0.1 million and $1.8 million from Other liabilities, current to Additional paid-in capital for restricted stock units that vested. Shares of the Company’s common stock were issued for the vested restricted stock units held by former employees as of December 31, 2020; however, shares of common stock for such awards will not be issued to current employees until the Conversion Date, as defined in the equity award agreements.

Non-Employee Director Phantom Stock Plan

Non-executive members of Seller's Board of Directors received phantom shares pursuant to the Hycroft Mining Corporation Non-Employee Director Phantom Stock Plan (the “Phantom Plan”) as part of their annual compensation pursuant to phantom stock award agreements. For grants issued during the years ended 2015 and 2016, the cash payment was equal to the fair market value of one share of common stock of Seller at the date of payment. Under the grant agreements, each phantom share vested on the date of grant and entitled the participant to a cash payment. For grants issued during 2018, 2019, and 2020, the cash payment was equal to the greater of the (1) grant date value, or (2) the fair market value of one share of common stock of Seller at the date of payment. The cash payments were to be made to participants upon certain Payment Events, as such term is defined in the Phantom Plan, which was triggered by the closing of the Recapitalization Transaction. In connection with the closing of the Recapitalization Transaction, a $1.8 million cash payment was made to the participants to satisfy the 1,237,500 phantom shares that were vested and outstanding.

16. Income Taxes

The Company's anticipated annual tax rate is impacted primarily by the amount of taxable income associated with each jurisdiction in which its income is subject to income tax, permanent differences between the financial statement carrying amounts and tax bases of assets and liabilities.

During the three months ended March 31, 2021, and 2020, the Company incurred no income tax expense or benefit. The effective tax rate for the three months ended March 31, 2021, and 2020, was 0%. The effective tax rates differed from the statutory rate during each period primarily due to changes in the valuation allowance established to offset net deferred tax assets.

HYCROFT MINING HOLDING CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

17. Loss Per Share

The table below summarizes the Company's basic and diluted loss per share calculations (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2021	2020
Net loss	$(9,688)	$(34,618)

Weighted average shares outstanding
Basic	59,901,306	323,328
Diluted	59,901,306	323,328

Basic loss per common share	$(0.16)	$(107.07)
Diluted loss per common share	$(0.16)	$(107.07)

The weighted-average shares of common stock outstanding for the three months ended March 31, 2020 have been retroactively restated as shares reflecting the exchange ratio established in the Recapitalization Transaction to effect the reverse recapitalization (1 Seller share for 0.112 HYMC share). Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Loss per share amounts in the 2020 period exclude the common share effects from certain of Seller's debt instruments, which are reflected in the 2021 period.

Due to the Company's net loss during the three months ended March 31, 2021 and 2020, there was no dilutive effect of common stock equivalents because the effects of such would have been anti-dilutive. For the three months ended March 31, 2020, using the treasury stock method, the weighted-average common stock equivalents excluded from diluted loss per share calculation was 3.2 million shares related to warrants. Additionally, for the three months ended March 31, 2021, due to the anti-dilutive impact on income per common share, the weighted-average common stock equivalents excluded from the diluted income per share calculation was 57.6 million shares related to warrants. Unvested restricted stock units granted in 2019 were excluded from common stock equivalent calculations because the number of shares required to settle such stock-based compensation awards is not known until the future vesting date.

HYCROFT MINING HOLDING CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

18. Segment Information

The Company's reportable segments are comprised of operating units that have revenues, earnings or losses, or assets exceeding 10% of the respective consolidated totals, and are consistent with the Company’s management reporting structure. Each segment is reviewed by the executive decision-making group to make decisions about allocating the Company's resources and to assess their performance. The tables below summarize the Company's segment information (dollars in thousands):

	Three Months Ended March 31,
	Hycroft Mine	Corporate and Other	Total
2021
Revenue - Note 14	$19,036	$—	$19,036
Cost of sales	29,402	—	29,402
Other operating costs	595	3,794	4,389
Loss from operations	(10,961)	(3,794)	(14,755)
Interest expense - Note 9	—	(4,449)	(4,449)
Fair value adjustment to warrants - Note 19	—	9,493	9,493
Interest income	23	—	23
Income (loss) before income taxes	(10,938)	1,250	(9,688)
Income taxes - Note 16	—	—	—
Net income (loss)	$(10,938)	$1,250	$(9,688)

2020
Revenue - Note 14	$11,146	$—	$11,146
Cost of sales	23,890	—	23,890
Other operating costs	93	2,006	2,099
Loss from operations	(12,837)	(2,006)	(14,843)
Interest expense - Note 9	(85)	(19,802)	(19,887)
Fair value adjustment to warrants - Note 19	—	—	—
Interest income	112	—	112
Loss before income taxes	(12,810)	(21,808)	(34,618)
Income taxes - Note 16	—	—	—
Net loss	$(12,810)	$(21,808)	$(34,618)

19. Fair Value Measurements

Recurring fair value measurements

The following table sets forth by level within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis (dollars in thousands).

	Hierarchy Level	March 31, 2021	December 31, 2020
Liabilities:
Other liabilities, non-current
5-Year Private Warrants	2	5,869	15,327
Seller Warrants	2	28	62
Total		$5,897	$15,389

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

5-Year Private Warrants

The 5-Year Private Warrants are valued using a Black-Scholes model that requires a variety of inputs including the Company's stock price, the strike price of the 5-Year Private Warrants, the risk-free rate, and the implied volatility. As the terms of the 5-Year Private Warrants are identical to the terms of the 5-Year Public Warrants except that the 5-Year Private Warrants, while held by the SPAC sponsor and/or SPAC underwriter and their permitted transferees, are precluded from mandatory redemption and are entitled to be exercise on a "cashless basis" at the holder’s election, the implied volatility used in the Black-Scholes model is calculated using a Monte-Carlo model of the 5-Year Public Warrants that factors in the restrictive redemption and cashless exercise features of the 5-Year Private Warrants. The Company updates the fair value calculation on at least a quarterly basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value.

Seller Warrants

As part of the Recapitalization Transaction, the Company assumed Seller's obligations under the Seller Warrant Agreement and the 12.7 million Seller Warrants outstanding became exercisable into shares of the Company's common stock. The Seller Warrant Agreement also contains certain terms and features to reduce the exercise price and increase the number of shares of common stock each warrant is exercisable into. As a result, Seller Warrants are considered derivative financial instruments and carried at fair value. The fair value of Seller Warrants was computed by an independent third-party consultant (and validated by the Company) using a Monte Carlo simulation-based model that requires a variety of inputs, including contractual terms, market prices, exercise prices, equity volatility and discount rates. The Company updates the fair value calculation on at least an annual basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value. See Note 11 - Warrant Liabilities for additional information on the Seller Warrants.

Items disclosed at fair value

Debt

The Sprott Credit Agreement and the Subordinated Notes are privately held and, as such, there is no public market or trading information available for such debt instruments. As of March 31, 2021 and December 31, 2020, the fair value of the Company’s debt instruments was $156.8 million and $154.9 million, compared to the carrying value of $153.3 million and $147.8 million as of March 31, 2021 and December 31, 2020, respectively. The fair value of the principal of the Company’s debt instruments, including capitalized interest, was estimated using a market approach in which pricing information for publicly traded, non-convertible debt instruments with speculative ratings were analyzed to derive a mean trading multiple to apply to the December 31, 2020 balances.

Royalty obligation

As of March 31, 2021 and December 31, 2020, the estimated net present value of the Company’s Royalty obligation was $117.8 million and $148.4 million, respectively, compared to the carrying value of $30.0 million as of both March 31, 2021 and December 31, 2020. The net present value of the Company's Royalty obligation was modeled using the following level 3 inputs: (1) market consensus inputs for future gold and silver prices; (2) a precious metals industry consensus discount rate of 5.0%; and (3) estimates of the Hycroft Mine’s life-of-mine gold and silver production volumes and timing.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

20. Supplemental Cash Flow Information

The following table provides supplemental cash flow information (dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Cash paid for interest	$—	$3,313

Significant non-cash financing and investing activities:
Increase in debt from in-kind interest	3,671	16,420
Plant, equipment, and mine development additions included in accounts payable	911	364
Plant, equipment, and mine development acquired by note payable	407	—
Vesting of restricted stock units	115	—
Accrual of deferred financing and equity issuance costs	—	382

In addition to the supplemental cash flow information shown above, Note 3 - Recapitalization Transaction provides additional details on non-cash transactions that were part of the Recapitalization Transaction, as well as information on non-cash interest charges.

21. Commitments and Contingencies

From time to time, the Company is involved in various legal actions related to its business, some of which are class action lawsuits. Management does not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on the Company’s financial statements, although a contingency could be material to the Company’s results of operations or cash flows for a particular period depending on the results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

Financial commitments not recorded in the financial statements

As of March 31, 2021 and December 31, 2020, the Company's off-balance sheet arrangements consisted of operating lease agreements, a net profit royalty arrangement, and a future purchase obligation for consignment inventory.

Operating leases

During the year ended December 31, 2020, the Company signed two leases for the rental of mining equipment. The operating leases for mobile mining equipment were used to supplement the Company’s own fleet. Each lease had less than a year remaining as of March 31, 2021. The total remaining minimum lease payments for the two leases was approximately $4.6 million as of March 31, 2021.

The Company also holds operating leases. Rent expense is $0.1 million annually and the leases expire between July 2021 and January 2022.

As the Company has elected to take advantage of the extended transition period for complying with new or revised accounting standards, the Company will not adopt ASU 2016-02 until January 2022, or it no longer qualifies as an emerging growth company, and no right of use asset or liability will be recorded on the balance sheet for existing operating leases.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Net profit royalty

A portion of the Hycroft Mine is subject to a mining lease that requires a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. The mining lease also requires an annual advance payment of $120,000 every year mining occurs on the leased claims. All advance annual payments are credited against the future payments due under the 4% net profit royalty. An additional payment of $120,000 is required for each year total tons mined on the leased claims exceeds 5.0 million tons. As of March 31, 2021, total tons mined from the leased claims did not exceed 5.0 million tons. The total payments due under the mining lease are capped at $7.6 million, of which the Company has paid or accrued $2.8 million and included $0.4 million in Other assets, non-current in the consolidated balance sheets as of March 31, 2021.

Consignment inventory

During the first quarter of 2020, the Company entered into an agreement with a spare parts supplier that requires the supplier to maintain a specified inventory of replacement parts and components that are exclusively for purchase by the Company (the "Consignment Inventory Agreement"). Pursuant to the Consignment Inventory Agreement, the Company is required to purchase all of the un-replenished consignment stock inventory, totaling $2.5 million, over the two-year life of the Inventory Consignment Agreement. As of March 31, 2021, the Company had prepaid $1.8 million towards the un-replenished consignment stock inventory, which is included in Prepaids and other on the condensed consolidated balance sheets. Additionally, pursuant to the Inventory Consignment Agreement, in the first quarter of 2021, the Company purchased $0.5 million of replenished consignment stock inventory, payable monthly in 12 equal payments beginning in March 2021. The replenished stock inventory is included in Inventories on the condensed consolidated balance sheet, with an offsetting payable included in Accounts payable on the condensed consolidated balance sheet. See Note 2 - Summary of Significant Accounting Policies and Note 5 - Prepaids and Other for additional detail.

22. Related Party Transactions

Certain amounts of the Company's indebtedness have historically, and with regard to the $80.0 million of Subordinated Notes, are currently, held by five financial institutions. As of March 31, 2021, three of the financial institutions, Highbridge Capital Management, LLC (“Highbridge”), Mudrick Capital Management, L.P (“Mudrick”) and, Whitebox Advisors, LLC (“Whitebox”), held more than 10% of the common stock of the Company and, as a result, each are considered a related party (the "Related Parties") in accordance with ASC 850, Related Party Disclosures.  For the three months ended March 31, 2021 and 2020, Interest expense, net of capitalized interest included $1.8 million and $17.9 million, respectively, for the debt held by Related Parties. As of March 31, 2021 and December 31, 2020, the Related Parties held a total $73.0 million and $71.2 million, respectively, of debt. Additionally, during 2020, the Company's Compensation Committee and Board of Directors approved annual Director compensation arrangements for non-employee directors, of which $0.2 million is payable to Mudrick as of March 31, 2021. During the three months ended March 31, 2020, the Company paid $0.1 million to Mudrick and Mudrick vested in 5,047 restricted stock units that will convert into the same number of shares of the Company's common stock upon the Mudrick representative no longer serving on the Company's Board of Directors.

In connection with the closing of the Public Offering on October 6, 2020, Highbridge and Mudrick acquired 833,333, and 3,222,222 of the units, consisting of shares of common stock and Public Offering Warrants, issued in the Public Offering, respectively. Refer to Note 13 - Stockholders' Equity for further information.

23. Subsequent Events

On April 12, 2021, the Company executed an operating lease agreement for a new large wheel loader with equal monthly payments of $0.1 million payable over four years, in addition to monthly maintenance payments based upon a fixed rate per service maintenance units.

HYCROFT MINING HOLDING CORPORATION

60,867,645 shares of Common Stock

13,489,999 Warrants

37,500,212 shares of Common Stock Issuable upon Exercise of Warrants

PROSPECTUS

May    , 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the offering and sale of our common stock and other securities:

SEC registration fee	$141,678
Printing and engraving expenses	30,000
Legal fees and expenses	310,000
Accounting fees and expenses	35,500
Miscellaneous	5,000
Total	$522,178

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company’s Second Amended and Restated Charter provides that its officers and directors will be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Second Amended and Restated Charter provides that the Company’s directors will not be personally liable for monetary damages to the Company or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The Company has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the charter. The Company’s Amended and Restated Bylaws also permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15. Recent Sales of Unregistered Securities.

On, February 12, 2018 sponsor and Cantor purchased an aggregate of 7,740,000 private placement warrants at a price of$1.00 per warrant (6,700,000 warrants by our sponsor and 1,040,000 warrants by Cantor for an aggregate purchase price of $7,740,000) simultaneously with the completion of our IPO.  Each private placement warrant is exercisable for one share of our Common Stock at a price of $11.50 per share.

On May 29, 2020; pursuant to the terms of the Exchange Agreement, the 1.5 Lien Noteholders and the Excess Noteholders transferred and exchanged $208,712,433 million, in aggregate principal amount, of 1.5 Lien Notes and Excess Notes to Acquisition Sub in exchange for 20,871,236 shares of Common Stock valued at $10.00 per share.

On May 29, 2020, in connection with the closing of the Recapitalization Transaction, sponsor, pursuant to the Forward Purchase Contract, purchased, in a private placement for gross proceeds of$25,000,000, 3,125,000 of our shares of Common Stock and 2,500,000 warrants on substantially the same terms as our private placement warrants.

On May 29, 2020, in connection with the closing of the Recapitalization Transaction, we issued 7,596,309 shares of Common Stock pursuant to the Subscription/Backstop Agreements and issued 3,249,999 PIPE warrants to the Initial Subscribers in the private investment. The PIPE warrants have substantially the same terms as the private placement warrants.

On May 29, 2020, at the consummation of the Recapitalization Transaction, we assumed the Initial Sprott Credit Agreement pursuant to the terms of the Purchase Agreement, entered into the Sprott Credit Agreement, borrowed $70.0 million under such facility and issued to Lender 496,634 shares of Common Stock equal to approximately 1% of the Company’s post-closing shares of Common Stock outstanding.

On May 29, 2020, at the consummation of the Recapitalization Transaction, we issued 44,395 shares of Common Stock to Cantor pursuant to the Underwriting Agreement, dated as of February 7, 2018, as amended, as partial payment of Cantor’s deferred underwriting commission.

No underwriting discounts or commissions were paid with respect to such sales. All securities set forth above were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and each purchaser was an accredited investor at the time of such purchase for purposes of Rule 501 of Regulation D.

Item 16. Exhibits and Financial Statement Schedules

(a)   Exhibits: The list of exhibits is set forth in the Exhibit Index below:

(b)   Financial Statement Schedules: See Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Purchase Agreement, dated as of January 13, 2020, by and among Mudrick Capital Acquisition Corporation, MUDS Acquisition Sub, Inc. and Hycroft Mining Corporation (Incorporated by reference to Exhibit 2.1. to the Registrant’s Form 8-K, filed with the SEC on January 14, 2020).

2.2	Amendment to Purchase Agreement, dated as of February 26, 2020, by and among Mudrick Capital Acquisition Corporation, MUDS Acquisition Sub, Inc. and Hycroft Mining Corporation (incorporated by reference to Annex A-1 to the joint proxy statement/prospectus on Form S-4/A of the Registrant, filed with the SEC on April 7, 2020).

3.1	Second Amended and Restated Certificate of Incorporation of Mudrick Capital Acquisition Corporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

3.2	Amended and Restated Bylaws of Mudrick Capital Acquisition Corporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

4.1	Warrant Agreement, dated as of October 22, 2015, by and between Hycroft Mining Corporation, Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company N.A., a federally chartered trust company, collectively as initial warrant agent; such warrant agreement was assumed by the Company pursuant to the Purchase Agreement and Continental Stock Transfer & Trust Company, LLC is the successor warrant agent (Incorporated by reference to Exhibit 10.11 to the joint proxy statement/prospectus on Form S-4/A of the Registrant, filed with the SEC on April 7, 2020).

4.2	Warrant Agreement, dated February 7, 2018, by and between and Mudrick Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K, filed with the SEC on February 13, 2018).

4.3	Warrant Agreement, dated May 28, 2020, by and between Hycroft Mining Holding Corporation (f/k/a/ Mudrick Capital Acquisition Corporation) and Continental Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

4.4	Warrant Agreement dated October 6, 2020 between Hycroft Mining Holding Corporation and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the SEC on October 6, 2020.)

4.5	Warrant Adjustment Certificate, dated November 9, 2020 from Hycroft Mining Holding Corporation to Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.5 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2020).

4.6	Warrant Adjustment Certificate dated January 19, 2021 from Hycroft Mining Holding Corporation to Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 20, 2021).

5.1	Opinion of Neal, Gerber and Eisenberg LLP.***

10.1	Amended and Restated Credit Agreement, dated as of May 29, 2020, by and between Hycroft Mining Holding Corporation, as borrower, MUDS Acquisition Sub, Inc., MUDS Holdco, Inc., Hycroft Resources & Development, LLC and Allied VGH LLC, as guarantors, Sprott Private Resource Lending II (Collector), LP, as lender, and Sprott Resource Lending Corp., as arranger (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.2	Sprott Royalty Agreement, dated May 29, 2020, by and between the Registrant, Hycroft Resources & Development, LLC and Sprott Private Resource Lending II (Co) Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.3	Form of Subscription/Backstop Agreement, dated January 13, 2020, entered into by Mudrick Capital Acquisition Corporation, and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC or Wolverine Asset Management, LLC (Incorporated by reference to Exhibit 10.1 to the joint proxy statement/prospectus on Form S-4 of the Registrant, filed with the SEC on February 14, 2020).

10.4	Form of Amendment to Subscription Agreement, dated May 28,2020 entered into by Mudrick Capital Acquisition Corporation, and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC or Wolverine Asset Management, LLC. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.5	Amended and Restated Registration Rights Agreement, dated May 29, 2020, by and between Mudrick Capital Acquisition Corporation, Mudrick Capital Acquisition Holdings LLC, Cantor Fitzgerald & Co. and the restricted stockholders (Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.6	Form of Indemnification Agreement of the Registrant entered May 29, 2020 by each of Randy Buffington, John Ellis, Michael Harrison, David Kirsch, Eugene Davis, Marni Wieshofer, Thomas Weng or Stephen M. Jones (Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.7	HYMC 2020 Performance and Incentive Pay Plan (Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.8	Employment Agreement, dated March 15, 2019, by and between Hycroft Mining Corporation and Randy Buffington (Incorporated by reference to Exhibit 10.8 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.9	Employment Agreement, dated March 15, 2019, by and between Hycroft Mining Corporation and Stephen M. Jones (Incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.10	Employment Agreement, dated March 25, 2019, by and between Hycroft Mining Corporation and Jeffrey Stieber.**

10.11	Seller Support Agreement, dated as of January 13, 2020, by and among Mudrick Capital Acquisition Corporation and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC (Incorporated by reference to Exhibit 10.2 to the joint proxy statement/prospectus on Form S-4 of the Registrant, filed with the SEC on February 14, 2020).

10.12	Exchange Agreement, dated as of January 13, 2020, by and among MUDS Acquisition Sub, Inc., Hycroft Mining Corporation and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC, in each case, signatory thereto (Incorporated by reference to Exhibit 10.3 to the joint proxy statement/prospectus on Form S-4 of the Registrant filed with the SEC on February 14, 2020).

10.13	Omnibus Amendment to Note Purchase Agreements and Exchange Agreement, dated May 28, 2020 by and between MUDS Acquisition Sub, Inc., Hycroft Mining Corporation and certain of its direct and indirect subsidiaries and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC, in each case, signatory thereto (Incorporated by reference to Exhibit 10.12 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.14	Note Exchange Agreement, dated as of January 13, 2020, by and among Hycroft Mining Corporation and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC or Wolverine Asset Management, LLC, in each case, signatory thereto (Incorporated by reference to Exhibit 10.7 to the joint proxy statement/prospectus on Form S-4 of the Registrant, filed with the SEC on February 14, 2020).

10.15	Omnibus Amendment to Note Purchase Agreements and Note Exchange Agreement, dated May 28, 2020 by and between MUDS Acquisition Sub, Inc., Hycroft Mining Corporation and certain of its direct and indirect subsidiaries and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC, in each case, signatory thereto (Incorporated by reference to Exhibit 10.14 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.16	Parent Sponsor Letter Agreement, dated as of January 13, 2020, by and among Mudrick Capital Acquisition Holdings LLC and Mudrick Capital Acquisition Corporation (Incorporated by reference to Exhibit 10.4 to the joint proxy statement/prospectus on Form S-4 of the Registrant filed with the SEC on February 14, 2020).

10.17	Forward Purchase Contract, dated January 24, 2018, between Mudrick Capital Acquisition Corporation and Mudrick Capital Acquisition Holdings LLC (Incorporated by reference to Exhibit 10.10 to the Registrant’s registration statement on Form S-1/A, filed with the SEC on January 26, 2018).

10.18	Underwriting Agreement, dated February 7, 2018, between the Registrant and Cantor Fitzgerald & Co. as representatives of the several underwriters (Incorporated by reference to Exhibit 1.1 to the Registrant’s Form 8-K, filed with the SEC on February 13, 2018).

10.19	Amendment to Underwriting Agreement, dated as of February 12, 2020, by and among the Registrant and Cantor Fitzgerald & Co., as representatives of the several underwriters (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K, filed with the SEC on February 14, 2020).

10.20	Restricted Stock Unit Agreement (Performance) dated as of February 20, 2019, by and between Hycroft Mining Corporation and Randy Buffington (Incorporated by reference to Exhibit 10.19 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.21	Restricted Stock Unit Agreement (Time) dated as of February 20, 2019, by and between Hycroft Mining Corporation and Randy Buffington (Incorporated by reference to Exhibit 10.20 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.22	Restricted Stock Unit Agreement (Performance) dated as of February 20, 2019, by and between Hycroft Mining Corporation and Stephen Jones (Incorporated by reference to Exhibit 10.21 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.23	Restricted Stock Unit Agreement (Time) dated as of February 20, 2019, by and between Hycroft Mining Corporation and Stephen Jones (Incorporated by reference to Exhibit 10.22 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.24	Amendment to the Restricted Stock Unit Agreement (Performance) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Randy Buffington (Incorporated by reference to Exhibit 10.23 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.25	Amendment to the Restricted Stock Unit Agreement (Time) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Randy Buffington (Incorporated by reference to Exhibit 10.24 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.26	Amendment to the Restricted Stock Unit Agreement (Performance) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Stephen Jones (Incorporated by reference to Exhibit 10.25 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.27	Amendment to the Restricted Stock Unit Agreement (Time) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Stephen Jones (Incorporated by reference to Exhibit 10.26 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).

10.28	Restricted Stock Unit Agreement (Performance) dated as of February 20, 2019, by and between Hycroft Mining Corporation and Jeffrey Stieber.**

10.29	Restricted Stock Unit Agreement (Time) dated as of February 20, 2019, by and between Hycroft Mining Corporation and Jeffrey Stieber.**

10.30	Amendment to the Restricted Stock Unit Agreement (Performance) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Jeffrey Stieber.**

10.31	Amendment to the Restricted Stock Unit Agreement (Time) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Jeffrey Stieber.**

10.32	Transition and Succession Agreement, dated July 1, 2020, between Randy Buffington and Hycroft Mining Holding Corporation and Autar Gold Corporation (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K, filed with the SEC on July 2, 2020).

10.33	Restricted Stock Unit Agreement (Time-Vesting), dated July 1, 2020, between Randy Buffington and Hycroft Mining Holding Corporation (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K, filed with the SEC on July 2, 2020).

10.34	Consulting Agreement, dated July 1, 2020, between Randy Buffington and Hycroft Mining Holding Corporation (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K, filed with the SEC on July 2, 2020).

10.35	Transition and Succession Agreement, dated September 8, 2020, among Hycroft Mining Holding Corporation, Autar Gold Corporation and Stephen M. Jones (Incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K, filed with the SEC on September 8, 2020).

10.36	Consulting Agreement, dated September 8, 2020, between Hycroft Mining Holding Corporation and Stephen M. Jones (Incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K, filed with the SEC on September 8, 2020).

10.37	Employment Agreement, dated August 31, 2020, between Diane R. Garrett and Hycroft Mining Holding Corporation (Incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K, filed with the SEC on August 31, 2020).

10.38	Restricted Stock Unit Agreement (Time-Vesting), dated August 31, 2020, between Diane R. Garrett and Hycroft Mining Holding Corporation (Incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K, filed with the SEC on August 31, 2020).

10.39	Employment Agreement, dated October 20, 2020 between Stanton Rideout and Hycroft Mining Holding Corporation (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K, filed with the SEC on October 21, 2020).

10.40	Restricted Stock Unit Agreement (Time Vesting), dated October 20, 2020 between Stanton Rideout and Hycroft Mining Holding Corporation (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K, filed with the SEC on October 21, 2020).

10.41	Employment Agreement dated January 11, 2021 between Hycroft Mining Holding Corporate and Jack Henris (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 12, 2021).

10.42	Form of Initial Restricted Stock Unit Agreement (Time-Vesting) (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 12, 2021).

21.1	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the Registrant’s Form 10-K, filed with the SEC on March 24, 2021).

23.1	Consent of independent registered public accounting firm - Plante & Moran PLLC relating to Hycroft Mining Holding Corporation’s financial statements.*

23.2	Consent of counsel - Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1).***

23.3	Consent of third-party qualified person - M3 Engineering and Technology Corporation.***

23.4	Consent of third-party qualified person - Steven Newman.***

23.5	Consent of third-party qualified person - SRK Consulting (U.S.), Inc.***

23.6	Consent of third-party qualified person - Richard F. DeLong.***

24.1	Power of Attorney (included as part of signature page).***

96.1	Technical Report Summary, Heap Leaching Feasibility Study prepared for Hycroft Mining Corporation and issued effective as of July 31, 2019 by M3 Engineering and Technology Corporation and other qualified persons (Incorporated by reference to Exhibit 96.1 to the joint proxy statement/prospectus on Form S-4/A of the Registrant filed with the SEC on April 24, 2020).

*	Filed herewith.
**	Previously filed in the Registrant’s Form S-1, filed with the SEC on July 13, 2020.
***	Previously filed in the Registrant’s Post-Effective Amendment No. 1 to its Form S-1, filed with the SEC on March 29, 2021.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, May 19, 2021.

HYCROFT MINING HOLDING CORPORATION

By:	/s/ Diane R. Garrett
Diane R. Garrett
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Diane R. Garrett	President and Chief Executive Officer and	May 19, 2021
	Diane R. Garrett	Director (principal executive officer)

By:	/s/ Stanton Rideout	Executive Vice President and Chief Financial	May 19, 2021
	Stanton Rideout	Officer (principal financial and accounting officer)

By:	*	Chairman of the Board of Directors	May 19, 2021
David Kirsch

By:	*	Director	May 19, 2021
Eugene Davis

By:	*	Director	May 19, 2021
John Ellis

By:	*	Director	May 19, 2021
Michael Harrison

By:	*	Director	May 19, 2021
Thomas Weng

By:	*		May 19, 2021
	Marni Wieshofer	Director

* By:	/s/ Diane R. Garrett
Diane R. Garrett
Attorney-in-Fact